As filed with the Securities and Exchange Commission on November 14, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ADOBE INC.
(Exact name of registrant as specified in its charter)
Delaware	7372	77-0019522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
345 Park Avenue
San Jose, California 95110-2704
(408) 536-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Daniel Durn
Executive Vice President and Chief Financial Officer
Adobe Inc.
345 Park Avenue
San Jose, California 95110
(408) 536-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Allison Blais, Esq. Adobe Inc. 3900 North Adobe Way Lehi, Utah 84043 (408) 536-6000	Edward D. Herlihy, Esq. Jacob A. Kling, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Brendan Mulligan, Esq. Figma, Inc. 760 Market Street, Floor 10 San Francisco, California 94102 (415) 890-5404
Michael Esquivel, Esq.
Kris Withrow, Esq.
Ran D. Ben-Tzur, Esq.
Jennifer J. Hitchcock, Esq.
Stephen M. Fisher, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the transaction described in the enclosed consent solicitation statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this consent solicitation statement/prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement (of which this preliminary consent solicitation statement/prospectus is a part), as filed with the Securities and Exchange Commission, is effective. This preliminary consent solicitation statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.
PRELIMINARY CONSENT SOLICITATION STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION
DATED NOVEMBER 14, 2022
CONSENT SOLICITATION STATEMENT OF FIGMA, INC. AND PROSPECTUS OF ADOBE INC.

To Stockholders of Figma, Inc.:
As you may be aware, Figma, Inc. (“Figma”) entered into an Agreement and Plan of Merger, dated as of September 15, 2022 (the “merger agreement”), with Adobe Inc. (“Adobe”) and two of Adobe’s wholly owned subsidiaries, pursuant to which, through two successive mergers, Figma will become a wholly owned subsidiary of Adobe (collectively, the “mergers”). The transactions contemplated by the merger agreement, including the mergers, are collectively referred to as the “transaction.”
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the first merger, each share of common stock, par value $0.00001 per share, of Figma (the “Figma common stock”), and each share of preferred stock, par value $0.00001 per share, of Figma (the “Figma preferred stock” and, together with the Figma common stock, the “Figma capital stock”), in each case, that is issued and outstanding immediately prior to the effective time (other than any treasury shares or dissenting shares as described in the accompanying consent solicitation statement/prospectus), will automatically be canceled and converted into the right to receive (i) 0.045263 shares of common stock, par value $0.0001 per share, of Adobe (the “Adobe common stock”) (with a cash payment, without interest and less any applicable withholding taxes, for any fractional shares of Adobe common stock resulting from the calculation) (the “per share closing stock consideration”) and (ii) $22.4795 in cash without interest and less any applicable withholding taxes (subject to certain adjustments and escrow provisions set forth in the merger agreement).
The per share closing stock consideration is fixed and will not be adjusted for changes in the market price of Adobe common stock prior to the consummation of the transaction. Therefore, the value of the consideration to Figma stockholders in the transaction will fluctuate between now and the completion of the mergers. See the section entitled “The Transaction—Consideration to Figma Stockholders” beginning on page 51 of the accompanying consent solicitation statement/prospectus.
Adobe common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “ADBE.” On [ ], the most recent practicable date prior to the printing of the accompanying consent solicitation statement/prospectus, the last reported sale price of Adobe common stock on Nasdaq was $[ ].
The board of directors of Figma (the “Figma board”) has considered the transaction and the terms of the merger agreement and unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and recommended that Figma stockholders approve and adopt the merger agreement and the transaction.
The adoption of the merger agreement requires the affirmative vote or consent of the holders of (i) at least a majority of the voting power of the outstanding shares of Figma capital stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, (ii) at least a majority of the voting power of the outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, and (iii) if and to the extent required by Section 2115 of the California Corporations Code, at least a majority of the voting power of the outstanding shares of Figma common stock (voting as a single class) entitled to vote thereon (the foregoing clauses (i), (ii) and (iii), collectively, the “Figma stockholder approval”).
The Figma stockholder approval is required for the transaction to close, and you are being sent this document to ask you to approve the adoption of the merger agreement by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.
The Figma board has set [ ] as the record date (the “record date”) for determining Figma stockholders entitled to execute and deliver written consents with respect to this solicitation. If you are a holder of Figma capital stock on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return it to Figma. See the section entitled “Solicitation of Written Consents” beginning on page 44 of the accompanying consent solicitation statement/prospectus.
Subsequent to the execution of the merger agreement, Adobe and certain stockholders of Figma, representing approximately [ ]% of the voting power of the outstanding shares of Figma capital stock, approximately [ ]% of the voting power of the outstanding shares of Figma common stock and approximately [ ]% of the voting power of the outstanding shares of Figma preferred stock, in each case as of the record date, entered into a voting and support agreement (the “key stockholder voting agreement”) under which such stockholders of Figma have agreed, promptly (and in any event within two business days) after the registration statement of which the accompanying consent solicitation statement/prospectus forms a part is declared effective by the Securities and Exchange Commission (the “SEC”), to execute and deliver written consents approving the adoption of the merger agreement and related matters with respect to all of such stockholders’ shares of Figma capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all parties to the key stockholder voting agreement will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy the Figma stockholder approval required under the merger agreement.
No vote of Adobe stockholders is required to complete the transaction.
We encourage you to read carefully the accompanying consent solicitation statement/prospectus and the documents incorporated by reference into the accompanying consent solicitation statement/prospectus in their entirety, including the section entitled “Risk Factors” beginning on page 24 of the accompanying consent solicitation statement/prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying consent solicitation statement/prospectus, or determined if the accompanying consent solicitation statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The accompanying consent solicitation statement/prospectus is dated [  ], and is first being mailed to Figma stockholders on or about [  ].
Dylan Field
Chief Executive Officer

Figma, Inc.
760 Market Street, Floor 10
San Francisco, California 94102

Notice of Solicitation of Written Consent
To Stockholders of Figma, Inc.:
Pursuant to an Agreement and Plan of Merger, dated as of September 15, 2022 (the “merger agreement”), by and among Adobe Inc. (“Adobe”), Saratoga Merger Sub I, Inc., a wholly owned subsidiary of Adobe (“Merger Sub I”), Saratoga Merger Sub II, LLC, a wholly owned subsidiary of Adobe (“Merger Sub II”), and Figma, Inc. (“Figma”), Merger Sub I will be merged with and into Figma (the “first merger”), with Figma continuing as the surviving corporation and a wholly owned subsidiary of Adobe, and immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II (the “second merger” and, together with the first merger, the “mergers”), with Merger Sub II continuing as the surviving company and a wholly owned subsidiary of Adobe. The transactions contemplated by the merger agreement, including the mergers, are collectively referred to as the “transaction.”
The accompanying consent solicitation statement/prospectus is being delivered to you on behalf of the board of directors of Figma (the “Figma board”) to request that Figma stockholders as of the record date of [  ] approve the adoption of the merger agreement by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.
The accompanying consent solicitation statement/prospectus describes the merger agreement, the transaction and the actions to be taken in connection with the transaction and provides additional information about the parties involved. Please give this information your careful attention. A copy of the merger agreement is attached as Annex A to the accompanying consent solicitation statement/prospectus.
A summary of the appraisal and dissenters’ rights that may be available to you is described in “Appraisal and Dissenters’ Rights” beginning on page 107 of the accompanying consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal or dissenters’ rights you must not sign and return a written consent approving the adoption of the merger agreement. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the merger agreement. In addition, you must take all other steps necessary to perfect your appraisal or dissenters’ rights.
The Figma board has considered the transaction and the terms of the merger agreement and unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and recommended that Figma stockholders approve and adopt the merger agreement and the transaction.
Please complete, date and sign the written consent furnished with the accompanying consent solicitation statement/prospectus and return it promptly to Figma by one of the means described in “Solicitation of Written Consents” beginning on page 44 of the accompanying consent solicitation statement/prospectus.
By Order of the Board of Directors:

Dylan Field Chief Executive Officer

i

ii

IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS
This consent solicitation statement/prospectus incorporates important business and financial information about Adobe from other documents that Adobe has filed with the United States Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference herein. For a listing of documents incorporated by reference herein, please see the section entitled “Where You Can Find More Information” beginning on page 116 of this consent solicitation statement/prospectus. Adobe is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and accordingly files its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, Adobe’s public filings are also maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.
Documents incorporated by reference are available from Adobe without charge, excluding any exhibits to them unless such exhibits have been specifically incorporated by reference in this consent solicitation statement/prospectus. You may obtain documents incorporated by reference in this consent solicitation statement/prospectus free of charge through the SEC’s website or from Adobe by contacting our Investor Relations department by calling (408) 536-4700, by writing to Investor Relations, Adobe Inc., 345 Park Avenue, San Jose, California 95110-2704 or by sending an email to adobe@kpcorp.com. To ensure timely delivery of the documents, you must make your request no later than [  ], 2022.
This consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Adobe (File No. 333-[  ]), constitutes a prospectus of Adobe under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Adobe common stock to be issued to Figma stockholders pursuant to the merger agreement. This consent solicitation statement/prospectus also constitutes a consent solicitation statement of Figma with respect to the proposal to approve the adoption of the merger agreement.
Neither Adobe nor Figma has authorized anyone to give any information or make any representation about the transaction, Adobe or Figma that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, neither Adobe nor Figma takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this consent solicitation statement/prospectus.
This consent solicitation statement/prospectus is dated [  ], 2022. The information contained in this consent solicitation statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this consent solicitation statement/prospectus to Figma stockholders nor the issuance by Adobe of common stock pursuant to the merger agreement will create any implication to the contrary.
This consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
The information concerning Adobe contained in or incorporated by reference into this consent solicitation statement/prospectus has been provided by Adobe, and the information concerning Figma contained in this consent solicitation statement/prospectus has been provided by Figma.
The symbol “$” in this consent solicitation statement/prospectus refers to United States Dollars. Additionally, unless otherwise indicated or as the context otherwise requires, all references in this consent solicitation statement/prospectus to:
•	“Adobe” refers to Adobe Inc., a Delaware corporation;
•	“Adobe board” refers to the board of directors of Adobe;
•	“Adobe common stock” refers to the shares of common stock, par value $0.0001 per share, of Adobe;

•	“Adobe RSU award” refers to an award of restricted stock units relating to Adobe common stock granted by Adobe;
•	“Adobe stockholders” refers to the holders of Adobe common stock;
•	“aggregate preliminary consideration adjustment” refers to an amount equal to (i) $0.5896 multiplied by (ii) the number of unvested shares;
•
“allocation percentage” refers to, with respect to each Figma stockholder, a fraction, the numerator of which is the number of diluted shares held by such Figma stockholder as of immediately prior to the effective time and the denominator of which is the aggregate number of diluted shares held by all Figma stockholders as of immediately prior to the effective time;

•	“CCC” refers to the California Corporations Code;
•	“closing” refers to the closing of the first merger;
•	“closing date” refers to the date on which the closing actually occurs;
•	“DGCL” refers to the General Corporation Law of the State of Delaware;
•
“diluted shares” refers to (a) the aggregate number of shares of Figma capital stock issued and outstanding immediately prior to the effective time (excluding any shares of Figma restricted stock, but including any shares issued pursuant to an exercise of the Figma warrant (including a cashless exercise)) plus, solely to the extent the holder of the Figma warrant executes a warrant termination agreement no later than three days prior to the effective time, (b) the number of shares of Figma capital stock subject to the Figma warrant immediately prior to the effective time;

•	“effective time” refers to the effective time of the first merger;
•	“escrow agent” refers to JPMorgan Chase Bank, N.A. (or such other escrow agent mutually agreeable to Adobe and Figma);
•
“escrow agreement” refers to the escrow agreement that is to be entered into at the closing by and among Adobe, the representative and the escrow agent, substantially in the form attached to the merger agreement;

•	“Figma” refers to Figma, Inc., a Delaware corporation;
•	“Figma board” refers to the board of directors of Figma;
•	“Figma capital stock” refers to, collectively, the Figma common stock and the Figma preferred stock;
•	“Figma common stock” refers to the common stock, par value $0.00001 per share, of Figma;
•	“Figma equity awards” refers to the Figma options, the Figma PSU awards, the Figma RSU awards and the Figma restricted stock;
•	“Figma option” refers to each option to purchase Figma common stock issued by Figma pursuant to a Figma equity incentive plan (excluding any Figma restricted stock);
•	“Figma preferred stock” refers to the preferred stock, par value $0.00001 per share, of Figma;
•	“Figma PSU award” refers to each award of performance-based restricted stock units covering shares of Figma common stock issued by Figma pursuant to a Figma equity incentive plan;
•
“Figma restricted stock” means shares of Figma capital stock that are outstanding as of immediately prior to the effective time and are not vested under the terms of any contract with Figma or are subject to a substantial risk of forfeiture or a right of repurchase by Figma (including any stock option agreement, stock option exercise agreement, holdback agreement or restricted stock purchase agreement), in each case as of immediately prior to the effective time;

•
“Figma RSU award” refers to each award of time-based (in addition to other vesting conditions, if applicable) restricted stock units covering shares of Figma common stock issued by Figma pursuant to a Figma equity incentive plan (excluding any Figma PSU award);

•
“Figma stockholders” refers to the holders of Figma capital stock or, solely for purposes of the description of the merger agreement in this consent solicitation statement/prospectus and, for the avoidance of doubt, not for purposes of the section entitled “Appraisal and Dissenters’ Rights” or any description of appraisal or dissenters’ rights herein, to the extent not exercised prior to the effective time, the Figma warrant;

•	“Figma warrant” refers to the warrant to purchase shares of Figma common stock, dated November 20, 2018;
•	“first merger” refers to the merger of Merger Sub I with and into Figma, with Figma continuing as the surviving corporation and as a wholly owned subsidiary of Adobe;
•
“former employee equity award holders” refers to the holders of vested Figma equity awards that are outstanding as of immediately prior to the effective time who are not former non-employee equity award holders;

•
“former non-employee equity award holders” refers to holders of vested Figma equity awards that are outstanding as of immediately prior to the effective time who have never been employees of Figma or any of its subsidiaries;

•
“merger agreement” refers to the Agreement and Plan of Merger, dated as of September 15, 2022, by and among Adobe, Merger Sub I, Merger Sub II, Figma and the representative, as it may be amended or supplemented from time to time;

•	“Merger Sub I” refers to Saratoga Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Adobe;
•	“Merger Sub II” refers to Saratoga Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Adobe;
•	“mergers” refers to, collectively, the first merger and the second merger;
•
“per share closing cash consideration” refers to an amount equal to (a) $22.4795 plus (b) the per share estimated consideration adjustment, minus (c) the per share escrow amount, minus (d) per share specified escrow amount and minus (e) the per share representative fund amount;

•	“per share closing stock consideration” refers to 0.045263 shares of Adobe common stock;
•
“per share equity award cash consideration” refers to an amount equal to (a) the per share closing cash consideration, plus (b) the per share escrow amount plus (c) the per share specified escrow amount plus (d) the per share representative fund amount;

•	“per share equity award exchange ratio” refers to 0.106319 shares of Adobe common stock;
•	“per share escrow amount” refers to (a) the escrow amount divided by (b) the number of diluted shares;
•
“per share escrow release amount” refers to the release amount (as defined in the section entitled “The Merger Agreement—Escrow Funds”), if any, to be released to the exchange agent for further credit to the Figma stockholders in accordance with their allocation percentages in accordance with the applicable provisions of the merger agreement, divided by the number of diluted shares;

•
“per share escrow resolved amount” refers to the sum of all applicable resolved amounts (as defined in the section entitled “The Merger Agreement—Escrow Funds”) with respect to outstanding claims (as defined in the section entitled “The Merger Agreement—Escrow Funds”), if any, to be released to the exchange agent for further credit to the Figma stockholders in accordance with their allocation percentages pursuant to the applicable provisions of the merger agreement, divided by the number of diluted shares;

•
“per share estimated consideration adjustment” refers to (a) the estimated consideration adjustment (as defined in the section entitled “The Merger Agreement—Cash Consideration Adjustments”) divided by (b) the number of vested shares;

•
“per share representative fund amount” refers to (a) the representative fund amount (as defined in the section entitled “The Merger Agreement—Representative of Figma Stockholders”) divided by (b) the number of diluted shares;

•
“per share representative fund release amount” refers to (a) the aggregate amount, if any, released to the exchange agent from the representative fund (as defined in the section entitled “The Merger Agreement—Representative of Figma Stockholders”) pursuant to the applicable provisions of the merger agreement divided by (b) the number of diluted shares;

•
“per share specified escrow release amount” refers to the amount, if any, to be released to the exchange agent for further credit to the Figma stockholders in accordance with their allocation percentages pursuant to the applicable section of the Figma disclosure schedules, divided by the number of diluted shares;

•	“per share specified escrow amount” refers to (a) the specified escrow amount (as defined in the section entitled “The Merger Agreement—Escrow Funds”) divided by (b) the number of diluted shares;
•	“representative” refers to Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the Figma stockholders as set forth in the merger agreement;
•	“second effective time” refers to the effective time of the second merger;
•	“second merger” refers to the merger of the surviving corporation with and into Merger Sub II, with Merger Sub II continuing as the surviving company and as a wholly owned subsidiary of Adobe;
•	“surviving company” refers to Merger Sub II as the surviving company in the second merger;
•	“surviving corporation” refers to Figma as the surviving corporation in the first merger;
•	“transaction” refers to the transactions contemplated by the merger agreement, including the mergers;
•	“unvested Figma equity awards” refers to unvested Figma options and unvested Figma RSU awards;
•	“unvested Figma option” refers to each Figma option that is outstanding and unexercised as of immediately prior to the effective time and is not a vested Figma option;
•
“unvested Figma PSU award” refers to the portion of the Figma PSU award held by Dylan Field, Figma’s Co-Founder and CEO as of immediately prior to the effective time, that is not a vested Figma PSU award;

•	“unvested Figma RSU award” refers to each Figma RSU award that is outstanding as of immediately prior to the effective time and is not a vested Figma RSU award;
•
“unvested shares” refers to the sum of (i) the aggregate number of shares of Figma restricted stock plus (ii) the aggregate number of shares of Figma capital stock underlying outstanding unvested Figma equity awards;

•	“vested Figma equity awards” refers to vested Figma options, vested Figma PSU awards and vested Figma RSU awards;
•	“vested Figma option” refers to each Figma option that is outstanding, vested and unexercised as of immediately prior to the effective time;
•
“vested Figma PSU award” refers to a portion of the Figma performance-based restricted stock unit award held by Dylan Field, Figma’s Co-Founder and CEO, corresponding to 5,625,000 shares, as described in the Figma disclosure schedules, to the extent that such award is outstanding as of immediately prior to the effective time;

•
“vested Figma RSU award” refers to each Figma restricted stock unit award that is outstanding as of immediately prior to the effective time that will vest in accordance with its terms as in effect as of the date of the merger agreement as a result of the consummation of the mergers;

•
“vested shares” refers to (a) the diluted shares plus (b) the aggregate number of shares of Figma capital stock underlying all vested Figma equity awards (with the number of shares of Figma common stock underlying any vested Figma PSU award calculated based on the methodology set forth the applicable provisions of the merger agreement); and

•	“we,” “our” and “us” refer to Adobe and Figma, collectively.

QUESTIONS AND ANSWERS
The following are some of the questions that stockholders of Adobe and Figma may have regarding the transaction and answers to those questions. These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this consent solicitation statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this consent solicitation statement/prospectus. You are urged to read this consent solicitation statement/prospectus in its entirety. Additional important information is also contained in the Annexes to this consent solicitation statement/prospectus. You should pay special attention to the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Questions and Answers about the Transaction
Why am I receiving this consent solicitation statement/prospectus?
The Figma board is providing this consent solicitation statement/prospectus to Figma stockholders as of the record date and is soliciting such stockholders’ written consent in connection with the merger agreement, pursuant to which Adobe has agreed to acquire Figma. In addition, pursuant to the registration statement of which this consent solicitation statement/prospectus forms a part, Adobe is registering shares of Adobe common stock issuable to Figma stockholders upon completion of the transaction. This consent solicitation statement/prospectus contains important information about the transaction, the merger agreement and certain related matters, and you should read this consent solicitation statement/prospectus carefully and in its entirety.
What will happen in the transaction?
Pursuant to the merger agreement, at the effective time, Merger Sub I will be merged with and into Figma, with Figma continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Adobe. Immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the second merger and as a wholly owned subsidiary of Adobe.
See the sections entitled “The Transaction—Structure of the Transaction” and “The Merger Agreement—The Transaction” and the merger agreement attached as Annex A to this consent solicitation statement/prospectus for more information about the transaction and the merger agreement.
What will holders of Figma capital stock receive in the first merger?
Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Figma or any other person, each share of Figma capital stock issued and outstanding immediately prior to the effective time (other than treasury shares and dissenting shares (as defined under “The Merger Agreement—Dissenting Shares”)) will be converted into the right to receive, without interest: (i) the per share closing stock consideration, plus (ii) the per share closing cash consideration, plus (iii) if any, the per share escrow release amount, plus (iv) if any, the per share escrow resolved amount, plus (v) if any, the per share specified escrow release amount, plus (vi) if any, the per share representative fund release amount, subject to certain customary adjustments after closing as described in the section entitled “The Merger Agreement—Cash Consideration Adjustments.” The amount of cash and shares of Adobe common stock that each Figma stockholder is entitled to receive for such shares of Figma capital stock will be computed after aggregating the amount of cash and shares of Adobe common stock each Figma stockholder is entitled to receive for all shares of Figma capital stock that were held by such Figma stockholder immediately prior to the effective time. The amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in the merger agreement and the escrow agreement (if applicable) after the closing.
See the sections entitled “The Transaction—Consideration to Figma Stockholders,” “The Merger Agreement—Consideration; Effect of the Transaction on Figma Capital Stock” and “The Merger Agreement—Cash Consideration Adjustments.”
What will the holder of the Figma warrant receive in the first merger?
The Figma warrant will be canceled at the effective time unless exercised prior to such time. Subject to the applicable provisions of the merger agreement, if the holder of the Figma warrant executes a warrant termination agreement in the form attached to the merger agreement no later than three days prior to the effective time, then, upon the effective time, the holder of the Figma warrant will be entitled to receive, for each share of Figma capital stock subject to the Figma warrant, (i) the per share closing stock consideration, plus (ii) the excess of the per share closing cash consideration over the applicable per share exercise price of the Figma warrant, plus (iii) if any, the per share escrow release amount, plus (iv) if any, the per share escrow resolved amount, plus (v) if any, the per share specified escrow release amount, plus (vi) if any, the per share representative fund release amount, subject to certain customary adjustments after closing as described in the section entitled “The Merger Agreement—Cash Consideration Adjustments.” The amount of cash and shares of Adobe common stock the holder of the Figma warrant is entitled to receive for such shares of Figma capital stock subject to the Figma warrant will be computed after aggregating the amount of cash and shares of Adobe common stock the holder of the Figma warrant is entitled to receive for all shares of Figma capital stock subject to the Figma warrant immediately prior to the effective time. The amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in the merger agreement and the escrow agreement after the closing. See the section entitled “The Merger Agreement—Treatment of the Figma Warrant.”
Is any portion of the consideration otherwise payable to Figma stockholders being held back?
Yes. An aggregate amount in cash equal to $65 million otherwise deliverable to Figma stockholders at closing will be deposited with the escrow agent at closing, $40 million of which will secure any post-closing adjustment to the cash consideration and certain indemnification obligations of such holders, in each case, pursuant to the merger agreement, and $25 million of which will secure certain specified tax-related obligations pursuant to the merger agreement. These funds will be released by the escrow agent in accordance with the terms set forth in the merger agreement and the escrow agreement.
Additionally, $500,000 in cash otherwise payable to Figma stockholders at closing will be deposited with the representative, for the representative’s use in covering all losses, claims, damages, liabilities, fees, costs, judgments, fines, amounts paid in settlement or expenses incurred (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), as and when incurred, as the representative. When determined by the representative in good faith that some or all of such amounts deposited with the representative are no longer required to cover such obligations, the representative will pay such amounts to the exchange agent for further distribution to the Figma stockholders in accordance with the terms set forth in the merger agreement.
See the sections entitled “The Merger Agreement—Cash Consideration Adjustments,” “The Merger Agreement—Escrow Fund” and “The Merger Agreement—Representative of Figma Stockholders.”
What happens if the transaction is not completed?
If the transaction is not completed for any reason, Figma stockholders will not receive any merger consideration for their shares of Figma capital stock, and Figma will remain an independent company. If the merger agreement is terminated, in certain circumstances, Adobe may be required to pay Figma a reverse termination fee of $1 billion in cash, as described under the section entitled “The Merger Agreement—Expenses and Reverse Termination Fee.”
Failure to complete the transaction could negatively impact Adobe, Figma and their respective businesses, prospects, financial condition and results of operations. In addition, some costs related to the transaction must be paid by Adobe and Figma even if the transaction is not completed. Furthermore, Adobe and Figma may experience negative reactions from their respective stockholders, customers, partners, distributors, employees, vendors and/or other persons with whom Adobe or Figma has a business relationship, which could have an adverse effect on their respective businesses, financial condition and results of operations.
The merger agreement contains a non-solicitation provision that restricts the ability of Figma, its controlled affiliates and its and their respective officers, directors, employees, representatives and agents, including any investment banker, attorney or accountant engaged by any of them, during the pendency of the transaction, to directly or indirectly solicit, knowingly encourage or knowingly facilitate inquiries or proposals for, or enter into any agreement with respect to, or initiate, continue or conduct any negotiations or discussions with any person concerning, the purchase of all or a significant portion of the assets of Figma or any of its subsidiaries or any capital stock or other ownership interest in Figma or any of its subsidiaries, subject to certain limited exceptions. In addition, under the terms of the merger agreement, Figma is subject to restrictions on the conduct of its business prior to the completion of the transaction, including, among other things, restrictions on its ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate material contracts, settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect Figma’s business, strategy, operations and prospects prior to the completion of the transaction or in the event the transaction is not completed. If the transaction is not completed, the strategic alternatives available to Figma, including remaining an independent company, and the opportunities available to Figma to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the transaction and/or may not be as favorable to Figma and its stockholders as the transaction. See the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Figma,” “The Merger Agreement—Covenants and Agreements—Conduct of Business of Figma Prior to Completion of the Transaction” and “Risk Factors.”
If I am a Figma stockholder, how will I receive the consideration to which I will become entitled?
At least 10 business days prior to the closing date, a letter of transmittal will be mailed to each Figma stockholder. The merger agreement provides that each Figma stockholder’s entitlement to receive any portion of the consideration or any other payments pursuant to the merger agreement will be conditioned upon such Figma stockholder’s execution and delivery of a properly completed letter of transmittal (including acceptance of and agreement to the terms and conditions contained therein, including the indemnification and release obligations). After the transaction is completed and upon receipt by the exchange agent of a validly executed letter of transmittal, duly completed in accordance with the instructions provided by the exchange agent and any other documents reasonably required by the exchange agent, you will be entitled to receive the amount of cash and the number of shares of Adobe common stock (which will be in uncertificated book-entry form), together with any cash in lieu of fractional shares of Adobe common stock and any dividends or other distributions on shares of Adobe common stock, in each case that you have the right to receive pursuant to the applicable provisions of the merger agreement. For more information about the exchange of shares of Figma capital stock and Figma warrants for shares of Adobe common stock, see the section entitled “The Merger Agreement—Exchange Procedures.”
Are there any important risks related to the transaction or Adobe’s or Figma’s businesses of which I should be aware?
Yes, there are important risks related to the transaction and Adobe’s, Figma’s and the surviving company’s businesses. Before making any decision on how to vote, we urge you to read carefully and in its entirety the section entitled “Risk Factors.”
Are Figma stockholders entitled to seek appraisal or dissenters’ rights?
Pursuant to Section 262 of the DGCL and Chapter 13 of the CCC (if and to the extent required by Section 2115 of the CCC), Figma stockholders (and, with respect to Section 262 of the DGCL, beneficial owners) who do not deliver a written consent approving the merger agreement proposal (as defined below) and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, have the right to seek appraisal of the fair value of their shares of Figma capital stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the first merger is completed. The “fair value” of shares of Figma capital stock as determined by the Delaware Court of Chancery or applicable California superior court could be more or less than, or the same as, the value of the consideration that a Figma stockholder would otherwise be entitled to receive under the terms of the merger agreement.
To exercise appraisal or dissenters’ rights, Figma stockholders (or beneficial owners seeking to exercise appraisal rights under Section 262 of the DGCL) must strictly comply with the procedures prescribed by Delaware and/or California law, as applicable. These procedures are summarized in the section entitled “Appraisal and Dissenters’ Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.
What are the conditions to the completion of the transaction?
Completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the receipt of certain required consents, authorizations, clearances and approvals under foreign antitrust laws and the expiration or termination of any applicable waiting periods in connection therewith, no law having been enacted, or order or injunction having been issued, by a governmental authority of competent jurisdiction that prohibits the completion of the mergers, the receipt of the Figma stockholder approval, the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part, the approval for listing on Nasdaq of the shares of Adobe common stock to be issued in the first merger, there having been no material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) on either Adobe or Figma that is continuing and, in the case of Adobe’s obligation to effect the closing, Dylan Field, Figma’s Co-Founder and Chief Executive Officer (“CEO”), continuing as an employee of Figma at the closing without having given notice of an intent to terminate his employment following the closing and the termination in full of Figma’s stockholders’ agreements. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction.”
When is the transaction expected to be completed?
Adobe and Figma currently expect the transaction to close in 2023, subject to the satisfaction or waiver of the conditions set forth in the merger agreement. Neither Adobe nor Figma can predict, however, the actual date on which the transaction will be completed, or whether it will be completed, because the transaction is subject to certain factors outside the control of each of Adobe and Figma, including whether or when the applicable waiting period under the HSR Act will expire or be terminated and whether or when certain required consents, authorizations, clearances and approvals under foreign antitrust laws will be obtained.
How will Adobe pay the cash component of the consideration payable to Figma stockholders and equity award holders?
Adobe expects the cash consideration to be financed with a combination of cash on Adobe’s balance sheet and short term debt instruments. Neither Adobe’s nor Figma’s obligation to complete the mergers is conditioned upon Adobe obtaining financing.
Who can help answer my questions?
If you are a Figma stockholder and would like additional copies of this consent solicitation statement/prospectus or a replacement written consent, or if you have questions about the transaction, the process for returning your written consent, or the other matters discussed in this consent solicitation statement/prospectus, you should contact Figma’s Investor Relations department by writing to Figma, Inc., 760 Market Street, Floor 10, San Francisco, California 94102, Attention: Investor Relations or by sending an email to ir@figma.com.
If you are an Adobe stockholder and would like additional copies of this consent solicitation statement/prospectus, or if you have questions about the transaction or the other matters discussed in this consent solicitation statement/prospectus, you should contact our Investor Relations department by calling (408) 536-4700, by writing to Investor Relations, Adobe Inc., 345 Park Avenue, San Jose, California 95110-2704 or by sending an email to adobe@kpcorp.com.
Where can I find more information about Adobe and Figma?
You can find more information about Adobe and Figma from the various sources described in the section entitled “Where You Can Find More Information.”
Why are Adobe stockholders not being asked to vote on the transaction?
In accordance with applicable law, no vote of Adobe stockholders is required in connection with the transaction. Therefore, a vote or consent of Adobe stockholders is not being sought. The purpose of the registration statement of which this consent solicitation statement/prospectus is a part is to register the shares of Adobe common stock being issued to Figma stockholders in the transaction and to provide Figma stockholders with important information about Adobe, Figma, the merger agreement and the transaction.
Did the Adobe board approve the merger agreement?
Yes. The Adobe board approved the merger agreement and the transaction, including the mergers, and determined that the merger agreement and the transaction, including the mergers, are advisable, fair to and in the best interests of Adobe and its stockholders.

Questions and Answers for Figma Stockholders
Did the Figma board approve the merger agreement?
Yes. Following a review of the merger agreement and of the negotiations between Figma and its representatives on behalf of Figma and Adobe and its representatives on behalf of Adobe with respect to the merger agreement, the Figma board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and recommended that Figma stockholders approve and adopt the merger agreement and the transaction. For a discussion of the factors considered by the Figma board in approving the merger agreement, see the section entitled “The Transaction—Figma’s Reasons for the Transaction; Recommendation of the Figma Board.”
Do any of the Figma directors or officers have interests in the transaction that may differ from or be in addition to my interests as a Figma stockholder?
Yes. Figma stockholders should be aware that some of Figma’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Figma stockholders generally. The Figma board was aware of and considered these interests, among other matters, in deciding to approve the terms of the merger agreement and the transaction. For a further discussion of these interests, see the section entitled “Interests of Figma’s Directors and Executive Officers in the Transaction.”
What am I being asked to approve?
Figma stockholders are being asked to approve the adoption of the merger agreement and the transaction (the “merger agreement proposal”).
What is the recommendation of the Figma board?
The Figma board unanimously recommends that Figma stockholders approve the merger agreement proposal by executing and returning the written consent furnished with this consent solicitation statement/prospectus.
What stockholder consent is required to approve the transaction?
Adobe and Figma cannot complete the transaction unless the Figma stockholders approve the merger agreement proposal.
The approval of the merger agreement proposal requires the affirmative vote or consent of the holders of (i) at least a majority of the voting power of the outstanding shares of Figma capital stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, (ii) at least a majority of the voting power of the outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, and (iii) if and to the extent required by Section 2115 of the CCC, at least a majority of the voting power of the outstanding shares of Figma common stock (voting as a single class) entitled to vote thereon (the foregoing clauses (i), (ii) and (iii), collectively, the “Figma stockholder approval”).
Subsequent to the execution of the merger agreement, Adobe and the key stockholders (as defined in the section entitled “Key Stockholder Voting Agreement”), representing approximately [  ]% of the voting power of the outstanding shares of Figma capital stock, approximately [  ]% of the voting power of the outstanding shares of Figma common stock, and approximately [  ]% of the voting power of the outstanding shares of Figma preferred stock, in each case as of the record date, entered into the key stockholder voting agreement (as defined in the section entitled “Key Stockholder Voting Agreement”). Pursuant to the key stockholder voting agreement, among other things, each of the key stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the transaction, including the mergers, with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval required under the merger agreement. See the section entitled “Key Stockholder Voting Agreement.” In accordance with applicable law, no vote of Adobe stockholders is required in connection with the transaction.

Who is entitled to give a written consent?
The Figma board has set [  ] as the record date (the “record date”) for determining the holders of Figma capital stock entitled to execute and deliver written consents with respect to this solicitation. Holders of Figma capital stock on the record date will be entitled to give or withhold a consent using the written consent furnished with this consent solicitation statement/prospectus.
How can I return my written consent?
If you hold shares of Figma capital stock as of the record date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Figma. Once you have completed, dated and signed your written consent, deliver it to Figma by emailing a .pdf copy of your written consent to consents@figma.com or by mailing your written consent to Figma, Inc., 760 Market Street, Floor 10, San Francisco, California 94102, Attention: Vice President, Legal. Figma will not call or convene any meeting of its stockholders in connection with the Figma stockholder approval.
What happens if I do not return my written consent?
If you hold shares of Figma capital stock as of the record date and you do not return your written consent, that will have the same effect as a vote against the merger agreement proposal. However, under the key stockholder voting agreement, the key stockholders have agreed to execute and deliver their written consents promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC. The execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval required under the merger agreement. Therefore, a failure of any other Figma stockholder to deliver a written consent is not expected to have any effect on the approval of the merger agreement proposal or the completion of the transaction.
What is the deadline for returning my written consent?
Figma has set [  ] as the targeted final date for receipt of written consents (such date, as it may be extended in accordance with the next sentence, the “consent deadline”). Figma reserves the right to extend the consent deadline beyond [  ]. Any such extension may be made without notice to Figma stockholders.
Can I change or revoke my written consent?
Yes. You may change or revoke your consent to the merger agreement proposal at any time before the consent deadline. However, please note that because the delivery of the written consents contemplated by the key stockholder voting agreement will constitute the Figma stockholder approval, any such change or revocation is not expected to have an effect on the outcome. If you wish to change or revoke your consent before the consent deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Solicitation of Written Consents—Submission of Written Consents.”
What do I need to do now?
Figma urges you to read carefully and consider the information contained in this consent solicitation statement/prospectus, including the Annexes, and to consider how the transaction will affect you as a Figma stockholder. Once the registration statement of which this consent solicitation statement/prospectus forms a part has been declared effective by the SEC, Figma will solicit your written consent. The Figma board unanimously recommends that all Figma stockholders approve the merger agreement proposal by executing and returning to Figma the written consent furnished with this consent solicitation prospectus/prospectus as soon as possible and no later than the consent deadline.
Who can help answer my questions?
If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this consent solicitation statement/prospectus or a replacement written consent, please contact Figma's Investor Relations department by writing to Figma, Inc., 760 Market Street, Floor 10, San Francisco, California 94102, Attention: Investor Relations or by sending an email to ir@figma.com.

What are the U.S. federal income tax consequences of the mergers to U.S. holders of Figma capital stock?
Each of Adobe and Figma intend that the mergers, taken together, will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of Adobe and Figma have agreed to report the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code on their respective U.S. federal income tax returns provided that Figma’s legal counsel, Fenwick & West LLP (“Fenwick & West”) (or other nationally recognized counsel or “big four” accounting firm), delivers to Adobe an opinion (i) which is reasonably satisfactory in form and substance to Adobe, to the effect that the mergers, taken together, are at least “more likely than not” to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) which has not been modified, withdrawn or adversely affected by a change in law by the date on which such tax returns are filed. Subject to provision of the opinion referenced above, the parties will file all applicable U.S. state and local income tax returns in a manner consistent with reorganization treatment, unless otherwise required by a change in applicable law or a “determination” within the meaning of Section 1313(a) of the Code.
Figma currently anticipates that its legal counsel, Fenwick & West, will deliver to Adobe an opinion that satisfies the requirements described above. That opinion, if issued, will be based on certain facts, representations, covenants, and assumptions, all of which must be consistent with the state of facts existing at the effective time of the mergers. Among those facts is that at least 40 percent of the value of the consideration received in exchange for Figma’s capital stock in the first merger will consist of Adobe common stock (as measured by the average of the daily closing prices of Adobe’s stock for the 10 consecutive trading days ending on and including the second trading day preceding the signing of the merger agreement), taking into account any adjustment to the cash consideration received by holders of Figma’s capital stock as a result of a consideration adjustment (as defined in the section entitled “The Merger Agreement—Post-Closing Adjustment to Cash Consideration”) and cash payable to holders of dissenting shares. If any of the relevant facts, representations, covenants or assumptions are, or become, inaccurate or incomplete in any respect, counsel may be unable to deliver an opinion as to the qualification of the mergers as a reorganization or any such opinion may be invalid or the conclusions reached therein could be jeopardized. There can be no assurance that an opinion that satisfies the requirements described above will be received and the closing of the transaction is not conditioned on the receipt of such opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (the “IRS”) or the courts, which may not agree with the conclusions set forth in such opinion.
No ruling has been, or will be, sought by Figma or Adobe from the IRS with respect to the mergers and there can be no assurance that the mergers, taken together, will qualify as a “reorganization” under Section 368(a) of the Code. If the mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Figma capital stock in a fully taxable transaction.
Figma currently expects to deliver the opinion described above to Adobe. If, consistent with such opinion, the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (1) a U.S. holder will recognize gain to the extent of the lesser of (a) the excess of (i) the sum of the fair market value of the Adobe common stock and the cash received by the U.S. holder, over (ii) the U.S. holder’s adjusted tax basis in the Figma capital stock exchanged therefor and (b) the cash received by the holder and (2) a U.S. holder will not recognize any loss upon the exchange of Figma capital stock for Adobe common stock and cash in the mergers.
For additional information, see the section entitled “U.S. Federal Income Tax Consequences.” The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

SUMMARY
This summary highlights selected information included in this consent solicitation statement/prospectus and may not contain all of the information that is important to you. To better understand the transaction, you should carefully read this entire consent solicitation statement/prospectus and its Annexes and the other documents referred to in this consent solicitation statement/prospectus. Additional important information about Adobe and Figma is also contained in the Annexes to, and the documents incorporated by reference into, this consent solicitation statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information” beginning on page 116 of this consent solicitation statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.
Information about the Companies (page 46)
Adobe Inc.
Adobe Inc.
345 Park Avenue
San Jose, California 95110
Phone: (408) 536-6000
Founded in 1982, Adobe is one of the largest and most diversified software companies in the world. Adobe offers a line of products and services used by creative professionals, including photographers, video editors, graphic and experience designers and game developers; communicators, including content creators, students, marketers and knowledge workers; businesses of all sizes; and consumers for creating, managing, delivering, measuring, optimizing, engaging and transacting with compelling content and experiences across personal computers, smartphones, other electronic devices and digital media formats. Adobe operates in the Americas; Europe, Middle East and Africa; and Asia-Pacific.
Adobe was originally incorporated in California in October 1983 and was reincorporated in Delaware in May 1997. Adobe’s executive offices and principal facilities are located at 345 Park Avenue, San Jose, California 95110-2704. Adobe’s telephone number is 408-536-6000 and its website is www.adobe.com. Adobe completed its initial public offering in 1986. Adobe common stock is listed on Nasdaq under the ticker symbol “ADBE.”
Additional information about Adobe and its subsidiaries is included in documents incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”
Saratoga Merger Sub I, Inc.
Saratoga Merger Sub I, Inc.
c/o Adobe Inc.
345 Park Avenue
San Jose, California 95110
Phone: (408) 536-6000
Saratoga Merger Sub I, Inc., a direct, wholly owned subsidiary of Adobe, is a Delaware corporation that was incorporated on September 12, 2022 for the purpose of entering into the merger agreement and effecting the first merger. At the effective time, Merger Sub I will be merged with and into Figma, with Figma continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Adobe.
Saratoga Merger Sub II, LLC
Saratoga Merger Sub II, LLC
c/o Adobe Inc.
345 Park Avenue
San Jose, California 95110
Phone: (408) 536-6000
Saratoga Merger Sub II, LLC, a direct, wholly owned subsidiary of Adobe, is a Delaware limited liability company that was formed on September 12, 2022 for the purpose of entering into the merger agreement and effecting the second merger. Immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the second merger and as a wholly owned subsidiary of Adobe. As a result of the second merger, Merger Sub II will own the legacy business of Figma.
Figma, Inc.
Figma, Inc.
760 Market Street, Floor 10
San Francisco, California 94102
Phone: (415) 890-5404
Figma’s mission is to help teams collaborate visually and Figma’s vision is to make design accessible to all. Figma is a design platform for teams who build products together. Born on the web, Figma helps teams brainstorm, design, and build better products—from start to finish. Whether it is consolidating tools, simplifying workflows, or collaborating across teams and time zones, Figma makes the design process faster, more efficient and fun while keeping everyone on the same page. Figma has a devoted community of millions of product designers, developers, students and knowledge workers around the globe.
Figma, Inc. was incorporated in Delaware in 2012.
The Transaction (page 51)
The terms and conditions of the transaction described below are contained in the merger agreement, which is attached to this consent solicitation statement/prospectus as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction.
The merger agreement provides, among other matters, for the acquisition of Figma by Adobe pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Pursuant to the merger agreement, at the effective time, Merger Sub I will be merged with and into Figma, with Figma continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Adobe. Immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the second merger and as a wholly owned subsidiary of Adobe.
Figma’s Reasons for the Transaction; Recommendation of the Figma Board (page 55)
Following a review of the merger agreement and of the negotiations between Figma and its representatives on behalf of Figma and Adobe and its representatives on behalf of Adobe with respect to the merger agreement, the Figma board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and recommended that Figma stockholders approve and adopt the merger agreement and the transaction. For a discussion of the factors considered by the Figma board in approving the merger agreement, see the section entitled “The Transaction—Figma’s Reasons for the Transaction; Recommendation of the Figma Board.”
Regulatory Approvals (page 58)
Under the HSR Act, the transaction cannot be completed until, among other things, Adobe and Figma each files a notification and report form with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (collectively with the DOJ, the “U.S. Antitrust Agencies”) and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. On October 13, 2022, each of Adobe and Figma filed a notification and report form pursuant to the HSR Act with the U.S. Antitrust Agencies. On November 14, 2022, the parties each received a Request for Additional Information and Documentary Material (a “second request”) from the DOJ with respect to the transaction. Accordingly, the HSR waiting period will expire 30 days after Adobe and Figma each certify their substantial compliance with the second request, unless earlier terminated by the DOJ or extended by agreement of the parties or court order.

At any time before or after the completion of the transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the U.S. Antitrust Agencies could take such action under the antitrust laws as they deem necessary under the applicable statutes, including seeking to enjoin the completion of the transaction, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the transaction, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The transaction is also subject to clearance or approval by regulatory authorities in certain other jurisdictions. The transaction cannot be completed until Adobe and Figma obtain clearance to consummate the transaction or applicable waiting periods have expired or been terminated in each applicable jurisdiction. Adobe and Figma, in consultation and cooperation with each other, will file notifications, as required with regulatory authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties.
There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be.
In connection with the transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and Nasdaq, as well as any required filings with state or local licensing authorities.
Conditions to Completion of the Transaction (page 78)
As more fully described in this consent solicitation statement/prospectus and in the merger agreement, the respective obligations of Figma, Adobe, Merger Sub I and Merger Sub II to effect the mergers will be subject to the satisfaction at or prior to the closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Adobe, Merger Sub I and Merger Sub II, on the one hand, and Figma, on the other hand, to the extent permitted by applicable law:
•	the receipt of the Figma stockholder approval;
•
(i) the expiration or termination of any waiting period (and any extension thereof) applicable to the transaction under the HSR Act and (ii) receipt of certain required consents, authorizations, clearances and approvals under foreign antitrust laws (and the expiration or termination of any applicable waiting period (and any extension thereof));

•
the absence any legal restraint (as defined in the section entitled “The Merger Agreement—Conditions to Completion of the Transaction”) that, in any case, makes illegal, prohibits or prevents the consummation of the mergers;

•
the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn; and

•	the approval for listing on Nasdaq of the shares of Adobe common stock issuable to Figma stockholders in connection with the first merger, subject to official notice of issuance.
The obligations of Adobe, Merger Sub I and Merger Sub II to effect the mergers will be further subject to the satisfaction at or prior to the closing of each of the following conditions, any and all of which may be waived in whole or in part by Adobe, Merger Sub I and Merger Sub II to the extent permitted by applicable law:
•
the accuracy of the representations and warranties made in the merger agreement by Figma as of the date of the merger agreement and as of the closing date (except to the extent any representations and warranties are made as of a specific date, in which case as of such specific date), subject to certain materiality thresholds;

•	Figma’s performance of or compliance with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it on or prior to or at the closing;
•	the absence since the date of the merger agreement of a material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) on Figma that is continuing;
•
the receipt by Adobe of a certificate of an executive officer of Figma, dated as of the closing date, to the effect that certain conditions to closing have been satisfied and of a certificate related to certain tax matters;

•	Dylan Field’s continuation as an employee of Figma at closing without having given notice of an intent to terminate his employment following the closing; and
•	termination in full of Figma’s stockholders’ agreements.
The obligations of Figma to effect the mergers will be further subject to the satisfaction at or prior to the closing of each of the following conditions, any and all of which may be waived in whole or in part by Figma to the extent permitted by applicable law:
•
the accuracy of the representations and warranties made in the merger agreement by Adobe, Merger Sub I and Merger Sub II as of the date of the merger agreement and as of the closing date (except to the extent any representations and warranties are made as of a specific date, in which case as of such specific date), subject to certain materiality thresholds;

•
Adobe, Merger Sub I and Merger Sub II’s performance of or compliance with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them on or prior to or at the closing;

•	the absence since the date of the merger agreement of a material adverse effect on Adobe that is continuing; and
•	the receipt by Figma of a certificate of an authorized officer of Adobe, dated as of the closing date, to the effect that certain conditions to closing have been satisfied.
Solicitation of Written Consents; Expenses (page 44)
The merger agreement provides that Figma will seek the Figma stockholder approval pursuant to this consent solicitation statement/prospectus. Figma will not call or convene any meeting of its stockholders in connection with the Figma stockholder approval. Figma stockholders are being asked to approve the merger agreement proposal by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.
Only Figma stockholders of record at the close of business on [  ], the record date, will be entitled to execute and deliver a written consent. Each holder of a share of Figma Class A common stock is entitled to one vote for each such share held as of the record date. Each holder of a share of Figma Class B common stock is entitled to fifteen votes for each such share held as of the record date. Each holder of Figma preferred stock is entitled to the number of votes equal to the number of shares of Figma common stock into which the shares of Figma preferred stock held by such holder could be converted as of the record date. Each share of Figma preferred stock is currently convertible into one share of Figma Class A common stock. The holders of Figma preferred stock will vote together as a single class on an as-converted to Figma common stock basis and the holders of Figma capital stock will vote together as a single class on an as-converted to Figma common stock basis. If and to the extent Section 2115 of the CCC is required to apply to the transaction, the holders of Figma common stock will vote together as a single class for purposes of such section.
As of the close of business on the record date, there were (a) [  ] shares of Figma common stock outstanding, consisting of (i) [  ] shares of Figma Class A common stock and (ii) [  ] shares of Figma Class B common stock, and (b) [  ] shares of Figma preferred stock outstanding, in each case entitled to execute and deliver written consents with respect to the merger agreement proposal, and directors and executive officers of Figma and their affiliates owned and were entitled to consent with respect to (a) [  ] shares of Figma common stock (representing approximately [  ]% of the voting power of such shares outstanding on that date), consisting of (i) [  ] shares of Figma Class A common stock (representing approximately [  ]%

of the voting power of such shares outstanding on that date) and (ii) [  ] shares of Figma Class B common stock (representing approximately [  ]% of the voting power of such shares outstanding on that date), and (b) [  ] shares of Figma preferred stock (representing approximately [  ]% of the voting power of such shares outstanding on that date). Figma currently expects that its directors and executive officers will deliver written consents in favor of the merger agreement proposal, although none of them has entered into any agreements obligating him or her to do so, other than Mr. Field and certain stockholders affiliated with Figma directors, who have entered into the key stockholder voting agreement.
The approval of the merger agreement proposal requires the affirmative vote or consent of the holders of (i) at least a majority of the voting power of the outstanding shares of Figma capital stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, (ii) at least a majority of the voting power of the outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon and (iii) if and to the extent required by Section 2115 of the CCC, at least a majority of the voting power of the outstanding shares of Figma common stock (voting as a single class) entitled to vote thereon.
Subsequent to the execution of the merger agreement, Adobe and the key stockholders entered into the key stockholder voting agreement. Pursuant to the key stockholder voting agreement, among other things, each of the key stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent with respect thereto. The shares of Figma capital stock that are owned by the key stockholders and subject to the key stockholder voting agreement represent approximately [  ]% of the voting power of the outstanding shares of Figma capital stock, approximately [  ]% of the voting power of the outstanding shares of Figma common stock, and approximately [  ]% of the voting power of the outstanding shares of Figma preferred stock, in each case as of the record date. The execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy such approval required under the merger agreement.
You may consent to the merger agreement proposal with respect to your shares of Figma capital stock by completing and signing the written consent furnished with this consent solicitation statement/prospectus and returning it to Figma by the consent deadline. Your consent to the merger agreement proposal may be changed or revoked at any time before the consent deadline.
You may execute a written consent to approve the merger agreement proposal (which is equivalent to a vote for the proposal). If you hold shares of Figma capital stock as of the record date and you do not return your written consent, that will have the same effect as a vote against the merger agreement proposal. If you hold shares of Figma capital stock as of the record date and you return a signed written consent without indicating your decision on the merger agreement proposal, you will have given your consent to approve the proposal.
Due to the obligations of the key stockholders under the key stockholder voting agreement, a failure of any other Figma stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent, is not expected to have any effect on the approval of the merger agreement proposal or the completion of the transaction.
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Figma. Officers and employees of Figma may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.
Termination of the Merger Agreement (page 79)
The merger agreement may be terminated and the mergers may be abandoned at any time prior to closing, notwithstanding the approval by the Figma stockholders, as follows and in no other manner:
•	by mutual written consent of Adobe and Figma;
•
by either Adobe or Figma, if the effective time has not occurred on or before 10:00 a.m., Pacific time, on the outside date of September 15, 2023 (subject to extension as described in the section entitled

“The Merger Agreement—Termination of the Merger Agreement”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose breach of any provision of the merger agreement results in or causes the failure of the closing to be consummated by such time);
•
by Adobe or Figma, if there is in effect a final, nonappealable legal restraint (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose breach of any provision of the merger agreement results in or causes such legal restraint); and

•
by either Adobe or Figma, if the other party commits a terminating breach (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) (provided that, if such terminating breach is curable by the breaching party, the non-breaching party may terminate the merger agreement only if such terminating breach has not been cured prior to the earlier of (i) 30 calendar days after receipt by the breaching party of written notice from the non-breaching party of such terminating breach and (ii) the outside date (provided further that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party who is then committing a terminating breach such that the other party would have the right to terminate the merger agreement if such breach were not cured prior to the earlier of (i) 30 calendar days after receipt of written notice of such breach and (ii) the outside date).

In addition, the merger agreement would have been terminable by Adobe if any key stockholder had failed to execute and deliver to Adobe the key stockholder voting agreement to which such key stockholder is a party within one day following the execution of the merger agreement. However, subsequent to the execution of the merger agreement, each of the key stockholders timely delivered to Adobe the key stockholder agreement within one day following the execution of the merger agreement.
Expenses and Reverse Termination Fee (page 80)
Expenses
As more fully described in this consent solicitation statement/prospectus and in the merger agreement, except as otherwise expressly provided in the merger agreement, each party will pay its own expenses incident to the merger agreement and the transaction.
Reverse Termination Fee
The merger agreement requires Adobe to pay or cause to be paid to Figma a reverse termination fee equal to $1 billion in cash within three business days of termination of the merger agreement if each of the following occur:
•
either Adobe or Figma terminates the merger agreement because either the closing has not occurred by the outside date or there is in effect a final, nonappealable legal restraint that is, or is in respect of, an antitrust law; and

•
at the time of such termination, one or both of the conditions relating to (i) required antitrust approvals and/or (ii) the absence of any legal restraint prohibiting the completion of the mergers (in the case of clause (ii), only if the legal restraint is, or is in respect of, any antitrust law) are not satisfied but all other conditions to closing have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the closing, provided that such conditions would be satisfied if the closing were to take place on such date).

The reverse termination fee will not be payable if the merger agreement is terminated under circumstances other than those expressly set forth above.
Key Stockholder Voting Agreement
Subsequent to the execution of the merger agreement, Adobe and the key stockholders entered into the key stockholder voting agreement. Pursuant to the key stockholder voting agreement, among other things, each of the key stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the transaction, including the mergers, with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval required under the merger agreement. See the section entitled “Key Stockholder Voting Agreement.”
Interests of Figma’s Directors and Executive Officers in the Transaction (page 88)
In considering the recommendation of the Figma board that Figma stockholders approve the adoption of the merger agreement, Figma stockholders should be aware and take into account the fact that certain Figma directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Figma stockholders generally.
These interests include, among other things, arrangements for certain executive officers that provide for acceleration rights (in relation to the vesting of certain Figma equity-based awards) in the event that any such executive officer’s employment is terminated under certain circumstances following completion of the transaction, retention awards in the form of Adobe RSU awards, the conversion of Figma equity-based awards into Adobe equity-based awards and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the transaction. Certain executive officers of Figma may also serve as officers or employees of the surviving company following the completion of the transaction.
The Figma board was aware of and considered these interests, among other matters, in evaluating the terms and structure of the transaction, in overseeing the negotiation of the transaction, in approving the merger agreement and the transaction and in making the Figma board recommendation.
Comparison of Stockholders’ Rights (page 91)
Both Adobe and Figma are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. However, Adobe stockholders and Figma stockholders have different rights pursuant to the constituent documents of each of Adobe and Figma. Upon the completion of the transaction, Figma stockholders will become Adobe stockholders and will have rights different from those they currently have as Figma stockholders. Certain differences between the constituent documents of Adobe and Figma are described in the section entitled “Comparison of Stockholders’ Rights.”
Accounting Treatment (page 59)
Adobe and Figma prepare their financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Adobe considered as the accounting acquirer and Figma as the accounting acquiree. Accordingly, Adobe will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.
U.S. Federal Income Tax Consequences (page 83)
Each of Adobe and Figma intend that the mergers, taken together, will qualify as a “reorganization” under Section 368(a) of the Code. Each of Adobe and Figma have agreed to report the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code on their respective U.S. federal income tax returns provided that Figma’s legal counsel, Fenwick & West (or other nationally recognized counsel or “big four” accounting firm), delivers to Adobe an opinion (i) which is reasonably satisfactory in form and substance to Adobe, to the effect that the mergers, taken together, are at least “more likely than not” to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) which has not been modified, withdrawn or adversely affected by a change in law by the date on which such tax returns are filed. Subject to provision of the opinion referenced above, the parties will file all applicable U.S. state and local income tax returns in a manner consistent with reorganization treatment, unless otherwise required by a change in applicable law or a “determination” within the meaning of Section 1313(a) of the Code.
Figma currently anticipates that its legal counsel, Fenwick & West, will deliver to Adobe an opinion that satisfies the requirements described above. That opinion, if issued, will be based on certain facts, representations, covenants, and assumptions, all of which must be consistent with the state of facts existing at the effective time of the mergers. Among those facts is that at least 40 percent of the value of the consideration received in exchange for Figma capital stock in the first merger will consist of Adobe common stock (as measured by the average of the daily closing prices of Adobe’s stock for the 10 consecutive trading days ending on and including the second trading day preceding the signing of the merger agreement), taking into account any adjustment to the cash consideration received by holders of Figma’s capital stock as a result of a consideration adjustment (as defined in the section entitled “The Merger Agreement—Post-Closing Adjustment to Cash Consideration”) and cash payable to holders of dissenting shares. If any of the relevant facts, representations, covenants or assumptions are, or become, inaccurate or incomplete in any respect, counsel may be unable to deliver an opinion as to the qualification of the mergers as a reorganization or any such opinion may be invalid or the conclusions reached therein could be jeopardized. There can be no assurance that an opinion that satisfies the requirements described above will be received and the closing of the transaction is not conditioned on the receipt of such opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.
No ruling has been, or will be, sought by Figma or Adobe from the IRS with respect to the mergers and there can be no assurance that the mergers, taken together, will qualify as a “reorganization” under Section 368(a) of the Code. If the mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Figma capital stock in a fully taxable transaction.
Figma currently expects to deliver the opinion described above to Adobe. If, consistent with such opinion, the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (1) a U.S. holder will recognize gain to the extent of the lesser of (a) the excess of (i) the sum of the fair market value of the Adobe common stock and the cash received by the U.S. holder, over (ii) the U.S. holder’s adjusted tax basis in the Figma capital stock exchanged therefor and (b) the cash received by the holder and (2) a U.S. holder will not recognize any loss upon the exchange of Figma capital stock for Adobe common stock and cash in the mergers.
For additional information, see the section entitled “U.S. Federal Income Tax Consequences.” The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Appraisal and Dissenters’ Rights (page 107)
Pursuant to Section 262 of the DGCL and Chapter 13 of the CCC (if and to the extent required by Section 2115 of the CCC), Figma stockholders (and, with respect to Section 262 of the DGCL, beneficial owners) who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, have the right to seek appraisal of the fair value of their shares of Figma capital stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the first merger is completed. The “fair value” of shares of Figma capital stock as determined by the Delaware Court of Chancery or applicable California superior court could be more or less than, or the same as, the value of the consideration that a Figma stockholder or beneficial owner would otherwise be entitled to receive under the terms of the merger agreement.
To exercise appraisal or dissenters’ rights, Figma stockholders (or beneficial owners seeking to exercise appraisal rights under Section 262 of the DGCL) must strictly comply with the procedures prescribed by Delaware and/or California law, as applicable. These procedures are summarized in the section entitled “Appraisal and Dissenters’ Rights.” The relevant provisions of the DGCL are included as Annex D to this consent solicitation statement/prospectus and the relevant provisions of the CCC are included as Annex E to this consent solicitation statement/prospectus. Figma stockholders and beneficial owners are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, Figma stockholders and beneficial owners who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.

Risk Factors (page 24)
In evaluating the merger agreement and transaction, you should carefully read this consent solicitation statement/prospectus and the documents incorporated by reference herein and the Annexes attached hereto. In particular, you should consider the factors discussed in the section entitled “Risk Factors.” Any of these factors could have a material adverse effect on the business, financial condition and results of Adobe, Figma and/or the surviving company. These risks include, but are not limited to, the following:
Risks Related to the Transaction
•	There is no assurance when or if the transaction will be completed.
•
The number of shares of Adobe common stock to be received in exchange for each outstanding share of Figma capital stock and each share of Figma capital stock underlying certain Figma equity awards in the transaction will not change between now and the time the transaction is completed for the purpose of reflecting changes in the trading price of Adobe common stock. Because the value of the consideration to Figma stockholders and Figma equity award holders in the transaction will fluctuate between now and the completion of the mergers, Figma stockholders and Figma equity award holders cannot be sure of the value of the shares of Adobe common stock they will receive in the transaction.

•	There has been no public market for Figma capital stock and the lack of a public market may make it more difficult to determine the fair market value of Figma than if there were such a public market.
•	Figma’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Figma stockholders generally.
•
If the mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of Figma’s capital stock may be required to pay additional U.S. federal income taxes.

•
Adobe and Figma are subject to various uncertainties, including litigation and contractual restrictions and requirements while the transaction is pending, that could adversely affect their businesses, financial condition and results of operations.

•	The merger agreement contains provisions that restrict the ability of Figma to pursue alternatives to the transaction.
•
Certain stockholders of Figma have executed a key stockholder voting agreement that requires each such stockholder to deliver a written consent in favor of the adoption of the merger agreement, which will constitute approval of the transaction by the Figma stockholders, regardless of the Figma board’s recommendation.

Risks Related to Adobe and the Surviving Company after Completion of the Transaction
•
Adobe may not be able to combine with Figma successfully or manage the combined business effectively, and many of the anticipated synergies and other benefits of acquiring Figma may not be realized or may not be realized within the expected time frame.

•
Following the transaction, the market price of Adobe common stock may be affected by factors different from those affecting the shares of Adobe common stock or Figma capital stock currently, and Figma stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest.

•	Figma stockholders will have a significantly lower ownership and voting interest in Adobe following the transaction than they currently have in Figma and will exercise less influence over management.
•	The shares of Adobe common stock to be received by Figma stockholders upon completion of the transaction will have different rights from shares of Figma capital stock.
•
The market price of Adobe common stock may decline as a result of the transaction and the issuance of shares of Adobe common stock to Figma stockholders in the transaction may have a negative impact on Adobe’s financial results, including earnings per share.

Risks Related to Figma’s Business
•	Figma has a limited operating history, which makes it difficult to evaluate Figma’s current business and future prospects.
•
If Figma is unable to attract new customers and renew and expand sales to existing customers, its revenue growth could be slower than it expects, and its business, operating results, financial condition and prospects would be adversely affected.

•	Figma's business and ongoing expansion depends largely on its ability to attract and retain talented and high-quality personnel, including senior management.
•
Figma has a history of losses and may not achieve or sustain profitability. If Figma cannot achieve and sustain profitability, its business, financial condition and operating results will be adversely affected.

•
Figma has experienced rapid growth in recent periods, and if it does not effectively manage its future growth, its business, operating results, financial condition and prospects may be adversely affected.

•	Figma derives, and may continue to derive, most of its revenues from a single solution.
•
If Figma experiences security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of Figma’s or Figma’s customers’ or partners’ proprietary or confidential data, it may face loss of revenue, harm to its brand, business disruption and significant liabilities.

•
If Figma is not able to effectively introduce enhancements to its platform, including new products, services, features, and functionality, that achieve market acceptance, or keep pace with technological developments, its business, operating results, financial condition and prospects could be adversely affected.

•
If there are interruptions or performance problems associated with the technology or infrastructure used to provide Figma, organizations on Figma may experience service outages, other organizations may be reluctant to adopt Figma’s platform and Figma’s reputation could be harmed.

•
Figma’s failure or inability to protect its intellectual property rights, or claims by others that Figma is infringing upon or unlawfully using others’ intellectual property, could diminish the value of Figma’s brand and weaken its competitive position, and could adversely affect Figma’s business, operating results, financial condition and prospects.

•	Figma may have exposure to additional tax liabilities.

MARKET PRICE AND DIVIDEND INFORMATION
Shares of Adobe common stock currently trade on the Nasdaq Global Select Market under the symbol “ADBE.” The market value of Adobe common stock on September 14, 2022, the last trading day before the announcement of the merger agreement, and on [    ], 2022, the latest practicable date prior to the date of this consent solicitation statement/prospectus, was $371.52 per share and $[  ] per share, respectively.
Figma is a privately held company and there is no public trading market for Figma common stock or Figma preferred stock.
The following table sets forth the closing sale price per share of Adobe common stock on September 14, 2022, the last trading day before the announcement of the merger agreement, and on [    ], 2022, the latest practicable date prior to the date of this consent solicitation/prospectus:
	Adobe common stock	Figma common stock
September 14, 2022	$371.52	N/A
[ ], 2022	[ ]	N/A

RISK FACTORS
In reviewing the transaction described in this consent solicitation statement/prospectus, you should consider carefully the following risk factors, together with general investment risks and all of the other information included in, or incorporated by reference into, this consent solicitation statement/prospectus. This consent solicitation statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section entitled “Special Note Regarding Forward-Looking Statements.”
The risks described below are certain material risks, although not the only risks, relating to the transaction and each of Adobe, Figma and the surviving company in relation to the transaction. The risks described below are not the only risks that Adobe or Figma currently faces or that Adobe or the surviving company will face after the completion of the transaction. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Adobe or the surviving company or the market price of Adobe common stock following the completion of the transaction.
If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of Adobe, Figma and/or the surviving company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Transaction
There is no assurance when or if the transaction will be completed.
The completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, the expiration or termination of the applicable waiting periods under the HSR Act, the receipt of certain required consents, authorizations, clearances and approvals from other specified governmental authorities under foreign antitrust laws and the expiration or termination of any applicable waiting periods in connection therewith, no law having been enacted, or order or injunction having been issued by a governmental authority of competent jurisdiction that prohibits the completion of the mergers, the receipt of the Figma stockholder approval, the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part, the approval for listing on Nasdaq of the shares of Adobe common stock to be issued in the first merger, there having been no material adverse effect on either Adobe or Figma that is continuing and, in the case of Adobe’s obligation to effect the closing, Dylan Field, Figma’s Co-Founder and CEO, continuing as an employee of Figma at the closing without having given notice of an intent to terminate his employment following the closing and the termination in full of Figma’s stockholders’ agreements. There can be no assurance that the expiration or termination of the applicable waiting periods under the HSR Act or that the required consents, authorizations, clearances and approvals from other specified governmental authorities under foreign antitrust laws will be obtained, or that the other conditions to the obligations of the parties to effect the mergers will be satisfied or waived. In particular, federal, state or local governmental or regulatory authorities and, in certain instances, private parties may seek to challenge the transaction and/or impose conditions on Adobe, Figma and/or the surviving company as a condition to completion of the transaction under applicable antitrust or other laws. In addition, there can be no assurance that any consents, clearances or approvals necessary or advisable to be obtained in connection with the transaction will be obtained in a timely manner or at all, or whether they will be subject to actions, conditions, limitations or restrictions that may jeopardize or delay the completion of the transaction, materially reduce or delay the anticipated benefits of the transaction or allow the parties to terminate the merger agreement. Under the terms of the merger agreement, neither Adobe nor any of its affiliates is required to proffer, offer, commit to, consent to or agree to or effect any remedy actions (as defined in the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions”) with respect to (A) any assets, products, product lines, properties, services or businesses or portions thereof of Adobe or any of its subsidiaries (other than solely Figma and its subsidiaries, subject to the following clause (B)) or (B) any assets, products, product lines, properties, services or businesses or portions thereof of Figma or any of its subsidiaries if, in the case of this clause (B), any such remedy action would, individually or in the aggregate, reasonably be expected to be material to Figma. For a discussion of the conditions to the completion of the transaction, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction.” If the transaction, or the combination of the companies’ respective businesses, is not completed within the expected time frame, such delay may materially and adversely affect the synergies and other benefits that Adobe and Figma expect to achieve as a result of the transaction and could result in additional costs or liabilities, loss of revenue and other adverse effects on Adobe’s and the surviving company’s business, financial condition and results of operations.
The merger agreement may be terminated in certain circumstances, including, among others, if the first merger has not been completed by the outside date of September 15, 2023 (subject to extension as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) or if there is in effect a final, nonappealable legal restraint (as defined in the section entitled “The Merger Agreement—Conditions to Completion of the Transaction”). Adobe and Figma can also mutually agree to terminate the merger agreement at any time prior to the effective time. Adobe will be required to pay Figma a reverse termination fee of $1 billion in cash upon termination of the merger agreement in specified circumstances. The merger agreement may also be terminated in circumstances in which such fee will not be payable. In the event that the merger agreement is terminated, the strategic alternatives available to Figma, including remaining an independent company, and the opportunities available to Figma to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the transaction and/or may not be as favorable to Figma and its stockholders as the transaction. See the section entitled “The Merger Agreement—Termination of the Merger Agreement.”
The number of shares of Adobe common stock to be received in exchange for each outstanding share of Figma capital stock and each share of Figma capital stock underlying certain Figma equity awards in the transaction will not change between now and the time the transaction is completed for the purpose of reflecting changes in the trading price of Adobe common stock. Because the value of the consideration to Figma stockholders and Figma equity award holders in the transaction will fluctuate between now and the completion of the mergers, Figma stockholders and Figma equity award holders cannot be sure of the value of the shares of Adobe common stock they will receive in the transaction.
As a result of the first merger, each share of Figma capital stock (other than treasury shares or dissenting shares) and certain Figma equity awards issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive, as part of the total mix of consideration payable in connection with the transaction, a fixed number of shares of Adobe common stock in accordance with the terms of the merger agreement. The number of shares of Adobe common stock to be issued in exchange for each share of Figma capital stock and, to the extent applicable, Figma equity awards in the first merger will not be adjusted for the purpose of reflecting changes in the trading price of Adobe common stock. The exact value of the consideration to Figma stockholders and holders of Figma equity awards will therefore depend, among other factors, on the price per share of Adobe common stock at the effective time, which may be greater or less than, or the same as, the price per share of Adobe common stock at the time of entry into the merger agreement or the date of this consent solicitation statement/prospectus. Adobe and Figma are not permitted to terminate the merger agreement as a result of any increase or decrease, in and of itself, in the market price of Adobe common stock. The market price of Adobe common stock is subject to price fluctuations and has experienced volatility in the past. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, interest rates (including changes or anticipated changes in interest rates), changes in the businesses, operations, assets, liabilities and prospects of Adobe, the effects of the novel coronavirus (“COVID-19”) pandemic and an evolving legal and regulatory landscape. The market reaction to the announcement of the mergers, market assessments of the prospects of the combined company, the benefits of the transaction and the likelihood that the transaction will be completed, as well as other factors described or referred to elsewhere in this section entitled “Risk Factors”, may also impact the market price of Adobe common stock. Many of these factors are beyond Adobe’s and Figma’s control. You should obtain current market price quotations for Adobe common stock; however, as noted above, the prices at the effective time may be greater or less than, or the same as, such price quotations.
There has been no public market for Figma capital stock and the lack of a public market may make it more difficult to determine the fair market value of Figma than if there were such a public market.
The outstanding shares of Figma capital stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Figma than if the outstanding shares of Figma capital stock were traded publicly. The value ascribed to Figma’s securities in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of Figma capital stock may have traded on a public market. The consideration to be paid to Figma stockholders in the first merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Figma capital stock may have traded on a public market.
Figma’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Figma stockholders generally.
Certain Figma directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Figma stockholders generally. These interests include, among other things, arrangements for certain executive officers that provide for acceleration rights (in relation to the vesting of certain Figma equity-based awards) in the event that any such executive officer’s employment is terminated under certain circumstances following completion of the transaction, retention awards in the form of Adobe RSU awards, the conversion of Figma equity-based awards into Adobe equity-based awards and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the transaction. Certain executive officers of Figma may also serve as officers or employees of the surviving company following the completion of the transaction.
The Figma board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation, of the transaction, in approving the merger agreement and the transaction and in making the Figma board recommendation. The interests of Figma’s directors and executive officers are described in more detail in the section of this consent solicitation statement/prospectus entitled “Interests of Figma’s Directors and Executive Officers in the Transaction.”
If the mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of Figma’s capital stock may be required to pay additional U.S. federal income taxes.
The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. No ruling has been, or will be, sought by Adobe or Figma from the IRS with respect to the mergers, nor is an opinion of counsel regarding the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code a condition to the closing of the mergers. Accordingly, there can be no assurance that the mergers, taken together, will qualify as a “reorganization.” If the mergers, taken together, fail to qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of Figma’s capital stock will be treated as if they sold their Figma capital stock in a fully taxable transaction.
For additional information, see the section entitled “U.S. Federal Income Tax Consequences.” The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Adobe and Figma are subject to various uncertainties, including litigation and contractual restrictions and requirements while the transaction is pending, that could adversely affect their businesses, financial condition and results of operations.
During the pendency of the transaction, it is possible that customers, partners, distributors, employees, vendors and/or other persons with whom Adobe or Figma has a business relationship, may elect to use the services of other product design platforms or software providers, delay or defer certain business decisions or decide to seek to terminate, change or renegotiate their relationships with Adobe or Figma, as the case may be, as a result of the transaction, which could significantly reduce the expected benefits of the transaction and/or negatively affect Adobe’s or Figma’s revenues, earnings and cash flows, as well as the market price of Adobe common stock, regardless of whether the transaction is completed. Uncertainty about the effects of the transaction on employees may impair the ability to attract, retain and motivate key personnel during the pendency of the transaction and, if the transaction is completed, for a period of time thereafter. If key employees depart because of issues related to the uncertainty and difficulty of combining the businesses of Adobe and Figma or a desire not to remain with Adobe following the completion of the transaction, Adobe and Figma may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. Adobe and Figma will also incur significant costs related to the transaction, some of which must be paid even if the transaction is not completed. These costs are substantial and include financial advisory, legal and accounting costs.

Under the terms of the merger agreement, Figma is also subject to certain restrictions on the conduct of its business prior to the completion of the transaction, which may adversely affect its ability to execute certain of its business strategies, including, among other things, the ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate material contracts, settle litigation, acquire or dispose of assets or make certain changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect Figma’s business, strategy, operations and prospects, including Figma’s ability to retain and recruit service providers, prior to the completion of the transaction. Adobe is also subject to certain more limited restrictions on the conduct of its business prior to the completion of the transaction, including its ability to adjust, split, combine, subdivide or reclassify any equity securities of Adobe.
In addition, Adobe, Figma and their respective affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings and litigation matters that arise from time to time. Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the transaction.
Litigation relating to the transaction may be filed against the Figma board and/or the Adobe board that could result in substantial costs or delay or prevent the completion of the transaction.
In connection with the transaction, it is possible that stockholders of Figma and/or Adobe may file putative class action lawsuits against the Figma board and/or the Adobe board. Among other remedies, these stockholders could seek damages and/or to enjoin the transaction. The outcome of any litigation is uncertain and any such potential lawsuits could prevent or delay the completion of the transaction and/or result in substantial costs. Any such actions may create uncertainty relating to the transaction and may be distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the transaction is completed may adversely affect Adobe’s business, financial condition and results of operations following the completion of the transaction.
The merger agreement contains provisions that restrict the ability of Figma to pursue alternatives to the transaction.
The merger agreement contains non-solicitation provisions that restrict the ability of Figma, its controlled affiliates and its and their respective officers, directors, employees, representatives and agents, including any investment banker, attorney or accountant engaged by any of them, to solicit, knowingly encourage or knowingly facilitate inquiries or proposals for, or enter into any agreement with respect to, or initiate, continue or conduct any negotiations or discussions with any person concerning, the purchase of all or a significant portion of the assets of Figma or any of its subsidiaries or of any capital stock of or other ownership interest in Figma or any of its subsidiaries, subject to certain exceptions. In addition, the merger agreement does not permit Figma to terminate the merger agreement in order to enter into an agreement providing for, or to complete, such an alternative transaction, even if the alternative transaction would provide for the payment of consideration with a higher value per share of Figma capital stock than the consideration proposed to be received or realized in the transaction. See the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Figma.”
Certain stockholders of Figma have executed a key stockholder voting agreement that requires each such stockholder to deliver a written consent in favor of the adoption of the merger agreement, which will constitute approval of the transaction by the Figma stockholders, regardless of the Figma board’s recommendation.
Subsequent to the execution of the merger agreement, Adobe and the key stockholders entered into the key stockholder voting agreement. Pursuant to the key stockholder voting agreement, among other things, each of the key stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the transaction, including the mergers, with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent with respect thereto. The key stockholders are required to deliver such written consents regardless of the Figma board’s recommendation with respect to the merger agreement proposal. Based on the number of outstanding shares of Figma capital stock as of [  ], 2022, the execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval required under the merger agreement. See the section entitled “Key Stockholder Voting Agreement.”
Risks Related to Adobe and the Surviving Company after Completion of the Transaction
Adobe may not be able to combine with Figma successfully or manage the combined business effectively, and many of the anticipated synergies and other benefits of acquiring Figma may not be realized or may not be realized within the expected time frame.
Adobe and Figma entered into the merger agreement with the expectation that the transaction would result in various benefits, including, among other things, operating efficiencies and synergies, including as a result of Figma’s products being sold with Adobe’s resources or with Adobe’s products. Achieving the anticipated benefits of the transaction is subject to a number of uncertainties, including whether the combination of the business operations, such as the go-to-market initiatives, shared product innovation and combined market intelligence of Adobe and Figma, can be achieved in an efficient and effective manner.
In addition, following the completion of the transaction, the size of Adobe’s Digital Media business will increase significantly. Adobe’s future success depends, in part, on its ability to manage this expanded combined business, which will pose certain challenges, including challenges related to the management and monitoring of new operations and increased costs and complexity.
It is possible that combining the businesses of Adobe and Figma could take longer than anticipated or that the management of the combined business could be more difficult than expected, and could result in increased attrition, the disruption of ongoing businesses, processes, systems and business relationships, or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements or the inability to comply with laws, rules, and regulations applicable to the surviving company, any of which could adversely affect Adobe’s ability to achieve the anticipated benefits of the transaction. Adobe’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur before the closing. Adobe may have difficulty addressing possible differences in corporate cultures, management philosophies, business practices and technological systems, and other differences between the two companies. The process of combining Adobe’s and Figma’s businesses is subject to a number of risks and uncertainties, and no assurance can be given that the anticipated benefits of the transaction will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could adversely affect Adobe and the surviving company’s future businesses, financial condition, results of operations and prospects.
Uncertainties associated with the transaction may cause a loss of management personnel and other key employees, and Adobe and the surviving company may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of Adobe and the surviving company.
Adobe and Figma are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. Adobe’s success after the completion of the transaction will depend in part upon the ability of Adobe to attract, motivate and retain key management personnel and other key employees of Adobe and Figma. Current and prospective employees of Adobe and Figma may experience uncertainty about their roles following the completion of the transaction, which may have an adverse effect on the ability of each of Adobe and Figma to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that Adobe will be able to attract, motivate or retain management personnel and other key employees of Adobe and Figma to the same extent that Adobe and Figma have previously been able to attract or retain their respective employees. If management personnel or other key employees terminate their employment, Adobe’s and the surviving company’s business activities may be adversely affected and management attention may be diverted from successfully combining Adobe’s and Figma’s businesses to hiring suitable replacements, all of which may cause Adobe’s and the surviving company’s businesses and operations following the completion of the transaction to suffer.

Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which Figma is a party, which may have an adverse impact on the surviving company’s business and results of operations.
The completion of the transaction may trigger change in control, assignment and other provisions in certain agreements to which Figma is a party. If Adobe and Figma are unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Adobe and Figma are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Adobe or the surviving company. Any of the foregoing or similar developments may have an adverse impact on the businesses, financial condition and results of operations of Adobe and the surviving company following the completion of the transaction, or the ability to successfully combine their respective businesses and/or execute their respective strategies.
Following the completion of the transaction, the market price of Adobe common stock may be affected by factors different from those affecting the shares of Adobe common stock or Figma capital stock currently, and Figma stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest.
The market price of Adobe common stock after the transaction may be affected by factors different from those affecting the shares of Adobe common stock or Figma capital stock currently. In the first merger, holders of Figma capital stock will become holders of Adobe common stock. Adobe’s business and financial position differs from that of Figma in important respects. For example, while Figma focuses on collaborative design, Adobe has operations across digital media, digital experience and publishing and advertising. In addition, certain litigation risks related to Figma’s business may be different with respect to Adobe’s business, given that Adobe’s business profile and business practices differ from those of Figma. Accordingly, the results of operations of Adobe, including the surviving company, and the market price of Adobe common stock after the completion of the transaction may be affected by factors different from those currently affecting the results of operations of each of Adobe and Figma or the shares of Adobe common stock or Figma capital stock on a standalone basis, and Figma stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest. For a discussion of the business of Adobe and of certain factors to consider in connection with that business, see the documents incorporated by reference in this consent solicitation statement/prospectus and referred to in the section entitled “Where You Can Find More Information.”
Figma stockholders will have a significantly lower ownership and voting interest in Adobe following the completion of the transaction than they currently have in Figma and will exercise less influence over management.
Based on the consideration payable to holders of Figma capital stock pursuant to the merger agreement and the number of shares of Adobe common stock and Figma capital stock outstanding as of [  ], 2022, it is expected that, immediately after completion of the transaction, former Figma stockholders will own approximately [  ]% of the outstanding Adobe common stock. Consequently, the influence that former Figma stockholders will have over the management and policies of Adobe will be different than what they currently have over the management and policies of Figma.
The shares of Adobe common stock to be received by Figma stockholders upon completion of the transaction will have different rights from shares of Figma capital stock.
Upon completion of the transaction, Figma stockholders will no longer be stockholders of Figma, but will instead become stockholders of Adobe, and their rights as Adobe stockholders will be governed by the terms of Adobe’s restated certificate of incorporation (as amended, the “Adobe certificate”) and Adobe’s amended and restated bylaws (the “Adobe bylaws”). The terms of the Adobe certificate and the Adobe bylaws are in some respects materially different from the terms of Figma’s restated certificate of incorporation (the “Figma certificate”) and Figma’s amended and restated bylaws (the “Figma bylaws”), which, together with certain stockholders’ agreements entered into by Figma and certain holders of Figma capital stock, currently govern the rights of Figma stockholders. For a discussion of the different rights associated with shares of Figma capital stock and shares of Adobe common stock, see the section entitled “Comparison of Stockholders’ Rights.”

Adobe will incur significant transaction and combination-related costs in connection with the transaction, which could adversely affect Adobe’s ability to execute its plan to combine Adobe’s and Figma’s businesses and achieve the anticipated benefits of the transaction.
Adobe expects to incur a number of non-recurring costs associated with the transaction and combining the operations of the two companies. Adobe continues to assess the magnitude of these transaction and combination-related costs, and additional unanticipated costs may also be incurred. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by Adobe regardless of whether or not the merger is completed.
The market price of Adobe common stock may decline as a result of the transaction and the issuance of shares of Adobe common stock to Figma stockholders in the transaction may have a negative impact on Adobe’s financial results, including earnings per share.
The market price of Adobe common stock may decline as a result of the transaction, and holders of Adobe common stock (including holders of Figma capital stock that receive Adobe common stock in the first merger) could see a decrease in the value of their investment in Adobe common stock, if, among other things, Adobe and the surviving company are unable to achieve the anticipated benefits, including synergies, innovation and operational efficiencies, from the transaction, or if such benefits take longer to realize than anticipated, or if the transaction and combination-related costs related to the transaction are greater than expected. The issuance of shares of Adobe common stock in the transaction could on its own have the effect of depressing the market price for Adobe common stock. In addition, some Figma stockholders may decide not to hold the shares of Adobe common stock they receive as a result of the transaction, and any such sales of Adobe common stock could have the effect of depressing the market price for Adobe common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Adobe common stock, regardless of the actual operating performance of Adobe or the surviving company following the completion of the transaction.
If the first merger is completed, based on the number of outstanding shares of Figma capital stock as of [  ], 2022, approximately [  ] shares of Adobe common stock are estimated to be issuable to Figma stockholders pursuant to the merger agreement, representing approximately [  ]% of the number of shares of Adobe common stock outstanding as of [  ], 2022. Following the issuance of shares of Adobe common stock in the first merger, Adobe’s earnings per share may be lower than would have been reported by Adobe in the absence of the transaction. There can be no assurance that any increase in Adobe’s earnings per share will occur, even over the long term. Any increase in Adobe’s earnings per share as a result of the mergers requires, among other things, Adobe to successfully manage the operations of Figma and increase the consolidated earnings of Adobe after the transaction, which is subject to risks and uncertainties, as described elsewhere in this “Risk Factors” section.
Risks Related to Adobe’s Business
You should read and consider the risk factors specific to Adobe’s business that will also affect the surviving company after the completion of the transaction. These risks are described in Part I, Item 1A of Adobe’s Annual Report on Form 10-K for the fiscal year ended December 3, 2021, Part II, Item 1A of Adobe’s Quarterly Report on Form 10-Q for the quarterly period ended September 2, 2022 and in other documents that are incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”
Risks Related to Figma’s Business
Figma has a limited operating history, which makes it difficult to evaluate Figma’s current business and future prospects.
Although Figma was founded in 2012, it has a limited operating history at its current scale of business. As a result, it may be difficult to evaluate Figma’s current business and its future prospects. Figma has encountered and may continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including maturing financial planning and forecasting for its business and other risks described in this section. If the assumptions regarding the risks and uncertainties that Figma uses to plan its business are incorrect or change, or if Figma does not address these risks successfully, Figma’s operating and financial results could differ materially from its expectations and its business could suffer. Figma cannot assure you that it will be successful in addressing these and other challenges it may face in the future.
If Figma is unable to attract new customers and renew and expand sales to existing customers, its revenue growth could be slower than it expects, and its business, operating results, financial condition and prospects would be adversely affected.
In order for Figma to improve its operating results and continue to grow its business, it is important that Figma continues to attract new customers and that existing customers continue to renew subscriptions and purchase additional subscriptions and services from Figma. Figma’s customers’ renewal rates may decline or fluctuate as a result of various factors, including their satisfaction with the Figma platform, products and services and satisfaction with those offered by competitors, Figma’s pricing or pricing structure and changes to its pricing or pricing structure particularly given Figma’s limited experience in determining the optimal prices for its solutions, the pricing or capabilities of the products and services offered by Figma’s competitors or the effects of general economic conditions and uncertainty in financial markets. While many of Figma’s subscriptions provide for automatic renewal, customers have no obligation to renew a subscription after the expiration of the contract term, and customers may not renew their subscriptions with a similar contract period, with the same or greater number of editor seats, or for the same subscription plan. If Figma’s customers do not renew their subscriptions or if they renew on terms less favorable to Figma, Figma’s revenue may decline. Further, a significant portion of Figma’s revenue growth is derived from organic growth that occurs within organizations when new users decide to use Figma’s solutions based on word-of-mouth recommendations. As Figma continues to increasingly sell to larger organizations, such customers may have more extensive internal approval requirements that prevent or delay potential users in those organizations from using Figma’s solutions, which may delay or prevent the organic growth of potential future users at the same rate as in historical periods.
Customers may choose to stay on Figma’s free product offering instead of converting into a paying customer.
Figma’s future success depends, in part, on its ability to convert users of its free product offering into paying customers by convincing organizations to convert to a paid product offering and selling additional products and services. This may require Figma to incur increased sales and marketing expense, but may not result in additional sales. In addition, the rate at which Figma’s customers purchase additional premium products and services depends on a number of factors, including the perceived need for additional products and services as well as general economic conditions. If Figma’s efforts to sell additional products and services to its customers are unsuccessful, its business and operating results may suffer.
Figma’s anticipated investments in engineering, research and development, marketing and support activities may not achieve the expected benefits which could harm its operating results.
Figma intends to continue to make long-term investments in engineering, research and development, marketing and customer support functions. Figma has recognized and will recognize costs associated with these investments earlier than most of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than it expects. If Figma does not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, its business, operating results, financial condition and prospects could be adversely affected.
If Figma does not effectively hire, integrate, train, manage, and retain additional sales personnel, and expand its sales and marketing capabilities, it may be unable to increase its customer base and increase sales to its existing customers.
Figma’s ability to increase its customer base and achieve broader market adoption of its platform will depend to a significant extent on its ability to continue to expand its sales and marketing operations. Figma has dedicated and plans to continue to dedicate significant resources to sales and marketing programs and to expand its sales and marketing capabilities to target additional potential customers. If Figma is unable to find efficient ways to deploy its sales and marketing investments or if its sales and marketing programs are not effective, its business and operating results would be adversely affected.
Furthermore, there is significant competition for sales personnel with the required skills and technical knowledge. While Figma’s ability to achieve revenue growth will depend, in part, on its success in hiring, integrating, training, managing and retaining sufficient numbers of sales personnel (including personnel with international experience) to support its growth, particularly in international markets, there is no guarantee that Figma’s hires will become productive as quickly as it expects, or at all. Moreover, Figma’s international expansion may be slow or unsuccessful if it is unable to retain qualified personnel with international experience, language skills and cultural competencies in the geographic markets in which it operates.
If Figma is unable to hire, integrate, train, manage and retain a sufficient number of effective sales personnel, or the sales personnel it hires are not successful in obtaining new customers or increasing sales to its existing customer base, its business, operating results, financial condition and prospects will be adversely affected.
Negative publicity about Figma or negative customer reviews of its platform, products and services could diminish use of the platform and Figma’s reputation may suffer.
Figma’s growth is heavily dependent on the willingness of its customers to provide positive reviews and word-of-mouth recommendations and otherwise participate in the Figma community. Complaints or negative publicity, including through media coverage, blog posts and forum postings, about Figma or its platform, products and services, regardless of accuracy, could severely diminish consumer confidence in, and use of, its platform. If Figma does not handle the complaints of its customers effectively, they may lose confidence in Figma’s platform, products and services and Figma’s reputation may suffer.
Figma’s business and ongoing expansion depends largely on its ability to attract and retain talented and high-quality personnel, including senior management.
Figma’s future success depends on its continuing ability to attract, train, assimilate and retain highly skilled personnel, including software engineers. Figma faces intense competition for qualified individuals from numerous software and other technology companies. In addition, competition for qualified personnel, such as software engineers, is particularly intense in the San Francisco Bay Area, where the Figma headquarters are located, and in other locations where Figma maintains offices. Figma may not be able to retain its current key employees or attract, train or retain other highly skilled personnel in the future. It may incur significant costs to attract and retain highly skilled personnel, and it may lose new employees to its competitors or other technology companies before it realizes the benefit of its investment in recruiting and training them.
Figma’s future success also depends in large part on the continued services of certain key personnel, including Dylan Field, Figma’s co-founder and Chief Executive Officer. Figma’s senior management and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with Figma at any time, for any reason, and without notice. Figma does not currently maintain key-person life insurance policies on any of its officers or employees. If Figma is unable to attract and retain suitably qualified individuals who are capable of meeting the company’s growing technical, operational and managerial requirements, on a timely basis or at all, or loses the services of senior management or other key personnel, or if it is unable to attract, train, assimilate, and retain the highly skilled personnel it needs, its business, operating results, financial condition and prospects could be adversely affected.
Figma has a history of losses and may not achieve or sustain profitability. If Figma cannot achieve and sustain profitability, its business, financial condition and operating results will be adversely affected.
While Figma has experienced significant growth in revenue in recent periods, Figma cannot predict when or whether it will reach or maintain profitability. As a result, Figma’s losses in future periods may be greater than the losses it would incur if it developed its business more slowly. In addition, Figma may find that these efforts are more expensive than anticipated or that they may not result in increases in Figma’s revenue.
Figma has experienced rapid growth in recent periods, and if it does not effectively manage its future growth, its business, operating results, financial condition and prospects may be adversely affected.
Figma has experienced rapid growth in its number of employees and in its operations. This growth has increased the complexity of its business and places significant strain on its management, personnel, operations, systems, technical performance, financial resources and internal financial control and reporting functions. Figma may not be able to manage future growth effectively, which could damage its reputation, limit its growth and negatively affect its operating results.

Further, to accommodate the expected growth of its operations and personnel, Figma will need to improve its operational and financial systems, procedures and controls. Failure to effectively upgrade its technology or network infrastructure to support the expected increased demand by customers and traffic volume could result in unanticipated system disruptions, slow response times and poor experiences for customers, and could adversely affect Figma’s operations, revenue, income, growth, reputation and brand. Figma’s platform, products and services, and the technology and code on which the platform is built, are continually being modified, changed, updated and improved, which could intentionally or unintentionally affect the performance of its operations. Further, Figma operates in an industry in which customers expect a high level of service reliability. If Figma is unable to scale its systems to manage the impact of the rapid growth of its users or hire the necessary personnel to support the expansion of its business, its service reliability and its customers’ experience could be negatively impacted, potentially harming Figma’s renewal rates and its operating results. To manage the expected growth of its operations, technology and personnel and to support financial reporting requirements, Figma will need to maintain and improve its transaction processing and reporting, operational and financial systems, procedures and controls. Figma’s current and planned personnel, systems, procedures and controls may not be adequate to support its future operations. If Figma is unable to expand its operations and hire additional qualified personnel in an efficient manner, it could adversely affect Figma’s customer experience, business, operating results, prospects, reputation and brand.
Further, Figma has worked to develop a culture that empowers its employees to continuously learn, evolve, and grow, and treat each other with respect. If Figma does not continue to develop its corporate culture as it rapidly grows, including maintaining a culture that encourages a sense of ownership by its employees, it could harm Figma’s ability to foster the innovation, creativity, and teamwork it believes that it needs to support its growth.
Figma’s operating results may fluctuate significantly, which could make its future results difficult to predict and could cause its operating results to fall below expectations.
Figma’s operating results have varied significantly from period to period in the past, and its operating results may continue to vary significantly in the future such that period-to-period comparisons of its operating results may not be meaningful. Accordingly, Figma’s financial results in any one quarterly or annual period should not be relied upon as indicative of future performance. Moreover, this variability and unpredictability could result in Figma’s failure to meet its operating plan or the expectations of investors. Figma’s quarterly or annual financial results may fluctuate as a result of a number of factors, many of which are outside of its control and may be difficult to predict, including the risk factors discussed elsewhere in this section, as well as the following:
•	its ability to accurately forecast revenue and renewal rates, and appropriately plan its expenses;
•	its ability to accurately predict changes in customer demand due to matters beyond its control;
•	its ability to successfully expand its business;
•	the amount and timing of operating costs and capital expenditures related to the operation, maintenance and expansion of its business;
•	general economic conditions, both domestic and international;
•	any changes in financial accounting standards or errors in judgments relating to its critical accounting policies;
•	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation; and
•	political, economic and social instability, and any disruption these events may cause to the global economy.
Figma derives, and may continue to derive, most of its revenues from a single solution.
Figma derives, and may continue to derive, most of its revenues from a single solution, Figma Design. As such, the continued growth in market demand for and market acceptance of Figma Design is critical to Figma’s continued success. Demand for this solution is affected by a number of factors, some of which are beyond Figma’s control, such as the rate of market adoption of product design solutions; the timing of development and release of competing new solutions; the development and acceptance of new features, integrations and capabilities for Figma Design; price, product and service changes by Figma or its competitors; technological changes and developments within the markets Figma serves; growth, contraction and rapid evolution of its market; and general economic conditions and trends. If Figma is unable to continue to meet the demands of its customer and potential customers or trends in preferences for design solutions or to achieve more widespread market acceptance of Figma Design, its business, operating results, financial condition and prospects would be harmed.
If Figma experiences security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of Figma’s or Figma’s customers’ or partners’ proprietary or confidential data, it may face loss of revenue, harm to its brand, business disruption and significant liabilities.
Figma collects, uses and processes certain personal data, such as names and email addresses, about its customers, employees, partners, vendors and other parties. Additionally, Figma’s customers use its platform to create and store their proprietary and confidential data. Further, Figma possesses proprietary and confidential information regarding its platform and business. As such, Figma may be a target of data security attacks by third parties. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of any third-party or proprietary data could result in significant liability and a material loss of revenue resulting from the adverse impact on Figma’s reputation and brand, a diminished ability to retain or attract new customers, exfiltration of trade secrets or other confidential information, and disruption to its business. Figma relies on third-party service providers to host or otherwise process some of Figma’s data and that of Figma’s customers, and any failure by such third parties to prevent, mitigate or remediate security breaches, systems disruptions or improper access to, or disclosure of, such data could have similar adverse consequences for Figma.
Unauthorized access to, or other security breaches or disruptions of, Figma’s platform or the other systems or networks used in its business, including its own systems as well as those of Figma’s vendors, contractors, partners or those with which it has strategic relationships, could result in the unauthorized disclosure, loss, compromise, exfiltration, destruction, modification or corruption of customer or other personal data, including sensitive data, or proprietary information, loss of business, reputational damage adversely affecting customer confidence, regulatory investigations and orders, class action or other litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, notification obligations, significant costs for remediation (which may include incentives offered to customers to maintain business relationships) and other liabilities. If Figma’s security measures or those of its service providers are breached, or are perceived to have been breached, as a result of third-party action, including cyberattacks or other intentional misconduct by computer hackers, employee error, malfeasance or otherwise, and particularly if someone obtains unauthorized access to Figma’s data or other data it or its service providers maintain, including sensitive customer data, personal information, intellectual property and other confidential financial or business information, Figma could face declines in the retention rates of its current customers and the acquisition rates of new potential customers, be subject to regulatory investigations or orders, and its reputation could be severely damaged. Figma could be required to expend significant capital and dedicate efforts and other resources to alleviate any such problem, which may ultimately be unsuccessful and may exceed its existing insurance coverage. Moreover, if Figma’s platform is perceived as not being secure, regardless of whether it or its service providers’ security measures are actually breached, Figma could suffer harm to its reputation, and its business, operating results, financial condition and prospects would be negatively impacted.
Figma cannot ensure that its or its service providers’ measures to prevent security breaches or other security incidents will not result in the loss of information, litigation, regulatory investigations, indemnity obligations, penalties and other liability. Similarly, Figma cannot ensure that any limitations of liability provisions in its contracts would be enforceable or adequate or would otherwise protect it from any liabilities or damages with respect to any particular claim relating to a security breach or other security-related matters.
Moreover, cyberattacks and other malicious Internet-based activities continue to increase generally. Because the techniques used to obtain unauthorized access to or otherwise sabotage systems change frequently and generally are not identified until they are launched against a target, Figma and its service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, third parties may attempt to fraudulently induce employees or customers to disclose information to gain access to Figma’s data or Figma’s customers’ or other partners’ data. This could lead to fewer customers using and paying for Figma’s platform and result in reduced revenue and earnings. The costs Figma would incur to address and respond to these security incidents, and to prevent them thereafter, would increase Figma’s expenses.
Figma faces intense competition and could lose customers to its competitors, which would adversely affect its business, operating results, financial condition and prospects.
The industry in which Figma participates is rapidly evolving, fragmented and highly competitive, and if Figma does not compete effectively, its business, operating results, financial condition and prospects could be adversely impacted. Figma competes against a variety of companies within its industry to attract and retain customers. Figma expects to continue to face intense competition from current competitors, as well as from new entrants. If Figma is unable to anticipate or react to these challenges, its competitive position could weaken, and it could experience a decline in revenue or reduced revenue growth, and loss of customers that could adversely affect its business, financial condition and operating results.
Problems with the quality, reliability or integrity of Figma’s platform, products and services could adversely affect its business, operating results, financial condition and prospects.
Figma’s platform, products and services rely on advanced algorithms, proprietary software and other complex technologies. Figma’s platform, products and services, or the open-source or other third-party software utilized in building and operating them, may contain undetected errors, bugs or vulnerabilities. There can be no assurance that Figma’s quality assurance measures will be adequate to detect all issues that could interfere with, or weaken the efficiency, integrity, reliability or quality of, its platform, products and services, and some errors in Figma’s software may only be discovered after it has been deployed or may never generally be known. Any inability to prevent or cure a defect could result in interruptions in data or platform availability, malfunctioning of products or services, or data breaches and thereby result in customer dissatisfaction, damage to Figma’s reputation, or software reengineering expenses, any of which could adversely affect its business, operating results, financial condition and prospects.
If Figma is not able to effectively introduce enhancements to its platform, including new products, services, features, and functionality, that achieve market acceptance, or keep pace with technological developments, its business, operating results, financial condition and prospects could be adversely affected.
The area of design products and services is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards and consumer demands. The rapid growth and intense competition in Figma’s industry exacerbate these characteristics. Figma’s future success will depend on its ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its platform, products and services. Figma may experience difficulties that could delay or prevent the successful development, introduction or marketing of platform updates and new products and services.
Figma has made investments to develop, launch, and maintain new offerings and technologies, such as its product launches of Figma plugins, Figma Community and FigJam, and it intends to continue investing significant resources in developing and launching new technologies, tools, features, services, products and offerings. If Figma does not spend its development budget efficiently or effectively on commercially successful and innovative technologies and successfully integrate those technologies into its platform, including providing a consistently secure and reliable offering, it may not realize the expected benefits of its strategy. Further, Figma’s development efforts with respect to new products, offerings and technologies may not gain sufficient traction or market acceptance to generate revenue to offset new expenses associated with these new investments, could distract management from current operations, and will divert capital and other resources from Figma’s more established products, offerings and technologies. If Figma does not realize the expected benefits of its investments, its business, operating results, financial condition and prospects could be adversely affected.

If Figma fails to successfully maintain and enhance its brand or if it incurs significant expenses in promoting its name or brand, its business could be harmed.
Figma’s success depends on the value and reputation of its brand. Maintaining, promoting and positioning Figma’s brand will largely depend on the success of its marketing efforts, its ability to provide a consistent, high-quality experience on its platform and customer satisfaction with, among other things, the user experience, service and support and the software updates that Figma provides. If Figma’s efforts to build and maintain a positive brand and name identity do not succeed, its business could be seriously harmed.
Further, Figma’s platform supports collaborative features that allow its customers to create and share user-generated content and open-sourced design that is available to other customers. From time to time, objectionable or offensive content may be visible on Figma’s platform through these features. Although Figma attempts to moderate objectionable or offensive content, it may be subject to customer backlash, which may lead to decreased sales or harmed reputation, as a result of Figma’s customers posting offensive content or as a result of Figma’s moderation efforts if its customers perceive such efforts as under- or over-reaching.
If there are interruptions or performance problems associated with the technology or infrastructure used to provide Figma, organizations on Figma may experience service outages, other organizations may be reluctant to adopt Figma’s platform and Figma’s reputation could be harmed.
Figma’s continued growth depends, in part, on the ability of existing and potential customers to access Figma’s platform without interruption or degradation of performance. Figma has in the past or may in the future experience system interruptions, disruptions, delays, data loss, outages and other performance problems with Figma’s infrastructure due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial-of-service attacks, ransomware attacks or other security-related incidents. In some instances, Figma may not be able to identify the cause or causes of these performance problems immediately or in short order or provide sufficient customer support in connection with those incidents. Figma may not be able to maintain the level of service uptime and performance required by organizations, especially during peak usage times and as Figma’s user traffic increases. Figma has in the past incurred additional costs and made additional investments in order to meet the demands of increased customer usage of Figma and to expand the capacity of Figma’s infrastructure, and Figma may not be able to accommodate these demands in the future. If Figma is unavailable or if organizations are unable to access Figma within a reasonable amount of time, Figma’s business would be harmed and, in some instances, it may be required to provide credits to certain paid customers under Figma’s service level agreements, harming Figma’s operating results and financial condition.
Any of the above circumstances or events may harm Figma’s reputation, reduce the attractiveness of Figma’s platform, cause organizations on Figma to terminate their agreements with it, impair Figma’s ability to obtain subscription renewals from organizations on Figma, impair Figma’s ability to grow the base of users and organizations on Figma, subject Figma to financial penalties and liabilities under Figma’s service level agreements with its paid customers and otherwise harm Figma’s business, operating results, financial condition and prospects.
Figma currently relies on a small number of partners and third-party service providers to provide its platform, product and services to its customers, and any interruptions or delays in services from these partners and third parties or deterioration in Figma’s relationships with such partners and third parties could harm its business.
Figma relies on strategic partnerships and third-party service providers in connection with the development, operation, improvement and provision of its platform, product and services, including third-party hosting services provided by Amazon Web Services. Such partners and third parties provide services to key aspects of its operations, and Figma’s future growth and its ability to deliver its platform, product and services to its customers depends on its ability to maintain, develop and grow these relationships, and to build relationships with new partners and service providers. Figma does not control the operation, physical security or data security of any of the partners or third-party providers it relies upon. Despite Figma’s efforts to use commercially reasonable diligence in the selection and retention of partners and third-party providers, and although it may have indemnification and other contractual provisions designed to allocate risks with such parties, such efforts may be insufficient or inadequate to prevent or mitigate such risks, and the facilities of such parties may be subject to intrusions, computer viruses, denial-of-service attacks, human error, sabotage, acts of vandalism, acts of terrorism and other misconduct. They are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. Although Figma currently has a business continuity and disaster recovery plan in place, it may not be sufficient nor do its systems provide absolute assurance of complete redundancy of data storage or processing. As a result, the occurrence of any of these events, a decision by Figma’s partners or third-party service providers to close their data center facilities without adequate notice or other unanticipated problems could result in loss of data as well as a significant interruption in Figma’s platform, products and services, costly litigation and damage to Figma’s business, revenue, reputation and brand.
Figma’s long-term success depends, in part, on its ability to expand the use of its platform, products and services to customers located outside of the United States and Figma’s current, and any further, expansion of its international operations exposes it to risks that could have an adverse effect on its business, operating results, financial condition and prospects.
Figma conducts its business activities in various foreign countries and currently has operations in North America, Europe, and Asia. Figma’s ability to manage its business and conduct its operations internationally requires considerable management attention and resources, including financial resources, and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple cultures, customs, legal systems, regulatory systems and commercial infrastructures. Figma’s operations in international markets may not develop at a rate that supports its level of investment. Expanding internationally may subject Figma to new risks that it has not faced before or increase risks that it currently faces, including risks associated with:
•	recruiting and retaining talented and capable employees in foreign countries;
•
providing Figma’s platform to customers from different cultures, which may require Figma to adapt to sales practices, modify its platform, translate its services into local languages and provide features necessary to effectively serve users locally;

•	the burden of complying with a wide variety of laws, including those relating to labor matters, permanent establishment, payroll tax and other tax considerations;
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compliance with privacy, data protection, encryption, biometric and information security laws, such as the California Consumer Privacy Act, European Union Data Protection Directive and the European General Data Protection Regulation;

•	currency exchange rate fluctuations;
•
compliance with the laws of numerous taxing jurisdictions, both foreign and domestic, in which Figma conducts business, potential double taxation of its international earnings, and potentially adverse tax consequences due to changes in applicable U.S. and foreign tax laws; and

•	increased costs to establish and maintain effective controls at foreign locations.
Figma’s failure or inability to protect its intellectual property rights, or claims by others that Figma is infringing upon or unlawfully using others’ intellectual property, could diminish the value of Figma’s brand and weaken its competitive position, and could adversely affect Figma’s business, operating results, financial condition and prospects.
Figma currently relies on a combination of patent, copyright, trademark, trade secret, and unfair competition laws, as well as confidentiality agreements and procedures and licensing arrangements, to establish and protect its proprietary technologies, brands and other intellectual property. While it is Figma’s policy to protect and defend its intellectual property, the steps Figma takes to obtain, maintain, protect and enforce its intellectual property may be inadequate to prevent infringement, misappropriation, dilution or other potential violations of its intellectual property rights. Figma may be unable to register its intellectual property rights in all jurisdictions in which it conducts, or plans to conduct, business, and intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect Figma’s intellectual property rights as fully as in the United States. In addition, the process of obtaining patent or trademark protection can be expensive and time-consuming and Figma may therefore determine in certain circumstances not to pursue registered protection for its brands, products, software, databases or other technologies. In such circumstances, Figma relies in part on laws governing the protection of unregistered intellectual property rights, including trade secret laws, and confidentiality agreements with its employees, independent contractors, partners and other advisors, which may limit the remedies available to Figma in the event of unauthorized use by third parties. These agreements may be breached or otherwise not effectively prevent disclosure of confidential information and may not provide adequate recourse in the event of unauthorized disclosure of confidential information.
Even if Figma seeks registration for its intellectual property rights, third parties may contest its applications, and even if it is able to obtain registrations, third parties may challenge the validity or enforceability of the registered intellectual property. Further, Figma’s patents, registered trademarks or other intellectual property rights may not be of sufficient scope or strength to provide it with meaningful protection or competitive advantage. Further, unauthorized parties may attempt to reverse engineer Figma’s technology to develop applications with the same or similar functionality as its solutions, and competitors and other third parties may also adopt trade names or trademarks similar to Figma’s. Monitoring and policing unauthorized use of Figma’s technologies, brands and other intellectual property rights can be expensive, difficult and may not always be effective. Figma may in the future bring claims against third parties for infringing its intellectual property rights. Costly and time-consuming administrative proceedings or litigation could be necessary to enforce and determine the scope of Figma’s proprietary rights, and there can be no assurances that a favorable outcome will be obtained. Figma’s failure or inability to obtain or maintain intellectual property protection or otherwise protect its proprietary rights could adversely affect its business, operating results, financial condition and prospects.
From time to time, Figma has received and may in the future receive letters from third parties alleging it is infringing upon others’ intellectual property rights or inviting Figma to license third-party intellectual property rights. Moreover, Figma is and may in the future be subject to claims or lawsuits in various jurisdictions alleging the infringement or other violation of third-party patent, trademark, and other intellectual property rights, and it cannot be certain that its platform, products, services or activities do not violate the patents, trademarks or other intellectual property rights of third-party claimants. Companies in the technology industry and other patent-, copyright- and trademark-holders seeking to profit from royalties in connection with grants of licenses own large numbers of patents, copyrights, trademarks, domain names and trade secrets and frequently commence litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights.
Figma’s use of open source software could adversely affect its ability to offer its platform, products and services and develop its intellectual property assets, and could subject Figma to costly litigation.
Figma uses open source software in connection with its platform, products and services and expects to continue to use open source software in the future. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on Figma’s ability to commercialize its offerings. Some open source licenses may subject Figma to certain requirements that may adversely affect Figma’s rights in its proprietary software, including requirements to offer such software at no cost, to make publicly available the source code for modifications or derivative works based upon, incorporating, linking to or using open source software (which could include valuable proprietary code), and to license such modifications or derivative works under the terms of applicable open source licenses. While Figma monitors its use of open source software and tries to ensure that none is used in a manner that would require Figma to disclose its proprietary source code or that would otherwise breach the terms of an open source license, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose Figma’s proprietary source code or pay damages for breach of contract could be harmful to Figma’s business, operating results, financial condition and prospects, could adversely impact the value or enforceability of Figma’s intellectual property and could help competitors develop platforms, products or services that are similar to or better than Figma’s platform, products and services. To the extent the Figma platform depends upon the successful operation of open source software, any undetected errors or defects in such software could prevent the deployment or impair the functionality of the platform, delay the introduction of new offerings and injure Figma’s reputation.

Any future litigation against Figma could be costly and time-consuming to defend.
In addition to intellectual property litigation, Figma has in the past and may in the future become subject to legal proceedings and claims or regulatory inquiries or proceedings that arise in the ordinary course of business, and Figma’s insurance might not cover such claims or might not provide sufficient payments to cover all the costs to resolve one or more such claims. Litigation might result in substantial costs and may divert management’s attention and resources, which could adversely affect Figma’s business, operating results, financial condition and prospects.
Acquisitions could be difficult to identify, pose integration challenges, divert the attention of management, disrupt Figma’s business, dilute stockholder value and adversely affect Figma’s operating results and financial condition.
Figma has acquired in the past, and may in the future seek to acquire, businesses, products, teams or technologies that it believes could complement or expand Figma’s platform, products and services, enhance Figma’s technical capabilities or otherwise offer growth opportunities. Any acquisition may divert the attention of management and cause Figma to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not the acquisitions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, Figma may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of acquired companies, particularly if the key personnel of an acquired company choose not to work for Figma, if an acquired company’s software is not easily adapted to work with Figma’s platform or if Figma has difficulty retaining the customers of an acquired company. Acquisitions may also disrupt Figma’s business, divert its resources and require significant management attention that would otherwise be available for development of Figma’s existing business. Any acquisitions that Figma is able to complete may not result in any synergies or other benefits Figma had expected to achieve, which could result in impairment charges that could be substantial. Further, Figma may not be able to find and identify desirable acquisition targets or be successful in entering into an agreement with any particular target. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect Figma’s operating results. In addition, if an acquired business fails to meet Figma’s expectations, Figma’s business, operating results, financial condition and prospects may suffer or Figma may be exposed to unknown risks or liabilities.
Figma may be subject to new and existing laws and regulations, both in the United States and internationally.
Figma is subject to a wide variety of foreign and domestic laws. Laws, regulations, and standards governing issues that may affect Figma, such as employment, intellectual property, consumer protection, taxation, privacy, data security, anti-corruption, anti-money laundering, export controls and sanctions are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their enforcement and application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal and state administrative agencies. Jurisdictions are also increasingly imposing data localization laws, which may require personal information of citizens of a jurisdiction to be, among other data processing operations, initially collected, stored and modified locally within such jurisdiction. These regulations may deter customers from using services such as Figma’s platform and may inhibit Figma’s ability to expand into those markets or prohibit it from continuing to offer services in those markets without significant additional costs.
Figma is subject to privacy and security laws, regulations, standards and policies that are constantly changing, as well as contractual obligations related to data privacy and security. Figma’s actual or perceived failure to comply with such obligations could lead to government enforcement actions, a disruption of Figma’s services, private litigation, changes to Figma’s business practices, increased costs of operations, adverse publicity, limitations on the use or adoption of Figma’s platform, products and services and other negative effects on Figma’s business, operating results, financial condition and prospects.
Figma’s customers store personal, business and other proprietary information on Figma’s platform. In addition, Figma receives, stores, and otherwise processes personal and business information and other data, including proprietary or confidential information from and about actual and prospective customers, in addition to Figma’s employees and service providers. Figma’s handling of such information is subject to a variety of evolving privacy and security laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission and various state, local and foreign governments. Moreover, Figma is subject to the terms of its privacy and security policies, representations, certifications, standards, publications, contracts and other obligations to third parties. These and other requirements could require Figma to incur additional costs to achieve compliance, necessitate the acceptance of more onerous obligations in Figma’s contracts, restrict Figma’s ability to use, store, transfer and process information, impact Figma’s ability to process or use information in order to support the provision of Figma’s products and services, affect Figma’s ability to offer Figma’s platform, products and services in certain locations, result in increased expenses, reduce overall demand for Figma’s platform, products and services, and make it more difficult to meet expectations of relevant stakeholders. In the United States, numerous federal and state laws and regulations, including state personal information laws, state data breach notification laws, and federal and state consumer protection laws and regulations govern the collection, use, disclosure and protection of personal information.
The scope and interpretation of the laws that are or may be applicable to Figma are often uncertain and may be conflicting, as a result of the rapidly evolving regulatory framework for privacy issues worldwide. As a result of the laws that are or may be applicable to Figma, and due to the proprietary nature of the information Figma collects, Figma has implemented policies and procedures designed to preserve and protect Figma’s data and Figma’s customers’ data against loss, misuse, corruption, misappropriation caused by systems failures or unauthorized access. If Figma’s policies, procedures or measures relating to privacy, data protection, information security, marketing or customer communications fail to comply with laws, regulations, policies, legal obligations or industry standards, Figma may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties and negative publicity, and it could cause Figma’s application providers, customers and partners to lose trust in Figma, which could adversely affect Figma’s business, operating results, financial condition and prospects. In addition, major technology platforms on which Figma relies, privacy advocates and industry groups have regularly proposed, and may propose in the future, platform requirements or self-regulatory standards by which Figma is legally or contractually bound. If Figma fails to comply with these contractual obligations or standards, Figma may lose access to technology platforms on which Figma relies and face substantial regulatory enforcement, liability and fines.
Any failure or perceived failure by Figma to comply with laws, regulations, policies, legal, or contractual obligations, industry standards or regulatory guidance relating to privacy, data protection or information security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause Figma’s customers and partners to lose trust in Figma, which could have an adverse effect on Figma’s reputation and business. Furthermore, there can be no assurance that the limitations of liability in Figma’s contracts would be enforceable or adequate or would otherwise protect Figma from liabilities or damages if it fails to comply with applicable privacy and security laws, privacy policies or data protection obligations related to information security or security breaches. Figma also cannot be sure that Figma’s insurance coverage will be adequate or sufficient to protect Figma from or to mitigate liabilities arising out of Figma’s privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
Figma expects that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, information security, marketing and consumer communications, and Figma cannot determine the impact such future laws, regulations and standards may have on its business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair Figma’s ability to develop and market new functionality and maintain and grow Figma’s customer base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of data, or additional requirements for express or implied consent of Figma’s customers and partners for the use and disclosure of such information could require Figma to incur additional costs or modify its platform, possibly in a material manner, and could limit Figma’s ability to develop new functionality.
If Figma is not able to comply with these laws or regulations, or if Figma becomes liable under these laws or regulations, Figma’s business, financial condition or reputation could be harmed, and Figma may be forced to implement new measures to reduce its exposure to this liability. This may require Figma to expend substantial resources or to discontinue certain products or services, which would negatively affect Figma’s business, operating results, financial condition and prospects. In addition, the increased attention focused upon liability issues as a result of lawsuits, regulatory investigations and legislative proposals could harm Figma’s reputation or otherwise adversely affect the growth of Figma’s business. Furthermore, any costs incurred as a result of this potential liability could adversely affect Figma’s business, operating results, financial condition and prospects.
Figma may be adversely affected by natural disasters and other catastrophic events that could disrupt Figma’s business operations and its business continuity and disaster recovery plans may not adequately protect it from a serious disaster.
Natural disasters or other catastrophic events, including global pandemics such as the COVID-19 pandemic, may also cause damage or disruption to Figma’s operations, Figma’s customers’ operations, international commerce and the global economy, and could have an adverse effect on Figma’s business, operating results, financial condition and prospects. Figma’s business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond Figma’s control. In addition, acts of terrorism and other geopolitical unrest could cause disruptions in Figma’s business or the businesses of Figma’s partners or the economy as a whole. In the event of a natural disaster, including a major earthquake or other catastrophic event such as a fire, power loss or telecommunications failure, Figma may be unable to continue its operations and may endure system interruptions, reputational harm, lengthy interruptions in service, breaches of data security and loss of critical data, all of which could have an adverse effect on Figma’s future operating results. For example, Figma’s corporate offices are located in California, a state that frequently experiences earthquakes. Additionally, all of the aforementioned risks may be further increased if Figma does not implement an adequate disaster recovery plan or Figma’s partners’ disaster recovery plans prove to be inadequate.
Figma provides service level commitments under certain of its paid customer contracts. If Figma fails to meet these contractual commitments, Figma could be obligated to provide credits for future service, which could harm Figma’s business, operating results, financial condition and prospects.
Certain of Figma’s paid customer agreements contain service level agreements, under which Figma guarantees specified minimum availability of Figma. From time to time, Figma has granted, and in the future will continue to grant, credits to paid customers pursuant to the terms of these agreements. Any failure of or disruption to Figma’s infrastructure could make Figma unavailable to organizations on Figma. If Figma is unable to meet the stated service level commitments to Figma’s paid customers or suffers extended periods of unavailability of Figma, Figma may be contractually obligated to provide paid customers with service credits for future subscriptions. Figma’s revenue, operating results and financial condition could be harmed if Figma suffers unscheduled downtime that exceeds the service level commitments under its agreements with its paid customers, and any extended service outages could adversely affect Figma’s business and reputation as paid customers may elect not to renew and Figma could lose future sales.
Figma may have exposure to additional tax liabilities.
Figma is subject to complex tax laws and regulations in the United States and certain foreign jurisdictions. Figma’s determination of its tax liability is subject to review by applicable U.S. and foreign tax authorities. Any adverse outcome of such a review could harm Figma’s operating results and financial condition. The determination of Figma’s worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. In addition, Figma’s future effective tax rates could be favorably or unfavorably affected by changes in tax rates, changes in the valuation of its deferred tax assets or liabilities, the effectiveness of Figma’s tax planning strategies or changes in tax laws or their interpretation. Such changes could have an adverse impact on Figma’s financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This consent solicitation statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of applicable securities laws, including statements regarding the expected timing, completion and effects of the proposed transaction, product plans, future growth, market opportunities, strategic initiatives, industry positions, and customer acquisition and retention. Words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” “looks for,” or “looks to,” including variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All statements other than statements of historical fact included in this consent solicitation statement/prospectus are forward-looking statements. These forward-looking statements are based on information available to Adobe as of the date of this consent solicitation statement/prospectus and represent management’s current views and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors that may cause or contribute to such differences include, but are not limited to, the following:
•
the transaction may not be completed on the terms or timeline currently contemplated, or at all, including because Adobe and/or Figma may be unable to satisfy the closing conditions or obtain the approvals required to complete the transaction, including the requisite approval of Figma stockholders, or such approvals may be delayed or contain material restrictions or conditions, or the merger agreement may be terminated;

•	failure to complete the transaction could adversely affect the market price of Adobe common stock, as well as its and Figma’s respective business, financial condition and results of operations;
•	certain Figma directors and executive officers have interests in the transaction that may be different from, or in addition to, those of other Figma stockholders;
•	the consideration to be issued to Figma stockholders in the transaction will not be adjusted if there is a change in the trading price of Adobe common stock;
•	the combination of Figma’s business with Adobe’s business may not be as successful as anticipated;
•	Adobe may fail to realize some or all of the anticipated benefits of the transaction;
•
expected revenues, cost savings, synergies and other benefits from the proposed transaction, such as Adobe’s ability to enhance Creative Cloud by adding Figma’s collaboration-first product design capabilities and the effectiveness of Figma’s technology, might not be realized within the expected time frames or at all and costs or difficulties relating to combining the businesses of Adobe and Figma, including but not limited to customer and employee retention, might be greater than expected;

•
the market price for shares of Adobe common stock before and after the completion of the transaction may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of Adobe common stock and the value of shares of Figma common stock;

•
Adobe and Figma must obtain clearance under the HSR Act and required consents, authorizations, clearances and approvals from other specified governmental authorities under foreign antitrust laws to complete the transaction, which, if delayed, not granted or granted with burdensome conditions, or if there are other challenges to the transaction under antitrust or other laws, could prevent, substantially delay or impair the completion of the transaction, result in additional expenditures of money and resources or reduce the anticipated benefits of the transaction;

•	failure to attract, motivate and retain senior management and other key employees could diminish the anticipated benefits of the transaction;
•	each of Adobe and Figma may incur significant transaction costs in connection with the transaction;
•	third parties may terminate or alter existing relationships with Adobe or Figma;
•
while the transaction is pending, Figma is subject to certain interim operating covenants, including a covenant that requires Figma to use commercially reasonable efforts to maintain its business in the ordinary course, which could prohibit Figma from taking certain actions that might otherwise be beneficial to Figma and its stockholders and covenants relating to incurrences of indebtedness, initiation or settlement of litigation, employee matters and other matters;
•	ongoing challenges and uncertainties posed by the COVID-19 pandemic for businesses and governments around the world;
•	national, international, regional and local economic and political climates;
•	changes in global financial markets, interest rates and foreign currency exchange rates;
•	business disruption may occur following or in connection with the proposed transaction;
•
Adobe’s or Figma’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities;

•	diversion of management’s attention from ongoing business operations and opportunities as a result of the transaction;
•	the risk of litigation or regulatory actions related to the transaction; and
•	other businesses, financial, operational and legal risks and uncertainties detailed from time to time in Adobe’s SEC filings.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Adobe’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made, and Adobe and Figma undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this consent solicitation statement/prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law.

SOLICITATION OF WRITTEN CONSENTS
Purpose of the Consent Solicitation; Recommendation of the Figma Board
The Figma board is providing this consent solicitation statement/prospectus to Figma stockholders. Figma stockholders are being asked to approve the merger agreement proposal by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.
Following a review of the merger agreement and of the negotiations between Figma and its representatives on behalf of Figma and Adobe and its representatives on behalf of Adobe with respect to the merger agreement, the Figma board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and recommended that Figma stockholders approve and adopt the merger agreement and the transaction. The Figma board unanimously recommends that Figma stockholders approve the merger agreement proposal. For a discussion of the factors considered by the Figma board in approving the merger agreement, see the section entitled “The Transaction—Figma’s Reasons for the Transaction; Recommendation of the Figma Board.”
Figma Stockholders Entitled to Consent
Figma stockholders of record as of the close of business on [ ], the record date, will be entitled to execute and deliver a written consent. As of the close of business on the record date, there were (a) [ ] shares of Figma common stock outstanding, consisting of (i) [ ] shares of Figma Class A common stock and (ii) [ ] shares of Figma Class B common stock, and (b) [ ] shares of Figma preferred stock outstanding in each case entitled to execute and deliver written consents with respect to the merger agreement proposal, and directors and executive officers of Figma and their affiliates owned and were entitled to consent with respect to (a) [ ] shares of Figma common stock (representing approximately [ ]% of the voting power of such shares outstanding on that date), consisting of (i) [ ] shares of Figma Class A common stock (representing approximately [ ]% of the voting power of such shares outstanding on that date) and (ii) [ ] shares of Figma Class B common stock (representing approximately [ ]% of the voting power of such shares outstanding on that date), and (b) [ ] shares of Figma preferred stock (representing approximately [ ]% of the voting power of such shares outstanding on that date). Figma currently expects that its directors and executive officers will deliver written consents in favor of the merger agreement proposal, although none of them has entered into any agreements obligating him or her to do so, other than Mr. Field and certain stockholders affiliated with Figma directors, who have entered into the key stockholder voting agreement.
Each holder of a share of Figma Class A common stock is entitled to one vote for each such share held as of the record date. Each holder of a share of Figma Class B common stock is entitled to fifteen votes for each such share held as of the record date. Each holder of Figma preferred stock is entitled to the number of votes equal to the number of shares of Figma common stock into which the shares of Figma preferred stock held by such holder could be converted as of the record date. Each share of Figma preferred stock is currently convertible into one share of Figma Class A common stock.
The holders of Figma preferred stock will vote together as a single class on an as-converted to Figma common stock basis and the holders of Figma capital stock will vote together as a single class on an as-converted to Figma common stock basis. If and to the extent Section 2115 of the CCC is required to apply to the transaction, the holders of Figma common stock will vote together as a single class for purposes of such section.
Written Consents; Required Written Consents
The approval of the merger agreement proposal requires the affirmative vote or consent of the holders of (i) at least a majority of the voting power of the outstanding shares of Figma capital stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, (ii) at least a majority of the voting power of the outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) entitled to vote thereon, and (iii) if and to the extent required by Section 2115 of the CCC, at least a majority of the voting power of the outstanding shares of Figma common stock (voting as a single class) entitled to vote thereon. Subsequent to the execution of the merger agreement, Adobe and the key stockholders entered into the key stockholder voting agreement. Pursuant to the key stockholder voting agreement, each of the key stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent with respect thereto. The shares of Figma capital stock that are owned by the key stockholders and subject to the key stockholder voting agreement represent approximately [ ]% of the voting power of the outstanding shares of Figma capital stock, approximately [ ]% of the voting power of the outstanding shares of Figma common stock, and approximately [ ]% of the voting power of the outstanding shares of Figma preferred stock, in each case as of the record date. The execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval required under the merger agreement.
Submission of Written Consents
You may consent to the merger agreement proposal with respect to your shares of Figma capital stock by completing, dating and signing the written consent enclosed with this consent solicitation statement/prospectus and returning it to Figma by the consent deadline.
If you hold shares of Figma capital stock as of the close of business on the record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Figma. Once you have completed, dated and signed the written consent, you may deliver it to Figma, Inc. by emailing a .pdf copy to consents@figma.com or by mailing your written consent to Figma, Inc., 760 Market Street, Floor 10, San Francisco, California 94102, Attention: Vice President, Legal.
Figma has set [ ] as the consent deadline. Figma reserves the right to extend the consent deadline beyond [ ]. Any such extension may be made without notice to Figma stockholders.
Executing Written Consents; Revocation of Written Consents
You may execute a written consent to approve the merger agreement proposal (which is equivalent to a vote for the proposal). If you hold shares of Figma capital stock as of the record date and you do not return your written consent, that will have the same effect as a vote against the merger agreement proposal. If you hold shares of Figma capital stock as of the record date and you return a signed written consent without indicating your decision on the merger agreement proposal, you will have given your consent to approve the proposal.
Your consent to the merger agreement proposal may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the key stockholder voting agreement will constitute the Figma stockholder approval at the time of such delivery. If you wish to change or revoke your consent before the consent deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a .pdf copy to consents@figma.com or by mailing your new written consent to Figma, Inc., 760 Market Street, Floor 10, San Francisco, California 94102, Attention: Vice President, Legal.
Due to the obligations of the key stockholders under the key stockholder voting agreement, a failure of any other Figma stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Figma stockholder, is not expected to have any effect on the approval of the merger agreement proposal or the completion of the transaction.
Solicitation of Written Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Figma. Officers and employees of Figma may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

INFORMATION ABOUT THE COMPANIES
Adobe Inc.
Adobe Inc.
345 Park Avenue
San Jose, California 95110
Phone: (408) 536-6000
Founded in 1982, Adobe is one of the largest and most diversified software companies in the world. Adobe offers a line of products and services used by creative professionals, including photographers, video editors, graphic and experience designers and game developers; communicators, including content creators, students, marketers and knowledge workers; businesses of all sizes; and consumers for creating, managing, delivering, measuring, optimizing, engaging and transacting with compelling content and experiences across personal computers, smartphones, other electronic devices and digital media formats. Adobe operates in the Americas; Europe, Middle East and Africa; and Asia-Pacific.
Adobe was originally incorporated in California in October 1983 and was reincorporated in Delaware in May 1997. Adobe’s executive offices and principal facilities are located at 345 Park Avenue, San Jose, California 95110-2704. Adobe’s telephone number is 408-536-6000 and its website is www.adobe.com. Adobe completed its initial public offering in 1986. Adobe common stock is listed on Nasdaq under the ticker symbol “ADBE.”
Additional information about Adobe and its subsidiaries is included in documents incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”
Saratoga Merger Sub I, Inc.
Saratoga Merger Sub I, Inc.
c/o Adobe Inc.
345 Park Avenue
San Jose, California 95110
Phone: (408) 536-6000
Saratoga Merger Sub I, Inc., a direct, wholly owned subsidiary of Adobe, is a Delaware corporation that was incorporated on September 12, 2022 for the purpose of entering into the merger agreement and effecting the first merger. At the effective time, Merger Sub I will be merged with and into Figma, with Figma continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Adobe.
Saratoga Merger Sub II, LLC
Saratoga Merger Sub II, LLC
c/o Adobe Inc.
345 Park Avenue
San Jose, California 95110
Phone: (408) 536-6000
Saratoga Merger Sub II, LLC, a direct, wholly owned subsidiary of Adobe, is a Delaware limited liability company that was formed on September 12, 2022 for the purpose of entering into the merger agreement and effecting the second merger. Immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the second merger and as a wholly owned subsidiary of Adobe. As a result of the second merger, Merger Sub II will own the legacy business of Figma.

Figma, Inc.
Figma, Inc.
760 Market Street, Floor 10
San Francisco, California 94102
Phone: (415) 890-5404
Figma’s mission is to help teams collaborate visually and Figma’s vision is to make design accessible to all. Figma is a design platform for teams who build products together. Born on the web, Figma helps teams brainstorm, design, and build better products—from start to finish. Whether it is consolidating tools, simplifying workflows, or collaborating across teams and time zones, Figma makes the design process faster, more efficient and fun while keeping everyone on the same page. Figma has a devoted community of millions of product designers, developers, students and knowledge workers around the globe.
Figma, Inc. was incorporated in Delaware in 2012.

PRINCIPAL STOCKHOLDERS OF FIGMA
The following table and the related footnotes set forth, to the best of Figma’s knowledge, information on the beneficial ownership of Figma’s capital stock as of the close of business on September 30, 2022 by:
•	each stockholder, or group of affiliated stockholders, known by Figma to beneficially own more than five percent of its voting securities;
•	each of Figma’s current directors;
•	each of Figma’s executive officers; and
•	all of Figma’s current directors and executive officers as a group.
The percentage of ownership is based on 79,379,849 shares of Figma Class A common stock outstanding, 90,911,305 shares of Figma Class B common stock outstanding, and 247,818,792 shares of Figma preferred stock outstanding, in each case, as of September 30, 2022. Each holder of a share of Figma Class A common stock is entitled to one vote for each such share held as of the record date. Each holder of a share of Figma Class B common stock is entitled to fifteen votes for each such share held as of the record date. Each holder of Figma preferred stock is entitled to the number of votes equal to the number of shares of Figma common stock into which the shares of Figma preferred stock held by such holder could be converted as of the record date. Each share of Figma preferred stock is currently convertible into one share of Figma Class A common stock. In light of the voting requirements to approve the merger agreement proposal, the following table sets forth information on the beneficial ownership of the Figma common stock and the Figma preferred stock by such persons, assuming that none of the outstanding Figma preferred stock is converted into Figma common stock.
Except as indicated in the footnotes to the table below, Figma believes that the stockholders named in the table have sole voting and investment power with respect to all shares of Figma capital stock shown to be beneficially owned by them, based on information provided to Figma by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Figma, Inc., 760 Market Street, Floor 10, San Francisco, California 94102.
	Shares Beneficially Owned(1)						% of Total Voting Power(1)
Name and Address of Beneficial Owner	Figma Class A Common Stock(1)		Figma Class B Common Stock(1)		Figma Preferred Stock
	Shares	%	Shares	%	Shares	%
5% Stockholders
Entities affiliated with Greylock Partners(2)	778,842	*	—	—	60,716,278	24.5	3.6
Entities affiliated with ICQ Investments(3)	—	—	—	—	17,879,715	7.2	1.1
Entities affiliated with Index Ventures(4)	3,699,448	4.7	—	—	62,166,077	25.1	3.9
KPCB Holdings, Inc., as nominee(5)	3,518,616	4.4	—	—	50,070,083	20.2	3.2
Entities affiliated with Sequoia Capital(6)	4,106,123	5.2	—	—	19,332,982	7.8	1.4
Wu Wallace Family Trust(7)	—	—	40,957,815	45.1	—	—	36.3
Directors and Executive Officers
Dylan Field(8)	—	—	49,953,490	54.9	—	—	44.3
Shares subject to voting proxy(9)	—	—	40,957,815	45.1	—	—	36.3
Total(8)(9)	—	—	90,911,305	100.0	—	—	80.6
Praveer Melwani(10)	844,942	1.1	—	—	—	—	**
Kris Rasmussen(11)	5,754,370	7.2	—	—	—	—	**
Shaunt Voskanian	—	—	—	—	—	—	—
Kelly Kramer	—	—	—	—	—	—	—
John Lilly(12)	—	—	—	—	—	—	—
Danny Rimer(13)	—	—	—	—	—	—	—

	Shares Beneficially Owned(1)						% of Total Voting Power(1)
Name and Address of Beneficial Owner	Figma Class A Common Stock(1)		Figma Class B Common Stock(1)		Figma Preferred Stock
	Shares	%	Shares	%	Shares	%
Mamoon Hamid(14)	3,518,616	4.4	—	—	50,070,083	20.2	3.2
Lynn Vojvodich(15)	817,145	1.0	—	—	32,525	*	**
All Executive Officers and Directors as a group (9 persons)(16)	10,935,073	13.6	90,911,305	100.0	50,102,608	20.2	84.2
*	Amount represents less than 1% of the applicable class or series of Figma capital stock.
**	Amount represents less than 1% of the total voting power of Figma capital stock.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Figma common stock subject to Figma options that are currently exercisable or expected to become exercisable within 60 days of September 30, 2022 or issuable pursuant to Figma restricted stock units that are subject to vesting and settlement conditions expected to occur within 60 days of September 30, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the Figma options or Figma restricted stock units for the purpose of computing the percentage ownership of that person and for the purpose of computing the percentage ownership of all executive officers and directors as a group. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)
Consists of (i) 700,958 shares of Figma Class A common stock and 54,644,628 shares of Figma preferred stock held of record by Greylock XIV Limited Partnership (“Greylock XIV”), (ii) 38,942 shares of Figma Class A common stock and 3,035,825 shares of Figma preferred stock held of record by Greylock XIV-A Limited Partnership (“Greylock XIV-A”), and (iii) 38,942 shares of Figma Class A common stock and 3,035,825 shares of Figma preferred stock held of record by Greylock XIV Principals LLC (“XIV Principals”). Greylock XIV GP LLC is the General Partner or Manager of each of Greylock XIV, Greylock XIV-A and XIV Principals and as such may be deemed to share voting and dispositive power with regard to the shares held directly by each of Greylock XIV, Greylock XIV-A and XIV Principals. The address of each of the entities is 2550 Sand Hill Road, Menlo Park, California 94025.

(3)
Consists of (i) 14,240,145 shares of Figma preferred stock held of record by ICQ Investments, LP (Series IX) and (ii) 3,639,570 shares of Figma preferred stock held of record by ICQ Investments, LP (Series XXII). The address of each of the entities is 394 Pacific Avenue, 2nd Floor, San Francisco, California 94111.

(4)
Consists of (i) 2,470,740 shares of Figma Class A common stock and 50,878 shares of Figma preferred stock held of record by Index Ventures Growth IV (Jersey), L.P., (ii) 1,150,401 shares of Figma Class A common stock and 1,128,085 shares of Figma preferred stock held of record by Index Ventures Growth V (Jersey), L.P., (iii) 58,998,575 shares of Figma preferred stock held of record by Index Ventures VI (Jersey), L.P., (iv) 1,190,880 shares of Figma preferred stock held of record by Index Ventures VI Parallel Entrepreneur Fund (Jersey), L.P., and (v) 78,307 shares of Figma Class A common stock and 797,659 shares of Figma preferred stock held of record by Yucca (Jersey) SLP. Index Ventures Growth Associates IV Limited is the managing general partner of Index Ventures Growth IV (Jersey), L.P. and may be deemed to have voting and dispositive power over the shares held by such fund. Index Venture Growth Associates V Limited is the managing general partner of Index Ventures Growth V (Jersey), L.P. and may be deemed to have voting and dispositive power over the shares held by such fund. Index Venture Associates VI Limited is the managing general partner of Index Ventures VI (Jersey), L.P. and Index Ventures VI Parallel Entrepreneur Fund (Jersey), L.P. and may be deemed to have voting and dispositive power over the shares held by such funds. Yucca (Jersey) SLP is the administrator of the Index co-investment vehicles that are contractually required to mirror the relevant Index funds’ investment, and Index Ventures Growth Associates IV Limited, Index Venture Growth Associates V Limited and Index Venture Associates VI Limited may be deemed to have voting and dispositive power over their respective allocation of shares held by Yucca (Jersey) SLP. The address of each of the entities identified in this footnote is 44 Esplanade, 5th Floor, St. Helier, Jersey JE1 3FG, Channel Islands.

(5)
Consists of (i) 3,409,412 shares of Figma Class A common stock and 47,655,543 shares of Figma preferred stock held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), (ii) 109,204 shares of Figma Class A common stock and 1,560,137 shares of Figma preferred stock held by KPCB XVII Founders Fund, LLC (“KPCB XVII Founders”), (iii) 829,882 shares of Figma preferred stock held by Kleiner Perkins Select Fund, LLC (“KP Select”), and (iv) 24,521 shares of Figma preferred stock held by Kleiner Perkins Select Founders, LLC (“KP Select Founders”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XVII and KPCB XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Theodore E. Schlein, Beth Seidenberg, Wen Hsieh, Mamoon Hamid, and Ilya Fushman, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and KPCB XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and KPCB XVII Founders except to the extent of their pecuniary interest therein. The managing member of KP Select and KP Select Founders is Kleiner Perkins Select Associates, LLC (“KP Select Associates”). Wen Hsieh, Mamoon Hamid, and Ilya Fushman, the managing members of KP Select Associates, exercise shared voting and dispositive control over the shares held by KP Select and KP Select Founders. Such managing members disclaim beneficial ownership of all shares held by KP Select and KP Select Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, California 94025.

(6)
Consists of 4,106,123 shares of Figma Class A common stock and 19,332,982 shares of Figma preferred stock held of record by Sequoia Capital U.S. Growth Fund VIII, L.P. SC US (TTGP), Ltd. is the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of Sequoia Capital U.S. Growth Fund VIII, L.P. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by Sequoia Capital U.S. Growth Fund VIII, L.P. The address for each of the persons and entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(7)
Consists of 40,957,815 shares of Figma Class B common stock over which Mr. Field holds an irrevocable proxy, pursuant to an irrevocable proxy and power of attorney between Mr. Field, Evan Wallace, and the Wu-Wallace Family Trust.

(8)	Consists of (i) 32,812,637 shares of Figma Class B common stock of which 1,840,406 shares are unvested and subject to repurchase by

Figma, and (ii) 1,122,908 shares of Figma Class B common stock held of record by the Field 2021 Descendants Trust (the “Field Trust”). Bryn Mawr Trust Company of Delaware is the trustee of the Field Trust and may be replaced as trustee at Mr. Field’s discretion. In addition, includes 16,017,945 shares of Figma Class B common stock held of record by LLL Investments LLC which is associated with Mr. Field.
(9)
Consists of 40,957,815 shares of Figma Class B common stock held of record by the Wu-Wallace Family Trust. All of the shares of Figma Class B common stock held by the Wu-Wallace Family Trust are subject to the irrevocable proxy and power of attorney in favor of Mr. Field referred to in footnote 7 above.

(10)	Consists of 844,942 shares of Figma Class A common stock of which 80,152 shares are unvested and subject to repurchase by Figma.
(11)	Consists of 5,754,370 shares of Figma Class A common stock of which 542,734 shares are unvested and subject to repurchase by Figma.
(12)
John Lilly, who is a member of the Figma board, is an affiliate of Greylock Partners, but does not hold voting or dispositive power over the shares held of record by the Greylock Partners. See footnote 2 above for more information regarding Greylock Partners.

(13)	Danny Rimer, who is a member of the Figma board, is a partner at Index Ventures, but does not have voting or dispositive power with respect to any of the shares described in footnote 4 above.
(14)
Consists of the shares described in footnote 5 above. Mamoon Hamid, who is a member of the Figma board, is a managing member of KPCB XVII Associates and KP Select Associates, and as such may be deemed to have voting and dispositive power with respect to such shares.

(15)
Consists of (i) 817,145 shares underlying options to purchase Figma Class A common stock that are exercisable within 60 days of September 30, 2022, and (ii) 32,525 shares of Figma preferred stock held of record by The Radakovich Family Trust dated January 8, 2020.

(16)
Consists of (i) 10,117,928 shares of Figma Class A common stock of which 622,886 shares are unvested and subject to repurchase by Figma, (ii) 90,911,305 shares of Figma Class B common stock of which 1,840,406 shares are unvested and subject to repurchase by Figma, (iii) 50,102,608 shares of Figma preferred stock, and (iv) 817,145 shares underlying options to purchase Figma Class A common stock that are exercisable within 60 days of September 30, 2022.

THE TRANSACTION
The following is a description of certain material aspects of the transaction. This description may not contain all of the information that is important to you. Adobe and Figma encourage you to carefully read this entire consent solicitation statement/prospectus, including the merger agreement attached to this consent solicitation statement/prospectus as Annex A, for a more complete understanding of the transaction.
Structure of the Transaction
The merger agreement provides, among other matters, for the acquisition of Figma pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL and the DLLCA. Pursuant to the merger agreement, at the effective time, Merger Sub I will be merged with and into Figma, with Figma continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Adobe. Immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the second merger and as a wholly owned subsidiary of Adobe.
Consideration to Figma Stockholders
Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Figma or any other person, each share of Figma capital stock issued and outstanding immediately prior to the effective time (other than treasury shares and dissenting shares (as defined under “The Merger Agreement—Dissenting Shares”)) will be converted into the right to receive, without interest: (i) the per share closing stock consideration, plus (ii) the per share closing cash consideration, plus (iii) if any, the per share escrow release amount, plus (iv) if any, the per share escrow resolved amount, plus (v) if any, the per share specified escrow release amount, plus (vi) if any, the per share representative fund release amount, subject to certain customary adjustments after closing (as described in the section entitled “The Merger Agreement—Cash Consideration Adjustments”). The amount of cash and shares of Adobe common stock that each Figma stockholder is entitled to receive for such shares of Figma capital stock will be computed after aggregating the amount of cash and shares of Adobe common stock each Figma stockholder is entitled to receive for all shares of Figma capital stock that were held by such Figma stockholder immediately prior to the effective time. The amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in the merger agreement and the escrow agreement (if applicable) after the closing.
Background of the Transaction
Figma periodically evaluates opportunities to achieve its long-term operational and financial goals and to enhance stockholder value, including through potential strategic transactions such as business combinations, divestitures, acquisitions and similar transactions. Figma’s ongoing evaluation of such opportunities has included, from time to time, among other things, (i) raising additional capital through private placements or public markets, (ii) strategic partnerships and alliances, (iii) acquisitions or business combinations to grow Figma’s business and operations and (iv) a possible sale of, or business combination involving, Figma.
Since Figma’s formation in 2012, Dylan Field, Figma’s co-founder and chief executive officer, and certain executive officers of Adobe have had discussions from time to time and discussed potential transactions involving Figma and Adobe, including, among other things, potential strategic partnerships between Figma and Adobe and a potential acquisition of Figma by Adobe, but no price or other material terms of any potential transaction were discussed or negotiated at such times.
In early 2020, Mr. Field met with Scott Belsky, Adobe’s chief product officer and executive vice president, Creative Cloud. Mr. Belsky and Mr. Field discussed the possibility of Adobe and Figma partnering or combining. Following these discussions, Mr. Field notified representatives of Adobe that Figma was not interested in continuing discussions at that time.
On April 29, 2020, Figma closed its Series D preferred stock financing.
In early 2021, Mr. Field met with Shantanu Narayen, Adobe’s chairman and chief executive officer, in which they discussed their respective businesses and the potential of an acquisition of Figma by Adobe. Following these discussions, Mr. Field notified Mr. Narayen that Figma was not interested in continuing discussions regarding a potential acquisition transaction at that time.

On June 23, 2021, Figma closed its Series E preferred stock financing.
On April 20, 2022, David Wadhwani, president of Adobe’s Digital Media business, and Scott Belsky asked Mr. Field if he would be interested in discussing the possibility of Adobe acquiring Figma. Mr. Field expressed openness to understanding the terms of a potential acquisition of Figma by Adobe, and Mr. Field, Mr. Belsky and Mr. Wadhwani continued their discussion of the potential benefits of a combination the following week.
On May 5, 2022, Figma and Adobe entered into a confidentiality agreement, and Figma provided Adobe with certain confidential information to enable Adobe to further evaluate Figma and the terms of any potential transaction.
Throughout May and June 2022, representatives of Figma and Adobe continued to discuss a potential acquisition transaction, including Figma’s potential value given its growth trajectory and prospects, and Figma provided additional confidential information to Adobe.
On May 25, 2022, the Figma board met, together with representatives of Fenwick & West, Figma’s legal counsel. During the meeting, Mr. Field updated the Figma board on his ongoing discussions with representatives of Adobe regarding a potential acquisition transaction. After the update, the Figma board discussed, among other things, the best way to maximize value for Figma’s stockholders if the Figma board decided to pursue a sale of Figma. During such discussion, the Figma board considered, among other things, engaging an outside financial advisor to assist the Figma board in evaluating any potential proposal by Adobe to acquire Figma and approaching other third parties who might be interested in acquiring Figma and that would have the financial resources to deliver an offer that would maximize value for Figma’s stockholders. The Figma board also considered the risks and merits of approaching third parties about a potential offer to acquire Figma, including the likelihood that such outreach would generate a superior offer or create a competitive process that could cause Adobe to increase the price of its offer, and the risks of conducting such outreach, including the risk of a media leak that could disrupt Figma’s current business operations or cause Adobe to abandon discussions about a potential acquisition transaction. After such discussions, the Figma board directed Mr. Field to continue discussions with representatives of Adobe, engage an outside financial advisor and to reach out to a strategic party that the Figma board determined would be most likely to deliver an offer that could provide similar or greater value to Figma’s stockholders than a potential offer from Adobe.
On May 28, 2022, Figma engaged Qatalyst Partners LLC (“Qatalyst Partners”) as its financial advisor with respect to a potential acquisition transaction. Figma engaged Qatalyst Partners based, among other things, on its reputation, experience and familiarity with Figma’s business and Adobe’s business.
On May 28 and May 29, 2022, Mr. Field informed representatives of a publicly-traded technology company (“Party A”) that Figma may receive an acquisition offer and asked whether Party A would be interested in making an offer to acquire Figma.
On May 30, 2022, representatives of Qatalyst Partners had a follow-up conversation with a representative of Party A to assess Party A’s interest in a potential strategic transaction with Figma. The representative of Party A offered to execute a confidentiality agreement and requested a management meeting.
On June 1, 2022, Figma and Party A entered into a confidentiality agreement, and Figma provided Party A with certain confidential information to enable Party A to further evaluate whether it would submit a proposal to acquire Figma and the terms of such a proposal.
On June 5, 2022, Mr. Field and Praveer Melwani, Figma’s chief financial officer, met with Mr. Narayen, Mr. Wadhwani and Dan Durn, Adobe’s chief financial officer, to further discuss a potential acquisition transaction involving Adobe and Figma. Later that day, Mr. Field and Mr. Melwani provided certain members of the Figma board with an update on the conversation.
On June 6 and June 7, 2022, Figma provided confidential information regarding its business to Adobe and Party A in order to enable such parties to evaluate Figma and the terms of any potential transaction.
On June 19, 2022, representatives of Adobe delivered a non-binding indication of interest to acquire Figma (the “June 19 proposal”). The June 19 proposal provided that Adobe would acquire all of Figma’s issued and outstanding equity interests for $20 billion in total acquisition consideration (the “acquisition price”). The June 19 proposal also provided that approximately 50% of the acquisition price would be payable in cash and the remainder in Adobe equity securities. The June 19 proposal did not specify how the Adobe equity would be valued or provide for any termination fees or indemnification terms. In addition, the June 19 proposal provided that Adobe would grant retention equity awards valued at up to approximately $2 billion to Figma employees, including Mr. Field (the “retention pool”).
On June 20, 2022, representatives of Party A informed Mr. Field that Party A was not interested in further pursuing a potential acquisition of Figma.
On June 21, 2022, the Figma board met, together with representatives of Qatalyst Partners, to discuss the terms of the June 19 proposal. After the discussion, the Figma board directed Mr. Field to continue negotiations with Adobe, and to seek an increase in Adobe’s proposed acquisition price.
On June 22, 2022, Mr. Field discussed the June 19 proposal with Mr. Wadhwani, and conveyed the Figma board’s view that the June 19 proposal provided insufficient value for Figma’s stockholders.
On June 30, 2022, Mr. Field had another call with Mr. Wadhwani. During the call, Mr. Field proposed a $23 billion acquisition price and a retention pool valued at approximately $3 billion (the “June 30 counterproposal”). The next day, Mr. Wadhwani informed Mr. Field that Adobe was not willing to increase its proposed acquisition price, but that it may consider increasing the amount of the retention pool given the importance of Figma’s employees to the success of any potential combination.
On July 4, 2022, Mr. Wadhwani delivered to Mr. Field a revised non-binding indication of interest to acquire Figma (the “July 4 proposal”). The July 4 proposal provided, among other things, for a $20 billion acquisition price, with approximately 50% of the acquisition price payable in cash and the remainder in Adobe equity securities. The July 4 proposal also provided that the acquisition price would be on a cash- and debt-free basis net of transaction expenses, without any net working capital adjustment, and for a retention pool valued at approximately $2.3 billion, including the amount that would be allocated to Mr. Field. The July 4 proposal did not specify how the Adobe equity would be valued or provide for any termination fees or indemnification terms. Mr. Wadhwani also delivered a draft exclusivity agreement (the “exclusivity agreement”), which provided that Figma would negotiate exclusively with Adobe regarding a potential strategic transaction until 45 days after the execution of the exclusivity agreement.
Later on July 4, 2022, the Figma board met, together with representatives of Figma’s senior management, Fenwick & West and Qatalyst Partners. During the meeting, the Figma board discussed the terms of the July 4 proposal and its potential response. After the discussion, the Figma board directed Mr. Field to continue to negotiate with Adobe regarding the material terms set forth in the July 4 proposal, including potentially increasing the acquisition price.
On July 5, 2022, Mr. Field delivered to Mr. Wadhwani a revised non-binding indication of interest (the “July 5 counterproposal”). The July 5 counterproposal provided, among other things, for a $21.5 billion acquisition price on a cash- and debt-free basis net of transaction expenses and without a net working capital adjustment, with approximately 50% of the acquisition price payable in cash and the remainder in Adobe equity securities, and a retention pool valued at approximately $2.3 billion. The July 5 counterproposal also provided that Adobe equity securities would be valued according to a fixed exchange ratio with a collar, with each share of Adobe stock issuable in the transaction being valued based on a specified average price of Adobe’s shares prior to the execution of the merger agreement (the “signing average price”), and that the valuation of such stock would increase or decrease by 10% if a specified average price of Adobe’s shares prior to the closing of the merger was 10% or more higher or 10% or more lower than the signing average price. In addition, the July 5 counterproposal provided that Adobe would agree to pay Figma a reverse termination fee in the event the transaction failed to close due to a failure to receive any required antitrust approvals (the “reverse termination fee”). Finally, the July 5 counterproposal provided that Adobe’s sole recourse for any breach of the merger agreement would be a representation and warranty insurance policy in favor of Adobe and a retention escrow equal to the lesser of $25 million and 50% of the retention of such insurance policy.
Later on July 5, 2022, Mr. Wadhwani informed Mr. Field that Adobe's proposed acquisition price was firm at $20 billion and would not be increased.
On July 6, 2022, Mr. Narayen met with Mr. Field and reiterated Adobe's position on the acquisition price.

On July 14, 2022, representatives of Adobe delivered to Figma a revised non-binding indication of interest to acquire Figma (the “July 14 proposal”). The July 14 proposal provided, among other things, for an acquisition price of $20 billion on a cash- and debt-free basis net of transaction expenses and without a net working capital adjustment, with approximately 50% of the acquisition price payable in cash and the remainder in Adobe equity securities, and a retention pool valued at approximately $2.3 billion, including the amount that would be allocated to Mr. Field. The July 14 proposal also provided that the Adobe stock issued in the transaction would be valued according to a fixed exchange ratio based on the signing average price, with no collar. In addition, the July 14 proposal provided that Adobe would pay a reverse termination fee to Figma, with the parties to agree on the amount of such reverse termination fee, and requested clarification on the indemnification terms set forth in the July 5 counterproposal.
On July 16, 2022, the Figma board met with representatives of Figma’s senior management, Fenwick & West and Qatalyst Partners. During the meeting, the Figma board discussed the July 14 proposal and the best course of action in responding, appreciating that based on input from Adobe, that any further insistence on increasing the acquisition price or undue delay in executing the exclusivity agreement would likely cause Adobe to abandon its proposal to acquire Figma. After such discussion, the Figma board directed Figma’s senior management to accept the acquisition price of $20 billion on a cash- and debt-free basis and the value of the retention pool set forth in the July 14 proposal, but to continue to negotiate the amount of the reverse termination fee and other terms of a proposed acquisition, including indemnification terms.
On July 17, 2022, the Figma board met, together with representatives of Fenwick & West. During the meeting, the Figma board unanimously approved entering into exclusive negotiations with Adobe regarding an acquisition of Figma by Adobe for an acquisition price of $20 billion on a cash- and debt-free basis net of transaction expenses and without a net working capital adjustment provided that the parties could come to an agreement on the other key terms of the indication of interest, including the reverse termination fee and indemnification.
Also on July 17, 2022, representatives of Fenwick & West delivered a revised non-binding indication of interest (the “July 17 counterproposal”) to representatives of Adobe and Wachtell, Lipton, Rosen & Katz, Adobe’s legal advisor (“Wachtell Lipton”). The July 17 counterproposal provided, among things, for the same acquisition price as set forth in the July 14 proposal, the reverse termination fee and clarified that with respect to indemnification Figma’s proposal was subject to specific matters to be mutually agreed in the merger agreement following due diligence.
On July 18, 2022, representatives of Figma, Fenwick & West, Adobe and Wachtell Lipton met via videoconference to negotiate the July 17 counterproposal, including the amount of the reverse termination fee. That same day, representatives of Adobe delivered to representatives of Figma and Fenwick & West a revised non-binding indication of interest. Thereafter, representatives of Adobe and Wachtell Lipton and representatives of Figma and Fenwick & West continued to discuss the terms of the indication of interest.
On July 20, 2022, representatives of Adobe delivered to representatives of Figma and Fenwick & West a revised non-binding indication of interest to acquire Figma (the “July 20 proposal”), which provided for, among other things, a $20 billion acquisition price on a cash- and debt-free basis net of transaction expenses and without a net working capital adjustment, with approximately 50% of the acquisition price payable in cash and the remainder in Adobe equity securities and a retention pool valued at approximately $2.3 billion. The July 20 proposal also provided that the Adobe stock issued in the transaction would be valued at the signing average price, and that Adobe would agree to a $1 billion reverse termination fee.
Also on July 20, 2022, representatives of Fenwick & West delivered a revised draft of the exclusivity agreement to representatives of Adobe and Wachtell Lipton, which provided that Figma’s exclusivity obligations would automatically terminate if Adobe proposed terms that were materially less favorable to Figma and its stockholders than the terms set forth in the July 20 proposal, including any proposal to reduce the acquisition price. Later that day, Figma and Adobe executed the exclusivity agreement.
On July 22, 2022, representatives of Adobe delivered a detailed due diligence request list to Figma.
On July 27, 2022, Figma made an electronic data room available to Adobe and its advisors, which contained confidential information to enable Adobe to conduct its due diligence review of Figma.

From July 28, 2022 to September 14, 2022, Figma provided additional due diligence materials to Adobe and its advisors in the electronic data room, and Adobe and its advisors continued their due diligence review of Figma, including reviewing such information in the electronic data room and holding numerous in-person and telephonic meetings with Figma’s senior management.
On July 30, 2022, representatives of Wachtell Lipton delivered to Fenwick & West an initial draft of the merger agreement.
From August 5, 2022 to August 24, 2022, representatives of Fenwick & West and Wachtell Lipton exchanged revised drafts of the merger agreement.
On August 19, 2022, representatives of Wachtell Lipton delivered an initial draft of the key stockholder voting agreement to Fenwick & West.
On August 26, 2022, representatives of Figma, Fenwick & West, Adobe and Wachtell Lipton met to further negotiate the terms of the draft merger agreement, including among other things the method for calculating the exchange ratios and the size and terms of indemnification escrows.
From August 26, 2022 until September 14, 2022, representatives of Figma and Adobe, together with representatives of their respective advisors, continued to negotiate the terms of merger agreement, key stockholder voting agreement and the other transaction documents, and Fenwick & West and Wachtell Lipton exchanged drafts of such agreements. Representatives of Figma’s senior management, Fenwick & West and Qatalyst Partners provided regular updates to the Figma board on the status of negotiations with respect to such agreements.
On September 13, 2022, representatives of Figma and Adobe met, together with representatives of their outside legal and financial advisors. During the meeting, representatives of Adobe provided information responsive to Figma’s reverse due diligence queries regarding Adobe.
On September 14, 2022, the parties finalized the drafts of the merger agreement, key stockholder voting agreement and other transaction documents.
Also on September 14, 2022, the Figma board met, together with representatives of Fenwick & West and Qatalyst Partners. At the meeting, a representative of Qatalyst Partners reviewed with the Figma board the economic terms of the merger agreement, including the information provided by representatives of Adobe relating to Adobe’s past financial performance. Representatives of Fenwick & West then reviewed with the Figma board the terms of the merger agreement and the resolutions to approve the merger agreement, the mergers and the related transactions.
After deliberation, including consideration of the factors described in the section entitled “—Figma’s Reasons for the Transaction; Recommendation of the Figma board,” the Figma board unanimously (i) approved and authorized the execution and delivery of the merger agreement, (ii) approved the consummation of the transactions contemplated by the merger agreement, including the mergers, (iii) determined that the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby were advisable, (iv) recommended that Figma’s stockholders approve and adopt the merger agreement and the other transactions contemplated thereby, including the mergers, and (v) directed that the merger agreement and the principal terms of the transactions contemplated thereby be submitted to Figma’s stockholders for their approval and adoption.
On September 15, 2022, prior to the open of trading on Nasdaq, Figma and Adobe executed the merger agreement and publicly announced the transaction.
Figma’s Reasons for the Transaction; Recommendation of the Figma Board
At a meeting held on September 14, 2022, the Figma board considered the transaction and the terms of the merger agreement and unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Figma and its stockholders. The Figma board unanimously recommends that Figma stockholders approve the merger agreement proposal by executing and returning the written consent furnished with this consent solicitation statement/prospectus.

In arriving at this determination and recommendation, the Figma board, in consultation with Figma management and Figma’s financial and legal advisors, engaged in numerous discussions regarding the transaction, received materials for their review and consideration, and considered a variety of factors.
The following are some of the significant factors that supported the Figma board’s decision to approve the merger agreement (which are not in any relative order of importance):
•	the fact that, upon completion of the transaction, Figma would be part of a much larger organization that would enable Figma the opportunity to accelerate growth;
•
the fact that the terms of the merger agreement and related transaction documents reflected extensive negotiations between the parties and their respective advisors, and the Figma board’s belief that the economic and other terms of the merger agreement and related transaction documents, taken as a whole, were the best that Adobe would be willing to offer to Figma stockholders;

•
the fact that Figma had explored other potential strategic alternatives, including other potential business combination transactions, remaining an independent private company or pursuing an IPO, and the Figma board’s belief that the transaction with Adobe would provide superior value to Figma stockholders as compared to the value expected to result from such other strategic alternatives;

•
the fact that, upon completion of the transaction, Figma stockholders would receive cash as a component of the merger consideration, which offers Figma stockholders an opportunity to realize immediate value for a portion of their investment and provides a level of price certainty and downside protection;

•
the fact that, upon completion of the transaction, Figma stockholders would receive Adobe common stock as a component of the merger consideration, and would therefore have an opportunity to participate in the potential for value accretion and potential synergies created by the transaction, when, if and as achieved by Adobe;

•
the complementary nature of the cultures of the two companies, including with respect to corporate purpose and product vision, and the Figma board’s belief that the complementary cultures will facilitate the successful combination and implementation of the transaction and future growth for Figma;

•
the fact that the Adobe stock consideration was calculated by reference to the average 10-day closing price for one share of Adobe common stock as of September 13, 2022, and, as a result, Figma stockholders would have the opportunity to benefit from any increase in the trading price of Adobe common stock during or following the closing of the transaction;

•
the fact that the transaction provides Figma stockholders with liquidity at the closing of the transaction, given both the cash consideration and that the stock consideration will be registered on a registration statement on Form S-4 and will not be subject to any lock-up or restrictions;

•
the expected treatment of the combination as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, subject to certain requirements set forth in and as more fully described in the section entitled “U.S. Federal Income Tax Consequences”;

•
information and discussions with Figma’s management and advisors regarding Adobe’s business, assets, financial condition, results of operations, strategy and prospects, including the expected pro forma effect of the transaction on the combined company;

•
the Figma board’s and management’s assessment of Figma’s future financial performance and prospects on a standalone basis, taking into account, among other things, certain business, financial and execution risks, and certain other risks associated with continuing as an independent company;

•	the financial advice provided by Qatalyst Partners;
•	the review by the Figma board with its legal and financial advisors, as applicable, of the financial and other terms of the merger agreement and related transaction documents;
•
the Figma board’s assessment of the likelihood that the transaction would be completed based on, among other things, the conditions to closing and the assessment of the Figma board, after consulting with counsel, regarding the likelihood of obtaining all required regulatory approvals;

•
the termination and remedy provisions under the merger agreement in the event that the transaction is not completed due to the failure to obtain required regulatory approvals, including Adobe’s obligation to pay the reverse termination fee to Figma upon termination of the merger agreement in specified circumstances (as more fully described in the section entitled “The Merger Agreement—Expenses and Reverse Termination Fees”);

•	the fact that Adobe’s obligation to complete the transaction is not subject to any financing condition or similar financing contingency; and
•
the right of each of Adobe and Figma to specific performance to prevent breaches and to enforce the terms of the merger agreement (as more fully described in the section entitled “The Merger Agreement—Specific Performance”).

In the course of its deliberations, the Figma board also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):
•
the possibility that the transaction may not be completed or may be unduly delayed for reasons beyond the control of Figma and/or Adobe, including the potential length of the regulatory review process and the risk that applicable regulatory authorities may seek to enjoin the transaction or otherwise impose conditions on Figma and/or Adobe in order to obtain clearance for the transaction that could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the transaction;

•	the uncertainty around the potential state of Figma’s business and the availability of alternative liquidity transactions, including a potential IPO, in the event the transaction is not completed;
•	the fact that the merger agreement does not provide Figma with a price-based termination right or other similar protection in favor of Figma or its stockholders in such circumstances;
•
the potential effects of the public announcement of the transaction, including the: (i) effects on Figma’s employees, community, business partners, and operating results; (ii) potential effects on the stock price of Adobe; (iii) impact on Figma’s ability to attract and retain key employees, including engineering talent; and (iv) potential for litigation in connection with the transaction;

•	the fact that, if the transaction is not completed, Figma will have expended significant human and financial resources on a failed transaction;
•
the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the transaction, and the potential effect of the transaction on Figma’s business and relations with its customers, community, prospective employees, merchants and strategic partners;

•
the restrictions on the conduct of Figma’s business prior to completion of the transaction contained in the merger agreement, which, among other things, require Figma to use commercially reasonable efforts to conduct its business in the ordinary course of business, subject to certain qualifications, which could, among other things, delay or prevent Figma from undertaking business opportunities that may arise pending completion of the transaction and could negatively impact Figma’s ability to attract and retain employees and decisions of customers, merchants, and strategic partners;

•	the transaction costs and retention costs to be incurred in connection with the transaction, regardless of whether the transaction is completed;
•
the fact that Figma is not permitted to terminate the merger agreement, notwithstanding receipt of a proposal for a more favorable transaction, and the anticipation that subsequent to the execution of the merger agreement, the key stockholders would execute a voting agreement requiring them to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of their shares of Figma capital stock entitled to act by written consent with respect thereto, which written consent would constitute the Figma stockholder approval (as more fully described in the section entitled “Key Stockholder Voting Agreement”);

•
the fact that the stock consideration to be issued to Figma stockholders in the transaction will not be adjusted if there is a change in the trading price of Adobe common stock, and, depending on the closing price per share of Adobe common stock as of the closing date, the value of the merger consideration that holders of Figma capital stock are entitled to receive at the closing in accordance with the merger agreement may be less than the value that would be received based on the value of Adobe common stock as of the date of the merger agreement; and
•
various other risks associated with the transaction and the businesses of Figma, Adobe and the combined company following the completion of the transaction described in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

In addition to considering the factors described above, the Figma board considered the fact that some of Figma’s directors and executive officers have other interests in the transaction that may be different from, or in addition to, the interests of Figma stockholders generally, as more fully described in the section entitled “Interests of Figma’s Directors and Executive Officers in the Transaction.”
The Figma board concluded that the risks, uncertainties and potentially negative factors associated with the transaction were outweighed by the potential benefits that it expected Figma and its stockholders would achieve as a result of entering into the transaction. Accordingly, the Figma board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Figma and its stockholders.
The foregoing discussion of the factors considered by the Figma board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the Figma board. In view of the wide variety of factors considered by the Figma board in connection with its evaluation of the transaction and the complexity of these matters, in reaching its decision to approve the merger agreement and the transaction and to make its recommendation to Figma stockholders, the Figma board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The Figma board considered each of the applicable factors as a whole in context of the transaction, including thorough discussions with Figma management and Figma’s financial and legal advisors, and overall considered such factors to be favorable to, and to support, its determination. It should be noted that this explanation of the reasoning of the Figma board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Regulatory Approvals
Under the HSR Act, the transaction cannot be completed until, among other things, Adobe and Figma each file a notification and report form with the U.S. Antitrust Agencies and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. On October 13, 2022, each of Adobe and Figma filed a notification and report form pursuant to the HSR Act with the U.S. Antitrust Agencies. On November 14, 2022, the parties each received a second request from the DOJ with respect to the transaction. Accordingly, the HSR waiting period will expire 30 days after Adobe and Figma each certify their substantial compliance with the second request, unless earlier terminated by the DOJ or extended by agreement of the parties or court order.
At any time before or after the completion of the transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the U.S. Antitrust Agencies could take such action under the antitrust laws as they deem necessary under the applicable statutes, including seeking to enjoin the completion of the transaction, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the transaction, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
The transaction is also subject to clearance or approval by regulatory authorities in certain other jurisdictions. The transaction cannot be completed until Adobe and Figma obtain clearance to consummate the transaction or applicable waiting periods have expired or been terminated in each applicable jurisdiction. Adobe and Figma, in consultation and cooperation with each other, will file notifications, as required with regulatory authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties.
There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be.
In connection with the transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and Nasdaq, as well as any required filings with state or local licensing authorities.
Listing of Adobe Common Stock
It is a condition to the closing that the shares of Adobe common stock to be issued to Figma stockholders in the first merger have been approved for listing on Nasdaq, subject to official notice of issuance, prior to the closing date. It is expected that, following the completion of the transaction, the Adobe common stock will continue to trade on Nasdaq under the ticker symbol “ADBE.”
Key Stockholder Voting Agreement
Subsequent to the execution of the merger agreement, Adobe and the key stockholders (as defined in the section entitled “Key Stockholder Voting Agreement”) entered into the key stockholder voting agreement (as defined in the section entitled “Key Stockholder Voting Agreement”). Pursuant to the key stockholder voting agreement, among other things, each of the key stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the transaction, including the mergers, with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval required under the merger agreement. See the section entitled “Key Stockholder Voting Agreement.”
Directors and Management Following the Completion of the Transaction
There will be no change to the Adobe board as a result of the mergers, and the directors of Adobe as of immediately prior to the effective time will continue to serve as the directors of Adobe after completion of the mergers. The executive officers of Adobe immediately prior to the effective time will continue to serve as the executive officers of Adobe after completion of the mergers.
Accounting Treatment
Adobe and Figma prepare their financial statements in accordance with GAAP. The mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Adobe considered as the accounting acquirer and Figma as the accounting acquiree. Accordingly, Adobe will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.

THE MERGER AGREEMENT
The following section summarizes certain material provisions of the merger agreement, which is included in this consent solicitation statement/prospectus as Annex A and is incorporated by reference herein. The summary of the merger agreement below and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Adobe or Figma. The rights and obligations of Adobe and Figma are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Adobe stockholders and Figma stockholders are urged to read the merger agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement is attached to this consent solicitation statement/prospectus as Annex A and described in this summary to provide you with information regarding its terms. The merger agreement contains representations and warranties by Figma, on the one hand, and by Adobe, Merger Sub I and Merger Sub II, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by Figma, Adobe, Merger Sub I and Merger Sub II were qualified and subject to important limitations agreed to by Figma, Adobe, Merger Sub I and Merger Sub II in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts about Figma or Adobe or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules (the “Figma disclosure schedules”) that Figma and Adobe each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent solicitation statement/prospectus and in the documents incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”
The Transaction
The merger agreement provides, among other matters, for the acquisition of Figma pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL and the DLLCA. At the effective time, Merger Sub I will be merged with and into Figma, with Figma continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Adobe. Immediately following the first merger, Figma, as the surviving corporation in the first merger, will be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company in the second merger and as a wholly owned subsidiary of Adobe.
At the effective time, the certificate of incorporation and the bylaws of the surviving corporation will be amended to read the same as the certificate of incorporation and bylaws, respectively, of Merger Sub I as in effect immediately prior to the effective time until thereafter changed or amended, except that the name of the surviving corporation will be “Figma, Inc.” and references to the incorporator will be deleted. At the second effective time, the certificate of formation and the limited liability company agreement of Merger Sub II, as in effect immediately prior to the second effective time, will be the certificate of formation and the limited liability company agreement of the surviving company, until thereafter changed or amended, except that the name of the surviving company will be “Figma, LLC.”
Unless otherwise determined by Adobe prior to the effective time, the officers and directors of Merger Sub I immediately prior to the effective time will be the initial officers and directors of the surviving corporation, until their successors are duly elected or appointed and qualified, and the officers and managing member of Merger Sub II immediately prior to the second effective time will be the initial officers and managing member of the surviving company, until their respective successors are duly elected or appointed and qualified.
Closing; Effective Time
The closing will take place at Adobe’s offices or remotely by exchange of documents and signatures, at 10:00 a.m., Pacific time, on the third business day after the satisfaction or, to the extent permitted, waiver of the conditions to closing (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Figma and Adobe. If the closing would otherwise occur on a date that is less than 10 days prior to the last day of any Adobe fiscal quarter, at Adobe’s written election provided to Figma no later than two business days prior to the date on which the closing would have otherwise occurred, the closing will instead take place at 10:00 a.m., Pacific time, on the first business day after the last day of such fiscal quarter, subject to the satisfaction or, to the extent permitted, waiver of the conditions to closing (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Figma and Adobe.
On the closing date, the parties will cause a certificate of merger with respect to the first merger and a certificate of merger with respect to the second merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made under the DGCL and the DLLCA in connection with the mergers. The first merger will become effective at such time as the first certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other later time as may be agreed to by Figma and Adobe and specified in the first certificate of merger. The second merger will become effective at such time as the second certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other later time as may be agreed to by Figma and Adobe and specified in the second certificate of merger.
Consideration; Effect of the Transaction on Figma Capital Stock
Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Figma or any other person, each share of Figma capital stock issued and outstanding immediately prior to the effective time (other than treasury shares and dissenting shares (as defined under “—Dissenting Shares”)) will be converted into the right to receive, without interest: (i) the per share closing stock consideration, plus (ii) the per share closing cash consideration, plus (iii) if any, the per share escrow release amount, plus (iv) if any, the per share escrow resolved amount, plus (v) if any, the per share specified escrow release amount, plus (vi) if any, the per share representative fund release amount, subject to certain customary adjustments after closing (as described in the section entitled “—Cash Consideration Adjustments”). The amount of cash and shares of Adobe common stock that each Figma stockholder is entitled to receive for such shares of Figma capital stock will be computed after aggregating the amount of cash and shares of Adobe common stock each Figma stockholder is entitled to receive for all shares of Figma capital stock that were held by such Figma stockholder immediately prior to the effective time. The amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in the merger agreement and the escrow agreement (if applicable) after the closing.
Also at the effective time, (a) each share of Figma common stock held in treasury by Figma will be canceled without payment of any consideration therefor, and (b) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation (“surviving corporation stock”).
At the second effective time, by virtue of the second merger and without any action on the part of the holder thereof, (a) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the second effective time will remain outstanding as a limited liability company interest of the surviving company and (b) each share of surviving corporation stock issued and outstanding immediately prior to the second effective time will be canceled without payment of any consideration therefor.

Treatment of the Figma Warrant
The Figma warrant will be canceled at the effective time unless exercised prior to such time. Subject to the applicable provisions of the merger agreement, if the holder of the Figma warrant executes a warrant termination agreement in the form attached to the merger agreement no later than three days prior to the effective time, then, upon the effective time, the holder of the Figma warrant will be entitled to receive, for each share of Figma capital stock subject to the Figma warrant, (i) the per share closing stock consideration, plus (ii) the excess of the per share closing cash consideration over the applicable per share exercise price of the Figma warrant, plus (iii) if any, the per share escrow release amount, plus (iv) if any, the per share escrow resolved amount, plus (v) if any, the per share specified escrow release amount, plus (vi) if any, the per share representative fund release amount, subject to certain customary adjustments after closing as described in the section entitled “—Cash Consideration Adjustments.” The amount of cash and shares of Adobe common stock the holder of the Figma warrant is entitled to receive for such shares of Figma capital stock subject to the Figma warrant will be computed after aggregating the amount of cash and shares of Adobe common stock the holder of the Figma warrant is entitled to receive for all shares of Figma capital stock subject to the Figma warrant immediately prior to the effective time. The amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in the merger agreement and the escrow agreement after the closing.
Treatment of Figma Equity Awards
Treatment of Vested Figma Equity Awards
At the effective time, without interest and less applicable withholding taxes:
•
each vested Figma option will be canceled in exchange for the right to receive, for each share of Figma common stock subject to such option, (i) a cash payment equal to the per share equity award cash consideration, less the applicable per share exercise price and (ii) the per share closing stock consideration;

•
each vested Figma RSU award will be canceled in exchange for the right to receive, for each share of Figma common stock subject to such award, (i) a cash payment equal to the per share equity award cash consideration and (ii) the per share closing stock consideration; and

•
each vested Figma PSU award will be canceled in exchange for the right to receive, for each share of Figma common stock subject to such award, (i) a cash payment equal to the per share equity award cash consideration and (ii) the per share closing stock consideration.

Treatment of Unvested Figma Equity Awards
At the effective time:
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each unvested Figma option will be canceled and converted into an Adobe RSU award that will settle into a number of shares of Adobe common stock equal to the product (rounded down to the nearest whole number of shares) of (i) the number of shares of Figma common stock subject to such option (reduced by the number of full and partial shares of Figma capital stock with a value equal to the aggregate exercise price of such option) and (ii) the per share equity award exchange ratio, with a vesting schedule that is no less favorable than the vesting schedule that applied to such option immediately prior to the effective time;

•
each unvested Figma RSU award will be canceled and converted into an Adobe RSU award that will settle into a number of shares of Adobe common stock equal to the product (rounded down to the nearest whole number of shares) of (i) the number of shares of Figma common stock subject to such award and (ii) the per share equity award exchange ratio, with a vesting schedule that is no less favorable than the vesting schedule that applied to such Figma RSU award immediately prior to the effective time;

•
the shares of Figma restricted stock held by each holder will be canceled and converted into a restricted stock award (or, if certain conditions with respect to Section 83(b) election are not met, a restricted stock unit award) relating to a number of shares of Adobe common stock equal to the product

(rounded down to the nearest whole number of shares) of (i) the number of shares of Figma restricted stock held by such holder and (ii) the per share equity award exchange ratio, with a vesting schedule that is no less favorable than the vesting schedule that applied to such shares of Figma restricted stock immediately prior to the effective time; and
•	each unvested Figma PSU award will be canceled without consideration.
Cash Consideration Adjustments
Closing Adjustment to Cash Consideration
No later than five business days prior to the anticipated closing date, Figma must deliver to Adobe a statement (the “estimated closing statement”) prepared in accordance with the definitions and accounting principles set forth in the merger agreement and including a good faith estimate of:
•	the estimated aggregate amount of cash held by Figma and its subsidiaries, calculated in accordance with the merger agreement, as of immediately prior to the closing (the “estimated closing cash”);
•
the estimated aggregate amount of indebtedness of Figma and its subsidiaries, calculated in accordance with the merger agreement, as of immediately prior to the closing (the “estimated closing indebtedness”);

•
the estimated aggregate amount of transaction expenses incurred by Figma and its subsidiaries in connection with the transaction that remain unpaid as of immediately prior to the closing, calculated in accordance with the merger agreement (the “estimated company expenses”); and

•	the amount equal to the estimated closing cash, minus the estimated closing indebtedness, minus the estimated company expenses (the “estimated consideration adjustment”).
Until the business day prior to the closing date, Adobe may provide Figma with comments to the estimated closing statement and Figma must consider such comments in good faith and revise the estimated closing statement by no later than the business day prior to the closing date if, based on its good faith assessment of Adobe’s comments, Figma determines such changes are warranted, which revised statement will be deemed the estimated closing statement for all purposes of the merger agreement.
As used in this consent solicitation statement/prospectus:
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the term “cash” means (i) the aggregate amount of all cash and cash equivalents (including liquid marketable securities that can be converted to cash) of Figma and its wholly owned subsidiaries as of immediately prior to the closing, as determined in accordance with the merger agreement and without giving effect to the mergers; provided that cash will (a) be calculated net of (x) restricted balances (such as security deposits, customer deposits, bond guarantees, collateral reserve accounts and amounts held in escrow) and (y) outstanding outbound checks, draws, ACH debits and wire transfers and (b) include inbound checks, draws, ACH credits and wire transfers that have been deposited or initiated by a third-party payor and in transit; provided that in each case that such amounts are promptly received by Figma (including such amounts paid to Figma’s and its wholly owned subsidiaries’ Stripe account by third parties that have been received by Stripe but have not yet been remitted to Figma or its wholly owned subsidiaries by Stripe, net of any chargebacks or related reserves and provided that such amounts are received by Figma within five business days) minus (ii) the aggregate preliminary consideration adjustment;

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the term “indebtedness” means, collectively, with respect to Figma and its subsidiaries, without duplication, the sum of all amounts owing by Figma or its subsidiaries to repay in full amounts due and terminate all obligations with respect to (i) all indebtedness for borrowed money or funded indebtedness or obligations issued in substitution or exchange for borrowed money or funded indebtedness of Figma or its subsidiaries, and all obligations evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations under acceptance credit, letters of credit or similar facilities, in each case solely to the extent drawn, (iii) all obligations under capital or direct financing leases determined in accordance with GAAP and purchase money and/or vendor financing, (iv) any obligations with respect to an interest rate hedging agreements, swap agreements, forward rate agreements, interest rate cap or collar agreements or other derivative agreement, (v) any obligations of the type referred to in clauses (i) through (iv) above or (vi) through (vii) below secured by a lien (other than certain permitted liens) on property or assets owned by Figma or its subsidiaries, (vi) any deferred rent obligations, (vii) all guarantee, endorsement, assumption, contingent or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, including, in each case of clauses (i) through (vii) above, principal and accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing to the extent such costs, penalties, additional interest, premiums, fees or other costs and expenses would actually be payable in connection with the termination or repayment of the related obligations at the time at which such indebtedness is measured, (viii) all current liabilities for certain specified taxes, (ix) any liabilities of Figma or its subsidiaries in respect of bonuses that are (I) actually payable upon or before the closing and (II) accrued or required to be accrued in accordance with GAAP (which, for clarity, will not include any liabilities in respect of commissions), (x) unfunded or underfunded defined benefit pension liabilities or retiree health or welfare benefits, (xi) vested liabilities under deferred compensation plans or arrangements, (xii) any declared but unpaid dividends and any deferred purchase price related to property, services, asset purchases and/or acquisitions (including any earn-out or contingent payment obligations, but for the avoidance of doubt excluding deferred revenue), (xiii) any unpaid contractual severance payments and associated amounts that are actually due by Figma prior to the closing and (xiv) the employer portion of any payroll, employment or similar taxes related to clauses (ix) through (xi) or clause (xiii); provided that indebtedness will not include (I) any liabilities included in the calculation of transaction expenses (as defined below) in accordance with the applicable provisions of the merger agreement, (II) any double trigger award payments (as defined below) or (III) certain specified liabilities of Figma; and
•
the term “transaction expenses” means, to the extent not paid by Figma or any of its subsidiaries prior to the closing and regardless of whether or not accrued or due and whether or not billed or invoiced prior to the closing, (a) all costs, fees and expenses with respect to outside legal counsel, accountants, advisors, brokers, consultants, investment bankers, financial advisors and other third parties which are incurred by Figma or any of its subsidiaries in connection with the negotiation and execution of the merger agreement and the consummation of the transaction, (b) any premium in respect of the directors’ and officers’ insurance obtained pursuant to the applicable provisions of the merger agreement, (c) the portion of the R&W insurance policy costs being borne by Figma in accordance with the merger agreement, (d) any “single trigger” cash bonus, sale, retention, transaction or similar payments or compensation of Figma or any of its subsidiaries that are payable, accelerated, vested or accrued as a result of the mergers and the transaction that does not constitute a double trigger award payment (as defined below) (each, a “single trigger award payment”); provided that no Figma RSU award or Figma PSU award that, by its terms, vests (in whole or in part) upon the closing accordance with the applicable provisions of the merger agreement will be deemed a single trigger award payment and (e) the employer-paid portion of any related employment and payroll taxes in respect of (i) the single trigger award payments and (ii) in respect of payment of consideration to holders of certain vested Figma equity awards in accordance with the applicable provisions of the merger agreement; provided that transaction expenses will not include (x) any amounts reflected as liabilities in closing indebtedness in accordance with the applicable provisions of the merger agreement, (y) any “double trigger” bonus, sale, retention, transaction or similar payments or compensation that are payable, accelerated, vested or accrued as a result of the mergers and the transaction in combination with any actions taken by Adobe or its subsidiaries after the closing (each, a “double trigger award payment”) or (z) certain specified liabilities of Figma.

Post-Closing Adjustment to Cash Consideration
As soon as practicable and no later than 90 calendar days after the closing date, Adobe must prepare and deliver to the representative a statement substantially in the form of the estimated closing statement prepared in accordance with the definitions and accounting principles in the merger agreement and including a good faith estimate of a proposed calculation of:
•	the aggregate amount of cash held by Figma and its subsidiaries, calculated in accordance with the merger agreement, as of immediately prior to the closing (the “closing cash”);

•	the aggregate amount of indebtedness of Figma and its subsidiaries, calculated in accordance with the merger agreement, as of immediately prior to the closing (the “closing indebtedness”);
•
the aggregate amount of transaction expenses incurred by Figma and its subsidiaries in connection with the transaction that remain unpaid as of immediately prior to the closing, calculated in accordance with the merger agreement (the “company expenses”); and

•
the amount equal to the closing cash, minus the closing indebtedness, minus the company expenses (the “consideration adjustment” and, collectively with the closing cash, the closing indebtedness and the company expenses, the “closing date calculations”).

If the representative disagrees with the closing date calculations, Adobe and the representative will determine the final calculations through a customary dispute resolution process. The actual adjustment to the aggregate cash consideration will be calculated by subtracting the estimated consideration adjustment from the final agreed consideration adjustment (the “actual adjustment”).
If the actual adjustment is a positive amount, Adobe will pay to the exchange agent (for further credit to the Figma stockholders in accordance with their allocation percentages) the lesser of (x) the full amount of the actual adjustment and (y) the escrow amount (as defined in the section entitled “—Escrow Funds”) within five business days after the date on which the consideration adjustment is finally determined pursuant to the applicable provisions of the merger agreement. If the actual adjustment exceeds the escrow amount, none of the representative, the Figma stockholders nor any other person will have any right or claim to, or any recourse against Adobe, the surviving corporation, the surviving company or any of their respective affiliates for, such excess amount, and the Figma stockholders’ sole and exclusive rights and remedies in respect of the actual adjustment will be receipt of their portion of the amounts set forth in the preceding sentence.
If the actual adjustment is a negative amount, then within five business days after the date on which the consideration adjustment is finally determined pursuant to the applicable provisions of the merger agreement, Adobe and the representative will deliver joint written instructions to the escrow agent to release to Adobe from the escrow account the lesser of (a) the absolute value of the full amount of the actual adjustment and (b) the escrow amount. Other than in respect of fraud, recovery from the escrow account will be the sole and exclusive remedy available to Adobe arising out of or relating to any negative actual adjustment, and neither Adobe, the surviving corporation, the surviving company nor any of their respective affiliates will have any claim against the Figma stockholders or equity award holders in respect thereof.
Equitable Adjustments to Prevent Dilution
If, at any time prior to closing, there is a change in the number of shares of Figma capital stock or shares of Adobe common stock, or securities convertible or exchangeable into shares of Figma capital stock or shares of Adobe common stock, in each case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution (or cash dividend or distribution resulting in such a change, including with respect to the Figma equity awards), recapitalization, merger, subdivision or other similar transaction, the per share closing cash consideration, per share closing stock consideration, per share equity award cash consideration and per share equity award exchange ratio will be equitably adjusted to provide Figma stockholders and equity award holders with the same economic effect as contemplated by the merger agreement prior to such event (provided that there will not be more than one such adjustment for any single action).
Escrow Funds
At the effective time, Adobe will deposit, or cause to be deposited, an amount in cash equal to $65 million with the escrow agent, of which $40 million (the “escrow amount”) will be held in an escrow account (the “escrow account”) to secure any post-closing adjustment to the purchase price and certain indemnification obligations of the Figma stockholders, in each case, pursuant to the merger agreement and the escrow agreement, and $25 million (the “specified escrow amount” and, together with the escrow amount, the “escrow funds”) will be held in a specified escrow account (the “specified escrow account”) to secure certain specified tax-related obligations pursuant to the merger agreement and the escrow agreement.
No later than 5:00 p.m. Pacific time on the fifth business day following the one-year anniversary of the closing date (the “release date”), Adobe and the representative will instruct the escrow agent to pay the amount equal to (i) the balance remaining in the escrow account as of the release date, minus (ii) the sum of all claimed losses under then-pending indemnification claims subject to claim notices or demands for indemnification pursuant to the merger agreement (the “outstanding claims”) as of the release date (such amount, the “release amount”). The escrow agent will disburse the release amount to the exchange agent for further distribution to the Figma stockholders in accordance with their allocation percentages as set forth in the merger agreement and the escrow agreement. When any such outstanding claim is resolved, Adobe and the representative will instruct the escrow agent to pay, from the escrow account, any amount owed to the Adobe indemnitees (as defined below) in respect of such outstanding claim, and the applicable resolved amount with respect to such outstanding claim to the exchange agent for further distribution to the Figma stockholders in accordance with their allocation percentages as set forth in the merger agreement and the escrow agreement. As used in this consent solicitation statement/prospectus, resolved amount means, with respect to any outstanding claim that is resolved, an amount equal to the lesser of (i) difference of (x) the amount claimed by the Adobe indemnitees with respect to such outstanding claim, minus (y) all amounts released from the escrow account to the Adobe indemnitees with respect to such outstanding claim and (ii) the greater of (x) as of immediately following the time at which all amounts released from the escrow account to the Adobe indemnitees with respect to such outstanding claim have been released, the difference of (1) the balance of funds remaining in the escrow account, minus (2) the sum of all amounts claimed by the Adobe indemnitees with respect to all other outstanding claims and (y) zero dollars ($0).
No later than 5:00 p.m. Pacific time on the fifth business day following the three-year anniversary of the closing date (the “specified release date”), Adobe and the representative will instruct the escrow agent to pay the amount equal to (i) the balance remaining in the specified escrow account as of the specified release date, minus (ii) the sum of (x) certain specified taxes paid by Adobe or any of its subsidiaries (including Figma and its subsidiaries) after closing and not previously indemnified or taken into account as a liability in determining closing indebtedness, in each case, pursuant to the applicable provisions of the merger agreement and (y) certain specified taxes that are the subject of a pending tax proceeding as of such date and not taken into account as a liability in determining closing indebtedness pursuant to the applicable provisions of the merger agreement (the “specified matters release amount”). The escrow agent will disburse the specified matters release amount to the exchange agent for further distribution to the Figma stockholders in accordance with their allocation percentages as set forth in the merger agreement and the escrow agreement. The balance of the funds in the specified escrow account will be released to Adobe and to the exchange agent (for further distribution to the Figma stockholders in accordance with their allocation percentages as set forth in the merger agreement and the escrow agreement), as applicable, upon the resolution of all tax proceedings relating such specified taxes according to the procedures set forth in the merger agreement and the escrow agreement.
The right of Figma stockholders to receive their applicable portion of the escrow funds is conditioned on such Figma stockholders having completed the requirements applicable to payments from the closing consideration fund as contemplated by the applicable provisions of the merger agreement, including having delivered a properly completed and executed letter of transmittal.
Exchange Procedures
Exchange Procedures for Figma Stockholders
Prior to the effective time, Adobe will appoint Broadridge Corporate Issuer Solutions, Inc. or another paying agent reasonably acceptable to Figma to act as the paying agent in connection with the first merger (the “exchange agent”). At the effective time, Adobe will deposit with the exchange agent for the sole benefit of the Figma stockholders (other than any dissenting stockholders) and certain holders of Figma equity awards, as applicable, the closing consideration fund (excluding an amount equal to the aggregate amount of the per share equity award cash consideration that is payable in respect of all vested company equity awards held by former employee equity award holders, which amount Adobe will pay directly to the surviving company on the closing date). At least 10 business days prior to the closing date, the exchange agent will deliver a letter of transmittal in substantially the form attached to this consent solicitation statement/prospectus as Annex B (the “letter of transmittal”) to each Figma stockholder. Each Figma stockholder’s entitlement to receive any portion of the consideration or any other payments pursuant to the merger agreement is conditioned upon the execution and delivery of a properly completed letter of transmittal (including acceptance of and agreement to the terms and conditions contained therein, including the indemnification and release obligations).

The exchange procedures applicable to a Figma stockholder who is the record holder of shares of Figma capital stock as of the closing date and who delivers a properly completed and executed letter of transmittal are as follows:
•
If the letter of transmittal is delivered at least three business days prior to the closing date, then such Figma stockholder will be delivered, on the closing date, in exchange for such Figma stockholder’s shares of Figma capital stock, whole shares of Adobe common stock and cash equal to that portion of the closing consideration fund attributable to such Figma stockholder’s shares of Figma capital stock set forth on such Figma stockholder’s letter of transmittal, in each case, which such Figma stockholder is entitled to receive pursuant to the applicable provisions of the merger agreement (subject to any applicable withholding) (the “Figma stockholder consideration”).

•
If the letter of transmittal is delivered at any time after three business days prior to the closing date, then such Figma stockholder will be delivered, as soon as reasonably practicable following the closing date, in exchange for such Figma stockholder’s shares of Figma capital stock, the Figma stockholder consideration.

If payment or delivery is to be made to a person other than the person in whose name the shares of Figma capital stock are registered in Figma’s books and records, then it is a condition of payment or delivery, as applicable, that along with the letter of transmittal, the person requesting such payment must pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of shares of Figma capital stock or establish to the reasonable satisfaction of Adobe that such tax has been paid or is not applicable.
Until the delivery of a properly completed and executed letter of transmittal, each share of Figma capital stock (other than shares held in Figma’s treasury and dissenting shares) will at any time after the effective time represent only the right to receive, upon such delivery, the consideration which such Figma stockholder has the right to receive pursuant to the applicable provisions of the merger agreement. No interest will be paid or will accrue on any consideration payable pursuant to the merger agreement.
After the effective time, there will be no transfers on the stock transfer books of the surviving corporation or the surviving company of the Figma capital stock or the Figma equity awards that were outstanding immediately prior to the effective time. Adobe may cause the exchange agent to deliver to Adobe the portion of the closing consideration fund that remains undistributed on the 12-month anniversary of the deposit of such amount with the exchange agent. If a properly completed and executed letter of transmittal is not delivered to the exchange agent prior to the date that the closing consideration fund would otherwise become subject to any abandoned property, escheat or similar law, unclaimed amounts thereof, to the extent permitted by law, will become the property of Adobe and may be commingled with the general funds of Adobe, free and clear of all claims or interest to the extent permitted by law. Any Figma stockholders who have not theretofore complied with the applicable provisions of the merger agreement may thereafter look only to Adobe and its affiliates, and only as general creditors thereof, for payment for their claims in the form and amounts to which such Figma stockholders are entitled.
All shares of Adobe common stock to be issued in connection with the first merger will be deemed issued and outstanding as of the effective time and whenever a dividend or other distribution is declared by Adobe in respect of Adobe common stock, the record date for which is after the effective time, that declaration will include dividends or other distributions in respect of all shares of Adobe common stock issuable pursuant to the merger agreement. No dividends or other distributions in respect of Adobe common stock will be paid to any Figma stockholder until such Figma stockholder has delivered a properly completed and executed letter of transmittal. Subject to applicable laws, following such surrender, there will be issued or paid to the holder of record of the whole shares of Adobe common stock issued in exchange for a Figma stockholder’s shares of Figma capital stock in accordance with the applicable provisions of the merger agreement, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of Adobe common stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Adobe common stock with a record date after the effective time but with a payment date subsequent to surrender.

Exchange Procedures for Vested Company Equity Award Holders
On the closing date, Adobe will pay (or cause to be paid) to the surviving company out of the closing consideration fund, an amount equal to the aggregate amount of the per share equity award cash consideration that is payable in respect of all vested company equity awards held by former employee equity award holders. Adobe will cause the surviving company to pay to each former employee equity award holder an amount equal to the aggregate amount of the per share equity award cash consideration that is payable in respect of all vested company equity awards held by such former employee equity award holder no later than 30 days following the effective time, less applicable taxes required to be withheld with respect to such payments. Adobe will, and the surviving company will cooperate with Adobe to, cause to be delivered to each former employee equity award holder a number of shares of Adobe common stock equal to the aggregate amount of the per share closing stock consideration that is payable in respect of all vested company equity awards held by such former employee equity award holder no later than 30 days following the effective time.
The exchange agent will pay to the former non-employee equity award holders out of the closing consideration fund the aggregate amount of the per share equity award cash consideration and per share closing stock consideration that is payable in respect of all vested company equity awards held by former non-employee equity award holders, which will be paid in accordance with the terms of the exchange agent agreement entered into by and between Adobe and the exchange agent (and following receipt of any customary documentation and information required by the exchange agent).
No Fractional Shares
Adobe will not issue fractional shares of Adobe common stock in the transaction, and no Adobe RSU award will be issued that settles into a fractional share of Adobe common stock. Each person who would otherwise have been entitled to receive a fraction of a share of Adobe common stock (after taking into account all shares of Adobe common stock to be issued to such person pursuant to the first merger) or an Adobe RSU award that would settle into a fractional share of Adobe common stock will in lieu thereof receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Adobe closing share price.
As used in this consent solicitation statement/prospectus, the term “Adobe closing share price” means the simple average closing sale price of one (1) share of Adobe common stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the 30 consecutive trading days ending on (and including) the second to last trading day immediately preceding the closing date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
Withholding Rights
Each of Adobe, Figma, the surviving corporation, the surviving company, the exchange agent and the escrow agent will be entitled to deduct and withhold from any amounts paid or payable pursuant to the merger agreement such amount as such party is required to deduct and withhold with respect to such payment under the Code or any provision of law. With respect to any payment of a noncompensatory amount, Adobe, Figma, the surviving corporation, the surviving company, the exchange agent and the escrow agent, as applicable, will use reasonable efforts to provide advance notice of any such deduction or withholding and to provide the payee an opportunity to eliminate or reduce any such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate governmental authority, such deducted and withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Dissenting Shares
Each share of Figma capital stock issued and outstanding immediately prior to the effective time held by stockholders or owned by beneficial owners who have properly exercised (and have not effectively withdrawn or forfeited) their appraisal rights with respect thereto under Section 262 of the DGCL or otherwise (“dissenting shares”) will not be converted into the right to receive the applicable form of consideration pursuant to the first merger, and such stockholder or beneficial owner will be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and applicable law. Each dissenting share held by a stockholder or owned by a beneficial owner who thereafter withdraws his or her demand for appraisal or who fails to perfect or otherwise waives or loses his or her right to such payment as provided in such Section 262 or applicable law will be deemed to be converted, as of the effective time, into the right to receive the applicable consideration in the form such holder or beneficial owner otherwise would have been entitled to receive as a result of the first merger. Figma will enforce any contractual waivers that its stockholders have granted regarding appraisal rights that would apply to the mergers. For information about the procedure for exercising appraisal or dissenters’ rights, see the section entitled “Appraisal and Dissenters’ Rights.”
Representations and Warranties
The merger agreement contains representations and warranties by Figma, Adobe, Merger Sub I and Merger Sub II that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).
The merger agreement contains representations and warranties by Figma relating to, among other things, the following:
•	due organization, valid existence, good standing and qualification to do business;
•	subsidiaries;
•	corporate power and authority;
•	governmental and other third-party consents and absence of certain conflicts;
•	capitalization;
•	financial statements;
•	internal controls and procedures;
•	absence of undisclosed liabilities;
•	absence of certain developments;
•	properties and assets;
•	compliance with laws and permits;
•	absence of certain legal proceedings and governmental orders;
•	tax matters;
•	environmental matters;
•	employees and employee benefit plans and labor matters;
•	intellectual property, technology, data privacy and data security matters;
•	material contracts;
•	customers and suppliers;
•	insurance coverage;
•	indebtedness;
•	related-party transactions;
•	inapplicability of anti-takeover laws;
•	absence of undisclosed finders’ or brokers’ fees; and
•	accuracy of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the transaction.
The merger agreement includes a more limited set of representations and warranties by Adobe, Merger Sub I and Merger Sub II relating to, among other things, the following:
•	due organization, valid existence, good standing and qualification to do business;

•	no Merger Sub I or Merger Sub II activity;
•	subsidiaries;
•	corporate or limited liability company power and authority;
•	valid issuance of Adobe common stock in connection with the transaction;
•	governmental and other third-party consents and absence of certain conflicts;
•	capitalization;
•	SEC reporting and financial statements;
•	absence of certain impediments in connection with the tax treatment of the mergers;
•	absence of undisclosed liabilities;
•	absence of certain legal proceedings;
•	absence of certain developments;
•	compliance with laws;
•	absence of undisclosed finders’ or brokers’ fees;
•	availability of funds at the closing; and
•	conditional binding of a representations and warranty insurance policy.
Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).
For purposes of the merger agreement, a “material adverse effect” means, with respect to Figma or Adobe, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect:
•
in the case of Adobe, any change, in and of itself, in the trading price or volume of Adobe’s securities or, in the case of either party, any failure, in and of itself, by either party to meet any internal or published projections, forecasts, or revenue or earnings predictions, including, in the case of Adobe, those made available to Figma prior to the date of the merger agreement (but not the underlying reasons for such change in trading price or failure to meet projections, forecasts or revenue or earnings predictions to the extent they are not otherwise excluded from the definition of material adverse effect);

•
the execution and delivery of the merger agreement, the public announcement of the merger agreement or the pendency of the transaction including any loss or threatened loss of, or disruption or threatened disruption in, the relationship of each of the parties or any of their subsidiaries with respect to their respective customers, employees, financing sources, suppliers, strategic partners or similar relationships resulting therefrom (except with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of the merger agreement, the public announcement of the merger agreement or the pendency of the transaction);

•
any adverse change, effect, event, occurrence, state of facts or development after the date of the merger agreement attributable to conditions generally affecting (i) the industry in which either party and its subsidiaries operate or propose to operate in during the pre-closing period, (ii) national or international economies or (iii) national or international financial, credit, banking or securities markets or other capital markets conditions;

•	any adverse change, effect, event, occurrence, state of facts or development in GAAP or other accounting requirements or principles or any change in any laws (including any law or any scheme,

program, arrangement or measures introduced or enacted by any governmental authority in response to or in connection with the COVID-19 pandemic, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar measures, and any tax laws introduced, or recommendations promulgated by any governmental authority, including the World Health Organization, as a result of the COVID-19 pandemic (“COVID-19 law”), or the authoritative interpretation or enforcement thereof and including any action required to be taken by either party or its subsidiaries to comply with any such changes, in each case, after the date of the merger agreement;
•
any “Act of God,” weather occurrence, earthquake or other natural disasters or acts of nature, national or international political or social conditions, pandemics (including the COVID-19 pandemic), hostilities, acts of war, sabotage or terrorism or military actions upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions which are existing or underway as of the date of the merger agreement; or

•
any action by either party or its subsidiaries which is required by the express terms of the merger agreement (other than, in the case of Figma, any such obligation to operate in the ordinary course of business), except, (i) in the case of the third, fourth and fifth bullet points above, to the extent any such effect has had a disproportionate impact on such party or any of its subsidiaries relative to other persons operating in the industry in which such party and its subsidiaries operate, and (ii) in the case of the fifth bullet point above, such comparison will only be made relative to other similarly situated persons operating in similarly impacted geographic areas in which such party and its subsidiaries principally operate.
Survival; Indemnification
Subject to certain limitations set forth in the merger agreement, the Figma stockholders will indemnify, defend and hold harmless (on a several and not joint basis based on their allocation percentages) Adobe, the surviving corporation, the surviving company and their affiliates, and each of their respective officers, directors, employees, agents and other representative (each, an “Adobe indemnitee”) from and after the closing for (i) inaccuracies or breaches of Figma’s representations and warranties, as of the date of the merger agreement or as of the closing date as though made as of the closing date (or, to the extent any representations and warranties are made as of a specific date, as of such specific date); (ii) breaches or nonfulfillment of any pre-closing covenants, agreements or obligations of Figma in the merger agreement; (iii) any claims initiated by purported former holders of equity securities of Figma to the extent arising from such purported former holders’ alleged prior ownership interest in Figma (the “purported holder claims”); (iv) certain capitalization-related matters (the “capitalization matters”), including (1) amounts payable in respect of dissenting shares in excess of the amount that would have been payable in respect of such dissenting shares under the merger agreement if they had not been dissenting shares, (2) claims made, or actions initiated, in each case by or on behalf of any former holder of equity securities of Figma with respect to pre-closing matters and (3) inaccuracies or deficiencies in the consideration spreadsheet provided by Figma in connection with the closing and setting forth, among other things, each Figma stockholder’s allocation percentage and applicable portion of the closing consideration fund; and (v) certain taxes, including pre-closing taxes of Figma.
To the extent available and subject to exclusions, coverage limitations and the applicable retention or deductible amount under the representation and warranty insurance policy obtained by Adobe (the “R&W insurance policy”), the Adobe indemnitees must use commercially reasonable efforts to seek recourse for any losses with respect to taxes or breaches of representations and warranties from and against the R&W insurance policy before seeking recourse against the Figma stockholders. Except for claims resulting from inaccuracies in Figma’s fundamental representations or in respect of fraud committed by Figma with respect to the representations and warranties of the Company in the merger agreement, the Adobe indemnitees (1) are entitled to indemnification for breaches of representations and warranties solely and exclusively by disbursements from and out of the escrow account and (2) may not recover any losses for breaches of representations and warranties until the aggregate amount of all such indemnifiable losses exceeds $40,000,000, at which point, subject to other limitations in the merger agreement, the Adobe indemnitees may only recover losses in excess of such deductible. Except for claims in respect of fraud committed by a Figma stockholder and subject to certain other exceptions (1) the Adobe indemnitees must first make claims for indemnification under the merger agreement against the escrow account or the specified escrow account, as applicable, until all funds are exhausted, and only then may the Adobe indemnitees obtain recovery from the Figma stockholders, and (2) the Figma stockholders’ indemnification obligations are generally capped at the aggregate value (calculated using the Adobe closing share price) of the aggregate consideration that a Figma stockholder is entitled to receive in connection with the mergers; provided that such obligations for claims in respect of breaches of pre-closing covenants, certain taxes and purported holder claims are capped at 5% of such aggregate value.
The amount of any and all losses will be determined net of payments actually received by the Adobe indemnitees under any insurance policy (other than the R&W insurance policy) and any other recovery actually received by the Adobe indemnitees, in each case, with respect to such losses. For purposes of determining whether there has been a breach or inaccuracy of a representation or warranty and the amount of resulting losses, representations and warranties that are qualified by references to “materiality” and “material adverse effect” are generally deemed to have been made without such qualifications.
Figma’s representations and warranties and pre-closing covenants under the merger agreement and any certificates delivered in connection therewith survive until the one-year anniversary of the closing date, except that (i) certain fundamental representations and warranties (including representations related to corporate organization and qualification, corporate authorization, absence of certain conflicts, capitalization and brokers’ and finders’ fees) survive until the earlier of the expiration of the applicable statute of limitations and the five-year anniversary of the closing date, (ii) tax representations survive until the date that is 30 days following the expiration of the full period of all statutes of limitations (giving effect to any extensions thereof) and (iii) claims in respect of purported holder claims and capitalization matters survive until the three-year anniversary of the closing date. All covenants and agreements that are to be performed at or after the closing will survive the closing and remain in full force and effect for the period provided in such covenants and agreements, if any, or until fully performed.
Adobe’s fundamental representations and warranties (including representations related to corporate organization, corporate authorization, capitalization and brokers’ and finders’ fees, but excluding Adobe’s representations related to the absence of a material adverse effect on Adobe’s business since December 31, 2021) (the “specified representations”) under the merger agreement and any certificates delivered in connection therewith survive until the one-year anniversary of the closing date. All other representations and warranties and all pre-closing covenants and agreements of Adobe, Merger Sub I and Merger Sub II will not survive the closing. Except in the case of fraud by Adobe, Adobe’s liability for breaches of the specified representations is capped at $500,000,000.
The indemnification provisions of the merger agreement are the sole and exclusive remedy of the Adobe indemnitees for money damages from claims arising out of or relating to the merger agreement, the mergers and certain related ancillary documents following the closing, except for (i) claims by Adobe against a party to any letter of transmittal, the key stockholder voting agreement or the written consent of the Figma stockholders and (ii) fraud committed by a Figma stockholder with respect to the merger agreement and any transaction agreement to which such Figma stockholder is a party.
Covenants and Agreements
Conduct of Business of Figma Prior to Completion of the Transaction
Figma has agreed that, between the date of the merger agreement and the earlier of the closing or the date, if any, on which the merger agreement is validly terminated, subject to specified exceptions and except as expressly required by the merger agreement, as required by applicable law (including COVID-19 laws) or as consented to in advance in writing by Adobe, Figma will use commercially reasonable efforts to, and will cause each of its subsidiaries to use commercially reasonable efforts to (i) carry on its business in the ordinary course of business (provided that any commercially reasonable action taken, or omitted to be taken that (1) is required by a COVID-19 law or (2) is determined by Figma in good faith, after prior written notice to, and good faith consultation with, Adobe, to be in its best interest in response to COVID-19, will be deemed to be in the ordinary course of business); and (ii) use commercially reasonable efforts to (A) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, governmental authorities with jurisdiction over its operations and other third parties having material business relationships with Figma or any such subsidiary, (B) keep available the services of its present directors, officers and employees (other than any terminations for cause or voluntary resignations) and (C) maintain in effect all material permits (or enter into new permits to cover those that may lapse).
Without limiting the generality of the foregoing, subject to specified exceptions and except as expressly required by the merger agreement, as required by applicable law (including COVID-19 laws) or as consented to in advance in writing by Adobe, Figma agrees that it will not, and will not permit any of its subsidiaries to:
•	cause any amendments to the organizational documents of Figma or any material amendments to the organizational documents of its subsidiaries;
•
(i) merge or consolidate with any person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets of a person) any interest in any other corporation, partnership, other business organization or any division thereof or any assets, equity interests or property (other than purchases of goods and services in the ordinary course) that are in excess of $20,000,000 individually or $100,000,000 in the aggregate, (iii) incorporate, establish, form or otherwise create any legal entity (including any subsidiary) or (iv) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring of Figma;

•
(i) other than in the ordinary course of business, sell, transfer, lease, offer to sell, abandon or otherwise dispose of any of its material tangible properties or assets (other than sales of inventory or obsolete assets), or (ii) grant or suffer to exist any lien (other than certain permitted liens) on any of its properties or assets, except for incurring indebtedness that would not be prohibited by the ninth bullet point below;

•	make capital expenditures that exceed Figma’s capital expenditure budget by more than 5%;
•	change its financial accounting methods, principles or practices, except as required by GAAP, applicable law or official interpretations thereof;
•
issue, deliver, grant, sell, dispose of or encumber any equity securities of Figma (other than (i) issuances of Figma common stock upon the exercise or vesting of Figma equity awards or the Figma warrant or the conversion of Figma preferred stock, in each case outstanding as of the date of the merger agreement in accordance with their terms in effect as of the date of the merger agreement, (ii) issuances of Figma capital stock in connection with permitted acquisitions, and (iii) issuances of Figma RSU awards in connection with offer letters with Figma employees, equity grant refreshes, retention incentives, promotions of Figma employees and specified promised equity awards (the “interim Figma RSU awards”); provided that (1) the aggregate number of shares of Figma capital stock issued in connection with such permitted acquisitions or underlying the interim Figma RSU awards may not exceed 13,952,454 shares of Figma capital stock (the “initial equity pool”) through December 31, 2022, and (2) commencing on the earlier of (A) April 1, 2023, and (B) the first day of the month following such time as all shares of Figma capital stock and interim Figma RSU awards comprising the initial equity pool have been issued (but no earlier than January 1, 2023), the initial equity pool will be increased by (x) 1,207,334 shares of Figma capital stock on the first day of each calendar month and (y) in all cases following the date of the merger agreement by the aggregate amount of certain unvested Figma equity awards and/or promised equity awards that are canceled (or not actually granted) in connection with the departure of any Figma employee (or failure of any applicable person to commence employment with Figma or its subsidiaries));

•
declare, set aside, make or pay any dividend or other distribution on or in respect of, or redeem, purchase or otherwise acquire any equity securities of Figma or any of its subsidiaries except (x) for any such transaction involving only wholly owned subsidiaries of Figma, (y) for any transaction involving non-U.S. subsidiaries of Figma in connection with a de minimis amount of director nominee shares if required by law or (z) other than to effect the repurchase of unvested Figma equity awards (including shares of restricted stock) pursuant to their terms in connection with a termination of service; provided that Figma may declare and pay a cash dividend or other distribution if and to the extent that Figma determines in good faith that such a dividend or other distribution is reasonably necessary to assure that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, further, that, if such dividend is declared and paid it shall constitute a transaction requiring an equitable adjustment to the per share closing cash consideration, per share closing stock consideration, per share equity award cash consideration and per share equity award exchange ratio;
•
adjust, split, combine, subdivide or reclassify any equity securities of Figma or any of its subsidiaries (other than equity securities of any of Figma’s wholly owned subsidiaries in the ordinary course of business);

•
incur, assume or permit to exist any indebtedness, other than indebtedness not to exceed $100,000,000 in the aggregate, which in each case satisfies all of the following requirements: is (i) borrowed from banks (or similar financial institutions), (ii) reasonably necessary for general corporate purposes or to fund capital expenditures in a manner consistent with the budget for capital expenditures set forth in the Figma disclosure schedules, (iii) prepayable at par at any time without premium or penalty and (iv) not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

•
make any loans, advances or capital contributions to, or investments in, any other person, other than to Figma or any of its subsidiaries or a current Figma employee for routine expense advances in the ordinary course of business;

•
other than as required by the terms of any Figma employee plan as in effect on the date of the merger agreement, (A) establish, adopt, enter into, amend, modify, accelerate rights under, or terminate any Figma employee plan, (B) pay or agree to pay, or grant or agree to grant, any bonus, Figma equity award, other equity or equity-based award, or special compensation to any Figma employee, (C) increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Figma employee, or (D) accelerate the vesting of, or amend or modify, the terms of any Figma equity award;

•
(A) hire, engage, promote or terminate (other than for cause or by the Figma employee) the employment or service relationship of any Figma employee who is or would be at a level of Vice President or above or (B) with respect to any jurisdiction in which Figma does not have active Figma employees as of the date of the merger agreement, hire or engage any Figma employee in such jurisdiction, or transfer, or provide consent to the transfer of, any Figma employee to such jurisdiction;

•
make, change or revoke any material tax election, change any tax accounting period, change any material method of tax accounting, settle or compromise any material tax liability or right to a material tax refund, surrender any right to claim a material refund of taxes, amend any material tax return, enter into any closing agreement with a governmental authority with respect to taxes, apply for any tax ruling or waive or extend any statute of limitations in respect of taxes (other than with respect to an automatically granted extension obtained in the ordinary course of business);

•
(i) enter into any contract that would, if entered into prior to the date of the merger agreement, be a specified type of material contract, (ii) except in the ordinary course of business, terminate (other than expirations and/or non-renewals pursuant to their terms), materially modify, materially amend, or intentionally waive, release or assign any material rights or claims under any material contract or (iii) except in the ordinary course of business, enter into any contract (other than any contract described in clause (i)) that would, if entered into prior to the date of the merger agreement, be a material contract;

•
settle or compromise any litigation or other disputes (whether or not commenced prior to the date of the merger agreement), other than a settlement or compromise that meets each of the following requirements: (i) the terms of such settlement or compromise do not impose any obligation other than the payment of money and customary confidentiality and release of claims provisions, (ii) the settlement or compromise does not involve any admission of guilt by Figma or any affiliated person and does not create an adverse precedent with respect to any potential future litigation or disputes that would be material to Figma and (iii) the amount payable pursuant to such settlement or compromise is, in each case, less than $2,000,000 individually and less than $5,000,000 in the aggregate for all such settlements and compromises, and such amount is paid in full prior to the closing;

•
(i) sell, assign, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any lien (other than certain permitted liens) on, any material intellectual property of Figma, or (ii) except for nonexclusive licenses in the ordinary course of business, sell, license or sublicense any material intellectual property of Figma;

•
change in any material respect, (i) its working capital and/or cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, (ii) prepayment of expenses and payment of accounts payable of Figma or its subsidiaries (in each case including the timing thereof), including with respect to any acceleration of the collection of accounts receivable or (iii) the manner in which Figma or its subsidiaries extend discounts or credits to customers;

•	(i) enter into any material new business line or (ii) open or voluntarily close any physical office (other than closures required or recommended by any COVID-19 law);
•
(i) voluntarily cancel or terminate any of Figma’s or its subsidiaries’ insurance policies or fail to pay the premiums on such insurance policies, other than any cancellation or termination in the ordinary course of business, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business; or

•	enter into, authorize, resolve, commit or agree, whether in writing or otherwise, to do any of the foregoing.
Conduct of Business of Adobe Prior to Completion of the Transaction
Adobe has agreed that, between the date of the merger agreement and the earlier of the closing or the date, if any, on which the merger agreement is validly terminated, subject to certain specified exceptions and except as expressly required by the merger agreement, as required by applicable law (including COVID-19 laws) or as consented to in advance in writing by Figma, Adobe will not, and will not permit any of its subsidiaries to:
•
cause or permit any amendments to the organizational documents of Adobe or its subsidiaries in a manner that would materially and adversely affect the Figma stockholders and equity holders disproportionately relative to other holders of Adobe common stock;

•	adjust, split, combine, subdivide or reclassify any equity securities of Adobe;
•	declare, set aside, make or pay any extraordinary dividend or other extraordinary distribution on or in respect of any equity securities of Adobe; or
•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing prohibited actions.
No Solicitation by Figma
Figma has agreed not to, and to cause its controlled affiliates and its and its controlled affiliates’ respective officers, directors, employees, representatives and agents, including any investment banker, attorney or accountant engaged by any of them, not to, directly or indirectly solicit, knowingly encourage or knowingly facilitate inquiries or proposals for, or enter into any agreement with respect to, or initiate, continue or conduct any negotiations or discussions with any person concerning, the purchase of all or a significant portion of the assets of Figma or any of its subsidiaries or of any capital stock of or other ownership interest in Figma or any of its subsidiaries (other than (i) issuances of Figma common stock upon the exercise or vesting of Figma equity awards or the Figma warrant or the conversion of Figma preferred stock, in each case outstanding as of the date of the merger agreement in accordance with their terms in effect as of the date of the merger agreement or (ii) any issuance that is not prohibited by the interim operating covenants in the merger agreement or any merger or business combination involving Figma or any of its subsidiaries) (each, an “acquisition proposal”), or furnish any confidential information to any person contacting them or making an inquiry with respect to a potential acquisition proposal.
Reasonable Best Efforts; Regulatory Filings and Other Actions
Subject to the terms and conditions of the merger agreement, each party will use its reasonable best efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transaction.

Each party has agreed to (i) make an appropriate filing required pursuant to the HSR Act with respect to the transaction, and each filed a notification and report form pursuant to the HSR Act with the U.S. Antitrust Agencies on October 13, 2022, and (ii) make any other required filings pursuant to other applicable laws with respect to the transaction as promptly as reasonably practicable. Each party has agreed to supply as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable laws and use its reasonable best efforts to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable laws in connection with the transaction as soon as practicable, including using its reasonable best efforts to promptly take steps necessary to avoid, eliminate or resolve any impediment to obtaining the expiration of any applicable waiting period or any other required consent, clearance or approval under the HSR Act or any other applicable laws so as to enable the consummation of the transaction by the outside date.
Each party has agreed that their obligation to use reasonable best efforts includes negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of Figma or any of its subsidiaries necessary to eliminate each and every impediment to close the transaction prior to the outside date (such actions, the “remedy actions”); provided that, notwithstanding anything in the merger agreement to the contrary, (i) neither Adobe nor any of its affiliates will be required to proffer, offer, commit to, consent to or agree to or effect any remedy action with respect to (A) any assets, products, product lines, properties, services or businesses or portions thereof of Adobe or any of its subsidiaries (other than solely Figma and its subsidiaries, subject to the following clause (B)) or (B) any assets, products, product lines, properties, services or businesses or portions thereof of Figma or any of its subsidiaries if, in the case of this clause (B), any such remedy action would, individually or in the aggregate, reasonably be expected to be material to Figma, and (ii) in no event will Adobe, Figma or their respective subsidiaries be required to proffer, offer, commit to, consent to or agree to or effect any remedy action unless such remedy action is conditioned upon the consummation of the closing of the transaction.
If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement, including the mergers, as violative of any antitrust law, the parties have agreed to use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction.
Subject to applicable law, the parties have agreed to use their reasonable best efforts to cooperate with the other in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from any governmental authority in connection with the transaction, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.
The parties have agreed that Adobe will have principal control over devising the ultimate strategy for obtaining any applicable clearances, consents, expiration of waiting periods or approvals of governmental authorities and responding to inquiries by governmental authorities, including taking the lead in connection with any filings, submissions and communications with or to any governmental authority in connection therewith, taking into account in good faith any comments of Figma relating to such strategy; provided that Adobe and Figma have agreed to consider in good faith all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to filings, submissions and communications prior to delivery of the same to any governmental authority.
Director and Officer Indemnification and Insurance
The parties to the merger agreement have agreed that, for a period of six years from and after the effective time, Figma will, and Adobe will cause the surviving company to:
•
indemnify, defend and hold harmless all past and present directors and officers of Figma and its subsidiaries, or persons who are or were serving at the request of Figma or any of its subsidiaries as a director or officer of another person against any damages, losses, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual action based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to (i) the fact that such person is serving or did serve in that capacity, (ii) the merger agreement and (iii) any acts or omissions by such person in such capacity that occurred at or prior to the effective time, to the fullest extent permitted by applicable law; and
•
fulfill its indemnification, exculpation and expense advancement obligations to each such person pursuant to the terms of Figma’s governing documents and certain specified indemnification agreements as in effect on the date of the merger agreement.

In addition, at or prior to the closing date, Figma will purchase a six-year “tail” policy for directors’ and officers’ liability insurance, on mutually agreeable terms, with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of Figma as to Figma’s existing policies with respect to claims arising out of or relating to events which occurred before or at the effective time (including in connection with the transaction).
Employee Matters
The merger agreement provides that for the period commencing at the effective time and ending 12 months after the effective time, Adobe will provide each Figma employee who remains a Figma employee or becomes an employee of Adobe or its subsidiaries immediately following the effective time (each, a “continuing employee”) with base salary, target cash bonus, and other employee benefits (but excluding severance, defined benefit, change in control, retention, long-term incentive, incentive equity or equity-based benefits) (collectively, “employee benefits”) that are no less favorable in the aggregate than the employee benefits provided to such continuing employee by Figma immediately prior to the closing.
For purposes of vesting, eligibility and determining the level of benefits under the employee benefit plans made available to any continuing employees after the effective time, each continuing employee will be credited with his or her years of service with Figma and its subsidiaries and their respective predecessors before the effective time, to the same extent service was recognized for the same purpose under the comparable Figma benefit plans, subject to certain customary exclusions. However, there will be no duplication of benefits.
If requested by Adobe in writing not less than 20 business days prior to the closing date, Figma will terminate any and all 401(k) plans effective as of the day immediately preceding the closing date.
No later than five days prior to the closing date, Figma will solicit from Figma’s stockholders a vote, in accordance with Section 280G of the Code and the regulations thereunder (the “280G stockholder vote”), with respect to any “excess parachute payment” pursuant to Section 280G of the Code on behalf of each “disqualified individual” (within the meaning of Section 280G of the Code) of Figma. Prior to the distribution of the 280G stockholder vote materials, Figma will take all actions necessary to obtain a waiver from each such disqualified individual; provided that, if the 280G stockholder vote is not approved, then no payments or benefits that would constitute excess parachute payments with respect to such disqualified individual in the absence of such approval shall be payable to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code.
Adobe has committed to grant an Adobe RSU award relating to 2,911,316 shares of Adobe common stock to Dylan Field, Figma’s Co-Founder and CEO vesting over four years following the closing. In addition, Adobe has committed to grant Adobe RSU awards relating to an aggregate of 3,175,981 shares of Adobe common stock to Figma employees other than Mr. Field. Such Adobe RSU awards will be granted in accordance with Adobe’s standard terms and conditions, including equity grant guidelines and time-based vesting requirements (generally vesting over four years following the closing), or as mutually agreed between Mr. Field and Adobe to promote employee retention.
Tax Matters
Subject to certain limitations set forth in the merger agreement, the Figma stockholders will indemnify the Adobe indemnitees from and against certain taxes, including pre-closing taxes of Figma, together with reasonable costs and expenses (including outside attorneys’ and other advisors’ fees) incurred, paid or otherwise suffered, directly or indirectly, by the relevant Adobe indemnitee as a result of any indemnified taxes. The merger agreement provides certain covenants relating to the preparation and filing of tax returns, timing of indemnity payments, cooperation in tax matters (including record retention and conduct of tax proceedings), termination of tax sharing agreements and coordination of tax matters with the survival and indemnification covenants discussed above under the heading “—Survival; Indemnification.”
The merger agreement also provides that the mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If, on or after the closing date and prior to the due date for filing the U.S. federal income tax return in respect of the taxable year of Figma ending on the closing date, the representative delivers to Adobe an opinion of Fenwick & West LLP or other nationally recognized counsel (or “big four” accounting firm), which opinion (i) is reasonably satisfactory in form and substance to Adobe, to the effect that the mergers, taken together, are at least “more likely than not” to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) has not been modified, withdrawn or adversely affected by a change in law after the date thereof, then each of Adobe and Figma will report the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code on their respective U.S. federal income tax returns for the taxable year that includes or ends on the closing date (as applicable) and will file all applicable U.S. state and local income tax returns in a manner consistent with such treatment, unless otherwise required by a change in applicable law or a “determination” within the meaning of Section 1313(a) of the Code. Adobe and Figma agreed that neither would knowingly take any action (or fail to take any action) which action (or failure to act) would reasonably be expected to prevent the mergers, taken together, from being treated as a “reorganization” within the meaning of Section 368(a) of the Code, other than any actions that are required by the provisions of the merger agreement.
Certain Additional Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to access to information and notices of certain events, public announcements relating to the merger agreement and the transaction, preparation and filing of the registration statement of which this consent solicitation statement/prospectus forms a part, delivery of certain quarterly financial statements of Figma, exemption from takeover laws, certain director resignations, the listing of the shares of Adobe common stock to be issued in the first merger, treatment of Figma indebtedness, financing cooperation, termination of affiliate agreements, certain matters related to the R&W insurance policy and certain obligations with respect to security deposits existing as of the closing.
Conditions to Completion of the Transaction
The respective obligations of Figma, Adobe, Merger Sub I and Merger Sub II to effect the mergers will be subject to the satisfaction at or prior to the closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Adobe, Merger Sub I and Merger Sub II, on the one hand, and Figma, on the other hand, to the extent permitted by applicable law:
•	the receipt of the Figma stockholder approval;
•
(i) the expiration or termination of any waiting period (and any extension thereof) applicable to the transaction under the HSR Act and (ii) receipt of certain required consents, authorizations, clearances and approvals under foreign antitrust laws (and the expiration or termination of any applicable waiting period (and any extension thereof);

•
the absence of (i) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental authority having jurisdiction over any party that makes illegal, prohibits or prevents the consummation of the mergers and continues to be in effect and (ii) any law enacted, entered, promulgated, enforced or deemed applicable by any governmental authority having jurisdiction over any party (any such order, injunction or law, a “legal restraint”) that, in any case, makes illegal, prohibits or prevents the consummation of the mergers;

•
the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn; and

•	the approval for listing on Nasdaq of the shares of Adobe common stock issuable to Figma stockholders in connection with the first merger, subject to official notice of issuance.

The obligations of Adobe, Merger Sub I and Merger Sub II to effect the mergers will be further subject to the satisfaction at or prior to the closing of each of the following conditions, any and all of which may be waived in whole or in part by Adobe, Merger Sub I and Merger Sub II to the extent permitted by applicable law:
•
the accuracy of the representations and warranties made in the merger agreement by Figma as of the date of the merger agreement and as of the closing date (except to the extent any representations and warranties are made as of a specific date, in which case as of such specific date), subject to certain materiality thresholds;

•	Figma’s performance of or compliance with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it on or prior to or at the closing;
•	the absence since the date of the merger agreement of a material adverse effect on Figma that is continuing;
•
the receipt by Adobe of a certificate of an executive officer of Figma, dated as of the closing date, to the effect that certain conditions to closing have been satisfied and of a certificate related to certain tax matters;

•	Dylan Field’s continuation as an employee of Figma at closing without having given notice of an intent to terminate his employment following the closing; and
•	the termination in full of Figma’s stockholders’ agreements.
The obligations of Figma to effect the mergers will be further subject to the satisfaction at or prior to the closing of each of the following conditions, any and all of which may be waived in whole or in part by Figma to the extent permitted by applicable law:
•
the accuracy of the representations and warranties made in the merger agreement by Adobe, Merger Sub I and Merger Sub II as of the date of the merger agreement and as of the closing date (except to the extent any representations and warranties are made as of a specific date, in which case as of such specific date), subject to certain materiality thresholds;

•
Adobe, Merger Sub I and Merger Sub II’s performance of or compliance with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them on or prior to or at the closing;

•	the absence since the date of the merger agreement of a material adverse effect on Adobe that is continuing; and
•	the receipt by Figma of a certificate of an authorized officer of Adobe, dated as of the closing date, to the effect that certain conditions to closing have been satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated and the mergers may be abandoned at any time prior to the closing, notwithstanding the approval by the Figma stockholders, as follows and in no other manner:
•	by mutual written consent of Adobe and Figma;
•
by either Adobe or Figma, if the effective time has not occurred on or before 10:00 a.m., Pacific time, on September 15, 2023 (the “initial outside date”) (provided that the initial outside date will automatically be extended to 10:00 a.m., Pacific time, on December 15, 2023 (the “first extended outside date”)), and the first extended outside date will automatically be extended to 10:00 a.m., Pacific time, on March 15, 2024, if, on December 15, 2023, or March 15, 2024, as applicable, the only conditions not satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, provided that such conditions shall then be capable of being satisfied if the closing were to take place on such date) are the conditions relating to (i) required antitrust approvals and/or (ii) the absence of any legal restraint prohibiting the completion of the mergers (in the case of this clause (ii), only if the failure to satisfy the condition is attributable to any antitrust law) (as so extended, the “outside date”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose breach of any provision of the merger agreement results in or causes the failure of the closing to be consummated by such time);

•
by Adobe or Figma, if there is in effect a final, nonappealable legal restraint (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose breach of any provision of the merger agreement results in or causes such legal restraint); and

•
by either Adobe or Figma, if the other party breaches any representation or warranty (or any such representation or warranty ceases to be true) or any covenant or agreement contained in the merger agreement which would result in a failure of an applicable condition to the other parties’ obligation to effect the mergers if existing as of the closing date (a “terminating breach”) (provided that, if such terminating breach is curable by the breaching party, the non-breaching party may terminate the merger agreement only if such terminating breach has not been cured prior to the earlier of (i) 30 calendar days after receipt by the breaching party of written notice from the non-breaching party of such terminating breach and (ii) the outside date (provided, further, that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party who is then committing a terminating breach such that the other party would have the right to terminate the merger agreement if such breach were not cured prior to the earlier of (i) 30 calendar days after receipt of written notice of such breach and (ii) the outside date).

In addition, the merger agreement would have been terminable by Adobe if any key stockholder had failed to execute and deliver to Adobe the key stockholder voting agreement to which such key stockholder is a party within one day following the execution of the merger agreement. However, subsequent to the execution of the merger agreement, each of the key stockholders timely delivered to Adobe the key stockholder agreement within one day following the execution of the merger agreement.
In the event of the valid termination of the merger agreement, all rights and obligations of the parties under the merger agreement will terminate and no party will have any liability to any other party, except that (i) certain specified provisions, including certain provisions described below under “—Expenses and Reverse Termination Fee,” will survive termination, and (ii) no such termination will relieve any party of liability or damages for fraud or willful breach of any of its representations, warranties, covenants or agreements contained in the merger agreement prior to termination, except that the reverse termination fee described below will be Figma’s sole and exclusive remedy in circumstances in which such fee is payable and is paid by Adobe.
Expenses and Reverse Termination Fee
Expenses
Except as otherwise expressly provided in the merger agreement, each party will pay its own expenses incident to the merger agreement and the transaction. Adobe will pay all filing fees under the HSR Act and other antitrust and foreign investment filings and all costs, premiums and expenses of the escrow agent and the exchange agent. Any transfer taxes incurred in connection with the consummation of the transaction will be borne 50% by the Figma stockholders as set forth in the merger agreement and 50% by Adobe.
Reverse Termination Fee
The merger agreement requires Adobe to pay or cause to be paid to Figma a reverse termination fee equal to $1 billion in cash (the “reverse termination fee”) within three business days of termination of the merger agreement if each of the following occur:
•
either Adobe or Figma terminates the merger agreement because either the closing has not occurred by the outside date or there is in effect a final, nonappealable legal restraint that is, or is in respect of, an antitrust law; and

•
at the time of such termination, one or both of the conditions relating to (i) required antitrust approvals and/or (ii) the absence of any legal restraint prohibiting the completion of the mergers (in the case of this clause (ii), only if the legal restraint is, or is in respect of, any antitrust law) are not satisfied but all other conditions to closing have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the closing, provided that such conditions would be satisfied if the closing were to take place on such date).

In no event will Adobe be obligated to pay the reverse termination fee on more than one occasion, and under no circumstance will Figma be entitled to receive both a grant of specific performance which results in the consummation of the closing and the payment of damages or all or any portion of the reverse termination fee. Upon payment of the reverse termination fee, none of Adobe, any of its subsidiaries or any of their former, current or future officers, directors, partners, stockholders, managers, members, affiliates, agents or representatives will have any further liability whatsoever with respect to the merger agreement or the transaction to Figma or any of its affiliates or representatives, and such payment of the reverse termination fee will be the sole and exclusive remedy of Figma and its affiliates.
Representative of Figma Stockholders
Fortis Advisors LLC is serving as the representative of the Figma stockholders under the merger agreement, and in such capacity will represent the interests of the Figma stockholders following the closing with respect to certain matters under the merger agreement, including, but not limited to, acting on behalf of the Figma stockholders in any proceeding involving the merger agreement and acting for the Figma stockholders with regard to certain matters pertaining to indemnification as provided in the merger agreement. Pursuant to the merger agreement, at the closing, $500,000 (the “representative fund amount” and such fund, the “representative fund”) otherwise payable to the Figma stockholders will be deposited with the representative, and the representative can use the representative fund to cover all losses, claims, damages, liabilities, fees, costs, judgments, fines, amounts paid in settlement or expenses incurred (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), as and when incurred, as the representative. When determined by the representative in good faith that some or all of the representative fund is no longer required to cover such obligations, the representative will pay such amounts to the exchange agent for further distribution to the Figma stockholders in accordance with the terms set forth in the merger agreement.
Amendments and Waivers
The merger agreement may be amended by written agreement of Adobe, Merger Sub I, Merger Sub II and Figma at any time prior to the effective time.
At any time prior to the effective time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party and (iii) waive compliance with any of the agreements of any other party or conditions contained in the merger agreement.
No Third-Party Beneficiaries
The merger agreement is not intended to and will not be construed to give any person other than the parties to the merger agreement and their respective heirs, successors and permitted assigns any rights, remedies or claims, subject to limited specified exceptions.
Specific Performance
In addition to any other applicable remedies at law or equity, the parties are entitled to an injunction or injunctions, without proof of damages or posting of any bond, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.
Governing Law
The merger agreement is governed by Delaware law, without giving effect to any conflicts of laws rules or principles that would require or permit the application of another jurisdiction’s laws.

KEY STOCKHOLDER VOTING AGREEMENT
The following section summarizes material provisions of the key stockholder voting agreement, which is included in this consent solicitation statement/prospectus as Annex C, incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Adobe and the key stockholders are governed by the key stockholder voting agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Adobe and Figma stockholders are urged to read the key stockholder voting agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.
Shortly after the execution of the merger agreement, certain stockholders of Figma (each, a “key stockholder”) entered into a voting and support agreement (the “key stockholder voting agreement”) with Adobe, pursuant to which, among other things, and subject to the terms and conditions of the key stockholder voting agreement, each key stockholder agreed to (i) following the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part, promptly (and in any event within two business days) execute and deliver (or cause to be executed and delivered) to Figma, with a copy to Adobe, a written consent approving the adoption of the merger agreement and the transaction, including the mergers, with respect to all of such key stockholder’s shares of Figma capital stock entitled to act by written consent thereto, and (ii) vote or cause to be voted all of such key stockholder’s shares of Figma capital stock against any acquisition proposal or any action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transaction, including the mergers, in any material respect.
The key stockholder voting agreement contains customary transfer restrictions restricting the key stockholders from transferring their shares of Figma capital stock during the pendency of the transaction, subject to limited exceptions. In addition, pursuant to the key stockholder voting agreement, each key stockholder agreed to, among other things, (i) effective as of the effective time, release each of Adobe, Merger Sub I, Merger Sub II, Figma, the representative, the surviving corporation and each of their respective past and present subsidiaries, affiliates, predecessors, officers, directors, stockholders, members, managers, partners, employees, representatives, agents, heirs, estates, successors, assigns and agents from any and all past, present and future claims arising out of or relating to such key stockholder’s capacity as a stockholder of Figma and/or such key stockholder’s direct or indirect ownership interest in Figma, (ii) refrain from soliciting any alternative transaction, (iii) waive any appraisal or dissenters’ rights and similar rights, including under Section 262 of the DGCL, and any rights of first refusal, redemption rights, rights of notice and similar rights relating to the transaction and (iv) indemnify Adobe, the surviving corporation, the surviving company and their affiliates and each of their respective officers, directors, employees, agents and other representatives in accordance with the applicable indemnification provisions set forth in the merger agreement.
The key stockholder voting agreement will terminate and will have no further force or effect with respect to a key stockholder upon the earliest to occur of (i) the effective time, (ii) the termination of the merger agreement and (iii) any amendment to the merger agreement without the prior written consent of such key stockholder if such amendment materially reduces the per share closing stock consideration or the per share closing cash consideration, or alters the form of consideration payable in the first merger. As of the date of the key stockholder voting agreement, the key stockholders collectively owned, of record or beneficially, a majority of the voting power of (1) the outstanding shares of Figma capital stock and (2) the outstanding shares of Figma preferred stock. As of the record date, the key stockholders collectively owned approximately [   ]% of the outstanding shares of Figma capital stock, approximately [   ]% of the outstanding shares of Figma preferred stock and approximately [    ]% of the outstanding shares of Figma common stock. Accordingly, the execution and delivery of written consents by all of the key stockholders will constitute the Figma stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval, which will therefore satisfy the closing condition in the merger agreement relating to approval of the Figma stockholders required under the merger agreement.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of certain U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) that exchange their shares of Figma capital stock for shares of Adobe common stock and cash in the mergers. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, and to differing interpretations possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only U.S. holders who hold Figma capital stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion proceeds on the basis that the mergers will be completed in accordance with the merger agreement and as described in this consent solicitation statement/prospectus. Holders of Figma capital stock that are not U.S. holders should consult their own tax advisors as to the tax consequences of the mergers. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or any alternative minimum tax) that may be relevant to U.S. holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Figma capital stock that are subject to special rules, including, but not limited to:
•	financial institutions;
•
partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	mutual funds;
•	S corporations or investors in such S corporations;
•	insurance companies;
•	tax-exempt organizations or governmental organizations;
•	dealers or brokers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that immediately before the mergers directly, indirectly or constructively owned at least 5% of all Figma capital stock (by vote or value);
•	regulated investment companies;
•	real estate investment trusts;
•	tax-qualified retirement plans;
•	persons that hold Figma capital stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;
•	holders who exercise dissenters’ rights;
•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•
holders who acquired their shares of Figma capital stock through the exercise of an employee stock option, in connection with a performance-based or other restricted stock unit or otherwise as compensation, or who receive shares of Adobe common stock that are subject to vesting;

•	holders who hold their shares as “qualified small business stock” for the purposes of Section 1045 or Section 1202 of the Code; and
•	persons that have a functional currency other than the U.S. dollar.
If a partnership or pass-through entity (or other entity or arrangement classified as a partnership or pass-through entity for U.S. federal income tax purposes) holds Figma capital stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the tax consequences of the mergers to them.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Figma capital stock that is, or is treated for U.S. federal income tax purposes as, any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States or of any state or the District of Columbia;
•
a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
No rulings have been, or will be, sought by Figma or Adobe from the IRS with respect to the mergers, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described in this consent solicitation statement/prospectus. The actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within the control of Figma or Adobe.
All stockholders should consult their own tax advisors as to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of U.S. federal, state, local or non-U.S. income or other tax laws.
Each of Adobe and Figma intend that the mergers, taken together, will qualify as a “reorganization” under Section 368(a) of the Code. Each of Adobe and Figma have agreed to report the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code on their respective U.S. federal income tax returns provided that Figma’s legal counsel, Fenwick & West LLP (or other nationally recognized counsel or “big four” accounting firm), delivers to Adobe an opinion (i) which is reasonably satisfactory in form and substance to Adobe, to the effect that the mergers, taken together, are at least “more likely than not” to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) which has not been modified, withdrawn or adversely affected by a change in law by the date on which such tax returns are filed. Subject to provision of the opinion referenced above, the parties will file all applicable U.S. state and local income tax returns in a manner consistent with reorganization treatment, unless otherwise required by a change in applicable law or a “determination” within the meaning of Section 1313(a) of the Code.
Figma anticipates that its legal counsel, Fenwick & West LLP, will deliver to Adobe an opinion that satisfies the requirements described above. That opinion, if issued, will be based on certain facts, representations, covenants, and assumptions, all of which must be consistent with the state of facts existing at the effective time of the mergers. Among those facts is that at least 40 percent of the value of all of the consideration received in exchange for Figma capital stock in the first merger will consist of Adobe common stock (as measured by the average of the daily closing prices of Adobe’s stock for the 10 consecutive trading days ending on and including the second trading day preceding the signing of the merger agreement), taking into account any adjustment to the cash consideration received by holders of Figma capital stock as a result of a consideration adjustment and cash payable to holders of dissenting shares. If any of the relevant facts, representations, covenants or assumptions are, or become, inaccurate or incomplete in any respect, counsel may be unable to deliver an opinion as to the qualification of the mergers as a reorganization or any such opinion may be invalid or the conclusions reached therein could be jeopardized.
Delivery of a tax opinion that satisfies the requirements described above is not a closing condition. Therefore, the mergers will be consummated even if the opinion described above cannot be delivered. Accordingly, holders of Figma capital stock are encouraged to consult their own tax advisors regarding the qualification of the mergers, taken together, as a reorganization, as well as the potential tax consequences to them if reorganization treatment is unavailable.
Holders of Figma common stock that are not U.S. holders should consult their own tax advisors regarding the possibility that, in the event the applicable withholding agent is unable to determine whether any cash consideration should be treated as a dividend for applicable U.S. federal income tax purposes, such withholding agent may withhold U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of the cash consideration payable to them in the transaction.
Tax Consequences to U.S. Holders Generally
Tax Consequences if the Mergers, Taken Together, Qualify as a “Reorganization”
If the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of the mergers are (subject to the discussions below regarding the installment method, imputed interest, the Representative Fund (as defined in the merger agreement), and certain other matters) as follows:
•
a U.S. holder will recognize gain to the extent of the lesser of (a) the excess of (i) the sum of the fair market value of the Adobe common stock and the cash (other than cash in lieu of a fractional share) received by the holder, over (ii) the holder’s adjusted tax basis in the Figma capital stock exchanged therefor and (b) the cash (other than cash in lieu of a fractional share) received by the holder;

•	a U.S. holder will not recognize any loss upon the exchange of Figma capital stock for Adobe common stock and cash in the mergers;
•
a U.S. holder’s aggregate tax basis in the Adobe common stock received in the mergers (including fractional shares deemed received and deemed redeemed) will equal the holder’s tax basis in the Figma capital stock surrendered therefor in the mergers, decreased by any cash received (excluding any cash in lieu of a fractional share), and increased by the amount of gain the holder recognizes on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below, but excluding any gain recognized with respect to cash in lieu of a fractional share);

•
a U.S. holder’s holding period in the Adobe common stock received by such holder in the mergers will include the holder’s holding period in the Figma capital stock surrendered in exchange therefor; and

•
a U.S. holder who receives cash in lieu of a fractional share of Adobe common stock will be treated as having received the fractional share pursuant to the mergers and then as having exchanged that fractional share with Adobe for cash in a redemption transaction. Such holder will generally recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis allocated to such fractional share.

If a U.S. holder acquired different blocks of shares of Figma capital stock at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. holder's basis and holding period in its shares of Adobe common stock may be determined with reference to each block of shares of Figma capital stock. The merger agreement provides that holders may designate specific blocks of Figma capital stock treated as surrendered and exchanged for either cash or Adobe common stock. Each holder should consult his, her or its tax advisor regarding the manner in which the cash consideration and stock consideration should be allocated among different blocks of shares of Figma capital stock surrendered and the determination of the tax bases and holding periods of the Adobe common stock received.

Any gain recognized in the mergers will be long-term capital gain if the U.S. holder held the Figma capital stock surrendered in the mergers for more than one year at the effective time of the first merger, and otherwise will be short-term capital gain. In the case of a U.S. holder that holds Figma capital stock with differing tax bases and/or holding periods, the preceding rules must be applied separately to each block of shares of Figma capital stock (i.e., Figma capital stock of the same class acquired on the same day at the same price per share). Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. In certain circumstances, if a U.S. holder actually or constructively owns Adobe common stock other than Adobe common stock received pursuant to the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of Figma’s undistributed earnings and profits. To the extent, if any, that the recognized gain is treated as dividend income, noncorporate U.S. holders generally would be taxed on such amounts at the preferential rates applicable to long-term capital gain. Because the possibility of dividend treatment depends upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential application of the foregoing rules to their particular circumstances.
Tax Consequences if the Mergers, Taken Together, Fail to Qualify as a “Reorganization”
If the mergers, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize gain or loss in an amount equal to the difference between (1) the sum of the fair market value of the shares of Adobe common stock received as of the effective time of the first merger, the amount of any cash received, and any cash in lieu of fractional shares of Adobe common stock received by such U.S. holder in the mergers and (2) such U.S. holder’s tax basis in the U.S. holder’s Figma capital stock surrendered.
Gain or loss would be calculated separately for each block of Figma capital stock exchanged by such U.S. holder (a block of stock is stock of the same class acquired on the same day at the same price per share). Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Figma capital stock exceeds one year at the closing of the mergers. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in shares of Adobe common stock received in the mergers would begin on the day following the closing of the mergers.
Installment Method Reporting
A U.S. holder recognizing gain in the mergers should be subject to the installment method of reporting with respect to its portion of the Escrow Funds (as defined in the merger agreement) if such U.S. holder is eligible for the installment method of reporting and does not elect out of the installment method of reporting. A U.S. holder applying the installment method generally will recognize any gain with respect to any deferred payment in the year in which such payment is received. Under the installment method, a U.S. holder will initially compute its maximum consideration and maximum gain recognized (with respect to each block of Figma capital stock owned by such U.S. holder), assuming such U.S. holder receives the maximum distribution from the Escrow Funds. A U.S. holder who reports gain using the installment method will then report an amount of gain with respect to each deferred payment received by such U.S. holder which bears the same ratio to such U.S. holder’s maximum gain as the amount of such payment bears to such U.S. holder’s maximum consideration. If less than the maximum amount of such U.S. holder’s portion of the Escrow Funds is ultimately received, the amount of gain that would otherwise have been recognized at that time will be reduced or, in certain circumstances, such U.S. holder may recognize a loss. Imputed interest (as described under the section entitled “—Imputed Interest,” below) would be excluded from the calculation of the maximum consideration, the maximum gain, and the actual amounts of consideration and gain received when applying the installment method.
Non-Installment Method Reporting
If the installment method of reporting is not applicable to a U.S. holder (because such U.S. holder elects not to use such method or otherwise), then such U.S. holder will generally be required to take into account in the year of the mergers the fair market value as of the effective time of the first merger of such U.S. holder’s rights to payments from the Escrow Funds. It is possible that the IRS could successfully assert that such U.S. holder should be required to take into account such U.S. holder’s share of the maximum amount of cash payable to such U.S. holder from the Escrow Funds rather than the fair market value as of the effective time of the first merger of such U.S. holder’s rights to the cash in such funds. To the extent that the cash received thereafter with respect to such U.S. holder’s rights to such cash (other than imputed interest, as described below under the section entitled “—Imputed Interest”) exceeds or is less than the amount taken into account in computing gain pursuant to the preceding sentence, additional gain or loss, respectively, generally would be recognized by such U.S. holder upon receipt of such cash.
For U.S. holders on the accrual method of accounting, the timing of recognition of such gain or loss (or interest income) may differ from that described above. All U.S. holders should consult their own tax advisors as to the potential application of the installment method and whether to elect out of the installment method.
Imputed Interest
A portion of any payments received from the Escrow Funds will be characterized as ordinary interest income for U.S. federal income tax purposes under the imputed interest rules of the Code. In general, the portion of any such deferred payment constituting interest income will equal the excess of the amount of the payment received over the present value of that amount as of the effective time of the first merger (determined using a discount rate equal to the appropriate “applicable federal rate” for the month in which the first merger occurs).
Treatment of the Representative Fund
For U.S. federal income tax purposes, a U.S. holder generally will be treated as receiving, in the U.S. holder’s taxable year that includes the mergers, its pro rata share of the Representative Fund.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to cash payments made to U.S. holders in connection with the mergers, unless an exemption applies. Backup withholding (currently, at a rate of 24%) may apply to amounts subject to information reporting if the applicable stockholder fails to provide an accurate taxpayer identification number, fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or otherwise fails to establish an exemption from backup withholding. U.S. holders can claim a credit against their U.S. federal income tax liability for the amount of any backup withholding and a refund of any excess, provided that all required information is timely provided to the IRS.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. THE TAX CONSEQUENCES OF THE MERGERS WILL DEPEND ON A HOLDER’S SPECIFIC SITUATION. EACH HOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTION IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES, AS WELL AS THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

INTERESTS OF FIGMA’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION
Certain of Figma’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Figma’s stockholders generally. These interests include, among other things, the interests listed below. The following disclosure applies only to Figma’s directors and executive officers and not to other employees of Figma.
Figma’s directors covered by the following disclosure are Dylan Field, Kelly Kramer, John Lilly, Danny Rimer, Mamoon Hamid and Lynn Vojvodich. Figma’s executive officers covered by the following disclosure are Dylan Field, Co-Founder and CEO, Praveer Melwani, Chief Financial Officer, Kris Rasmussen, Chief Technology Officer, and Shaunt Voskanian, Chief Revenue Officer.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The closing as referenced in this section occurs on November 9, 2022, which is the assumed date of the closing solely for purposes of the disclosure in this section.
•
The value of the cash merger consideration and the number of Adobe shares deliverable in respect of each share of Figma common stock underlying each vested Figma equity award at closing is equal to the per share equity award cash consideration and the per share closing stock consideration, respectively.

•
The number of underlying Adobe shares subject to an unvested Adobe equity award deliverable in respect of each share of Figma common stock underlying each unvested Figma equity award is equal to the per share equity award exchange ratio.

Interests applicable to all Figma directors and executive officers
Under the terms of the merger agreement, from and after the effective time, Adobe will cause the surviving company to indemnify certain persons, including Figma’s directors and executive officers. In addition, Figma will purchase a six-year “tail” insurance policy for the benefit of certain persons, including Figma’s directors and executive officers, the cost of which will be included in the calculation of company expenses under the merger agreement. For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance.”
Certain of Figma’s executive officers hold vested and outstanding shares of Figma common stock that will be treated in the same manner as common stock held by Figma employees, as described in the section entitled “The Merger Agreement—Treatment of Figma Equity Awards.”
Certain of Figma’s executive officers hold restricted shares of Figma common stock from either a single restricted stock issuance or the early exercise of a Figma option. These restricted shares will be treated in the same manner as restricted shares held by Figma employees, as described in the section entitled “The Merger Agreement— Treatment of Figma Equity Awards.” Based on the assumptions described under “—Certain Assumptions,” the estimated number of restricted Adobe shares issued in exchange for the directors' and executive officers' restricted shares of Figma common stock are 184,160 Adobe shares, 5,803 Adobe shares, and 53,264 Adobe shares for Messrs. Field, Melwani, and Rasmussen, respectively.
Certain of Figma’s directors and executive officers hold vested and unvested Figma RSUs that will be treated in the same manner as RSUs held by Figma employees, as described in the section entitled “The Merger Agreement— Treatment of Figma Equity Awards.” Based on the assumptions described above under “—Certain Assumptions,” the total equity award cash consideration to which the directors and executive officers would be entitled in respect of their vested Figma RSU awards is $25,952,800, $5,823,324, $4,874,512, $11,369,287, $1,299,855, and $1,299,855, for Messrs. Field, Melwani, Rasmussen, and Voskanian, and Mses. Kramer and Vojvodich, respectively. The estimated total closing Adobe stock consideration (“Adobe shares”) issued in exchange for the directors’ and executive officers’ vested Figma RSUs are 50,921 Adobe shares, 11,426 Adobe shares, 9,564 Adobe shares, 22,307 Adobe shares, 2,550 Adobe shares, and 2,550 Adobe shares, for Messrs. Field, Melwani, Rasmussen, and Voskanian, and Mses. Kramer and Vojvodich, respectively.

The vested and unvested Figma options held by Figma directors and executive officers will be treated in the same manner as those Figma options held by other Figma employees, as described in the section entitled “The Merger Agreement—Treatment of Figma Equity Awards.” Based on the assumptions described above under “—Certain Assumptions,” the total equity award cash consideration that Ms. Vojvodich would be entitled in respect of her vested Figma options is $18,618,776. The estimated total closing Adobe stock consideration issued in exchange for Ms. Vojvodich’s vested Figma options is 36,986 Adobe shares. The foregoing value reflect the cash value of the excess of the per share equity award cash consideration over the per share exercise price, and the number of Adobe shares is based on the per share closing stock consideration.
Interests applicable to Mr. Field
Concurrently with the signing of the merger agreement, Adobe and Mr. Field entered into an offer letter which will become effective upon the closing (the “Field offer letter”). The Field offer letter provides, among other things, that Mr. Field will serve as Chief Executive Officer, Figma, will receive an annual base salary of $600,000 and a target bonus opportunity of 80% of his annual base salary, and will receive an initial Adobe RSU award relating to 2,911,316 shares of Adobe common stock (the “Adobe retention RSU award” and each restricted stock unit, an “Adobe RSU”). Subject to the occurrence of the closing and Mr. Field’s commencement of employment with Adobe on the day after closing (the “Adobe start date”), the Adobe retention RSU award will be granted on the Adobe start date. The Adobe retention RSU award will vest as to 25% of the RSUs subject to the award after one year and 6.25% quarterly thereafter over the remaining three-year period measured from the first anniversary of his vesting start date, subject to Mr. Field’s continuous employment with Adobe. In the event Adobe terminates Mr. Field’s employment without cause (as defined in the Field offer letter) or Mr. Field resigns for good reason (as defined in the Field offer letter) or in the event of Mr. Field’s death or disability (as defined in the Field offer letter) prior to the fourth anniversary of the vesting start date, the portion of the unvested Adobe retention RSU award granted to Mr. Field that would have vested during the 12-month period following Mr. Field’s termination date will immediately vest.
Mr. Field’s unvested Figma RSU awards and Figma restricted stock will be converted into unvested Adobe equity awards pursuant to the merger agreement as described in the section entitled “The Merger Agreement— Treatment of Figma Equity Awards.” The Adobe RSU awards and Adobe restricted stock awards (“Adobe RSAs”) that Mr. Field receives in exchange for his Figma awards will vest on the same vesting schedule that applied to the corresponding unvested Figma equity awards prior to the closing and will generally include the same provisions relating to termination of employment that applied to the corresponding unvested Figma equity awards prior to the closing, except that such provisions will be modified to provide for full vesting acceleration in the event that Adobe terminates Mr. Field’s employment without cause (as defined in the Field offer letter) or Mr. Field resigns for good reason (as defined in the Field offer letter), or in the event of Mr. Field’s death or disability (as defined in the Field offer letter). Based on the assumptions described above under “—Certain Assumptions,” Mr. Field will receive 1,076,480 unvested Adobe RSUs and 184,160 Adobe restricted shares.
Mr. Field holds a Figma PSU award relating to 11,250,000 shares of Figma common stock. At the closing, a portion of such Figma PSU award relating to 5,625,000 shares of Figma common stock will be forfeited without consideration and the remaining portion relating to 5,625,000 shares of Figma common stock will vest and be treated as a vested Figma PSU award, as described in the section entitled “The Merger Agreement—Treatment of Figma Equity Awards.” Based on the assumptions described above under “—Certain Assumptions,” the estimated value of the cash merger consideration and the Adobe shares to which Mr. Field would be entitled in respect of this vested Figma PSU award is $129,763,998 and 254,604 Adobe shares, respectively.
Prior to the closing, the Figma board may settle Mr. Field’s Figma RSU and Figma PSU awards that will vest in connection with the acquisition in shares of Figma restricted stock and such Figma restricted stock will then be treated in the same manner as other vested outstanding shares of Figma common stock pursuant to the merger agreement.
The interests described in this section relate to agreements entered into by Figma, Adobe, and Mr. Field in connection with the transaction, which expressly supersede Mr. Field’s existing employment agreements with Figma.

Interests applicable to Figma directors and executive officers, other than Mr. Field
Each of Messrs. Melwani, Rasmussen, and Voskanian hold unvested Figma RSU awards that are subject to 100% acceleration of the time and service-based vesting requirement if there is an acquisition (as defined in Figma’s 2012 equity incentive plan, including the transaction) and if such officer is subject to a termination of employment other than for cause (as defined in the applicable RSU award agreement) or resigns for good reason (as defined in the applicable RSU award agreement) during the period of time commencing three months prior to the closing and ending on the twelve month anniversary of the closing. Based on the assumptions described above under “—Certain Assumptions,” Messrs. Melwani, Rasmussen, and Voskanian will receive unvested Adobe RSU awards subject to acceleration terms that are no less favorable than those of their unvested Figma RSU awards. Such Adobe RSU awards will relate to the following number of shares of Adobe common stock: 122,289 Adobe shares, 142,280 Adobe shares, and 157,193 Adobe shares for Messrs. Melwani, Rasmussen, and Voskanian, respectively.
Mses. Kramer and Vojvodich hold outstanding Figma RSU awards that are subject to 100% acceleration of the time and service-based vesting requirement if there is an acquisition (as defined in Figma’s 2012 equity incentive plan, including the transaction); these awards will fully vest upon closing in accordance with their terms and will be treated as vested Figma RSU awards. Based on the assumptions described above under “—Certain Assumptions,” Mses. Kramer and Vojvodich will receive in respect of their vested Figma RSU awards $1,299,855 cash plus 2,550 Adobe shares and $1,299,855 cash plus 2,550 Adobe shares, respectively.
Potential Arrangements with Adobe
Certain of Figma’s executive officers may continue to provide employment or other services to Adobe after the effective time and may enter into new agreements, arrangements, or understandings with Adobe to set forth the terms and compensation of such post-closing service. As of the date of this consent solicitation statement/prospectus, no such agreements, arrangements, or understandings with Adobe exist, other than as described in this consent solicitation statement/prospectus.
In addition, as described above under “The Merger Agreement—Employee Matters,” Adobe has committed to grant Adobe RSU awards relating to an aggregate of 3,175,981 shares of Adobe common stock to Figma employees other than Mr. Field (“Adobe Retention Pool”). Such Adobe RSU awards will be granted in accordance with Adobe’s standard terms and conditions, including equity grant guidelines and time-based vesting requirements (generally vesting over four years following the closing), or as mutually agreed between Mr. Field and Adobe to promote employee retention. Each of Messrs. Melwani, Rasmussen, and Voskanian is eligible to participate in the Adobe Retention Pool but has not been allocated any award as of the date of this consent solicitation statement/prospectus.
The Figma board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation of, the transaction, in approving the merger agreement and the transaction and in making the Figma board recommendation. For more information, see the sections entitled “The Transaction—Background of the Transaction” and “The Transaction—Figma’s Reasons for the Transaction; Recommendation of the Figma Board.”

COMPARISON OF STOCKHOLDERS’ RIGHTS
Both Adobe and Figma are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each company are currently governed by the DGCL. As holders of Adobe common stock or Figma capital stock, your rights with respect thereto are governed by the DGCL, as well as Adobe’s or Figma’s constituent documents, as applicable.
Upon completion of the transaction, the former holders of Figma capital stock will own shares of Adobe common stock, and holders of Adobe common stock will continue to own shares of Adobe common stock, subject to the same rights as prior to the transaction, except that their shares of Adobe common stock will represent an interest in Adobe that also reflects the ownership and operation of the Figma business.
The following description summarizes certain material differences between the rights of the stockholders of Adobe and Figma based on the DGCL and, in the case of Adobe, the Adobe certificate and the Adobe bylaws and, in the case of Figma, the Figma certificate and the Figma bylaws, as well as the amended and restated voting agreement, dated as of June 23, 2021, by and among Figma and certain of Figma’s stockholders (the “Figma voting agreement”), the amended and restated right of first refusal and co-sale agreement, dated as of June 23, 2021, by and among Figma and certain of Figma’s stockholders (the “Figma ROFR and co-sale agreement”), and the amended and restated investors’ rights agreement, dated as of June 23, 2021, by and among Figma and certain of Figma’s stockholders (the “Figma investors’ rights agreement”). However, the following description is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to the DGCL and Adobe’s and Figma’s constituent documents, which you are urged to read carefully. Adobe has filed with the SEC its constituent documents and Adobe and Figma will send copies of their respective constituent documents to you, without charge, upon your request. For additional information, see the section entitled “Where You Can Find More Information.”
Adobe	Figma

Constituent Documents

The rights of Adobe stockholders are governed by the Adobe certificate, the Adobe bylaws and the DGCL.
The rights of Figma stockholders are governed by the Figma certificate, the Figma bylaws, the Figma voting agreement, the Figma ROFR and co-sale agreement, the Figma investors’ rights agreement and the DGCL.

Authorized Capital Stock

Adobe is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares of common stock that Adobe is authorized to issue is 900,000,000. The total number of shares of preferred stock that Adobe is authorized to issue is 2,000,000.

Adobe preferred stock may be issued from time to time in one or more series. The Adobe board is authorized, by filing a certificate pursuant to the DGCL, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Adobe preferred stock, and to establish from time to time the number of shares constituting any such series or any of them. The Adobe board is authorized to increase or decrease the number of

Figma is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares of common stock that Figma is authorized to issue is 685,956,420 shares, of which 567,000,000 shares are designated “Class A common stock” (the “Figma Class A common stock”) and 118,956,420 shares are designated “Class B common stock” (the “Figma Class B common stock”). The total number of shares of preferred stock that Figma is authorized to issue is 247,861,346 shares, of which 45,568,395 shares are designated “Series Seed preferred stock” (the “Figma Series Seed preferred stock”), 70,262,325 shares are designated “Series A preferred stock” (the “Figma Series A preferred stock”), 75,378,390 shares are designated “Series B preferred stock” (the “Figma Series B preferred stock”), 36,435,180 shares are designated “Series C preferred stock” (the “Figma Series C preferred stock”), 10,825,930 shares are

Adobe	Figma
shares of any series of Adobe preferred stock subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

The number of authorized shares of Adobe common stock may be increased or decreased if the majority of the outstanding Adobe common stock has voted in favor of such increase or decrease.

designated “Series D preferred stock” (the “Figma Series D preferred stock”), and 9,391,126 shares are designated “Series E preferred stock” (the “Figma Series E preferred stock”).

The number of authorized shares of Figma common stock or any series thereof may be increased or decreased (but not below the number of shares of Figma common stock or, in the case of a series of Figma common stock, such series, then outstanding plus, with respect to Figma Class A common stock, the number of shares reserved for the purpose of effecting the conversion of the Figma preferred stock or the Figma Class B common stock) by the affirmative vote of the holders of a majority of the voting power of the Figma common stock, voting together as a single class (in addition to any other vote required by the DGCL or Figma’s constituent documents).

As long as at least 5,625,000 shares of Figma preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma preferred stock or any series of Figma preferred stock.

As long as any shares of Figma Series Seed preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of at least 55% of the then-outstanding shares of Figma Series Seed preferred stock (voting together as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma Series Seed preferred stock.

As long as any shares of Figma Series A preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma Series A preferred stock (voting together as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma Series A preferred stock.

As long as any shares of Figma Series B preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma Series B preferred

Adobe	Figma

stock (voting together as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma Series B preferred stock.

As long as any shares of Figma Series C preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma Series C preferred stock (voting together as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma Series C preferred stock.

As long as any shares of Figma Series D preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma Series D preferred stock (voting together as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma Series D preferred stock.

As long as any shares of Figma Series E preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma Series E preferred stock (voting together as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), increase or decrease the number of authorized shares of Figma Series E preferred stock.

Voting

Each holder of a share of Adobe common stock is entitled to one vote for each such share held.
Each holder of a share of Figma Class A common stock is entitled to one vote for each such share held. Each holder of a share of Figma Class B common stock is entitled to fifteen votes for each such share held.

Each holder of a share of Figma preferred stock is entitled to one vote for each share of Figma Class A common stock into which such share of Figma preferred stock could then be converted. Each share of Figma preferred stock is currently convertible into one share of Figma Class A common stock. The holders of Figma preferred stock are entitled to vote, together with the holders of Figma common stock, on all matters on which the Figma common stock is entitled to vote (with the exception of the single class vote of the holders of Figma common stock with respect to the election of directors as provided in the Figma certificate).

Fractional votes are not, however, permitted and any fractional voting rights available on an as-converted to

Adobe	Figma

Figma common stock basis (after aggregating all shares into which shares of Figma preferred stock held by each holder could be converted) shall be rounded to the nearest whole number.

Except as otherwise expressly provided in Figma’s constituent documents or as required by the DGCL, the holders of Figma capital stock vote together and not as single classes.

Common Stock

The authorized Adobe common stock consists of 900,000,000 shares of Adobe common stock.
The authorized Figma common stock consists of 567,000,000 shares designated as Figma Class A common stock and 118,956,420 shares designated as Figma Class B common stock.

The Figma certificate provides that Figma will not, without first obtaining the approval of the holders of at least 80% of the then-outstanding shares of Figma Class B common stock (voting as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), (i) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of the Figma certificate or the Figma bylaws inconsistent with, or otherwise alter, any provision of the Figma certificate or the Figma bylaws relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Figma Class B common stock, (ii) reclassify any outstanding class or series of Figma capital stock into shares having (x) rights as to dividends or liquidation that are senior to the Figma Class B common stock or (y) the right to have more than one vote for each share thereof, (iii) authorize, or issue any shares of, any class or series of Figma capital stock having (x) rights as to dividends or liquidation that are senior to the Figma Class B common stock or (y) the right to more than one vote for each share thereof, or (iv) issue any shares of Figma Class B common stock, including, for the avoidance of doubt, by dividend, distribution or otherwise, subject to certain exceptions set forth in the Figma certificate.

Preferred Stock

The authorized Adobe preferred stock consists of 2,000,000 shares of Adobe preferred stock. The Adobe certificate authorizes the Adobe board, by filing a certificate pursuant to the DGCL, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or

The authorized Figma preferred stock consists of: (i) 45,568,395 shares designated as Figma Series Seed preferred stock, with an original issue price of $0.0878 per share, (ii) 70,262,325 shares designated as Figma Series A preferred stock, with an original issue price of $0.1993 per share, (iii) 75,378,390 shares designated as Figma Series B preferred stock, with an original issue

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restrictions of any wholly unissued series of Adobe preferred stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

price of $0.3317 per share, (iv) 36,435,180 shares designated as Figma Series C preferred stock, with an original issue price of $1.0978 per share, (v) 10,825,930 shares designated as Figma Series D preferred stock, with an original issue price of $4.6185 per share, and (vi) 9,391,126 shares designated as Figma Series E preferred stock, with an original issue price of $21.2967 per share.

The Figma certificate provides that as long as at least 5,625,000 shares of Figma preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) (in addition to any other vote required by the DGCL or Figma’s constituent documents) (i) consummate a Liquidation Event (as defined in the Figma certificate), (ii) alter or change the powers, preferences, privileges or special rights of the shares of Figma preferred stock or any series thereof, (iii) increase or decrease (other than by conversion) the total number of authorized shares of Figma preferred stock or designated shares of any series of Figma preferred stock, (iv) authorize or issue any new equity security (including any other security convertible into, exchangeable for, or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Figma preferred stock with respect to dividends, liquidation or redemption, (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Figma preferred stock or Figma common stock, subject to certain exceptions set forth in the Figma certificate, (vi) change the authorized number of directors of Figma or (vii) pay or declare any dividend on any shares of Figma capital stock other than dividends payable on Figma common stock solely in the form of additional shares of Figma common stock.

Number and Qualification of Directors

The number of directors which shall constitute the whole Adobe board shall be fixed exclusively by one or more resolutions adopted by the Adobe board. The Adobe board currently consists of 12 members.
The Figma board consists of one or more members, and the number of directors is fixed from time to time by resolution of the majority of the Figma board or Figma stockholders holding at least a majority of the voting power of Figma’s then-outstanding capital stock entitled to vote at an election of directors. No decrease in the authorized number of directors constituting the Figma board will shorten the term of any incumbent director.

Notwithstanding the foregoing, as long as at least 5,625,000 shares of Figma preferred stock are outstanding, Figma will not, without first obtaining the approval of the

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holders of a majority of the then-outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) (in addition to any other vote required by the DGCL or Figma’s constituent documents), change the authorized number of directors of Figma.

The Figma certificate provides that:

 • as long as at least 5,696,055 shares of Figma Series Seed preferred stock remain outstanding, the holders of such shares, exclusively and as a single class, are entitled to elect one director (the
“Series Seed director”);

 • as long as at least 10,385,550 shares of Figma Series A preferred stock remain outstanding, the holders of such shares, exclusively and as a single class, are entitled to elect one director (the “Series
A director”);

 • as long as at least 11,250,000 shares of Figma Series B preferred stock remain outstanding, the holders of such shares, exclusively and as a single class, are entitled to elect one director (the “Series
B director”);

 • the holders of the shares of Figma common stock, exclusively and as a single class, are entitled to elect one director (the “Common director”); and

 • the holders of Figma capital stock, voting as a single class and on an as-converted to Figma common stock basis, are entitled to elect any remaining directors based on the voting power of the respective class of Figma common stock (the “remaining directors”).

The authorized size of the Figma board is currently seven directors, and the Figma board currently consists of six directors and one vacancy. During the term of the Figma voting agreement, each party thereto agrees to vote its shares in the manner prescribed in the Figma voting agreement, including as specified in any election of directors.

Directors of Figma need not be stockholders of Figma.

Structure of Board; Term of Directors; Election of Directors

Except as provided in Adobe’s constituent documents, all directors will be elected at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of	Subject to the rights of the holders of any series of Figma preferred stock to elect directors under specified circumstances, the Figma directors are divided into three classes.

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stockholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

No decrease in the number of directors constituting the Adobe board shall shorten the term of any incumbent director.

Each director has one vote on all matters presented to the Adobe board (or any committee thereof).

The composition of the Figma board is set forth in the Figma voting agreement. Each party to the Figma voting agreement agrees to vote in such a manner as may be necessary to elect (and maintain in office) as members of the Figma board the following individuals:

 • in any election of the Common director, the designee designated by the holders of a majority of the then outstanding shares of Figma Class B common stock then held by the Key Holders (as defined therein) who are then providing services to Figma as officers, employees or consultants in good standing;

 • in any election of the Series Seed director, the designee designated by Index Ventures VI (Jersey) and/or its affiliates for so long as it holds at least 1,898,685 shares of Figma common stock issued or issuable upon conversion of the Figma Series
Seed preferred stock purchased by Index;

 • in any election of the Series A director, the designee designated by Greylock XIV Limited Partnership and/or its affiliates for so long as it holds at least 3,461,850 shares of Figma common stock issued or issuable upon conversion of the Figma Series A preferred stock purchased by Greylock;

 • in any election of the Series B director, the designee designated by KPCB Holdings, Inc., as nominee and/or its affiliates for so long as it holds at least 3,750,000 shares of Figma common stock issued or issuable upon conversion of the Figma
Series B preferred stock purchased by KPCB; and

 • in any election of the remaining directors, three designees designated by the unanimous approval of each of the other members of the Figma board.

Except as provided in Figma’s constituent documents, directors will be elected at each annual meeting of stockholders. Each director will hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

No decrease in the authorized number of directors constituting the Figma board will shorten the term of any incumbent director.

The Common director has seven votes on all matters presented to the Figma board (or any committee thereof), and all references in Figma’s constituent documents to a majority or other proportion of directors refers to a majority or other proportion of the votes of the directors.

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Removal of Directors

Subject to the rights of the holders of any series of Adobe preferred stock, the Adobe board or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of Adobe entitled to vote at an election of directors.

Subject to the special rights of the holders of one or more series of Figma preferred stock or Figma common stock to elect directors, or except as otherwise provided by the DGCL or Figma’s constituent documents, the Figma board or any individual director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that any director elected by the affirmative vote of the holders of any class or classes of Figma capital stock or series thereof as provided in the Figma certificate may be removed by, and only by, the affirmative vote of the holders of such class or classes of Figma capital stock or series thereof entitled to elect such director.

Vacancies on the Board

Any vacancies resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Adobe board determines by resolution that any such vacancies or newly created directorships shall be filled by Adobe stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum.

Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Unless otherwise provided in Figma’s constituent documents, any vacancies, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Figma certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director; provided, however, that whenever the holders of any class or classes of Figma capital stock or series thereof are entitled to elect one or more directors by the provisions of the Figma certificate, the holders of such class or classes of Figma capital stock or series thereof may override the Figma board’s action to fill such vacancy by voting for their own designee to fill such vacancy at a meeting of Figma stockholders or via written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

Any director elected in accordance with the preceding sentence will hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced.

Stockholder Action by Written Consent

The Adobe bylaws provide that no action may be taken by the Adobe stockholders except at an annual or special meeting of Adobe stockholders called in accordance with the Adobe bylaws, and no action may be taken by the Adobe stockholders by written consent.

The Figma bylaws provide that, unless otherwise provided by the Figma certificate, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, are signed in the manner permitted by law by the holders of outstanding Figma capital stock having not less than the minimum

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number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consent is delivered to Figma and notified to the Figma stockholders who have not consented thereto in writing pursuant to the procedures specified in the Figma bylaws.

Any Figma stockholder of record seeking to have the Figma stockholders authorize or take corporate action by written consent must, by written notice to Figma’s secretary, which notice must include a brief description of the action proposed to be taken, request the Figma board to fix a record date for such consent. The Figma board must, within ten days after the date on which such request is received, adopt a resolution fixing the record date. If no record date has been fixed within ten days after the Figma board receives such request, then the record date shall be the first date on which a signed written consent setting forth the action take or proposed to be taken is delivered to Figma as required by law.

Quorum

At all meetings of Adobe stockholders, except where otherwise provided by law or Adobe’s constituent documents, the presence, in person, by remote communication, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.

Unless otherwise provided by law or Figma’s constituent documents, at each meeting of stockholders, the holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.

Special Meeting of Stockholders

The Adobe bylaws provide that special meetings of the Adobe stockholders may be called, for any purpose or purposes, by the chairman of the Adobe board, the Adobe chief executive officer, the Adobe board pursuant to a resolution adopted by a majority of the authorized directors of Adobe, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting. If a stockholder requests a special meeting of stockholders, then such person must deliver a request to Adobe including certain information specified in the Adobe bylaws and, if the Adobe board determines that such request is valid, the Board will determine the time and place of such meeting, which must be held not more than 120 nor less than 90 days after the receipt of such request.

No business may be transacted at a special meeting other than the business specified in a notice of meeting given to the Adobe stockholders entitled to vote.

Special meetings of stockholders may be called at any time by the chairperson of the Figma board, the Figma chief executive officer or president, by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting or by a majority of the authorized directors of the Figma board. If a special meeting of stockholders is called by any person or persons other than a majority of the Figma board, then such person or persons must request such meeting by delivering a written request to call such meeting to each member of the Figma board, and the Figma board must determine the time and date of such meeting, which must be held not more than 120 days nor less than 35 days after the written request to call such meeting was delivered to each member of the Figma board.

Holders of Figma preferred stock are entitled to notice of any stockholders’ meeting in accordance with the Figma bylaws.

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Advance Notice Requirements for Stockholder Proposals

To be properly brought before an annual meeting of Adobe stockholders, (i) written notice of any stockholder nomination for the Adobe board must be received by the Adobe secretary at the principal executive offices of Adobe not more than 120 and not less than 90 days prior to the first anniversary of the date on which Adobe first released its proxy materials for the prior year’s annual meeting, and (ii) any stockholder proposal other than nominations for the Adobe board must be received by the Adobe secretary not more than 150 and not less than 120 days prior to the first anniversary of the date on which Adobe first released its proxy materials for the prior year's annual meeting; provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, a stockholder’s written notice will be timely if it is delivered to the Adobe secretary by the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Nominations of persons for election to the Adobe board may be made at any special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Adobe board or (ii) by any Adobe stockholder who is a stockholder of record at the time of giving the notice required by the Adobe bylaws, who is entitled to vote at the meeting and who delivers written notice to the Adobe secretary setting forth certain information specified in the Adobe bylaws no later than the close of business on the 90th day prior to such meeting or the 10th day following the day of the public announcement regarding such meeting.

Such notice must contain information specified in the Adobe bylaws as to the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal or nomination and to solicit proxies in support of it. With respect to director nominees, Adobe may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee and to provide a statement as to whether such nominee, if elected, intends to comply with the Adobe’s policies and procedures as applicable to the Adobe board.
Unless otherwise required by the DGCL or Figma’s constituent documents, there are no advance notice requirements for stockholder proposals.

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Amendment of Certificate of Incorporation

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

In addition to any affirmative vote required by law, the Adobe certificate or any preferred stock designation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Adobe capital stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Article V (management of the business; board of directors; removal of directors; director vacancies; amendments to the Adobe bylaws; meetings of stockholders), Article VI (director exculpation) or Article VII (amendments to the Adobe certificate).

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

In addition to any other vote required by applicable law or the Figma certificate, as long as any shares of Figma preferred stock are issued and outstanding, Figma will not, by amendment, merger, consolidation or otherwise, without first obtaining the approval of the holders of at least 55% of the outstanding shares of Figma Series Seed preferred stock and without first obtaining the approval of the holders of at least a majority of each other series of Figma preferred stock, as applicable (each voting as a single class) (in addition to any other vote required by the DGCL or Figma’s constituent documents), amend any provision of the Figma certificate so as to adversely alter or change the powers, preferences or rights of such series of Figma preferred stock in a manner that does not so adversely affect the powers, preferences or rights of the Figma preferred stock as a class.

The prior affirmative vote of the holders of at least 80% of the then-outstanding shares of Figma Class B common stock, voting as a single class, in addition to any other vote required by applicable law or the Figma certificate, is also required to directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of the Figma certificate inconsistent with, or otherwise alter, any provision of the Figma certificate relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Figma Class B common stock.

Amendment of Bylaws

Except as otherwise provided in the Adobe bylaws, the Adobe stockholders holding at least a majority of the voting power of Adobe’s outstanding voting stock entitled to vote at any election of directors have the power to adopt, amend or repeal the Adobe bylaws. The Adobe board also has the power to adopt, amend or repeal the Adobe bylaws.

Except as otherwise provided in the Figma certificate, the Figma board is expressly authorized to make, repeal, alter, amend and rescind the Figma bylaws. In addition, unless otherwise required in the Figma certificate, Figma stockholders holding at least a majority of the voting power of Figma’s outstanding voting stock entitled to vote at any election of directors have the power to adopt, amend or repeal the Figma bylaws.

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Notwithstanding the foregoing, the prior affirmative vote of the holders of at least 80% of the then-outstanding shares of Figma Class B common stock, voting as a single class, in addition to any other vote required by applicable law or the Figma certificate, is required to directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of the Figma bylaws inconsistent with, or otherwise alter, any provision of the Figma bylaws relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Figma Class B common stock.

Limitation on Director Liability

The Adobe certificate eliminates personal liability of Adobe directors for monetary damages to the fullest extent permitted by the DGCL.	The Figma certificate eliminates personal liability of Figma directors for monetary damages to the fullest extent permitted by the DGCL.

Indemnification

The Adobe bylaws provide that, to the fullest extent permitted by law, Adobe shall indemnify its directors and executive officers, provided that (i) Adobe may modify the extent of such indemnification by individual contracts with its directors and executive officers and that (ii) Adobe shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the Adobe board, (c) such indemnification is provided by Adobe, in its sole discretion, pursuant to the powers vested in Adobe under the DGCL or (d) such indemnification is required to be made pursuant to contractual rights. The Adobe bylaws further provide that Adobe will have the power to indemnity its other officers, employees and other agents as set forth in the DGCL.

The Adobe bylaws provide that Adobe will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of Adobe, or is or was serving at the request of Adobe as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should

The Figma certificate provides that, to the fullest extent permitted by law, Figma is authorized to provide indemnification of (and advancement of expenses to) Figma directors, officers, employees and agents through Figma bylaw provisions, agreements with such persons, the vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable DGCL, with respect to actions for breach of duty to Figma, its stockholders and others.

The Figma bylaws provide that directors and officers who are made party to, are threatened to be made party to, or are involved in any action, suit or proceeding by reason of the fact that such person is or was a member of the Figma board or an officer of Figma shall be indemnified and held harmless by Figma to the fullest extent permitted by applicable law against all expenses, liability and loss reasonably incurred or suffered by such person, provided that such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interest of Figma, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

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be determined ultimately that such person is not entitled to be indemnified under the Adobe bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to the Adobe bylaws, no advance shall be made by Adobe to an executive officer of Adobe (except by reason of the fact that such executive officer is or was a director of Adobe in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Adobe board by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Adobe.

Preemptive Rights

The Adobe certificate and Adobe bylaws do not provide holders of Adobe common stock with preemptive rights. Thus, as a general matter, if additional shares of Adobe common stock are issued, the current holders of Adobe common stock will own a proportionately smaller interest in a larger number of outstanding shares of Adobe stock to the extent that they do not participate in the additional issuance.

The Figma certificate and Figma bylaws do not provide holders of Figma capital stock with preemptive rights. Thus, as a general matter, if additional shares of Figma capital stock are issued, the current holders of Figma capital stock will own a proportionately smaller interest in a larger number of outstanding shares of Figma capital stock to the extent that they do not participate in the additional issuance. However, stockholders that are party to the Figma investors’ rights agreement are entitled to certain preemptive rights with respect to Figma capital stock as provided therein.

Distributions to Stockholders

Dividends upon Adobe capital stock, subject to the provisions of the Adobe certificate, if any, may be declared by the Adobe board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Adobe certificate.

Before payment of any dividend, there may be set aside out of any funds of Adobe available for dividends such sum or sums as the Adobe board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Adobe, or for such other purpose as the Adobe board shall think conducive to the interests of Adobe, and the Adobe board may

The Figma board, subject to any restrictions contained in the Figma certificate or the DGCL, may declare and pay dividends, out of any assets legally available therefor, upon the shares of Figma capital stock.

Subject to the Figma certificate, when and if dividends are declared by the Figma board, the holders of Figma preferred stock are entitled to receive, prior and in preference to any declaration or payment of any dividend on the Figma common stock (other than in a series of Figma common stock or other securities and rights convertible into additional shares of a series of Figma common stock), dividends at the rate of: (i) $0.0070 per annum for each share of Figma Series Seed preferred stock, (ii) $0.0159 per annum for each share of Figma Series A preferred stock, (iii) $0.0265 for each share of

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modify or abolish any such reserve in the manner in which it was created.
Figma Series B preferred stock, (iv) $0.0878 for each share of Figma Series C preferred stock, (v) $0.3695 for each share of Figma Series D preferred stock and (vi) $1.7037 for each share of Figma Series E preferred stock (in each case as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). Such dividends shall not be cumulative.

The Figma certificate provides that as long as at least 5,625,000 shares of Figma preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) (in addition to any other vote required by the DGCL or Figma’s constituent documents), pay or declare any dividend on any shares of Figma capital stock other than dividends payable on the Figma common stock solely in the form of additional shares of Figma common stock.

In addition, the Figma certificate provides that the prior affirmative vote of the holders of at least 80% of the then-outstanding shares of Figma Class B common stock, voting as a single class, in addition to any other vote required by applicable law or the Figma certificate, is required to issue any shares of Figma Class B common stock including by dividend, distribution or otherwise, except as set forth in the Figma certificate.

Combinations or Antitakeover Statutes

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

Because the Adobe certificate does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

Because the Figma certificate does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.

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Under Section 203 of the DGCL, “interested stockholder” is generally defined as any person, together with affiliates or associates (other than the corporation or any of its majority-owned subsidiaries), that beneficially (a) owns 15% or more of the outstanding voting stock of the corporation or (b) owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, subject to certain exceptions.

Under Section 203 of the DGCL, “interested stockholder” is generally defined as any person, together with affiliates or associates (other than the corporation or any of its majority-owned subsidiaries) that beneficially (a) owns 15% or more of the outstanding voting stock of the corporation or (b) owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, subject to certain exceptions.

In addition, under the Figma certificate, as long as at least 5,625,000 shares of Figma preferred stock are outstanding, Figma will not, without first obtaining the approval of the holders of a majority of the then-outstanding shares of Figma preferred stock (voting as a single class and on an as-converted to Figma common stock basis) (in addition to any other vote required by the DGCL or Figma’s constituent documents), consummate a Liquidation Event (as defined in the Figma certificate).

In the event of any Liquidation Event (as defined in the Figma certificate), the holders of each series of Figma preferred stock will be entitled to receive a liquidation preference prior to distribution to the holders of Figma common stock, as set forth in the Figma certificate.

Exclusive Forum

The Adobe certificate and the Adobe bylaws do not contain a forum selection provision.	The Figma certificate and the Figma bylaws do not contain a forum selection provision.

Repurchases / Redemptions of Shares

Under the DGCL, Adobe may redeem or repurchase its own shares, except if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares.

Under the DGCL, Figma may redeem or repurchase its own shares, except if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. Notwithstanding the foregoing, the Figma certificate provides certain approval rights for the holders of Figma preferred stock in connection with purchases or redemptions of Figma preferred stock or other equity securities of Figma.

Neither Figma preferred stock nor Figma common stock is redeemable at the option of the holder thereof.

Stock Transfer Restrictions Applicable to Stockholders

Shares of Adobe are generally transferable in the manner prescribed by the DGCL.	The Figma bylaws provide that no holder of shares of Figma capital stock may transfer, sell, assign, pledge, enter into any swap or other arrangement that transfers

Adobe	Figma

to another, in whole or in part, any of the economic consequences or ownership of, or otherwise in any manner dispose of or encumber, whether voluntary or by operation of law, or by gift or otherwise, shares of Figma capital stock or any right or interest therein without the prior written consent of Figma, in its sole discretion, subject to certain permitted transfers (as defined in the Figma bylaws).

In addition, stockholders that are party to the Figma investors’ rights agreement and/or the Figma ROFR and co-sale agreement have agreed to certain transfer restrictions and procedures with respect to Figma capital stock held by them, in each case as provided therein.

APPRAISAL AND DISSENTERS’ RIGHTS
Appraisal Rights under Delaware Law
Under Delaware law, if a Figma stockholder of record or beneficial owner does not wish to accept the consideration provided for in the merger agreement and the first merger is completed, such Figma stockholder or beneficial owner has the right to seek appraisal of his, her or its shares of Figma capital stock and to receive payment in cash for the fair value of his, her or its shares of Figma capital stock, exclusive of any element of value arising from the accomplishment or expectation of the transaction, as determined by the Delaware Court of Chancery (which we sometimes refer to as the “Court” for purposes of this section entitled “Appraisal and Dissenters Rights”), together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Figma capital stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Figma capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that a Figma stockholder of record or beneficial owner is otherwise entitled to receive for the same number of shares of Figma capital stock under the terms of the merger agreement. Figma stockholders of record or beneficial owners who elect to exercise appraisal rights must not vote in favor of or consent in writing to the adoption of the merger agreement and must comply with the other provisions of Section 262 of the DGCL to perfect their rights, as applicable. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A Figma stockholder of record or beneficial owner who wishes to exercise appraisal rights, or preserve the ability to do so, must, among other things, not deliver a signed written consent in favor of the adoption of the merger agreement. Any signed written consent returned will be counted as adopting the merger agreement unless otherwise provided therein.
This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a Figma stockholder or beneficial owner must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex D to this consent solicitation statement/prospectus and incorporated by reference herein, and any amendments thereto after the date of this consent solicitation statement/prospectus. Annex D should be reviewed carefully by any Figma stockholder or beneficial owner who wishes to exercise appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Figma stockholders or beneficial owners exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted herein or in the notice of appraisal rights to be sent following adoption of the merger agreement, all references in this summary to “Figma stockholders” or “you” are to the record holders of shares of Figma capital stock immediately prior to the first merger as to which appraisal rights are asserted. All references in this summary to “beneficial owner” means the beneficial owner of shares of Figma capital stock held either in voting trust or by a nominee on behalf of such person. A person having a beneficial interest in shares of Figma capital stock held of record in the name of another person who wishes to have the holder of record of such shares of Figma capital stock exercise appraisal rights on his, her or its behalf must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Section 262 of the DGCL requires that, where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL, or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost, must be included with such notice. Only those Figma stockholders who do not submit a written consent approving the adoption of the merger agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Figma, if sent prior to the first merger, or the surviving company, if given after the first merger (and no later than 10 days after the effective date of the first merger). If given at or after the first merger (and no later than 10 days after the effective date of the first merger), the notice must also specify the effective date of the first merger; otherwise, a supplementary notice will provide this information. If such supplementary notice is sent more than 20 days following the sending of the first notice, such supplementary notice need only be sent to each Figma stockholder of record and beneficial owner who is entitled to appraisal rights and who has demanded appraisal in compliance with Section 262 of the DGCL.

Following Figma’ receipt of written consents sufficient to adopt the merger agreement, Figma will send all non-consenting Figma stockholders who satisfy the other statutory conditions a separate notice regarding the receipt of such written consents (the “appraisal notice”). A Figma stockholder or beneficial owner electing to exercise his, her or its appraisal rights will need to take action at that time in response to such appraisal notice, but this description is being provided to all Figma stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such appraisal notice.
How to Preserve, Exercise and Perfect Your Appraisal Rights
In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the merger agreement. Consents that are executed and delivered will be counted as adopting the merger agreement unless otherwise provided therein, which will also eliminate any appraisal rights. As described below, you must, among other things, also continue to hold your shares through the completion of the first merger.
If you elect to demand appraisal of your shares of Figma capital stock, the record holder (or, as described below, beneficial owner) of the shares must deliver to Figma or the surviving company, as applicable, at the specific address that will be included in the appraisal notice, a written demand for appraisal of your shares of Figma capital stock within 20 days after the date of the giving of the appraisal notice. Do not submit a demand before the date the appraisal notice is given, as a demand that is made before the date of such appraisal notice may not be effective to perfect your appraisal rights.
A Figma stockholder wishing to exercise appraisal rights must hold of record the shares of Figma capital stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Figma capital stock through the effective time. Appraisal rights will be lost if, after a demand for appraisal has been made for your shares of Figma capital stock, such shares are transferred prior to the effective time. If a demand for appraisal is made by a beneficial owner, appraisal rights will be lost for such shares if the beneficial owner fails to own such shares through the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.
If you and/or the record holder of your shares of Figma capital stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the first merger is completed, you (assuming that you hold your shares through the first merger) will be entitled to receive payment for your shares of Figma capital stock as provided for in the merger agreement, without interest, but you will have no appraisal rights with respect to your shares of Figma capital stock.
In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of Figma capital stock must reasonably inform Figma or the surviving company, as applicable, of the identity of the Figma stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Figma capital stock, fully and correctly, as the stockholder’s name appears on Figma’s stock transfer books, should specify the stockholder’s name and mailing address and the number of shares of Figma capital stock registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Figma capital stock in connection with the mergers. The demand may also be made by a beneficial owner of Figma capital stock if, in addition to otherwise satisfying the foregoing requirements, (i) such beneficial owner continuously owns such shares of Figma capital stock through the effective time and otherwise satisfies the requirements for appraisal applicable to a stockholder of record under subsection (a) of Section 262 of the DGCL and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of Figma capital stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of Figma capital stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices and to be set forth on the verified list described below. Alternatively, the beneficial owner of shares of Figma capital stock may have the holder of record of such shares of Figma capital stock submit the required demand in respect of such shares.
If the shares of Figma capital stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Figma stockholder or beneficial owner; however, the agent must identify the record holder or holders (and, if any by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners) and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent. A record holder who holds shares of Figma capital stock as a nominee for others may exercise his, her or its right of appraisal with respect to the shares of Figma capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Figma capital stock as to which appraisal is sought. Where no number of shares of Figma capital stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Figma capital stock held in the name of the record holder.
Withdrawal: Actions After Completion of the First Merger
At any time within 60 days after the effective date of the first merger, any record holder or beneficial owner of shares of Figma capital stock who has made an appraisal demand, otherwise complied with the requirements of Section 262 of the DGCL, but has not commenced an appraisal proceeding or joined a proceeding as a named party, may withdraw the demand for appraisal and accept the consideration for his, her or its shares of Figma capital stock provided for in the merger agreement by delivering to the surviving company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the first merger will require written approval of the surviving company. Unless the demand for appraisal is properly withdrawn by such a stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the first merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Figma stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just (including without limitation, a reservation of jurisdiction for any application to the Court made with respect to the allocation of the expenses of the proceeding). If the surviving company does not approve a request to withdraw a demand for appraisal, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, in each case when that approval is required, such stockholder or beneficial owner will be entitled to receive only the fair value of his, hers or its shares of Figma capital stock (together with interest, if any), determined in any such appraisal proceeding, which value could be more or less than, or the same as, the consideration for his, her or its shares of Figma capital stock provided for in the merger agreement.
Within 120 days after the effective date of the first merger, but not thereafter, either the surviving company or any record holder or beneficial owner of shares of Figma capital stock who has made an appraisal demand, otherwise complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Figma capital stock held by all persons entitled to appraisal. Upon the filing of such a petition by a Figma stockholder or beneficial owner, service of a copy of such petition will be made upon the surviving company. Adobe has no present intent to cause Figma to file such a petition and has no obligation to cause such a petition to be filed, and Figma stockholders and beneficial owners should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of Figma capital stock. Accordingly, it is the obligation of the record holders and beneficial owners of shares of Figma capital stock who have made an appraisal demand to initiate all necessary action to perfect their appraisal rights in respect of such shares of within the time prescribed in Section 262 of the DGCL, and the failure of a Figma stockholder or beneficial owner to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the first merger, any Figma stockholder or beneficial owner who has properly filed a written demand for appraisal, who did not submit a written consent adopting the merger agreement and has otherwise complied with the applicable requirements set forth in Section 262 of the DGCL, upon request given in writing, will be entitled to receive from the surviving company, a statement setting forth the aggregate number of shares of Figma capital stock for which a written consent adopting the merger agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of stockholders or beneficial owners holding or owning such shares (for purposes of which the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The statement must be given within 10 days after such request has been received by the surviving company or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a Figma stockholder or beneficial owner who made an appraisal demand and a copy of the petition is served upon the surviving company, then the surviving company will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Figma stockholders and beneficial owners who have demanded an appraisal of their shares of Figma capital stock and with whom agreements as to the value of their shares of Figma capital stock have not been reached. After notice to Figma stockholders and beneficial owners who have demanded appraisal of their shares of Figma capital stock, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders and beneficial owners who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require Figma stockholders and beneficial owners who have demanded appraisal of their shares of Figma capital stock to submit their stock certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder or beneficial owner fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder or beneficial owner.
After determination of the Figma stockholders and beneficial owners entitled to appraisal of their shares of Figma capital stock, the Delaware Court of Chancery will appraise the shares of Figma capital stock, determining their fair value as of the first merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the transaction, together with interest, if any, to be paid upon the amount determined to be the “fair value” in an appraisal proceeding. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value to the persons entitled thereto upon such terms and conditions as the Court may order. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the first merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the first merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, the surviving company may pay to each person entitled to appraisal an amount in cash, which is referred to as a voluntary cash payment, in which case any such interest shall accrue after the time of such payment only upon the sum of (1) the difference, if any, between the amount so paid by the surviving company and the fair value of the shares of Figma capital stock as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. The surviving company is under no obligation to make such voluntary cash payment before such entry of judgment.
No representation is made as to the outcome of the appraisal of fair value as determined by the Court and Figma stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration provided for in the merger agreement. Moreover, neither Figma nor Adobe anticipates offering more than the consideration to any stockholder exercising appraisal rights, and Figma and Adobe reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Figma capital stock is less than the consideration provided for in the merger agreement in respect of such share.
In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that

“elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each Figma stockholder and beneficial owner seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses; although, upon the application of any person whose name appears on the verified list filed by the surviving company who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery could order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Figma capital stock entitled to appraisal not dismissed as to the proceedings or dismissed subject to such an award pursuant to a reservation of jurisdiction.
Any Figma stockholder or beneficial owner who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the first merger, be entitled to vote or deliver written consent for shares of Figma capital stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of Figma capital stock, other than with respect to payments as of a record date prior to the first merger. However, if no petition for appraisal is filed within 120 days after the effective date of the first merger, or if a Figma stockholder or beneficial owner otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Figma stockholder or beneficial owner to appraisal will cease and that Figma stockholder or beneficial owner will only be entitled to receive the consideration for his, her or its shares of Figma capital stock pursuant to the merger agreement, without interest.
Dissenters’ Rights under California Law
Section 2115 of the California Corporations Code (the “CCC”) makes certain provisions of the CCC, including Chapter 13 of the CCC, applicable to a foreign corporation with substantial ties to the State of California, irrespective of the corporation’s state of incorporation. Section 2115 generally applies to a foreign corporation if (1) more than half of its business is conducted in California, based on certain property, payroll and sales factors (as defined in Sections 25129, 25132, and 25134 of the California Revenue and Taxation Code), and (2) more than half of its outstanding voting shares are held of record by persons with addresses in California appearing on the books of the corporation on the record date for the latest meeting of stockholders held during its latest full income year or, if no meeting was held during that year, on the last day of the latest full income year. If and to the extent Chapter 13 of the CCC is required to apply to the first merger by virtue of Section 2115 of the CCC, Figma stockholders who do not consent in writing to the adoption of the merger agreement may, by complying with Sections 1300 through 1313 of the CCC, be entitled to dissenters’ rights as described therein and receive cash for the fair market value of their Figma capital stock. The record holders of the shares of Figma capital stock that are eligible to, and do, exercise their dissenters’ rights with respect to the transaction are referred to in this section as “dissenting stockholders,” and the shares with respect to which they exercise dissenters’ rights are referred to in this section as “dissenting shares.”
This section is intended only as a brief summary of the material provisions of the California statutory procedures that a Figma stockholder must follow in order to seek and perfect dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to dissenters’ rights under the CCC, and is qualified in its entirety by reference to Sections 1300 through 1313 of the CCC, the full text of which are attached as Annex E to this consent solicitation statement/prospectus and incorporated by reference herein. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Figma stockholders exercise their dissenters’ rights under Chapter 13 of the CCC, if Chapter 13 of the CCC is deemed applicable to the first merger. Annex E should be reviewed carefully by any Figma stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of dissenters’ rights.

Shares of Figma capital stock must satisfy each of the following requirements to qualify as dissenting shares under California law:
•	the shares of Figma capital stock must have been outstanding on the record date;
•	the shares of Figma capital stock must not have approved the adoption of the merger agreement via written consent;
•
the holder of such shares of Figma capital stock must make a written demand that Figma repurchase such shares of Figma capital stock at fair market value in accordance with Section 1301 of the CCC (as described below); and

•	the holder of such shares of Figma capital stock must submit certificates for endorsement, if applicable, in accordance with Section 1302 of the CCC (as described below).
Refusal to approve the adoption of the merger agreement by written consent does not in and of itself constitute a demand for appraisal under California law.
Pursuant to Sections 1300 through 1313 of the CCC, holders of dissenting shares may require Figma to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the transaction, excluding any appreciation or depreciation as a consequence of the transaction, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.
Within 10 days following approval of the adoption of the merger agreement by Figma stockholders, Figma is required to mail a dissenters’ notice to each holder of Figma capital stock who did not vote in favor of the adoption of the merger agreement. The dissenters’ notice must contain the following:
•	a notice of the approval of the first merger;
•
a statement of the price determined by Figma to represent the fair market value of dissenting shares (which will constitute an offer by Figma to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CCC);

•	a brief description of the procedures for such holders to exercise their rights as dissenting stockholders; and
•	a copy of Sections 1300 through 1304 of Chapter 13 of the CCC.
Within 30 days after the date on which the notice of the approval of the first merger is mailed to dissenting stockholders, a dissenting stockholder must:
•	deliver to the corporation or any transfer agent thereof a written demand that Figma repurchase such stockholder’s dissenting shares;
•	include in that demand the number and class of dissenting shares held of record by such dissenting stockholder that the dissenting stockholder demands that Figma purchase;
•
include in that demand a statement of what such dissenting stockholder claims to be the fair market value of the dissenting shares as of the day of, and immediately prior to, the first announcement of the transaction. The statement of fair market value constitutes an offer by the dissenting stockholder to sell the dissenting shares at such price; and

•
submit to Figma stock certificates representing any dissenting shares that the dissenting stockholder demands Figma purchase, if applicable, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for Figma stock certificates of appropriate denomination so stamped or endorsed.

If Figma and a dissenting stockholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting stockholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the completion of the mergers are satisfied, in each case, subject to the surrender of Figma stock certificates representing the dissenting shares, unless provided otherwise by agreement.

If Figma and a dissenting stockholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such stockholder or any interested corporation has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the stockholders’ approval of the first merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Figma common stock and preferred stock held by such stockholder are dissenting shares, the fair market value of such shares of Figma common stock and preferred stock, or both or may intervene in any action pending on such a complaint.
In determining the fair market value of the dissenting shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the office of the clerk of the court. If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Figma and dissenting stockholder(s) as the court deems equitable. However, if the appraisal of the fair market value of the dissenting shares exceeds the price offered by Figma in the notice of approval, then Figma will pay the costs. If the fair market value of the dissenting shares awarded by the court exceeds 125% of the price offered by Figma, then the court may in its discretion impose additional costs on Figma, including attorneys’ fees, fees of expert witnesses and interest.
Figma stockholders considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Figma capital stock determined under Chapter 13 of the CCC could be more or less than, or the same as, the value of the consideration provided in the merger agreement in respect thereof. In addition, Figma and Adobe reserve the right to assert, in any appraisal proceeding, that Chapter 13 of the CCC is not applicable to the first merger and/or that, for purposes of Chapter 13 of the CCC, the “fair value” of a share of Figma capital stock is less than the consideration provided for in the merger agreement in respect thereof.
Figma stockholders should be aware that Chapter 13 of the CCC provides, among other things, that a dissenting stockholder may not withdraw the demand for payment of the fair market value of dissenting shares unless the corporation consents to such request for withdrawal.
FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL OR DISSENTERS’ RIGHTS. In view of the complexity of Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, Figma stockholders (and, with respect to Section 262 of the DGCL, beneficial owners) who may wish to pursue appraisal or dissenters’ rights should consult their legal and financial advisors.

EXPERTS
The consolidated financial statements of Adobe Inc. as of December 3, 2021 and November 27, 2020, and for each of the years in the three-year fiscal period ended December 3, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 3, 2021 have been incorporated by reference in this consent solicitation statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
The validity of shares of Adobe common stock to be issued in the transaction will be passed upon for Adobe by Wachtell, Lipton, Rosen & Katz.

WHERE YOU CAN FIND MORE INFORMATION
The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Adobe, who file electronically with the SEC. The address of that site is www.sec.gov.
You may also consult Adobe’s website for more information concerning the transaction described in this consent solicitation statement/prospectus. Adobe’s website is www.adobe.com. The information contained on the websites of Adobe and the SEC (except for the filings expressly set forth below) is expressly not incorporated by reference into this consent solicitation statement/prospectus.
Adobe has filed with the SEC a registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part with respect to the Adobe common stock to be issued in the transaction. This consent solicitation statement/prospectus constitutes the prospectus of Adobe filed as part of the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Adobe common stock. The rules and regulations of the SEC allow Adobe to omit certain information included in the registration statement from this consent solicitation statement/prospectus.
In addition, the SEC allows Adobe to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this consent solicitation statement/prospectus, except for any information that is superseded or updated by information included directly in this consent solicitation statement/prospectus. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this consent solicitation statement/prospectus as to the contents of any contract or other documents referred to in this consent solicitation statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.
This consent solicitation statement/prospectus incorporates by reference the documents listed below that Adobe has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or any related exhibits that is not deemed “filed” for purposes of the Exchange Act). They contain important information about Adobe, its financial condition and other matters. The documents listed below are being mailed to each Figma stockholder of record together with this consent solicitation statement/prospectus.
•	Annual Report on Form 10-K for the fiscal year ended December 3, 2021 filed with the SEC on January 21, 2022.
•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 4, 2022.
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Quarterly Reports on Form 10-Q for the quarterly period ended March 4, 2022 filed with the SEC on March 30, 2022, and for the quarterly period ended June 3, 2022 filed with the SEC on June 29, 2022, and for the quarterly period ended September 2, 2022 filed with the SEC on September 28, 2022.

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Current Reports on Form 8-K filed with the SEC on December 16, 2021, January 10, 2022, January 18, 2022, January 27, 2022, March 17, 2022, April 19, 2022, July 1, 2022 and September 15, 2022 (other than the portions of those documents deemed to be furnished and not filed).

•	Any description of Adobe common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.
In addition, Adobe incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or any related exhibits, that is not deemed “filed” for purposes of the Exchange Act) after the date of this consent solicitation statement/prospectus and until the date that the offering of Adobe common stock is terminated. Such documents are considered to be a part of this consent solicitation statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of a Current Report on Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or that information is deemed to be incorporated by reference into this consent solicitation statement/prospectus. Additionally, except as expressly stated with respect to the filings expressly set forth above, to the extent this consent solicitation statement/prospectus contains references to Adobe’s website, the information on that website does not constitute a part of, and is not incorporated by reference into, this consent solicitation statement/prospectus.
You may obtain any of the documents incorporated by reference through Adobe or the SEC. Documents incorporated by reference are available from Adobe without charge, excluding any exhibits to them unless such exhibits have been specifically incorporated by reference in this consent solicitation statement/prospectus. You may obtain documents incorporated by reference in this consent solicitation statement/prospectus free of charge through the SEC’s website or from Adobe by contacting our Investor Relations department by calling (408) 536-4700, by writing to Investor Relations, Adobe Inc., 345 Park Avenue, San Jose, California 95110-2704 or by sending an email to adobe@kpcorp.com. To ensure timely delivery of the documents, you must make your request no later than [  ], 2022.
You should rely only on the information contained or incorporated by reference in this consent solicitation statement/prospectus. Neither Adobe nor Figma has authorized anyone to give any information or make any representation about the transaction, Adobe or Figma that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that Adobe has incorporated by reference into this consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this consent solicitation statement/prospectus speaks only as of the date of this consent solicitation statement/prospectus unless the information specifically indicates that another date applies. Neither the mailing of this consent solicitation statement/prospectus to Figma stockholders, nor the issuance by Adobe of Adobe common stock pursuant to the transaction, will create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

FIGMA, INC.,

ADOBE INC.,

SARATOGA MERGER SUB I, INC.,

SARATOGA MERGER SUB II, LLC

and

FORTIS ADVISORS LLC, AS THE REPRESENTATIVE

Dated September 15, 2022

Exhibits
Exhibit A	Warrant Termination Agreement
Exhibit B	Transmittal Document
Exhibit C	Escrow Agreement
Exhibit D	Key Stockholder Voting Agreement
Exhibit E	Key Stockholders

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 15, 2022 (the “Agreement Date”), by and among Adobe Inc., a Delaware corporation (“Parent”), Saratoga Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), Saratoga Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II”), Figma, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative (the “Representative”) (each a “Party,” and collectively, the “Parties”).
Recitals
WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company, with the Company surviving the merger as a direct, wholly owned Subsidiary of Parent (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, pursuant to which the Company Securities (as defined below) will be converted into the right to receive the applicable consideration in the manner set forth herein;
WHEREAS, immediately following the First Merger, the Surviving Corporation shall merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct, wholly owned Subsidiary of Parent in accordance with the applicable provisions of the DGCL and the DLLCA (such merger, the “Second Merger,” and, together with the First Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the boards of directors of each of Parent, Merger Sub I and the Company has approved this Agreement and the transactions contemplated hereby, including the Mergers, and the board of directors of the Company (the “Company Board”) has declared that it is advisable that this Agreement and the transactions contemplated hereby be adopted and approved by the stockholders of the Company;
WHEREAS, Parent, as sole stockholder of Merger Sub I and as sole member of Merger Sub II, has adopted and approved this Agreement and the transactions contemplated hereby, including the Mergers;
WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Mergers, taken together, shall qualify as a “reorganization” under Section 368(a) of the Code and this Agreement is intended to constitute, and hereby is adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Mergers, taken together; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement and consummate the Merger, Dylan Field is entering into (i) an offer letter with Parent or one of its Subsidiaries (an “Offer Letter”) and (ii) a Noncompetition and Non-Solicitation Agreement with Parent or one of its Subsidiaries, each to become effective as of, and contingent upon, the Closing.
NOW, THEREFORE, in consideration of the forgoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Principles” means GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the Company’s audited balance sheet as of December 31, 2021 included in the Financial Statements, provided that in the event of any inconsistency or conflict between such principles, policies and methodologies and the definitions of Closing Cash and Cash Equivalents, Closing Indebtedness or Company Expenses set forth in this Agreement, such definitions shall control.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry in writing, audit, notice of violation, proceeding, litigation, citation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, by or before a Governmental Authority.
“Actual Adjustment” means the Consideration Adjustment as set forth on the Final Closing Statement minus the Estimated Consideration Adjustment.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Preliminary Consideration Adjustment” means an amount equal to (i) $0.5896 multiplied by (ii) the number of Unvested Shares.
“Allocation Percentage” means, with respect to each Former Stock Holder, a fraction, the numerator of which is the number of Diluted Shares held by such Former Stock Holder as of immediately prior to the First Effective Time and the denominator of which is the aggregate number of Diluted Shares held by all Former Stock Holders as of immediately prior to the First Effective Time.
“Amended and Restated First Refusal and Co-Sale Agreement” means that certain Amended and Restated First Refusal and Co-Sale Agreement, dated as of June 23, 2021, by and among the Company and the stockholders listed on Schedule A and Schedule B thereto.
“Amended and Restated Investor Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of June 23, 2021, by and among the Company and the investors listed on Schedule A thereto.
“Amended and Restated Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of June 23, 2021, by and among the Company and the stockholders listed on Schedule A and Schedule B thereto.
“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate foreign investment.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California or New York, New York are authorized or required by Law to be closed for business.
“Capitalization Matters” means (a) any amount payable in respect of any Dissenting Shares that is in excess of the amount that would have been payable in respect of such Dissenting Shares under this Agreement if they had not been Dissenting Shares, (b) any claims made, or actions initiated, in each case by or on behalf of any former holder of any equity securities of the Company with respect to any matter, event, state of facts or occurrence prior to the First Effective Time and (c) any inaccuracy in the Consideration Spreadsheet (or any update thereto provided by the Representative) or other failure of the Consideration Spreadsheet (or any update thereto provided by the Representative) to comply with the requirements of this Agreement, a Stockholder Agreement or the Company’s Organizational Documents.
“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation.
“Claim Notices” has the meaning set forth in the Escrow Agreement.
“Closing Cash and Cash Equivalents” means (i) the aggregate amount of all cash and cash equivalents (including liquid marketable securities that can be converted to cash) of the Company and its wholly-owned Subsidiaries as of immediately prior to the Closing, as determined in accordance with the Accounting Principles and without giving effect to the Mergers; provided that Closing Cash and Cash Equivalents shall (a) be calculated net of (x) restricted balances (such as security deposits, customer deposits, bond guarantees, collateral reserve accounts and amounts held in escrow) and (y) outstanding outbound checks, draws, ACH debits and wire transfers and (b) include inbound checks, draws, ACH credits and wire transfers that have been deposited or initiated by a third-party payor and in transit, provided that in each case that such amounts are promptly received by the Company (including such amounts paid to the Company’s and its wholly-owned Subsidiaries’ Stripe account by third parties that have been received by Stripe but have not yet been remitted to the Company or its wholly-owned Subsidiaries by Stripe, net of any chargebacks or related reserves and provided that such amounts are received by the Company within five (5) Business Days) minus (ii) the Aggregate Preliminary Consideration Adjustment.
“Closing Consideration Fund” means the total amount of cash and shares of Parent Common Stock that all Vested Shares will convert into the right to receive at Closing pursuant to Section 2.6 and Section 2.7.
“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means, collectively, the Company Preferred Stock and the Company Common Stock.
“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.
“Company E-Services” means Company Products that are provided as services over or through the internet (including over or through cellular networks).
“Company Employee” means each current or former or retired employee, consultant, independent contractor, individual agent, executive manager, officer or director of the Company or any of its Subsidiaries, whether engaged directly or through a professional employer organization or other third party.
“Company Employee Plan” shall mean any plan, program, policy, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change in control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is maintained, contributed to, or required to be contributed to, by the Company, or by any professional employer organization retained by the Company, for the benefit of any Company Employee or with respect to which the Company has any direct or indirect Liability; provided that the term “Company Employee Plan” shall not include any benefit or compensation plans, programs, policies, practices or contracts sponsored or maintained by a Governmental Authority.
“Company Equity Awards” means the Company Options, the Company PSU Awards, the Company RSU Awards and the Company Restricted Stock.
“Company Expenses” means, to the extent not paid by the Company or any of its Subsidiaries prior to the Closing and regardless of whether or not accrued or due and whether or not billed or invoiced prior to the Closing, (a) all costs, fees and expenses with respect to outside legal counsel, accountants, advisors, brokers, consultants, investment bankers, financial advisors and other third parties which are incurred by the Company or any of its Subsidiaries in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, (b) any premium in respect of the directors’ and officers’ insurance obtained pursuant to Section 5.10(a), (c) the Company R&W Policy Costs, (d) any “single trigger” cash bonus, sale, retention, transaction or similar payments or compensation of the Company or any of its Subsidiaries that are payable, accelerated, vested or accrued as a result of the Mergers and the transactions contemplated hereby that does not constitute a “Double Trigger Award Payment” as defined below (each, a “Single Trigger Award Payment”); provided that no Company RSU Award or Company PSU Award that, by its terms, vests (in whole or in part) upon the Closing accordance with Section 2.7 shall be deemed a Single Trigger Award Payment and (e) the employer-paid portion of any related employment and payroll Taxes in respect of (i) the Single Trigger Award Payments and (ii) in respect of payment of consideration to holders of Vested Company Equity Awards in accordance with Section 2.7 and Item 14 of Section 5.1(k) of the Company Disclosure Schedules; provided that “Company Expenses” shall not include (x) any amounts reflected as

Liabilities in Closing Indebtedness, (y) any “double trigger” bonus, sale, retention, transaction or similar payments or compensation that are payable, accelerated, vested or accrued as a result of the Mergers and the transactions contemplated hereby in combination with any actions taken by Parent or its Subsidiaries after the Closing (each, a “Double Trigger Award Payment”) or (z) the liabilities described on Section 1.1 of the Company Disclosure Schedules.
“Company Fundamental Representations” means the representations and warranties in Section 3.1, Section 3.3, Section 3.4(a), Section 3.6 and Section 3.24.
“Company Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (a) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying reason therefor may be taken into consideration except to the extent otherwise excluded hereunder), (b) the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency of the transactions contemplated hereby including any loss or threatened loss of, or disruption or threatened disruption in, the relationship of the Company or and any of its Subsidiaries, with respect to their respective customers, employees, financing sources, suppliers, strategic partners or similar relationships resulting therefrom (it being understood that this clause (b) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency of the transactions contemplated hereby), (c) any adverse change, effect, event, occurrence, state of facts or development after the Agreement Date attributable to conditions generally affecting (i) the industry in which the Company and its Subsidiaries operate or propose to operate in during the Pre-Closing Period, (ii) national or international economies or (iii) national or international financial, credit, banking or securities markets or other capital markets conditions, (d) any adverse change, effect, event, occurrence, state of facts or development in GAAP or other accounting requirements or principles or any change in any Laws (including any COVID-19 Law), or the authoritative interpretation or enforcement thereof and including any action required to be taken by the Company or any of its Subsidiaries to comply with any such changes, in each case, after the Agreement Date, (e) any “Act of God,” weather occurrence, earthquake or other natural disasters or acts of nature, national or international political or social conditions, pandemics (including the COVID-19 pandemic), hostilities, acts of war, sabotage or terrorism or military actions upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions which are existing or underway as of the Agreement Date or (f) any action by the Company or its Subsidiaries which is required by the express terms of this Agreement (other than any such obligation to operate in the ordinary course of business); provided that the exceptions in clauses (c), (d) and (e) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a disproportionate impact on the Company and its Subsidiaries, relative to other Persons operating in the industry in which the Company and its Subsidiaries operate; provided, further, that in the case of clause (e), such comparison will only be made relative to other similarly situated Persons operating in similarly impacted geographic areas in which the Company and its Subsidiaries principally operate.
“Company Option” means each option to purchase Company Common Stock issued by the Company pursuant to a Company Stock Plan. For the avoidance of doubt, Company Option shall not include any Company Restricted Stock.
“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock and the Company Series E Preferred Stock.

“Company Products” means all products, APIs, services, software (including, desktop, server, cloud-based, mobile phone and tablet applications) that have been developed, delivered, marketed, distributed, made available, licensed, sold, offered, imported for resale, manufactured, or provided by the Company at any time.
“Company PSU Award” means each award of performance-based restricted stock units covering shares of Company Common Stock issued by the Company pursuant to a Company Stock Plan and listed on Section 2.7(b) of the Company Disclosure Schedules.
“Company R&W Policy Costs” means (x) if the Closing occurs, the lesser of (i) 50% of the aggregate third-party underwriting costs, deposit, premium and taxes otherwise payable by Parent with respect to the R&W Insurance Policy and (ii) $5,000,000 or (y) if the Closing does not occur, $0.
“Company Restricted Stock” means shares of Company Capital Stock that are not vested under the terms of any Contract with the Company or are subject to a substantial risk of forfeiture or a right of repurchase by the Company (including any stock option agreement, stock option exercise agreement, holdback agreement or restricted stock purchase agreement), in each case as of immediately prior to the First Effective Time.
“Company RSU Award” means each award of time-based (in addition to other vesting conditions, if applicable) restricted stock units covering shares of Company Common Stock issued by the Company pursuant to a Company Stock Plan. For the avoidance of doubt, Company RSU Award shall not include any Company PSU Award.
“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Equity Awards and the Company Warrant.
“Company Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Intellectual Property or of any portion of any Company Product owned or purported to be owned by the Company.
“Company Stock Plans” means the Company’s 2012 Equity Incentive Plan, amended as of June 23, 2021 and the Company’s 2021 Executive Equity Incentive Plan, adopted as of June 22, 2021 (each, a “Company Stock Plan”).
“Company Technology” means any Technology the Intellectual Property Rights in which are Company Intellectual Property.
“Company Warrant” means the Warrant to Purchase Common Stock, issued to Silicon Valley Bank on November 20, 2018.
“Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of the Company.
“Comprehensively-Sanctioned Territory” means, at any time, a country, region or territory (collectively, “territories”) that is subject to general prohibitions on conducting business or transactions in the territory or with the nationals and/or government of the territory or are otherwise subject to a general embargo (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Confidential Information” means information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including to the extent applicable, algorithms, customer lists, ideas, designs, devices, flow-charts, formulas, know-how, methods, processes, programs, prototypes, schematics, systems and techniques.
“Consideration Adjustment” means an amount equal to (i) Closing Cash and Cash Equivalents, minus (ii) Closing Indebtedness, and minus (iii) Company Expenses.
“Consideration Spreadsheet” means the final spreadsheet to be delivered to Parent by the Company in accordance with Section 2.9 which shall include, for each Former Holder: (a) their name, email address (if known by the Company) and status as a U.S. Person or as other than a U.S. Person (if known by the Company),

(b) their Allocation Percentage (if any); (c) the portion of the Closing Consideration Fund payable to such Former Holder (if any); (d) the number and type of Company Securities held by such Former Holder, and (e) if applicable, a separate column which indicates whether such Former Holder will be paid by the Exchange Agent or through payroll of the Surviving Company.
“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the First Effective Time and who either remains an employee of the Company or any of its Subsidiaries or becomes an employee of Parent or one of its Affiliates, in each case, immediately following the First Effective Time.
“COVID-19 Law” means any law or any scheme, program, arrangement or measures introduced or enacted by any Governmental Authority in response to or in connection with the COVID-19 pandemic, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar measures, and any Tax laws introduced, or recommendations promulgated by any Governmental Authority, including the World Health Organization, as a result of the COVID-19 pandemic.
“Databases” means databases, data compilations and collections and technical data.
“DGCL” means the Delaware General Corporation Law, as amended.
“Diluted Shares” means (a) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time (excluding any shares of Company Restricted Stock, but including any shares issued pursuant to an exercise of the Company Warrant (including a cashless exercise)) plus, solely to the extent the holder of the Company Warrant executes a Warrant Termination Agreement no later than three (3) days prior to the First Effective Time, (b) the number of shares of Company Capital Stock subject to the Company Warrant immediately prior to the First Effective Time.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“Domain Names” means domain names and web addresses, including uniform resource locators, and all goodwill associated with the foregoing.
“Environmental Laws” means all Laws that: (a) regulate air, water, soil and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substance; (b) regulate or prescribe requirements for air, water or soil quality; (c) are intended to protect public health from exposure to any hazardous or toxic substance or to protect the environment; or (d) establish liability for the investigation, removal or cleanup of, or damage caused by, any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” means any entity that could be treated as a single employer with the Company under Sections 414(b), (c) or (w) of the Code or Section 4001(b)(1) of ERISA or, to the extent relevant under and for purposes of applicable Code provisions, Sections 414(m) or (o) of the Code.
“Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Escrow Amount.
“Escrow Amount” means $40,000,000.
“Estimated Consideration Adjustment” means an amount equal to (a) Estimated Closing Cash and Cash Equivalents, minus (b) Estimated Closing Indebtedness, and minus (c) Estimated Company Expenses.
“Excluded Taxes” means, without duplication, (a) any Taxes imposed on the Company or any of its Subsidiaries for any Pre-Closing Tax Period, determined, with respect to any Straddle Period, in accordance with Section 6.1(b), (b) any Transfer Taxes imposed on Parent, the Company or any of its Subsidiaries for which the Former Holders are responsible pursuant to Section 11.3, (c) any liability for Taxes of any Person for which the Company or any of its Subsidiaries is liable as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing and any liability for the payment of any Tax as a transferee or successor, by contract (other than a Commercial Tax Agreement) or otherwise by operation of Law (in each case, as a result of a transaction or contract entered into prior to the Closing), (d) any Tax obligations for any Pre-Closing Tax Period that have been deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act or similar statutory relief, (e) any Taxes of the Company or any of its Subsidiaries that will become due and payable in any taxable period beginning after the Closing Date in respect of any amount received by it prior to the Closing or any Taxes attributable to a breach of the Company’s representations and warranties in Section 3.13(l) (or any inaccuracy therein, as of the Agreement Date or as of the Closing Date as if made as of the Closing Date) and (f) any Taxes with respect to any income received or accrued by the Company or any of its Subsidiaries in any Pre-Closing Tax Period for which Parent or any of its Subsidiaries (including the Company and its Subsidiaries after the Closing) is liable as a result of an inclusion under Section 951 or 951A of the Code (or any similar provision of state or local law), determined on a “with and without” basis; provided that, (A) Excluded Taxes (i) shall in no event be a negative number, and (ii) shall not include any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business of the Company, and (B) solely for the purposes of determining Indebtedness, Excluded Taxes (i) shall be calculated taking into account the effect of any net operating losses, Tax credit carryovers and other Tax Attributes of the Company and its Subsidiaries for Pre-Closing Tax Periods, including any Tax deductions as a result of payments required hereunder, including the Company Expenses, Indebtedness or payments in respect of Vested Company Options or Vested Company RSU Awards, in each case, to the extent actually at least “more likely than not” available in a Pre-Closing Tax Period (or, solely with respect to Excluded Taxes described in clause (e) or (f) hereof, available in a taxable period beginning after the Closing Date) to offset Excluded Taxes or reduce an item of gain or income that would otherwise give rise to Excluded Taxes, and (ii) shall not include Specified Taxes. For the avoidance of doubt any Taxes (including payroll Taxes) required to be paid/withheld with respect of Parent RSU Awards or Parent Restricted Stock Awards will not be considered Excluded Taxes.
“Foreign Governmental Authority” means any foreign Governmental Authority, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any foreign Governmental Authority or any sovereign wealth fund, excluding entities related to the government of the United States or any state or other political sub-division in the United States.
“Foreign Official” means any: (a) officer or employee of a Foreign Governmental Authority or any department, agency or instrumentality (including state-owned entities) thereof; (b) officer or employee of a public international organization; (c) Person acting in an official capacity for or on behalf of any such Foreign Governmental Authority or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) party official or candidate of any party, excluding, in each case, officials of the government of the United States or any state or other political sub-division of the United States.
“Former Employee Equity Award Holders” means the holders of Vested Company Equity Awards that are outstanding as of immediately prior to the First Effective Time who are not Former Non-Employee Equity Award Holders.
“Former Holders” means the Former Employee Equity Award Holders, the Former Non-Employee Equity Award Holders and the Former Stock Holders.
“Former Non-Employee Equity Award Holders” means the holders of Vested Company Equity Awards that are outstanding as of immediately prior to the First Effective Time who have never been employees of the Company or any of its Subsidiaries.
“Former Stock Holders” means the holders of Company Preferred Stock, Company Common Stock or, to the extent not exercised prior to the First Effective Time (including upon a cashless exercise pursuant to the terms of the Company Warrant), the Company Warrant, as of immediately prior to the First Effective Time (other than holders of any Dissenting Shares or any shares of Company Restricted Stock) (in each case solely in such capacity).
“Former Vested Holders” means all Former Holders who held Vested Shares as of immediately prior to the First Effective Time.
“Fraud” means, with respect to any Person, common law fraud under Delaware Law (and not any form of fraud premised on (i) recklessness or negligence or (ii) innocent misrepresentation).
“GAAP” means generally accepted accounting principles as in effect in the United States as of the Agreement Date.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Substance” means any chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, collectively, with respect to the Company and its Subsidiaries, without duplication, the sum of all amounts owing by the Company or its Subsidiaries to repay in full amounts due and terminate all obligations with respect to (i) all indebtedness for borrowed money or funded indebtedness or obligations issued in substitution or exchange for borrowed money or funded indebtedness of the Company or its Subsidiaries, and all obligations evidenced by bonds, debentures, notes or other similar instruments, (ii) all obligations under acceptance credit, letters of credit or similar facilities, in each case solely to the extent drawn, (iii) all obligations under capital or direct financing leases determined in accordance with GAAP and purchase money and/or vendor financing, (iv) any obligations with respect to an interest rate hedging agreements, swap agreements, forward rate agreements, interest rate cap or collar agreements or other derivative agreement, (v) any obligations of the type referred to in clauses (i) through (iv) above or (vi) through (vii) below secured by a Lien (other than Permitted Liens) on property or assets owned by the Company or its Subsidiaries, (vi) any deferred rent obligations, (vii) all guarantee, endorsement, assumption, contingent or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vi) above, including, in each case of clauses (i) through (vii) above, principal and accrued and unpaid interest on any of the foregoing and any breakage costs, penalties, additional interest, premiums, fees and other costs and expenses associated with prepayment or redemption of any of the foregoing to the extent such costs, penalties, additional interest, premiums, fees or other costs and expenses would actually be payable in connection with the termination or repayment of the related obligations at the time at which such Indebtedness is measured, (viii) all current liabilities for Excluded Taxes, determined in accordance with GAAP, but excluding any liabilities for deferred Taxes established to reflect timing differences between GAAP and applicable Tax Law other than any Excluded Taxes described in clause (d) or (e) of the definition thereof, (ix) any Liabilities of the Company or its Subsidiaries in respect of bonuses that are (I) actually payable upon or before the Closing and (II) accrued or required to be accrued in accordance with GAAP (which, for clarity, will not include Liabilities in respect of commissions), (x) unfunded or underfunded defined benefit pension Liabilities or retiree health or welfare benefits, (xi) vested Liabilities under deferred compensation plans or arrangements, (xii) any declared but unpaid dividends and any deferred purchase price related to property, services, asset purchases and/or acquisitions (including any earn-out or contingent payment obligations, but for the avoidance of doubt excluding deferred revenue), (xiii) any unpaid contractual severance payments and associated amounts that are actually due by the Company prior to the Closing and (xiv) the employer portion of any payroll, employment or similar Taxes related to clauses (ix) through (xi) or clause (xiii); provided that Indebtedness shall not include (I) any Liabilities included in the calculation of Company Expenses, (II) any Double Trigger Award Payments or (III) any liabilities of the Company set forth in Section 1.1 of the Company Disclosure Schedules.
“Intellectual Property Rights” means any and all rights, including common law and statutory rights anywhere in the world, in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future, including any and all rights in, to, or subsisting in the following: (a) patents, invention disclosures, the rights to file a patent application, published or unpublished nonprovisional patent applications, published or unpublished provisional patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs (“Patents”); (b) words, names, symbols, devices, designs, and other designations, including logos, trade names, trade dress, trademarks and service marks, and all goodwill associated with the foregoing (“Trademarks”); (c) Domain Names and social media handles; (d) copyrights and any other equivalent rights in Works of Authorship (including rights in software as a Work of Authorship) and any other related rights of authors (“Copyrights”); (e) all data, information and materials, whether or not patentable or copyrightable, and whether or not reduced to tangible form, including all technology, ideas, research and development, discoveries, inventions (whether or not patentable), proprietary information, databases, trade secrets and industrial secrets, research records, and rights in know-how, confidential or proprietary business or technical information, and all hardware and software (“Trade Secrets”); (f) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto; and (g) other similar or equivalent intellectual property rights anywhere in the world.
“Inventions” means inventions (whether or not patentable, or tangible or intangible), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Knowledge” means, in the case of the Company, the actual knowledge of the individuals set forth on Section 1.1(b) of the Company Disclosure Schedules, after reasonable inquiry of their direct reports with operational responsibility for the matter in question, and, in the case of Parent, the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Schedules, after reasonable inquiry of their direct reports with operational responsibility for the matter in question.
“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means all direct or indirect debts, liabilities, Taxes, losses, damages, costs, expenses, fines, interests, awards, judgments, penalties, guarantees, commitments and obligations of any kind, whether fixed, contingent or absolute, liquidated or unliquidated, due or to become due, whenever or however arising (including whether arising out of any contract, under any Law or Action, or tort based on negligence or strict liability).
“Lien” means, with respect to any property or asset, any mortgage, license, pledge, security interest, encumbrance, lien, charge or other adverse claim of any kind in respect of such property or asset.
“Nasdaq” means the Nasdaq Stock Market LLC.
“NSO” means a Company Option that is not an “incentive stock option” within the meaning of Section 422(b) of the Code.
“Open Source License” means any license that fits within the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including (a) any license approved by the Open Source Initiative, (b) any Creative Commons License, and (c) the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, Artistic License (e.g., PERL), Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Q Public License (QPL), IBM Public License, Server Side Public License (SSPL) and Apache License.
“Open Source Software” means any software that is distributed under an Open Source License.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement, stockholders’ agreement, and all other similar documents, instruments, agreements or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a Person, including any amendments thereto.
“Parent Closing Share Price” means the simple average closing sale price of one (1) share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the thirty (30) consecutive trading days ending on (and including) the second to last trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.3, Section 4.6, Section 4.12 and Section 4.14.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect: (a) any change, in and of itself, in the trading price or volume of Parent’s securities or the failure, in and of itself, by Parent to meet any internal or published projections, forecasts, or revenue or earnings predictions, including those made available to the Company prior to the Agreement Date (provided that the underlying reason for such change in trading price or failure to meet published projections, forecasts, or revenue or earnings predictions may be taken into consideration except to the extent otherwise excluded hereunder), (b) the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency of the transactions contemplated hereby, including any loss or threatened loss of, or disruption or threatened disruption in, the relationship of Parent or and any of its Subsidiaries, with respect to their respective customers, employees, financing sources, suppliers, strategic partners or similar relationships resulting therefrom (it being understood that this clause (b) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement, the public announcement of this Agreement or the pendency of the transactions contemplated hereby), (c) any adverse change, effect, event, occurrence, state of facts or development after the Agreement Date attributable to conditions generally affecting (i) the industry in which Parent and its Subsidiaries operate or propose to operate in during the Pre-Closing Period, (ii) national or international economies or (iii) national or international financial, credit, banking or securities markets or other capital markets conditions, (d) any adverse change, effect, event, occurrence, state of facts or development in GAAP or other accounting requirements or principles or any change in any Laws (including any COVID-19 Law), or the authoritative interpretation or enforcement thereof and including any action required to be taken by Parent or any of its Subsidiaries to comply with any such changes, in each case, after the Agreement Date, (e) any “Act of God,” weather occurrence, earthquake or other natural disasters or acts of nature, national or international political or social conditions, pandemics (including the COVID-19 pandemic), hostilities, acts of war, sabotage or terrorism or military actions upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions which are existing or underway as of the Agreement Date or (f) any action by Parent or its Subsidiaries which is required by the express terms of this Agreement; provided that the exceptions in clauses (c), (d) and (e) above shall apply only to the extent such change, effect, event, occurrence, state of facts or development referred to in such exception does not have a disproportionate impact on Parent and its Subsidiaries, relative to other Persons operating in the industry in which Parent and its Subsidiaries operate; provided, further, that in the case of clause (e), such comparison will only be made relative to other similarly situated Persons operating in similarly impacted geographic areas in which Parent and its Subsidiaries principally operate.
“Payoff Documentation” means, with respect to the Company Indebtedness for which Parent has made a Payoff Election, (i) a payoff letter in form and substance reasonably satisfactory to Parent, providing for (A) the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments in connection with such Company Indebtedness (except for customary surviving obligations) and (B) the release of any Liens, if any, and termination of all guarantees supporting such indebtedness and commitments, if any, substantially contemporaneously with the Closing on the Closing Date, and which payoff letter shall not include any release in favor of the lenders or agents party to such Company Indebtedness and (ii) if applicable, customary lien and guarantee release documents reasonably satisfactory to Parent with respect to the liens and guarantees under such Company Indebtedness.
“Per Share Closing Cash Consideration” means an amount equal to (a) $22.4795 plus (b) the Per Share Estimated Consideration Adjustment, minus (c) the Per Share Escrow Amount, minus (d) Per Share Specified Escrow Amount and minus (e) the Per Share Representative Fund Amount.
“Per Share Closing Stock Consideration” means 0.045263 shares of Parent Common Stock.

“Per Share Equity Award Cash Consideration” means an amount equal to (a) the Per Share Closing Cash Consideration, plus (b) the Per Share Escrow Amount plus (c) the Per Share Specified Escrow Amount plus (d) the Per Share Representative Fund Amount.
“Per Share Equity Award Exchange Ratio” means 0.106319 shares of Parent Common Stock.
“Per Share Escrow Amount” means (a) the Escrow Amount divided by (b) the number of Diluted Shares.
“Per Share Escrow Release Amount” means the Release Amount, if any, to be released to the Exchange Agent for further credit to the Former Stock Holders in accordance with their Allocation Percentages pursuant to Section 9.7, divided by the number of Diluted Shares.
“Per Share Escrow Resolved Amount” means the sum of all applicable Resolved Amounts with respect to Outstanding Claims, if any, to be released to the Exchange Agent for further credit to the Former Stock Holders in accordance with their Allocation Percentages pursuant to Section 9.7, divided by the number of Diluted Shares.
“Per Share Estimated Consideration Adjustment” means (a) the Estimated Consideration Adjustment divided by (b) the number of Vested Shares.
“Per Share Representative Fund Amount” means (a) the Representative Fund Amount divided by (b) the number of Diluted Shares.
“Per Share Representative Fund Release Amount” means (a) the aggregate amount, if any, released to the Exchange Agent from the Representative Fund pursuant to Section 10.1(b) (for further credit to the Former Stock Holders in accordance with Section 2.13) divided by (b) the number of Diluted Shares.
“Per Share Specified Escrow Release Amount” means the amount, if any, to be released to the Exchange Agent for further credit to the Former Stock Holders in accordance with their Allocation Percentages pursuant to Section 6.9 of the Company Disclosure Schedules, divided by the number of Diluted Shares.
“Per Share Specified Escrow Amount” means (a) the Specified Escrow Amount divided by (b) the number of Diluted Shares.
“Permits” means all permits, concessions, grants, franchises, licenses and other authorizations and approvals issued, granted or given by any Governmental Authority.
“Permitted Liens” means (a) Liens reflected or reserved against or otherwise disclosed in the balance sheet that is a part of the Interim Financial Statements (including the notes thereto), (b) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, processors’, contractors’, maritime, consignees’, workers’, or repairmen’s Liens or other similar Liens arising or incurred in the ordinary course of business, (c) defects or imperfections of title, easements, covenants, conditions, rights-of-way, restrictions and other similar charges or encumbrances of record not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (d) with respect to real property only, such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (e) Liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP in the Financial Statements, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law, (g) customary rights of set-off, revocation, refund or chargeback, (h) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (i) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws and (j) in the case of Intellectual Property Rights, non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
“Personal Information” means (a) any information that alone or in combination with other information accessed, collected, Processed, used, transmitted, stored or otherwise managed by or on behalf of the Company that identifies, relates to, describes, is capable of being associated with, could reasonably be linked with or, can reasonably identify (directly or indirectly) an individual (including any employee of the Company), an individual’s computer or device, or an individual’s preferences, characteristics or interests including identifiers such as first name or initial and last name, postal address, e-mail address, telephone number, health or medical information, social security number, driver’s license number, government issued identification number, device identifier, username or online identifier, password, internet, product, service, or other electronic network activity or behavioral data (e.g. telemetry, usage, or crash information), biometric information, commercial information, geolocation information, professional or employment-related information, or any other data that can reasonably be used to identify, contact, or precisely locate an individual as well as any other information that is Processed or stored by or on behalf of the Company in connection with Personal Information; (b) any personal financial information, such as financial account numbers or log-in information, including username and password and password hints or secrets; (c) any information that may be used to predict, derive, or infer the preferences, interests, or other characteristics of an individual or is otherwise Processed or used to target advertisements, information, or other content to a specific device or application or to an individual; and (d) any other information that is governed, regulated, or protected by one or more applicable Privacy Laws and Requirements.
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date.
“Privacy Laws and Requirements” means: (a) all applicable Laws concerning the privacy, Processing, protection, transfer or security of Personal Information (including any Laws of jurisdictions where Personal Information was collected), and contractual obligations related to privacy, data protection, data security and marketing including applicable laws implementing the European Union General Data Protection Regulation 2016/679, and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports), including, to the extent applicable, the following Laws and their implementing regulations or regulatory guidance, each as amended from time to time: California Consumer Privacy Act, the Japanese Act on the Protection of Personal Information, the Australian Privacy Act 1988, the Canadian Personal Information Protection and Electronic Documents Act, the Gramm- Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Video Privacy Protection Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state privacy and data security laws, state social security number protection laws, state privacy and data breach notification laws, state consumer protection laws, and any applicable Laws concerning Internet or online privacy, including requirements or obligations relating to sale of Personal Information, online profiling, advertising and ad measurement or tracking, website and mobile application privacy policies, use of online cookies, locally stored objects, web beacons or other tracking technologies (such Laws, collectively, the “Privacy Laws”); (b) the Privacy Policies of the Company; (c) third party agreements, terms or privacy policies relating to the privacy, Processing, protection, transfer or security of Personal Information that the Company is contractually obligated to comply with; and (d) any rules of any applicable self-regulatory organizations relating to the privacy, Processing, protection, transfer or security of Personal Information in which the Company is a member and/or that the Company is contractually obligated to comply with.
“Processed” (including “Process,” “Processing,” “Processes”) means any operation or set of operations that are performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority (or in the case of Domain Names, registrar) at any time in any jurisdiction.
“Representative Fund Amount” means $500,000.
“Sanctioned Person” means, at any time, any Person that is (a) subject to Sanctions, including those listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council or other relevant sanctions authority having proper jurisdiction over such matters, or (b) owned or controlled by any Persons described in the foregoing clause (a) such that they are treated as subject to Sanctions (e.g., Persons treated as sanctioned pursuant to the “OFAC 50% Rule”).
“Sanctions” means all economic or financial sanctions, trade embargoes and export controls imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council or (c) any other relevant sanctions authority having proper jurisdiction over such matters.
“Security Assessment” means an information security assessment that satisfies the security assessment requirements of, or multiple security assessments that together satisfy the security assessment requirements of: (a) any requirements to perform security assessments under the Privacy Laws and Requirements; and (b) any obligations to perform security assessments set forth in any Contracts, orders or settlements to which the Company is party, or in the Company’s internal policies, in each case as applicable to the Company.
“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC.
“Specified Escrow Account” means the escrow account established pursuant to the Escrow Agreement to hold the Specified Escrow Amount.
“Specified Escrow Amount” means $25,000,000.
“Specified Taxes” has the meaning set forth on Section 6.9 of the Company Disclosure Schedules.
“Stockholder Agreements” means the Amended and Restated Investor Rights Agreement, the Amended and Restated First Refusal and Co-Sale Agreement and the Amended and Restated Voting Agreement.
“Stockholder Written Consent” means the written consent of the stockholders of the Company constituting the Company Stockholder Approval.
“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax” means any and all applicable federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, value added, goods and services, withholding, payroll, employment, unemployment, disability, estimated, excise, severance, environmental, stamp, alternative, add-on minimum, occupation, premium, property (real or personal), real property gains, abandoned property, escheat, windfall profits, customs, duties or other taxes, fees, assessments or similar charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Proceeding” means any audit, suit, claim, examination, contest, litigation, dispute or other proceeding with respect to Taxes or with or against any taxing authority.
“Tax Return” means any return, declaration, report, claim for refund, declaration of estimated Tax, information return or statement or other document filed or required to be filed with a Governmental Authority in connection with the administration, calculation or collection of any Tax, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means all forms of technology and embodiments of Intellectual Property Rights, including: (a) Works of Authorship; (b) Inventions; (c) Confidential Information; and (d) Databases.

“Unvested Company Equity Awards” means Unvested Company Options and Unvested Company RSU Awards.
“Unvested Company Option” means each Company Option that is not a Vested Company Option.
“Unvested Company PSU Award” means each Company PSU Award that is not a Vested Company PSU Award.
“Unvested Company RSU Award” means each Company RSU Award that is not a Vested Company RSU Award.
“Unvested Shares” means the sum of (i) the aggregate number of shares of Company Restricted Stock plus (ii) the aggregate number of shares of Company Capital Stock underlying outstanding Unvested Company Equity Awards, in each case that are outstanding as of immediately prior to the First Effective Time.
“Vested Company Equity Awards” means Vested Company Options, Vested Company PSU Awards and Vested Company RSU Awards.
“Vested Company Option” means each Company Option that is outstanding, vested and unexercised as of immediately prior to the First Effective Time.
“Vested Company PSU Award” has the meaning set forth in Section 2.7(b).
“Vested Company RSU Award” has the meaning set forth in Section 2.7(c).
“Vested Shares” means (a) the Diluted Shares plus (b) the aggregate number of shares of Company Capital Stock underlying all Vested Company Equity Awards (with the number of shares of Company Common Stock underlying any Vested Company PSU Award calculated based on the methodology set forth in Section 2.7(b)(i)), in each case as of immediately prior to the First Effective Time.
“Works of Authorship” means published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form), documentation, vectors, illustrations, images (including .GIF, .JPEG, and .TIFF files), APIs, videos, sound recordings, words, names, symbols, devices, designs, and other designations including logos and marks.
Section 1.2. Additional Definitions.
280G Waivers	Section 5.9
401(k) Plans	Section 5.6(d)
Accounting Firm	Section 2.13(a)(ii)
Accounts Receivable	Section 3.7(c)
Acquisition Proposal	Section 5.15
Advisory Group	Section 10.1(c)
Affiliate Agreement	Section 3.22
Agreement	Preamble
Agreement Date	Preamble
Anti-Corruption Laws	Section 3.11(e)
Audited Financial Statements	Section 3.7(a)
Balance Sheet	Section 3.7(a)
Balance Sheet Date	Section 3.7(a)
Bankruptcy and Equity Exceptions	Section 3.3
Certificates of Merger	Section 2.2(b)
Claim	Section 10.1(a)(iii)
Clean Team Agreement	Section 5.3(a)
Closing	Section 2.5
Closing Date	Section 2.5
Commercial Tax Agreement	Section 3.13(k)
Company	Preamble
Company Board	Recitals

Company Class A Common Stock	Section 3.6(a)
Company Class B Common Stock	Section 3.6(a)
Company Disclosure Schedules	Article III
Company Equity Securities	Section 3.6(a)
Company Indebtedness	Section 5.23(a)
Company Registered Intellectual Property	Section 3.17(a)
Company Series A Preferred Stock	Section 3.6(a)
Company Series B Preferred Stock	Section 3.6(a)
Company Series C Preferred Stock	Section 3.6(a)
Company Series D Preferred Stock	Section 3.6(a)
Company Series E Preferred Stock	Section 3.6(a)
Company Series Seed Preferred Stock	Section 3.6(a)
Company Stockholder Approval	Section 3.3
Company Subsidiary Equity Securities	Section 3.6(d)
Company Tax Returns	Section 6.2
Company TOS	Section 3.17(e)
Confidentiality Agreement	Section 5.3(b)
Consent Solicitation Statement	Section 5.14(a)
Consideration Adjustment Dispute Notice	Section 2.13(a)(ii)
Consultant Proprietary Information Agreement	Section 3.17(i)
Contaminants	Section 3.17(p)
Contract	Section 3.18(a)
Copyrights	Section 1.1
Data Room	Section 1.3
Debt Financing	Section 5.24
Direct Claim	Section 9.4(b)
Dissenting Shares	Section 2.12
Double Trigger Award Payment	Section 1.1
DPA	Section 3.17(n)
Employee Benefits	Section 5.6(a)
Employee Proprietary Information Agreement	Section 3.17(i)
Escrow Agent	Section 2.11(a)
Escrow Agreement	Section 2.11(a)
Escrow Funds	Section 2.11(a)
Estimated Closing Cash and Cash Equivalents	Section 2.8
Estimated Closing Indebtedness	Section 2.8
Estimated Closing Statement	Section 2.8
Estimated Company Expenses	Section 2.8
Exchange Act	Section 4.7
Exchange Agent	Section 2.10(a)
Exchange Agent Agreement	Section 2.10(a)
Fenwick	Section 11.16
Final Closing Statement	Section 2.13(a)(ii)
Final Determination	Section 9.7(c)
Financial Statements	Section 3.7(a)
First Certificate of Merger	Section 2.2(a)
First Effective Time	Section 2.2(a)
First Extended Outside Date	Section 8.1(b)
First Merger	Recitals
Form S-4	Section 5.14(a)
Governmental Approvals	Section 3.5(a)

Indemnification Agreements	Section 5.10(b)
Indemnification Deductible	Section 9.3(a)
Initial Outside Date	Section 8.1(b)
Interim Financial Statements	Section 3.7(a)
International Plan	Section 3.16(a)
Joint Instructions	Section 9.7(c)
Key Stockholder Voting Agreement	Section 5.14(d)
Key Stockholders	Section 5.14(d)
Leased Premises	Section 3.10(c)
Legal Restraint	Section 7.1(a)
Loss	Section 9.2
Major Customers	Section 3.19(a)
Major Suppliers	Section 3.19(b)
Material Contracts	Section 3.18(a)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
Non-Recourse Party	Section 11.17
Offer Letter	Recitals
Outside Date	Section 8.1(b)
Outstanding Claims	Section 9.7(a)
Parent	Preamble
Parent Common Stock	Section 2.7(a)(ii)
Parent Disclosure Schedules	Article IV
Parent Equity Securities	Section 4.6(a)
Parent Indemnitee	Section 9.2
Parent Plans	Section 5.6(c)
Parent Preferred Stock	Section 4.6(a)
Parent Reports	Section 4.7
Parent Representative	Section 11.1(b)
Parent Restricted Stock Award	Section 2.7(d)
Parent RSU Award	Section 2.7(a)(ii)
Party	Preamble
Patents	Section 1.1
Payoff Election	Section 5.23(a)
PCB	Section 3.14(a)
Pre-Closing Covenant	Section 9.1
Pre-Closing Period	Section 5.1
Pre-Closing Tax Returns	Section 6.2
Privacy Policies	Section 3.17(n)
Proposed Closing Date Calculations.	Section 2.13(a)(i)
Proposed Closing Date Statement of Cash and Cash Equivalents	Section 2.13(a)(i)
Proposed Closing Date Statement of Company Expenses	Section 2.13(a)(i)
Proposed Closing Date Statement of Indebtedness	Section 2.13(a)(i)
Proposed Consideration Adjustment Calculation	Section 2.13(a)(i)
Purported Holder Claims	Section 9.2(c)
R&W Insurance Policy	Section 4.16
Real Property Leases	Section 3.10(c)
Release Amount	Section 9.7(a)
Release Date	Section 9.7(a)
Remedy Actions	Section 5.4(b)

Representative	Preamble
Representative Engagement Agreement	Section 10.1(c)
Representative Expenses	Section 10.1(b)
Representative Fund	Section 2.11(c)
Representative Group	Section 10.1(c)
Representatives	Section 5.24
Requisite Regulatory Apprvoals	Section 7.1(b)
Resolved Amount	Section 9.7(b)
Sarbanes-Oxley Act	Section 4.7
SEC	Section 3.5(a)
Second Certificate of Merger	Section 2.2(b)
Second Effective Time	Section 2.2(b)
Second Merger	Recitals
Securities Act	Section 4.7
Single Trigger Award Payment	Section 1.1
Specified Acquisition	Section 5.4(f)
Specified Representations	Section 9.1
Standard Form Agreements	Section 3.17(e)
Surviving Company.	Section 2.1(b)
Surviving Corporation	Section 2.1(a)
Takeover Laws	Section 3.23
Tax Attribute	Section 3.13(s)
Terminating Company Breach	Section 8.1(d)
Terminating Parent Breach	Section 8.1(f)
Termination Fee	Section 8.2(b)(i)
Third Party Claim	Section 9.4(a)(i)
Third Party Consents	Section 3.5(b)
Trade Control Laws	Section 3.11(d)
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Transfer Taxes	Section 11.3
Transmittal Document	Section 2.10(b)
Vested Company PSU Award	Section 2.7(b)(i)
Vested Company RSU Award	Section 2.7(c)
WARN Act	Section 3.15(h)
Warrant Termination Agreement	Section 2.6(a)(iv)
Section 1.3. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) “made available” means uploaded to and made available to Parent and its representatives in the on-line data room captioned “Saratoga” hosted by Datasite on behalf of the Company (the “Data Room”) at least two Business Days prior to the Agreement Date; (vi) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vii) references to any statute, rule, regulation, law or applicable Law shall be deemed to refer to such statute, rule, regulation, law or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder; (viii) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (ix) the word “or” when used in this Agreement is not exclusive; (x) references to any Person include the successors and permitted assigns of that Person; (xi) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xii) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; (xiii) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires; (xiv) any action required to be taken by or on a day or Business Day may be taken until 11:59 P.M. Pacific Time on such day or Business Day; (xv) all references to “days” shall be deemed to include calendar days unless otherwise indicated as a “Business Day”; (xvi) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Pacific Time; (xvii) the symbol “$” refers to United States Dollars; and (xviii) for the avoidance of doubt, unless otherwise indicated to the contrary herein, amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number.
ARTICLE II

THE MERGERS
Section 2.1. The Mergers.
(a) Upon the terms and subject to the conditions of this Agreement, at the First Effective Time, Merger Sub I shall, pursuant to the provisions of the DGCL, be merged with and into the Company, and the separate corporate existence of Merger Sub I shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the First Merger and shall continue its corporate existence under the Laws of the State of Delaware with all its rights, privileges, powers and franchises unaffected by the First Merger. The First Merger shall have the effects specified in the DGCL. From and after the First Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”
(b) Upon the terms and subject to the conditions of this Agreement, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, the Surviving Corporation shall, pursuant to the provisions of the DGCL and the DLLCA, be merged with and into Merger Sub II, and the separate corporate existence of the Surviving Corporation shall thereupon cease in accordance with the provisions of the DGCL and the DLLCA. Merger Sub II shall be the surviving company in the Second Merger and shall continue its limited liability company existence under the Laws of the State of Delaware with all of its rights, privileges, powers and franchises unaffected by the Second Merger. The Second Merger shall have the effects specified in the DGCL and the DLLCA. From and after the Second Effective Time, Merger Sub II is sometimes referred to herein as the “Surviving Company.”
Section 2.2. Certificates of Merger.
(a) On the Closing Date, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall be effective at the time and on the date of the filing of the First Certificate of Merger in accordance with the DGCL (or at such other later time as may be agreed by Parent and the Company and specified in the First Certificate of Merger) (such date and time being hereinafter referred to as the “First Effective Time”).
(b) Immediately following the First Effective Time, the Parties shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger,” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA and shall make all other filings, recordings or publications required under the DGCL and the DLLCA in connection with the Second Merger. The Second Merger shall be effective at the time and on the date of the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA (or at such other later time as may be agreed by Parent and the Company and specified in the Second Certificate of Merger) (such date and time being hereinafter referred to as the “Second Effective Time”).

Section 2.3. Certificate of Incorporation and Bylaws.
(a) At the First Effective Time, the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Figma, Inc.” and the references to the incorporator shall be deleted, until thereafter changed or amended as provided therein or by applicable Law. At the First Effective Time, the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Figma, Inc.”, until thereafter changed or amended as provided therein or by applicable Law.
(b) At the Second Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation and the limited liability company agreement of the Surviving Company, except that the name of the Surviving Company shall be “Figma, LLC”, until thereafter changed or amended as provided therein or by applicable Law.
Section 2.4. Officers and Directors. Unless otherwise determined by Parent prior to the First Effective Time:
(a) the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal, and the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal; and
(b) the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the limited liability company agreement of the Surviving Company or as otherwise provided by Law, or until their earlier death, resignation or removal, and the Managing Member (as defined in the limited liability company agreement of the Surviving Company) of the Surviving Company immediately prior to the Second Effective Time shall remain the Managing Member after the Second Effective Time in accordance with the provisions of the limited liability company agreement of the Surviving Company.
Section 2.5. Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Parent (or remotely via the electronic exchange of documents and signatures) at 10:00 a.m., Pacific time, on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted) of the conditions set forth in Article VII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), or on such date and time as the Company and Parent shall mutually agree in writing; provided that, notwithstanding anything to the contrary in this Section 2.5, in the event that pursuant to the foregoing terms the Closing would occur on a date that is less than ten (10) days prior to the last day of any fiscal quarter of Parent, at Parent’s written election provided to the Company no later than two (2) Business Days prior to the date on which the Closing would have otherwise occurred, the Closing shall instead take place at 10:00 a.m., Pacific time, on the first (1st) Business Day after the last day of such fiscal quarter, subject to the conditions set forth in Article VII being satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in each case, unless another date or time is agreed to in writing by the Company and Parent. The time and date of the Closing is herein called the “Closing Date.”
Section 2.6. Effect on Company Capital Stock and the Company Warrant.
(a) First Merger.
(i) Company Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of

Company Capital Stock, or any other Person, each share of Company Capital Stock issued and outstanding immediately prior to the First Effective Time (other than treasury shares and Dissenting Shares) will be converted into the right to receive, without interest: (i) the Per Share Closing Stock Consideration, plus (ii) the Per Share Closing Cash Consideration, plus (iii) if any, the Per Share Escrow Release Amount, plus (iv) if any, the Per Share Escrow Resolved Amount, plus (v) if any, the Per Share Specified Escrow Release Amount, plus (vi) if any, the Per Share Representative Fund Release Amount. For the avoidance of doubt, (x) the amount of cash and shares of Parent Common Stock each Former Stock Holder is entitled to receive for such shares of Company Capital Stock will be computed after aggregating the amount of cash and shares of Parent Common Stock each Former Stock Holder is entitled to receive for all shares of Company Capital Stock that were held by such Former Stock Holder immediately prior to the First Effective Time and (y) the amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in this Agreement and the Escrow Agreement (if applicable) after the Closing. As of the First Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Former Stock Holder shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments and withholding specified herein), the consideration described in this Section 2.6(a). The aggregate cash amounts payable to any holder of Company Capital Stock or Company Equity Awards pursuant to this Agreement will be rounded to the nearest whole cent.
(ii) Treasury Shares. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, or any other Person, each share of Company Common Stock held in the treasury of the Company immediately prior to the First Effective Time shall be canceled, retired and cease to exist as of the First Effective Time and no payment shall be made with respect thereto.
(iii) Merger Sub Shares. As of the First Effective Time, each share of capital stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted on a one-for-one basis into shares of common stock of the Surviving Corporation.
(iv) Company Warrant. The Company Warrant shall be canceled at the First Effective Time unless exercised prior to such time. Prior to the First Effective Time, the Company shall deliver to the holder of the Company Warrant any notice required pursuant to the terms of the Company Warrant. If the holder of the Company Warrant executes a Warrant Termination Agreement in the form attached hereto as Exhibit A (the “Warrant Termination Agreement”) no later than three (3) days prior to the First Effective Time, then, upon the First Effective Time, the holder of the Company Warrant will be entitled to receive, for each share of Company Capital Stock subject to the Company Warrant, (i) the Per Share Closing Stock Consideration, plus (ii) the excess of the Per Share Closing Cash Consideration over the applicable per share exercise price of the Company Warrant, plus (iii) if any, the Per Share Escrow Release Amount, plus (iv) if any, the Per Share Escrow Resolved Amount, plus (v) if any, the Per Share Specified Escrow Release Amount, plus (vi) if any, the Per Share Representative Fund Release Amount; provided that, for the avoidance of doubt, (x) the amount of cash and shares of Parent Common Stock the holder of the Company Warrant is entitled to receive for such shares of Company Capital Stock subject to the Company Warrant will be computed after aggregating the amount of cash and shares of Parent Common Stock the holder of the Company Warrant is entitled to receive for all shares of Company Capital Stock subject to the Company Warrant immediately prior to the First Effective Time and (y) the amounts set forth in the foregoing clauses (iii)-(vi), if any, will be payable, if at all, at the applicable times and subject to the requirements specified in this Agreement and the Escrow Agreement after the Closing.
(b) Second Merger. At the Second Effective Time by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 2.7. Treatment of Company Equity Awards.
(a) Company Options.
(i) Vested Company Options. Parent shall not assume or continue any Vested Company Options, or substitute any Vested Company Options with other options, rights or awards in connection with the transactions contemplated hereby. As of the First Effective Time, each unexercised Vested Company Option that is outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, for each share of Company Common Stock underlying such Vested Company Option: (i) the excess of the Per Share Equity Award Cash Consideration over the applicable per share exercise price of such Vested Company Option and (ii) the Per Share Closing Stock Consideration. Payments pursuant to this Section 2.7(a)(i) will be made as soon as practicable (and in any event within thirty (30) days) following the First Effective Time. Subject to Section 2.10(e), the total number of shares of Parent Common Stock deliverable pursuant to this Section 2.7(a)(i) in respect of each Vested Company Option shall be rounded down to the nearest whole number of shares.
(ii) Unvested Company Options. As of the First Effective Time, each Unvested Company Option that is outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, be canceled and converted into a Parent restricted stock unit award (each a “Parent RSU Award”) that will settle into a number of shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), equal to the product, rounded down to the nearest whole number of shares, of (A) the Per Share Equity Award Exchange Ratio and (B) the number of shares of Company Capital Stock underlying such Unvested Company Option (reduced by the number of full and partial shares of Company Capital Stock with a value equal to the aggregate exercise price of such Unvested Company Option), in each case with a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such Unvested Company Option immediately prior to the First Effective Time. Solely for purposes of clause (B) of the preceding sentence, the value of each share of Company Capital Stock shall be deemed to be equal to $40.1711.
(b) Company PSU Awards.
(i) Vested Company PSU Awards. As of the First Effective Time, a portion of each Company PSU Award (with such portion specified on Section 2.7(b) of the Company Disclosure Schedules) that is outstanding as of immediately prior to the First Effective Time (such portion, a “Vested Company PSU Award”) shall, by virtue of the First Merger and without any action on the part of the holder thereof, vest and be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, for each share of Company Common Stock underlying such Vested Company PSU Award, (i) the Per Share Equity Award Cash Consideration and (ii) the Per Share Closing Stock Consideration. Payments pursuant to this Section 2.7(b)(i) will be made as soon as practicable (and in any event not later than thirty (30) days) following the First Effective Time. Subject to Section 2.10(e), the total number of shares of Parent Common Stock deliverable pursuant to this Section 2.7(b)(i) in respect of each Vested Company PSU Award shall be rounded down to the nearest whole number of shares.
(ii) Unvested Company PSU Awards. As of the First Effective Time, each Unvested Company PSU Award that is outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, be canceled for no consideration.
(c) Company RSU Awards.
(i) Vested Company RSU Awards. As of the First Effective Time, each Company RSU Award that is outstanding as of immediately prior to the First Effective Time that will vest in accordance with its terms as in effect as of the Agreement Date as a result of the consummation of the Mergers (including for the avoidance of doubt, any Company RSU Award for which the applicable time-based vesting condition is met prior to or at the First Effective Time) (a “Vested Company RSU Award”) shall, by virtue of the First Merger and without any action on the part of the holder thereof, be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, for each share of Company Common Stock underlying such Vested Company RSU Award, (i) the Per Share Equity Award Cash Consideration and (ii) the Per Share Closing Stock Consideration. Payments pursuant to this Section 2.7(c)(i) will be made as soon as practicable (and in any event not later than thirty (30) days) following the First Effective Time. Subject to Section 2.10(e), the total number of shares of Parent Common Stock deliverable pursuant to this Section 2.7(c)(i) in respect of each Vested Company RSU Award shall be rounded down to the nearest whole number of shares.
(ii) Unvested Company RSU Awards. As of the First Effective Time, each Unvested Company RSU Award that is outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, be canceled and converted into a Parent RSU Award relating to a number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product of (A) the Per Share Equity Award Exchange Ratio and (B) the total number of shares of Company Common Stock underlying the corresponding Unvested Company RSU Award as of immediately prior to the First Effective Time, with a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such Unvested Company RSU Award immediately prior to the First Effective Time.
(d) Company Restricted Stock. As of the First Effective Time, the shares of Company Restricted Stock held by each holder that relate to (i) a single restricted stock issuance or (ii) the early exercise of a single Company Option and, in either case, that are outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, be canceled and converted into a restricted stock award relating to Parent Common Stock (a “Parent Restricted Stock Award”) with a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such shares of Company Restricted Stock immediately prior to the First Effective Time. Each such Parent Restricted Stock Award shall relate to a number of shares of Parent Common Stock (rounded down to the nearest whole number of shares), equal to the product of (A) the Per Share Equity Award Exchange Ratio and (B) the total number of shares of Company Restricted Stock held by the applicable holder that relate to (i) a single restricted stock issuance or (ii) the early exercise of a single Company Option, in either case, that are outstanding as of immediately prior to the First Effective Time. As a condition to receiving the grant of the Parent Restricted Stock Award contemplated by this Section 2.7(d), the holder of the corresponding shares of Company Restricted Stock must properly and timely file an election pursuant to Section 83(b) of the Code with respect to such Parent Restricted Stock Award; provided that if such Company Restricted Stock was originally issued pursuant to the early exercise of an incentive stock option, then no such new Section 83(b) election will be required to be filed with respect to the applicable Parent Restricted Stock Award. If a holder does not satisfy the condition specified in the preceding sentence with respect to such holder’s shares of Company Restricted Stock (if applicable), then, unless otherwise mutually agreed by the Company and Parent prior to the First Effective Time, all of such shares of Company Restricted Stock will be converted into a Parent RSU Award in accordance with Section 2.7(c)(ii) in the same manner as if such shares of Company Restricted Stock were underlying an Unvested Company RSU Award.
(e) Additional Actions. At or prior to the First Effective Time, the Company Board or the compensation committee of the Company Board, as applicable, shall adopt resolutions approving the treatment of Company Equity Awards in accordance with this Section 2.7, and the Company shall take all actions necessary so that as of the First Effective Time, all Company Equity Awards shall be canceled and extinguished and there shall be no outstanding Company Equity Awards.
(f) Tax Withholding. The Parties shall cooperate in good faith and use commercially reasonable efforts to effectuate the applicable tax withholding with respect to payments delivered in respect of Vested Company Options pursuant to Section 2.7(a)(i), in respect of Vested Company PSU Awards pursuant to Section 2.7(b)(i), and in respect of Vested Company RSU Awards pursuant to Section 2.7(c)(i) so that (i) the applicable withholding taxes relating to the aggregate Per Share Equity Award Cash Consideration delivered in respect of each applicable award are deducted from such aggregate Per Share Equity Award Cash Consideration and (ii) the applicable withholding taxes relating to the aggregate Per Share Closing Stock Consideration delivered in respect of each applicable award are deducted from such aggregate Per Share Closing Stock Consideration.

Section 2.8. Estimated Closing Statement. Prior to the Closing, the Company shall prepare, and no later than five (5) Business Days prior to the anticipated Closing, the Company shall deliver to Parent, a good faith estimate, specified in written detail, of the Estimated Consideration Adjustment, which shall include a good faith estimate of (i) Closing Cash and Cash Equivalents (“Estimated Closing Cash and Cash Equivalents”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), and (iii) Company Expenses (“Estimated Company Expenses”) (such statement, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with this Agreement, including the definitions as provided in this Agreement and the Accounting Principles. The Company shall provide Parent and its representatives (i) all supporting documentation reasonably requested (and available) by Parent in connection with Parent’s review of the Estimated Closing Statement and (ii) reasonable access to the books and records of the Company (including financial records and supporting documents) and to representatives of the Company, in each case, used to prepare the Estimated Closing Statement prior to the Closing. Parent may, until the Business Day prior to the Closing Date, provide the Company with comments to the Estimated Closing Statement and the Company shall consider such comments in good faith and shall revise the Estimated Closing Statement by no later than the Business Day prior to the Closing Date if, based on its good faith assessment of Parent’s comments, the Company determines such changes are warranted, which revised statement shall be deemed the Estimated Closing Statement for all purposes of this Agreement.
Section 2.9. Consideration Spreadsheet. No later than five (5) Business Days prior to the anticipated Closing, the Company shall deliver the Consideration Spreadsheet to Parent. The Consideration Spreadsheet shall be delivered in excel format and include all formulas and calculations related to the payment of the consideration payable to each Person pursuant to this Agreement in addition to the information required by the definition of “Consideration Spreadsheet” in this Agreement. Parent, Merger Sub I and Merger Sub II and their respective Affiliates shall be entitled to rely on each Consideration Spreadsheet delivered pursuant to this Agreement for all purposes (including for purposes of compliance with Section 2.6), and shall have no Liability in respect of any payment or other actions taken in reliance upon any Consideration Spreadsheet (including in respect of any payment made in reliance upon any Consideration Spreadsheet). In the event that the Estimated Closing Statement is updated after the initial delivery of the Estimated Closing Statement pursuant to Section 2.8, then concurrently with the delivery of such updated Estimated Closing Statement by the Company to Parent, the Company shall deliver an updated Consideration Spreadsheet to Parent which takes into account the changes set forth in the updated Estimated Closing Statement. Prior to any payment to the Former Holders or the Former Stock Holders pursuant to this Agreement following the Closing, the Representative shall deliver an updated Consideration Spreadsheet providing for the allocation of such payment. Nothing set forth in any Consideration Spreadsheet, including any updated Consideration Spreadsheet delivered pursuant to this Agreement, shall increase the aggregate amount of the consideration payable pursuant to this Agreement from that contemplated by the definitions of such terms.
Section 2.10. Payments and Deliveries in Respect of Company Securities at Closing.
(a) Prior to the First Effective Time, Parent shall appoint Broadridge Corporate Issuer Solutions, Inc. or such other paying agent reasonably acceptable to the Company to act as paying agent (the “Exchange Agent”) in the First Merger and shall enter into an agreement with the Exchange Agent on or prior to the Closing Date (the “Exchange Agent Agreement”). At the First Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the Former Holders and for payment by the Exchange Agent in accordance with this Section 2.10, the Closing Consideration Fund (excluding the portion of the Closing Consideration Fund that is paid directly to the Surviving Company pursuant to Section 2.10(c)(ii)). Prior to the Closing, Parent shall allow representatives of the Company to review the Exchange Agent Agreement and consider in good faith any comments thereto.
(b) At least ten (10) Business Days prior to the Closing Date, the Exchange Agent shall deliver to each prospective Former Stock Holder a letter of transmittal in substantially the form set forth on Exhibit B hereto (the “Transmittal Document”). Each Former Stock Holder’s entitlement to receive any portion of the consideration or any other payments pursuant to this Agreement shall be conditioned upon such Former Stock Holder’s execution and delivery of a properly completed Transmittal Document (including acceptance of and agreement to the terms and conditions contained therein, including the indemnification and release obligations).

(c) Payments and Deliveries to Former Holders.
(i) Payments and Deliveries to Former Stock Holders. If a Former Stock Holder delivers a properly completed and executed Transmittal Document at least three (3) Business Days prior to the Closing Date, and such holder is the record holder of shares of Company Capital Stock as of the Closing Date, then such Former Stock Holder shall be delivered on the Closing Date, in exchange for such Former Stock Holder’s shares of Company Capital Stock, whole shares of Parent Common Stock and cash equal to that portion of the Closing Consideration Fund attributable to such Former Stock Holder’s shares of Company Capital Stock set forth on such Former Stock Holder’s Transmittal Document which such Former Stock Holder has the right to receive pursuant to Section 2.6 (subject to any applicable withholding hereunder). If a Former Stock Holder delivers a properly completed and executed Transmittal Document at any time after three (3) Business Days prior to the Closing Date, and such Former Stock Holder is the record holder of shares of Company Capital Stock as of the Closing Date, then such Former Stock Holder shall be delivered, as soon as reasonably practicable following the Closing Date, whole shares of Parent Common Stock and cash equal to that portion of the Closing Consideration Fund attributable to such Former Stock Holder’s shares of Company Capital Stock set forth on such Former Stock Holder’s Transmittal Document which such Former Stock Holder has the right to receive pursuant to Section 2.6. If payment or delivery is to be made to a Person other than the Person in whose name the shares of Company Capital Stock are registered in the books and record of the Company, it shall be a condition of payment or delivery, as applicable, that along with the Transmittal Document to be properly completed and executed by such Person and delivered to the Exchange Agent, that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of shares of Company Capital Stock or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until the delivery of a properly completed and executed Transmittal Document as contemplated by this Section 2.10, each share of Company Capital Stock (other than shares held in the Company’s treasury and Dissenting Shares) shall at any time after the First Effective Time represent solely the right to receive, upon such delivery, the consideration which such Former Stock Holder has the right to receive pursuant to Section 2.6. No interest will be paid or will accrue on any consideration payable pursuant to this Agreement.
(ii) Payments to Former Vested Company Equity Award Holders. On the Closing Date, Parent shall pay (or cause to be paid) to the Surviving Company out of the Closing Consideration Fund, an amount equal to the aggregate amount of the Per Share Equity Award Cash Consideration that is payable in respect of all Vested Company Equity Awards held by Former Employee Equity Award Holders. Parent shall cause the Surviving Company to pay to each Former Employee Equity Award Holder an amount equal to the aggregate amount of the Per Share Equity Award Cash Consideration that is payable in respect of all Vested Company Equity Awards held by such Former Employee Equity Award Holder no later than thirty (30) days following the First Effective Time, less applicable Taxes required to be withheld with respect to such payments. Parent shall, and the Surviving Company shall cooperate with Parent to, cause to be delivered to each Former Employee Equity Award Holder a number of shares of Parent Common Stock equal to the aggregate amount of the Per Share Closing Stock Consideration that is payable in respect of all Vested Company Equity Awards held by such Former Employee Equity Award Holder no later than thirty (30) days following the First Effective Time. The Exchange Agent shall pay to the Former Non-Employee Equity Award Holders out of the Closing Consideration Fund the aggregate amount of the Per Share Equity Award Cash Consideration and Per Share Closing Stock Consideration that is payable in respect of all Vested Company Equity Awards held by Former Non-Employee Equity Award Holders, which shall be paid in accordance with the terms of the Exchange Agent Agreement (and following receipt of any customary documentation and information required by the Exchange Agent).
(d) After the First Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation or the Surviving Company of the Company Securities that were outstanding immediately prior to the First Effective Time. Parent may cause the Exchange Agent to deliver to Parent the portion of the Closing Consideration Fund that remains undistributed on the date which is twelve (12) months after the deposit of such amount with the Exchange Agent. If a properly completed and executed Transmittal Document is not delivered to the Exchange Agent prior to the date that the Closing

Consideration Fund would otherwise become subject to any abandoned property, escheat or similar Law, unclaimed amounts thereof, to the extent permitted by Law, shall become the property of Parent and may be commingled with the general funds of Parent, free and clear of all claims or interest to the extent permitted by Law. Notwithstanding the foregoing, any Former Holders who have not theretofore complied with the provisions of this Article II shall thereafter look only to Parent and its Affiliates, and only as general creditors thereof, for payment for their claims in the form and amounts to which such Former Holders are entitled.
(e) Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Common Stock shall be issued upon the delivery of a properly completed and executed Transmittal Document, and no Parent RSU Award will be issued that settles into a fractional share of Parent Common Stock. Notwithstanding any other provision of this Agreement, each Person who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Parent Common Stock to be issued to such holder pursuant to the First Merger) or a Parent RSU Award that would settle into a fractional share of Parent Common Stock shall in lieu thereof receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Parent Closing Share Price.
(f) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued in connection with the First Merger shall be deemed issued and outstanding as of the First Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any Former Stock Holder until such Former Stock Holder has delivered a properly completed and executed Transmittal Document. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for a Former Stock Holder’s shares of Company Capital Stock in accordance with this Section 2.10, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the First Effective Time but with a payment date subsequent to surrender.
Section 2.11. Other Payments at Closing.
(a) Escrow. At the Closing, Parent, the Representative and JPMorgan Chase Bank, N.A. (or such other escrow agent mutually agreeable to Parent and the Company) (the “Escrow Agent”) shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”). On the Closing Date as of the First Effective Time, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds (such aggregate funds from time to time, the “Escrow Funds”), an amount equal to (i) the Escrow Amount into the Escrow Account and (ii) the Specified Escrow Amount into the Specified Escrow Account. The Escrow Agreement shall provide that (x) the funds deposited in the Escrow Account will be used to satisfy the Actual Adjustment, if applicable, pursuant to Section 2.13 and claims for Losses as set forth in Article VI and Article IX incurred by the Parent Indemnitees pursuant and subject to the limitations of Article VI and Article IX hereof and (y) the funds deposited in the Specified Escrow Account shall be used solely as set forth in Section 6.9 of the Company Disclosure Schedules. The Escrow Agreement shall also provide that, if applicable, the Escrow Funds shall be released to the Exchange Agent in accordance with the Escrow Agreement for distribution to the Former Stock Holders in accordance with this Article II, Section 6.4, Section 9.7 and Section 6.9 of the Company Disclosure Schedules. Notwithstanding the foregoing, the right of Former Stock Holders to receive their applicable portion of the Escrow Funds shall be conditioned on such Former Stock Holders having complied with the requirements applicable to payments from the Closing Consideration Fund as contemplated by Section 2.10, including having delivered properly completed and executed Transmittal Documents.
(b) Indebtedness. With respect to any Company Indebtedness for which Parent has made a Payoff Election, if any, Parent shall repay, or cause to be repaid, on behalf of the Company all amounts necessary to discharge fully the then-outstanding balance of the Indebtedness arising under such Company Indebtedness at the Closing, as set forth in the Payoff Documentation which the Company shall deliver to Parent at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds to the account(s) designated in such Payoff Documentation.
(c) Representative Fund. On the Closing Date as of the First Effective Time, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds, the Representative Fund Amount to an account designated in writing by the Representative prior to the Closing Date (the “Representative Fund”).
Section 2.12. Dissenting Shares. Each share of Company Capital Stock issued and outstanding immediately prior to the First Effective Time held by stockholders who shall have properly exercised (and has not effectively withdrawn or forfeited) their appraisal rights with respect thereto under Section 262 of the DGCL or otherwise (“Dissenting Shares”) shall not be converted into the right to receive the applicable form of consideration pursuant to the First Merger, but shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and applicable Law, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect or otherwise waive or lose his or her right to such payment as provided in such Section 262 or applicable Law shall be deemed to be converted, as of the First Effective Time, into the right to receive the applicable consideration in the form such holder otherwise would have been entitled to receive as a result of the First Merger. The Company shall enforce any contractual waivers that stockholders of the Company have granted regarding appraisal rights that would apply to the Mergers.
Section 2.13. Adjustment to Cash Consideration.
(a) Preparation of the Final Closing Statement.
(i) As soon as practicable, but no later than ninety (90) calendar days after the Closing Date, Parent shall prepare and deliver to the Representative a statement substantially in the form of the Estimated Closing Statement, setting forth its good faith estimate of the Consideration Adjustment (the “Proposed Consideration Adjustment Calculation”), which shall include a good faith estimate of (A) a proposed calculation of the Closing Cash and Cash Equivalents (the “Proposed Closing Date Statement of Cash and Cash Equivalents”), (B) a proposed calculation of the Closing Indebtedness (the “Proposed Closing Date Statement of Indebtedness”) and (C) a proposed calculation of the Company Expenses (the “Proposed Closing Date Statement of Company Expenses”). The Proposed Closing Date Statement of Cash and Cash Equivalents, the Proposed Closing Date Statement of Indebtedness, the Proposed Closing Date Statement of Company Expenses and the Proposed Consideration Adjustment Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” The Proposed Closing Date Calculations shall be prepared based upon the books and records of the Company in accordance with the definitions as provided in this Agreement and the Accounting Principles.
(ii) If the Representative does not give written notice of dispute (a “Consideration Adjustment Dispute Notice”) to Parent within thirty (30) calendar days after receiving the Proposed Closing Date Calculations, the Parties agree that (A) the Proposed Closing Date Statement of Cash and Cash Equivalents shall be deemed to set forth the Closing Cash and Cash Equivalents, (B) the Proposed Closing Date Statement of Indebtedness shall be deemed to set forth the Closing Indebtedness, (C) the Proposed Closing Date Statement of Company Expenses shall be deemed to set forth the Company Expenses, and (D) the Proposed Consideration Adjustment Calculation shall be deemed to set forth the Consideration Adjustment. If the Representative gives a Consideration Adjustment Dispute Notice to Parent (which Consideration Adjustment Dispute Notice shall set forth, in reasonable detail, the items and amounts in dispute and the proposed correct amount for each such item) within such thirty (30)-day period, Parent and the Representative will discuss in good faith to resolve the dispute during the thirty (30)-day period commencing on the date Parent receives the applicable Consideration Adjustment Dispute Notice from the Representative (or such longer period as mutually agreed in writing by Parent and the Representative). If the Representative and Parent do not obtain a final resolution within such thirty (30)-day period (or such longer period as mutually agreed in writing by the parties), then the items in dispute that were included in the Representative’s Consideration

Adjustment Dispute Notice shall be submitted immediately to PricewaterhouseCoopers LLP, or, if PricewaterhouseCoopers LLP is unavailable or is unwilling to serve, another nationally recognized independent accounting firm selected jointly by Parent and the Representative (the “Accounting Firm”). The Accounting Firm shall be instructed to render a determination of the applicable dispute within thirty (30) calendar days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor, and include a certification that it reached such determination in accordance with the definitions as provided in this Agreement and the Accounting Principles. The determination of the Accounting Firm shall (except in the case of fraud or manifest error) be conclusive and binding upon the Representative, Parent and the other Parties and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The scope of the disputes to be resolved by the Accounting Firm is limited to only such items included in the Proposed Closing Date Calculations that the Representative timely disputed in the Consideration Adjustment Dispute Notice. The Accounting Firm shall determine, based solely on presentations by Parent and the Representative and their respective Representatives, and not by independent review, only those issues in dispute specifically set forth on the Consideration Adjustment Dispute Notice, and shall act as an expert and not as an arbitrator. In resolving any disputed item, the Accounting Firm shall (i) be bound by the principles set forth in this Section 2.13 and (ii) not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Parties acknowledge that the purpose of preparing the Estimated Closing Statement, the Proposed Closing Date Calculations and determining the Closing Cash and Cash Equivalents, Closing Indebtedness and Company Expenses and the related consideration adjustment contemplated by this Section 2.13 is to measure the Closing Cash and Cash Equivalents, Closing Indebtedness and Company Expenses, and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules, procedures, methods or bases inconsistent with the Accounting Principles and this Agreement for the purpose of preparing the Estimated Closing Statement, the Proposed Closing Date Calculations or determining Closing Cash and Cash Equivalents, Closing Indebtedness and Company Expenses, and the Accounting Firm shall make its determinations in accordance with this purpose. Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.13. The “Final Closing Statement” means the Proposed Consideration Adjustment Calculation together with any revisions thereto pursuant to this Section 2.13.
(iii) In the event the Representative and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.13(a)(ii), the fees and expenses of the Accounting Firm (x) shall be borne by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by the Former Stock Holders, acting through the Representative in its capacity as such, the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.
(iv) The Surviving Company and Parent will reasonably cooperate with, make their respective financial records and personnel available to and otherwise assist the Representative and its accountants and other representatives at reasonable times during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.
(b) Adjustment to Estimated Consideration Adjustment.
(i) If the Actual Adjustment is a positive amount, Parent will pay to the Exchange Agent (for further credit to the Former Stock Holders in accordance with their Allocation Percentages) the lesser of (x) the full amount of the Actual Adjustment and (y) the Escrow Amount by wire transfer or delivery of other immediately available funds, within five (5) Business Days after the date on which the Consideration Adjustment is finally determined pursuant to Section 2.13(a). If the Actual Adjustment exceeds the Escrow Amount, none of the Representative, the Former Stock Holders nor any other Person shall have any right or claim to, or any recourse against Parent, the Surviving

Corporation, the Surviving Company or any of their respective Affiliates for, such excess amount, and the Former Stock Holders’ sole and exclusive rights and remedies in respect of the Actual Adjustment shall be receipt of their portion of the amounts set forth in the foregoing sentence.
(ii) If the Actual Adjustment is a negative amount, then within five (5) Business Days after the date on which the Consideration Adjustment is finally determined pursuant to Section 2.13(a), Parent and the Representative shall deliver joint written instructions to the Escrow Agent to release to Parent (x) from the Escrow Account the lesser of (A) the absolute value of the full amount of the Actual Adjustment and (B) the Escrow Amount. For the avoidance of doubt, neither the Former Holders nor any of their respective Affiliates shall have any liability or obligation under this Section 2.13 for any amounts in excess of the Escrow Amount. Recovery from the Escrow Account shall be the sole and exclusive remedy available to Parent against the Former Holders, or otherwise, arising out of or relating to any negative Actual Adjustment, and neither Parent, the Surviving Corporation, the Surviving Company nor any of their respective Affiliates shall have any claim against the Former Holders in respect thereof. The process set forth in this Section 2.13 shall be the sole and exclusive remedy of Parent and the Representative for disputes related to the Estimated Closing Statement, Proposed Closing Date Calculations, Consideration Adjustment Dispute Notice and the amounts of Closing Cash and Cash Equivalents, Closing Indebtedness and Company Expenses. However, nothing in this Section 2.13 or otherwise in this Agreement shall limit Article VI, Article IX or the rights or remedies of Parent against any Person with respect to such Person’s Fraud.
(c) Adjustments to Prevent Dilution. If, at any time during the Pre-Closing Period, there is a change in the number of shares of Company Capital Stock or shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Capital Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution (or cash dividend or distribution resulting in such a change, including with respect to the Company Equity Awards), recapitalization, merger, subdivision or other similar transaction, the Per Share Closing Cash Consideration, Per Share Closing Stock Consideration, Per Share Equity Award Cash Consideration and Per Share Equity Award Exchange Ratio shall be equitably adjusted to provide Former Holders and Parent with the same economic effect as contemplated by this Agreement prior to such event (provided that there shall not be more than one such adjustment for any single action).
Section 2.14. Withholding. Parent, Company, the Surviving Corporation, the Surviving Company, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amount as such party is required to deduct and withhold with respect to such payment under the Code, or any provision of Law. With respect to any payment of a noncompensatory amount, Parent, the Company, the Surviving Corporation, the Surviving Company, the Exchange Agent and the Escrow Agent, as applicable, shall use reasonable efforts to provide advance notice of any such deduction or withholding and to provide the payee an opportunity to eliminate or reduce any such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules to this Agreement delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedules”) (which shall be arranged in sections corresponding to the sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections), the Company hereby represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:
Section 3.1. Organization and Qualification. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of its Organizational Documents as in effect on the Agreement Date, and a true and complete list of the Company’s officers and directors as of the Agreement Date. The Company is not in violation of any provision of its Organizational Documents.
Section 3.2. Subsidiaries.
(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the Agreement Date. Each Subsidiary of the Company is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as presently conducted. Each Subsidiary of the Company is in good standing under the laws of its jurisdiction of organization (to the extent such laws recognize such concept). Each Subsidiary of the Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where failure to be so licensed or qualified would not be reasonably expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions to the Company, except for restrictions on dividends or distributions under generally applicable Laws. The Company has made available to Parent true and complete copies of the Organizational Documents of each Subsidiary of the Company as in effect on the Agreement Date. No Subsidiary of the Company is in material violation of any provision of its respective Organizational Documents.
(b) Except for the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Schedules, the Company and its Subsidiaries do not own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest, or other equity, voting or ownership interest in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is the Company under any current or prospective legally binding obligation to form or participate in, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.
Section 3.3. Authorization. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and each other agreement or instrument to be executed in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, subject only to receipt of the affirmative votes of the holders of (x) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class and on an as-converted to Company Common Stock basis and (y) a majority of the outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted to Company Common Stock basis (the “Company Stockholder Approval”). Other than the Company Stockholder Approval, no other stockholder action, approval or vote is or shall be required to approve and adopt this Agreement or to consummate any of the transactions contemplated hereby, including the Mergers. Prior to the execution of this Agreement, the Company Board, by resolutions duly adopted at a meeting duly called and held or via unanimous written consent, has (i) approved and authorized the execution and delivery of this Agreement, (ii) approved the consummation of the transactions contemplated hereby, including the Mergers, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable, (iv) recommended that the stockholders of the Company approve and adopt this Agreement and the other transactions contemplated hereby, including the Mergers, and (v) directed that this Agreement and the principal terms of the transactions contemplated hereby be submitted to the stockholders of the Company for their approval and adoption. This Agreement has been and each other agreement or instrument required to be executed by the Company in connection herewith has been duly authorized and has been or at the time of execution will be duly executed and delivered by the Company and, assuming that this Agreement has been, or such other agreement or instrument will be at the time of execution, duly and validly authorized, executed and delivered by the other Parties or by the other parties to such other agreement or instrument, constitutes, or when executed by the Company, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles (the “Bankruptcy and Equity Exceptions”). The consummation of the Merger will constitute a Liquidation Event (as defined in the Certificate of Incorporation), and the treatment of the shares of Company Capital Stock set forth in this Agreement will comply in all respects with, and satisfy all requirements of, the Certificate of Incorporation and the Stockholder Agreements, unless waived pursuant to the terms thereof. The transactions contemplated by this Agreement, including the Mergers, will, upon receipt of the Company Stockholder Approval, constitute a Sale of the Company approved by the Requisite Parties (as defined in the Amended and Restated Voting Agreement) to which the provisions of Section 4 of the Amended and Restated Voting Agreement apply.
Section 3.4. Non-contravention. Neither the execution and delivery of this Agreement or any other agreement or instrument required to be executed in connection herewith, the consummation of the Mergers and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (a) violate or result in a breach of any provision contained in the Organizational Documents of the Company or the Stockholder Agreements, or (b) assuming that all consents, authorizations, waiting period expirations or terminations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 3.5(a) and all Third Party Consents referred to in Section 3.5(b) have been obtained or made, (i) violate any applicable Law, (ii) violate, result in a violation or breach by the Company of, or the termination or acceleration of, or conflict with or constitute a default (or give rise to a right of termination, acceleration or cancellation) under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, whether with the passage of time, giving of notice, or both, or (iii) result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Company or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any such violation, breach, termination, acceleration, conflict, default or Lien as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, and as would not prevent or materially impair the Company from timely consummating the transactions contemplated by this Agreement. For clarity, for all purposes of this Agreement (including Article IX), no representation or warranty is made under this Section 3.4 or Section 3.5 or otherwise under this Article III regarding the absence of any challenge brought by any Governmental Authority following the Closing Date on the grounds that the Mergers or other transactions contemplated hereby would require registration, declaration or filing with such Governmental Authority under any Antitrust Law or otherwise violate any Antitrust Law. The treatment of the Company Equity Awards provided in Section 2.7 is consistent with the terms of the applicable Company Stock Plan and can be, and has been, validly effectuated unilaterally by the Company Board or the compensation committee of the Company Board without the consent of any holder of the Company Equity Awards.
Section 3.5. Consents.
(a) Except (i) for compliance with any applicable requirements under the HSR Act or any other Antitrust Law, (ii) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (iii) the filing by Parent with the Securities and Exchange Commission (the “SEC”) of the Form S-4 in which the Consent Solicitation Statement will be included as a prospectus and the declaration of effectiveness of the Form S-4, (iv) the filing of the Certificates of Merger with the Delaware Secretary of State pursuant to the DGCL and the DLLCA, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on Nasdaq and (vi) as described in Section 3.5(a) of the Company Disclosure Schedules, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority (collectively, “Governmental Approvals”) is required for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.
(b) Except as described in Section 3.5(b) of the Company Disclosure Schedules, no consent, authorization, approval or waiver from, or notice to, any Person (other than a Governmental Authority) under any Contract (collectively, “Third Party Consents”) is required for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby, except any such Third Party Consent that, if not obtained, would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, and as would not reasonably be expected to prevent or materially impair the Company from timely consummating the transactions contemplated by this Agreement.
Section 3.6. Capitalization.
(a) The authorized capital stock of the Company consists of (i) 685,956,420 shares of common stock, par value $0.00001 per share, of the Company, of which (A) 567,000,000 shares have been designated as Class A Common Stock (the “Company Class A Common Stock”) and (B) 118,956,420 shares have been designated as Class B Common Stock (the “Company Class B Common Stock”), and (ii) 247,861,346 shares of preferred stock, par value $0.00001, of the Company, of which (A) 45,568,395 shares have been designated as Series Seed Preferred Stock (the “Company Series Seed Preferred Stock”), (B) 70,262,325 shares have been designated as Series A Preferred Stock (the “Company Series A Preferred Stock”), (C) 75,378,390 shares have been designated as Series B Preferred Stock (the “Company Series B Preferred Stock”), (D) 36,435,180 shares have been designated as Series C Preferred Stock (the “Company Series C Preferred Stock”), (E) 10,825,930 shares have been designated as Series D Preferred Stock (the “Company Series D Preferred Stock”) and (F) 9,391,126 shares have been designated as Series E Preferred Stock (the “Company Series E Preferred Stock”). As of the Agreement Date, (I) 79,379,849 shares of Company Class A Common Stock were issued and outstanding (including 3,976,302 shares of Company Restricted Stock), (II) 90,911,305 shares of Company Class B Common Stock were issued and outstanding (including 1,840,406 shares of Company Restricted Stock), (III) 18,557,686 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, and pursuant to such Company Stock Plans, 15,127,927 shares of Company Common Stock were subject to outstanding Vested Company Options, 4,461,669 shares of Company Common Stock were subject to outstanding Unvested Company Options, 11,250,000 shares of Company Common Stock were subject to outstanding Company PSU Awards (assuming the maximum level of performance achievement), 11,661,159 shares of Company Common Stock were subject to outstanding Vested Company RSU Awards and 36,186,653 shares of Company Common Stock were subject to outstanding Unvested Company RSU Awards, (IV) 260,580 shares of Company Class A Common Stock were subject to the Company Warrant, (V) no shares of Company Common Stock were owned or held by the Company as treasury stock, and (VI) (1) 45,525,841 shares of Company Series Seed Preferred Stock were issued and outstanding, (2) 70,262,325 shares of Company Series A Preferred Stock were issued and outstanding, (3) 75,378,390 shares of Company Series B Preferred Stock were issued and outstanding, (4) 36,435,180 shares of Company Series C Preferred Stock were issued and outstanding, (5) 10,825,930 shares of Company Series D Preferred Stock were issued and outstanding and (6) 9,391,126 shares of Company Series E Preferred Stock were issued and outstanding. As of the Agreement Date, there has not been any event, occurrence or development that, pursuant to the terms of any series of the Company Preferred Stock, has resulted in an adjustment to the conversion price of any such Company Preferred Stock. Except as set forth in this Section 3.6(a), as of the Agreement Date, there are no issued, reserved for issuance or outstanding, and there are no commitments (whether written or verbal) to issue or grant, (w) shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (x) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from the Company, or other contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, the Company (the items in clauses (w) through (z) being referred to collectively as the “Company Equity Securities”). There are no outstanding legally binding obligations of the Company to repurchase, redeem or otherwise acquire any Company Equity Securities (excluding forfeitures or repurchases of unvested Company Equity Awards upon termination of service in accordance with the applicable award agreement governing such Company Equity Securities in a form made available to Parent prior to the Agreement Date). None of the Company Equity Securities are certificated. None of the Company’s Subsidiaries owns any Company Equity Securities.
(b) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the First Effective Time, when issued on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (excluding ongoing contractual restrictions set forth in the Organizational Documents of the Company and the Stockholder Agreements), issued and granted in compliance with all applicable securities Laws and not subject to preemptive rights created by the Company (excluding (x) any rights of first refusal in favor of the Company set forth in the Organizational Documents of the Company and the Stockholder Agreements and (y) the Company’s right to repurchase Company Restricted Stock). There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote. Other than the Stockholder Agreements, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or (to the Knowledge of the Company) which otherwise exist with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Company Equity Securities.
(c) Section 3.6(c) of the Company Disclosure Schedules sets forth a complete list as of the Agreement Date of (i) each outstanding Company Equity Award, (ii) the number of shares of Company Common Stock underlying such Company Equity Award (indicating the number of shares as to which the Company Equity Award has vested as of the Agreement Date), (iii) the holder of such Company Equity Award, (iv) the Company Stock Plan under which each Company Equity Award was granted, (v) the date on which such Company Equity Award was granted, (vi) the exercise price of each Company Option, (vii) the vesting commencement date, vesting schedule, and any performance-based vesting conditions of such Company Equity Award, and (viii) with respect to each share of Company Restricted Stock, whether, to the Knowledge of the Company, the holder of such award has made a valid and timely election under Section 83(b) of the Code with respect thereto.
(d) All the issued and outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries (i) are wholly owned, directly or indirectly, by the Company and (ii) have been duly authorized, validly issued and are fully paid and nonassessable (to the extent such concept is applicable or recognized under the Laws of the jurisdiction of such Subsidiary’s formation or incorporation). All the issued and outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries that are owned, directly or indirectly, by the Company are so owned free and clear of all Liens (other than restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws). Neither the Company nor any of the Company’s Subsidiaries has any commitments (whether written or verbal) to issue or grant, (w) shares of capital stock or other voting securities of, or other equity or ownership interests in, any of the Company’s Subsidiaries, (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, any of the Company’s Subsidiaries, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from the Company or any of its Subsidiaries, or other contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, any of the Company’s Subsidiaries, or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, any of the Company’s Subsidiaries (the items in clauses (w) through (z) being referred to collectively as the “Company Subsidiary Equity Securities”).

(e) The Consideration Spreadsheet delivered in connection with the Closing will, as of the Closing Date, be true and complete in all respects, and the amounts set forth therein will be consistent with the books and records of the Company and calculated pursuant to and in accordance with this Agreement, the Company’s Organizational Documents and the Stockholder Agreements in all respects.
(f) As of December 31, 2022, the aggregate amount of (i) outstanding shares of Company Capital Stock plus (ii) shares of Company Capital Stock underlying all other Company Equity Securities will not (or did not, as applicable) exceed 505,385,388 (excluding 5,625,000 Unvested Company PSU Awards that will be canceled as of the First Effective Time pursuant to Section 2.7(b)(ii)).
Section 3.7. Financial Statements.
(a) Set forth on Section 3.7(a) of the Company Disclosure Schedules are (i) audited consolidated financial statements of the Company for the fiscal years ended December 31, 2021 and December 31, 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the related notes (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet (the “Balance Sheet”) of the Company as of June 30, 2022 (the “Balance Sheet Date”) and related income statement (the “Interim Financial Statements”) ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements may not contain all footnotes required by GAAP, and have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. The Financial Statements fairly present in all material respects the assets, liabilities (including all reserves), financial condition, operating results, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments (the effect of which will not individually, or in the aggregate, be material).
(b) The Company and its Subsidiaries have established and maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied. Since January 1, 2019, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, auditors or independent accountants has received written notice of (x) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures or methods of the Company or any of its Subsidiaries or their internal accounting controls or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or internal controls over financial reporting of the Company and its Subsidiaries.
(c) All trade and other accounts receivable of the Company (the “Accounts Receivable”) as of the Balance Sheet Date represent valid obligations arising from goods or services actually sold by the Company and its Subsidiaries. The Accounts Receivable are collectible in accordance with their terms net of the respective reserves shown on the Financial Statements. There is no material contest, claim, or right to set-off under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
(d) Neither the Company nor any of its Subsidiaries is a party to or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
Section 3.8. No Undisclosed Liabilities. There are no material liabilities of the Company or any of its Subsidiaries, other than: (i) liabilities expressly described and adequately reserved against in accordance with GAAP in the Balance Sheet or the notes thereto; (ii) liabilities incurred by the Company or any of its Subsidiaries after the Balance Sheet Date in the ordinary course of business; (iii) liabilities incurred after the Agreement Date in compliance with Section 5.1; (iv) liabilities (including financial advisory, legal and accounting costs) that constitute Company Expenses and (v) liabilities that are executory performance obligations arising under Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound and not relating to any breach or non-performance by the Company or any of its Subsidiaries.
Section 3.9. Absence of Certain Developments.
(a) Since December 31, 2021, there has not occurred any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b) Since the Balance Sheet Date, the Company and its Subsidiaries have operated in the ordinary course of business, have not taken any action since the Balance Sheet Date and prior to the Agreement Date that would have been prohibited by or required the consent of Parent under Section 5.1, had Section 5.1 been applicable during such period, and since the Agreement Date, have not taken any action that is prohibited by or requires the written consent of Parent under Section 5.1, without first having obtained such written consent.
(c) None of the Company, any of its Subsidiaries or any of their respective directors or officers have entered into any side agreement with any holder of any Company Securities with respect to the treatment of their Company Securities in the Mergers or otherwise related to this transaction.
Section 3.10. Properties and Assets.
(a) The Company and its Subsidiaries do not own, and have never owned, any real property.
(b) The Company and its Subsidiaries have good and marketable title to, or, in the case of leases of tangible properties and assets, a valid leasehold interest in, or, in the case of licensed tangible assets, a valid license to use, all material tangible properties and assets (whether real or personal) free and clear of all Liens (other than Permitted Liens). The material items of equipment owned or leased by the Company and its Subsidiaries (i) are adequate in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) are, in all material respects, in good operating condition, regularly and properly maintained, subject to normal wear and tear.
(c) Section 3.10(c) of the Company Disclosure Schedules contains a complete and accurate list as of the Agreement Date of all of the existing leases, subleases, licenses, or other contracts (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”). The Company has made available to Parent, Merger Sub I and Merger Sub II true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all contracts in connection therewith, including all subordination agreements, and guarantees). The Closing will not affect the enforceability against any Person of any material Real Property Lease or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any material Leased Premises, including the right to the continued use and possession of such Leased Premises for the conduct of business as presently conducted. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Leased Premises.
(d) The Real Property Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under, nor has the Company or any of its Subsidiaries received written notice of any material breach of or material default under any Real Property Lease, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. Except as set forth on Section 3.10(d) of the Company Disclosure Schedules, the Company (or a Subsidiary thereof, as applicable) currently occupies all of the Leased Premises for the operation of the Company or such Subsidiary’s business and, to the Knowledge of the Company, there is no other Person with a right to occupy the Leased Premises. The Leased Premises are in all material respects in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Company and its Subsidiaries do not, nor to the Knowledge of the Company, does any Leased Premises, violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon.
Section 3.11. Compliance with Laws; Permits.
(a) Since January 1, 2017, the Company and its Subsidiaries have at all times have been in compliance in all material respects with, and have not received any written notices or written other communication, nor, to the Knowledge of the Company, any oral or other type of communication, of any material violation with respect to, any applicable Law. No written investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company or any of its Subsidiaries, in each case, with respect to the Company’s material violation of any applicable Law.
(b) There is no order, consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority binding upon the Company or any of its Subsidiaries or to which any assets owned or used by the Company or any of its Subsidiaries is subject. No employee of the Company or any of its Subsidiaries is subject to any order, consent decree, non-prosecution agreement or similar arrangement of or with any Governmental Authority that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company and its Subsidiaries.
(c) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, all Permits: (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in property; or (ii) which are required for the operation of the business of the Company and its Subsidiaries as currently conducted or the holding of any such interest, (A) have been issued or granted to the Company or any of its Subsidiaries, as applicable, and all such Permits are in full force and effect and (B) constitute all Permits required for the Company and its Subsidiaries to operate or conduct their respective businesses as it is currently conducted and hold any interest in its properties or assets. Neither the Company nor any of its Subsidiaries has received written notice of any suspension, cancellation, withdrawal, revocation or modification of any such Permits and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, cancel, withdraw, revoke or modify any such Permit, except where such suspension, cancellation, withdrawal, revocation or modification has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
(d) The Company and its Subsidiaries have conducted their operations and all transactions, including exports of software and technology, in all material respects, in accordance with applicable provisions of all applicable statutory and regulatory requirements related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods, and payment of custom duties of the United States and other applicable jurisdictions (collectively, “Trade Control Laws”).
(i) The Company and its Subsidiaries have obtained from any relevant Governmental Authority, including the U.S. Department of Commerce, U.S. Department of the Treasury, and/or U.S. Department of State, all required authorizations and registrations under applicable regulations, including the Export Administration Regulations and sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
(ii) The Company and its Subsidiaries have submitted to any relevant Governmental Authority any filing required for the export, re-export, transfer, or import of hardware, software, or other Technology in accordance with the Trade Control Laws and have been at all times in compliance with the terms and conditions of any authorizations, registrations, or applicable license exceptions or exemptions.

(iii) Neither the Company nor any of its Subsidiaries has been found to be in violation of any Trade Control Laws or received any warnings, “no-action letters,” or other disposition of a potential violation of Trade Control Laws by any Governmental Authority, and no proceeding or investigation, with respect to any alleged non-compliance with the Trade Control Laws by the Company or any of its Subsidiaries is pending or threatened.
(iv) Neither the Company nor any of its Subsidiaries have made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Trade Control Laws; nor does the Company or any of its Subsidiaries have any pending matters concerning Trade Control Laws under consideration for possible disclosure to any Governmental Authority or any matters concerning Trade Control Laws that were previously under consideration for possible disclosure that the Company or any of its Subsidiaries determined not to disclose.
(v) Neither the Company nor any of its Subsidiaries has, except as authorized by Trade Control Laws, engaged in any transactions, or otherwise dealt directly or, knowingly, indirectly, with or involving (i) any Comprehensively-Sanctioned Territory or (ii) any Sanctioned Person.
(e) Neither the Company nor any of its Subsidiaries has (and none of their respective officers, directors, employees, agents or other Persons associated with or acting on behalf of the Company or any of its Subsidiaries has), directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, any rules or regulations thereunder, or any other applicable anti-corruption or anti-bribery law or similar Law (collectively, “Anti-Corruption Laws”). Neither the Company, any of its Subsidiaries nor any of their respective Affiliates, officers, directors, employees, independent contractors, agents or representatives of or consultants to the Company or any of its Subsidiaries, and no other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or, knowingly, indirectly, in connection with the conduct of any business of the Company or any of its Subsidiaries:
(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Official, candidate, party or campaign, or any official of such party or campaign, to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, all in violation of applicable Anti-Corruption Laws;
(ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;
(iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;
(iv) established or maintained any unlawful or undisclosed fund of corporate moneys or other properties; or
(v) otherwise violated any applicable Anti-Corruption Laws.
(f) The Company and its Subsidiaries have at all times maintained complete and accurate books and records to the extent required by applicable Law.
Section 3.12. Litigation. Except as set forth on Section 3.12 of the Company Disclosure Schedules, there is no, and since January 1, 2017, there has not been any material Action or investigation (of which investigation the Company has Knowledge) pending or threatened against the Company or any of its Subsidiaries or affecting any of the Company’s or any of its Subsidiaries’ properties or assets, or any material Action or investigation (of which investigation the Company has Knowledge) against any officer, director, manager, key employee, stockholder or member of the Company or any of its Subsidiaries in his, her or its capacity as such, in each case at Law or in equity, or before or by any Governmental Authority. To the Knowledge of the Company, there has not occurred any event nor is there any condition on the basis of which any Action that would result in material damages to the Company would reasonably be expected to be instituted. Neither the Company, any of its Subsidiaries, nor any officer, director, manager, key employee, stockholder or member of the Company or any of its Subsidiaries in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority which would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole or to prevent or materially impair the Company from timely consummating the transactions contemplated by this Agreement. There is no material Action initiated by the Company or any of its Subsidiaries currently pending as of the Agreement Date or that the Company or any of its Subsidiaries currently intends to initiate as of the Agreement Date.
Section 3.13. Taxes.
(a) (i) Each of the Company and its Subsidiaries has timely filed or will timely file all income and other material Tax Returns that are required to be filed on or before the Closing Date by it, taking into account any applicable extensions, and all such Tax Returns are or will be true, correct and complete in all material respects, (ii) each of the Company and its Subsidiaries has timely paid or will timely pay all income and other material Taxes required to be paid by it (whether or not shown on any Tax Return) and (iii) all material deficiencies asserted in writing or assessments made in writing by the relevant Governmental Authority have been or will be timely paid in full on or before the Closing Date.
(b) The Balance Sheet reflects proper accruals for all current Taxes of the Company and its Subsidiaries that are unpaid or payable as of the Balance Sheet Date (except for any inaccuracies that are not material), and the Company and its Subsidiaries have not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with amounts incurred and paid with respect to the most recent comparable prior period (adjusted for ordinary course changes in operations).
(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable information reporting, collection and withholding requirements with respect to Taxes and, to the extent required by applicable Law, any collected or withheld Taxes have been paid to the relevant Governmental Authority, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d) Each of the Company and its Subsidiaries is registered for value-added Tax, goods and services Tax or any similar Tax in each jurisdiction where it is required to be so registered and has complied, in all material respects, with all Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of services provided by it.
(e) Other than Permitted Liens, there are no Liens on the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material amount of Taxes.
(f) No extension or waiver of any statute of limitations with respect to material Taxes of the Company or any of its Subsidiaries is in effect.
(g) No jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return of a particular type has asserted in writing a claim that the Company or such Subsidiary is subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction.
(h) Neither the Company nor any of its Subsidiaries (i) is resident for Tax purposes in a country other than its country of incorporation or (ii) has, or during the past six years has had, a permanent establishment or other taxable presence for income Tax purposes in any country other than its country of incorporation.
(i) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that would bind the Company or such Subsidiary in any taxable period (or portion thereof) after the Closing. Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax holidays, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements.
(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group for purposes of filing any Tax Return (other than a group of which the Company is the common parent), and (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), as a transferee or successor, or by contract (other than a Commercial Tax Agreement) or otherwise by operation of Law.
(k) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, other than customary indemnification provisions contained in debt documents or other commercial agreements entered into in the ordinary course of business, in each case, that do not primarily relate to Taxes (a “Commercial Tax Agreement”).
(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for, or have any liability for Tax in, any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in or improper method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing, (iii) any installment sale, open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) any prepaid amount received on or prior to the Closing, (v) the deferral of any Tax obligations with respect to a Pre-Closing Tax Period pursuant to the Coronavirus Aid, Relief, and Economic Security Act or similar statutory relief or (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law). Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.
(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code within the three-year period immediately preceding the Agreement Date.
(n) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of applicable Tax Law).
(o) There are no material pending or threatened in writing Tax Proceedings of the Company or any of its Subsidiaries.
(p) Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.
(q) All transactions or arrangements made between or among any of the Company, its Subsidiaries and any other related party have been made on arm’s length terms, and the Company and its Subsidiaries have complied in all material respects with all Laws applicable to transfer pricing and have maintained adequate records to support their transfer pricing policies.
(r) Neither the Company nor any of its Subsidiaries has taken any action, nor knows of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(s) Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any net operating losses or Tax credit carryover of the Company and its Subsidiaries arising in any Pre-Closing Tax Period (each, a “Tax Attribute”) in a Tax period (or portion thereof) beginning after the Closing Date, or the ability of Parent or any of its Affiliates (including the Surviving Company) to utilize such Tax Attributes in a Tax period (or portion thereof) beginning after the Closing Date.
Section 3.14. Environmental Matters.
(a) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, (i) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any notice or other communication of any noncompliance of its past or present operations with Environmental Laws; (iii) no Actions or investigations (of which investigation the Company has Knowledge) are pending or threatened relating to an actual or alleged violation of any Environmental Law by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other Person to any Hazardous Substances, in each case so as to give rise to any liability or corrective or remedial obligation under any Environmental Law; (v) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries so as to give rise to any liability or corrective or remedial obligation under any Environmental Law; (vi) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the U.S. so as to give rise to liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Law; (vii) there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries, in each case so as to give rise to any liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Law; and (viii) except for the Real Property Leases, neither the Company nor any of its Subsidiaries has entered into any contract that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance related activities of the Company, its Subsidiaries or any other Person.
(b) The Company has made available to Parent, Merger Sub I and Merger Sub II true and correct copies of all material environmental reports, audits, notifications, Permits and environmental studies or assessments in the possession of the Company, any of its Subsidiaries or any of their respective representatives.
Section 3.15. Personnel.
(a) The Company and each of its Subsidiaries is in compliance in all material respects with all legal requirements respecting employment, discrimination in employment, civil rights, workers’ compensation, unemployment, insurance, disability, collective bargaining, collection and payment of Tax withholding or social security taxes and any similar tax, severance pay, immigration, affirmative action, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), wages (including overtime wages), compensation and hours of work, work time, form of contract (part-time, fixed- term, temporary work and telework, or other regulated type of employment agreement) and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar legal requirements. The Company and each of its Subsidiaries has maintained records in compliance with applicable legal requirements for all Company Employees during their employment.
(b) The Company and each of its Subsidiaries has conducted all of the required immigration checks prior to any current Company Employee commencing employment with the Company. Except as disclosed on Section 3.15(b) of the Company Disclosure Schedules, as of the Agreement Date, there is no Company Employee whose employment would require special licenses or permits, nor is there any statutory or regulatory restriction on any Company Employee continuing employment with the Company or any of its Subsidiaries. All amounts required by applicable legal requirements or by contract to be withheld from the wages, salaries, and other payments to Company Employees have been properly and timely withheld, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages, compensation, overtime, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Subsidiaries has paid in full, or caused to be paid in full, to all Company Employees all wages, salaries, overtime, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Company Employees. Neither the Company nor any of its Subsidiaries has any Liability with respect to any misclassification of: (i) any Person as an independent contractor or agent rather than as an employee; (ii) any Company Employee leased from another employer; or (iii) any Company Employee currently or formerly classified as exempt from overtime wages.
(c) Neither the Company nor any of its Subsidiaries (i) is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice), (ii) has in the past three years engaged any consultants, sub-contractors or freelancers who, according to applicable legal requirements, would be entitled to the rights of an employee vis-à-vis the Company or any of its Subsidiaries, including rights to severance pay or vacation, and (iii) is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.
(d) There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries, on the one hand, and any Company Employee, on the other hand, which controversies have or have threatened to, or would reasonably be expected to, result in any material liability to the Company or any of its Subsidiaries.
(e) To the Knowledge of the Company, no allegations of sexual harassment or sexual assault have been made against any current Company Employee or, since January 1, 2017, any former Company Employee. Since January 1, 2017, neither the Company nor any of its Subsidiaries has been involved in any litigation, settlement, mediation or other proceedings, or entered into any settlement agreements, related to allegations of sexual harassment, sexual assault, or sexual misconduct by any Company Employee.
(f) Neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any collective bargaining agreement or other labor union contract (including any contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Company Employee, and no such collective bargaining agreement or other union contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employee. There have never been activities or proceedings of any labor union to organize the Company Employees. There is no labor dispute, strike, walkout, picketing, lockout, or work stoppage against the Company or any of its Subsidiaries pending or threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any labor contract or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company nor any of its Subsidiaries has committed any unfair labor practice within the meaning of the National Labor Relations Act or any similar legal requirements in connection with the operation of the business of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or threatened.
(g) The Company has made available to Parent a true, correct and complete list, as of the Agreement Date, of the positions and rates of compensation of all current Company Employees, including persons employed by a professional employment organization or other similar third party and providing services to the Company or any of its Subsidiaries, showing each such person’s city/country of employment or services (and whether such person has a remote work arrangement), position, date of hire or engagement, annual compensation (including commission and target bonus opportunity), status as exempt/non-exempt under the Fair Labor Standards Act as applicable and status as an active or inactive employee.
(h) The Company and each of its Subsidiaries is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state, local or foreign legal requirement. In the past year: (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) the Company and each of its Subsidiaries has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign legal requirement similar to the WARN Act.
(i) Except as set forth on Section 3.15(i) of the Company Disclosure Schedules, the Company has not entered into or made any outsourcing agreements or other arrangements with any third party under which any person may become or cease to be an employee of the Company or any of its Subsidiaries upon the termination or expiry of such agreements or arrangements.
Section 3.16. Employee Benefit Plans and Compensation.
(a) Company Employee Plans. Section 3.16(a) of the Company Disclosure Schedules (i) contains an accurate and complete list as of the Agreement Date of each material Company Employee Plan and (ii) specifies, with respect to such Company Employee Plan, whether it provides compensation or benefits (A) exclusively or primarily to Company Employees in the United States or (B) exclusively or primarily to Company Employees outside of the United States (an “International Plan”). Neither the Company nor any of its Subsidiaries has made any plan or commitment to (x) establish any new material Company Employee Plan, (y) materially modify any material Company Employee Plan (except in the ordinary course of business, to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law), or (z) enter into any material Company Employee Plan.
(b) Documents. The Company has made available to Parent, to the extent applicable, (i) for each written material Company Employee Plan, correct and complete copies of all current documents embodying each such Company Employee Plan including all material amendments thereto and all related trust documents, (ii) for each unwritten material Company Employee Plan, a written summary of the material terms, (iii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable legal requirement in connection with each material Company Employee Plan, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each material Company Employee Plan, and (v) all material correspondence to or from any Governmental Authority from the past three years relating to any Company Employee Plan related to matters involving a material Liability to the Company or any of its Subsidiaries.
(c) Employee Plan Compliance.
(i) Each Company Employee Plan has been established, maintained, funded, and administered in all material respects in accordance with the terms of the applicable controlling documents and in material compliance with applicable legal requirements. All material contributions and other material payments required by and due under the terms of each Company Employee Plan have been timely and properly made.
(ii) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Employee Plan, in either case, on which the Company and its Subsidiaries, if applicable, can rely and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Plan. Except as would not be material to the Company and its Subsidiaries taken as a whole, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.
(iii) There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or that would reasonably be expected to be commenced (other than routine undisputed claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. As of the Agreement Date, there are no audits, inquiries or proceedings pending or threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any of its Subsidiaries is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(iv) Each Company Employee Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance thereunder, has been maintained and administered, and is, and within the last three years has been, in material operational documentary compliance with Section 409A of the Code. Each Company Option granted by the Company has a per share exercise price not less than the fair market value (determined in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)) of a share of Company Common Stock on the grant date of such Company Option. Neither the Company nor any of its Subsidiaries is a party to or is otherwise obligated under any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).
(d) No Pension Plan, Funded Welfare Plans, PEOs or MEWAs. Except as set forth on Section 3.16(d) of the Company Disclosure Schedules, neither the Company nor any of its ERISA Affiliates has maintained, established, sponsored, participated in, or contributed to, any (i) pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) plan maintained or sponsored by a professional employer organization, or (iv) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.
(e) No Self-Insured Plan. No Company Employee Plan is a self-insured plan that provides benefits to Company Employees (including any such plan pursuant to which a stop loss policy or contract applies).
(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any of its Subsidiaries contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any of its Subsidiaries (i) has maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, or (ii) has any Liability by reason of being considered a single employer with any other Person under Section 414 of the Code.
(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any Liability to provide post-termination or retiree life insurance, or health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has any Liability to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable legal requirement.
(h) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby would (alone or in combination with one or more events or circumstances, including any termination of employment or service): (i) result in any compensation or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Company Employee; (ii) increase or otherwise enhance any compensation or benefit otherwise payable to any such individual; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under any Company Employee Plan; (iv) result in the acceleration or forgiveness (in whole or in part) of any outstanding loan to any Company Employee; (v) require any contributions or payments to fund any obligations under any Company Employee Plan; or (vi) result in any limitation on the ability of the Company or Parent, or any of their respective Subsidiaries, to amend or terminate any Company Employee Plan.
(i) International Plans. Without limiting the generality of the other provisions of this Section 3.16, each International Plan that, under applicable legal requirements, is required to be registered or approved by a Governmental Authority, has been so registered or approved and has been maintained in all material respects in good standing with all applicable Governmental Authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that would reasonably be expected to adversely affect any such approval or good standing. Each International Plan that is intended to qualify for special Tax treatment meets the requirements for such treatment in all material respects. All contributions to, and payments from, each International Plan under the terms of such plan or applicable legal requirements have been timely made in all material respects, and all contributions that are not yet due have been accrued in accordance with country-specific accounting.
Section 3.17. Intellectual Property; Technology; Data Security.
(a) Registered Intellectual Property. Section 3.17(a) of the Company Disclosure Schedules sets forth: (i) all Registered Intellectual Property owned, purported to be owned by, filed in the name of or applied for by the Company or any of its Subsidiaries (“Company Registered Intellectual Property”) (including, as applicable: (A) the country of filing; (B) the registration number and date; and (C) the application number and date). All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property that are due for payment on or before the Agreement Date have been timely paid prior to the Agreement Date, and all such payments due as of or prior to the Closing Date will have been paid prior to the Closing Date. All necessary documents, instruments and certificates in connection with the Company Registered Intellectual Property that are due for filing on or before the Closing Date and that are necessary to establish, perfect and maintain the rights of the Company in any Company Registered Intellectual Property, have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of Domain Names and the like). Section 3.17(a) of the Company Disclosure Schedules sets forth any of the foregoing payments or filings that are required to be made or paid, as the case may be, prior to December 31, 2022.
(b) Outbound and Inbound Licenses.
(i) Section 3.17(b)(i) of the Company Disclosure Schedules accurately identifies each Contract pursuant to which any Person has been granted any license under, in or to, or otherwise has received any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, any Company Intellectual Property or Company Technology, other than (1) non-exclusive, end-user customer or end-user developer agreements for the Company Products entered into in the ordinary course of business consistent with past practice, (2) non-exclusive licenses of Company Intellectual Property or Company Technology granted to suppliers of goods or services to the Company and its Subsidiaries (including consultants and independent contractors) only for the purposes of the supply of such goods or services in the ordinary course of business consistent with past practice, (3) incidental non-exclusive licenses of Trademarks granted in the ordinary course of business consistent with past practice (which for the avoidance of doubt do not permit the licensee to resell or distribute products or services under the Trademarks) and (4) limited licenses to Confidential Information granted under non-disclosure agreements entered into in the ordinary course of business consistent with past practice.
(ii) Neither the Company nor any of its Subsidiaries is bound by, and no Company Intellectual Property or Company Product is subject to, any Contract containing any exclusive license or any covenant or other provision that materially limits or restricts the ability of the Company or any of its Subsidiaries to use, distribute, license, market, sell, assert, enforce, transfer, encumber or otherwise exploit any Company Product or Company Intellectual Property anywhere in the world, other than (1) customary license restrictions entered into in the ordinary course of business consistent with past practice with respect to Technology incorporated into a Company Product and licensed from a third Person and (2) the grant of non-exclusive licenses of Company Intellectual Property or Company Products by the Company or its Subsidiaries in the ordinary course of business.
(iii) Section 3.17(b)(iii) of the Company Disclosure Schedules accurately identifies each Contract pursuant to which the Company has been granted any license under, in or to, or otherwise has received any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any Technology or Intellectual Property Rights of another Person, other than

(1) nonexclusive licenses of non-customized “off-the-shelf” software or software-as-a-service for which the Company and its Subsidiaries are not required to pay any royalties, milestones or similar payments and is generally available, and is licensed to the Company or any of its Subsidiaries for less than $500,000 per year, based on the Company’s and its Subsidiaries’ current, historical or anticipated usage, volume or spend, as applicable, (2) Open Source Licenses, (3) limited licenses to Confidential Information under non-disclosure agreements entered into in the ordinary course of business consistent with past practice, (4) standard licenses to customers’ materials, data or feedback under customer agreements for the Company Products entered into in the ordinary course of business consistent with past practice and (5) Contracts with the Company’s or its Subsidiaries’ employees, consultants or individual independent contractors that are substantially similar with respect to Intellectual Property Rights to those contained in any Standard Form Agreement, Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement.
(iv) Section 3.17(b)(iv) of the Company Disclosure Schedules accurately identifies each Contract pursuant to which the Company or any of its Subsidiaries has received a license under any expressly enumerated Patent owned or controlled by any third party.
(c) Title to and Enforceability of Company Intellectual Property. The Company and its applicable Subsidiaries are the sole and exclusive owners of each item of Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company Intellectual Property (other than pending applications for Patents and Trademarks) is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
(i) No Action (including any interference, opposition, cancellation, reissue, review, reexamination, or other legal proceeding) before any court or tribunal (including the United States Patent and Trademark Office or other similar Governmental Authority anywhere in the world), is pending or threatened in writing in which the ownership, scope, validity, enforceability or infringement of any Intellectual Property Rights included in the Company Intellectual Property is being, has been, or would reasonably be expected to be contested or challenged.
(ii) Neither the Company nor any of its Subsidiaries has transferred to any other Person full or partial ownership of, or granted any exclusive license with respect to, any material Intellectual Property Rights.
(iii) No action has been taken or omitted to be taken by the Company or any of its Subsidiaries, as a result of which any material Company Intellectual Property has been, or would reasonably be expected to be, impaired or abandoned. There have been no disclosures by the Company, any of its Subsidiaries or any of their respective current or former directors, officers, employees or other representatives of Trade Secrets without reasonable and customary protective measures applicable to such disclosure (e.g., reasonable and customary confidentiality agreement).
(iv) No Trademark owned or for which registration has been applied for by the Company or any of its Subsidiaries conflicts or interferes (with respect to the classes in which the Company or any of its Subsidiaries uses or has applied for registration of the Trademark) with any Trademark owned, used or for which registration has been applied for by any other Person, and the Company and its Subsidiaries have commercially reasonable internal policies in place to police the use of the Trademarks owned or for which registration has been applied by the Company or any of its Subsidiaries and have used commercially reasonable efforts to abide by such internal policies.
(v) Upon and after the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Surviving Company without material restriction and without payment of any kind to any third party, except for Permitted Liens or as set forth in Section 3.17(c)(v) of the Company Disclosure Schedules.
(d) Third Party Intellectual Property Rights. Other than Technology and Intellectual Property Rights licensed to the Company under: (i) Open Source Licenses; and (ii) the licenses set forth in Section 3.17(b)(iii) of the Company Disclosure Schedules (or which are not required by Section 3.17(b)(iii) to be listed in Section 3.17(b)(iii) of the Company Disclosure Schedules pursuant to the exclusions in clauses (1) through (5) thereof), the Company Intellectual Property includes all Intellectual Property Rights that are incorporated or embodied in, or practiced by, any Company Product (including all Company E-Services). The Company and its applicable Subsidiaries own or otherwise have sufficient rights in and to, and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, immediately after the Closing will continue to own or have sufficient rights in and to, all Technology and Intellectual Property Rights that are used in or necessary for the businesses of the Company and its Subsidiaries as currently conducted by the Company or any of its Subsidiaries.
(e) Standard Form Agreements. To the extent they exist, copies of the Company’s standard forms of: (i) partner, agency, distributor, reseller, OEM, referral or sales representative agreements; (ii) confidentiality agreements; (iii) business associate agreements; (iv) data protection, Processing, and/or transfer agreements; (v) service level agreements; and (vi) customer or subscriber license and/or service or subscription agreements, terms of use or terms of service (including developer terms) for Company E-Services (including each Company Web Site) and Company Products generally, including any Privacy Policies (collectively under this clause (vi), the “Company TOS”) (all of the foregoing, collectively, the “Standard Form Agreements”) have been made available to Parent. All users of Company E-Services and Company Products generally that are subject to clickthrough versions of the Company TOS made available on the Company Web Sites (except for visitors to Company Web Sites that are merely browsing the Company Web Sites and are not using other Company Products or otherwise transacting business with the Company via the Company Web Sites) have affirmatively assented to and are bound by such Company TOS, and the Company and its Subsidiaries have maintained electronic records reasonably designed to meet all applicable Laws pertaining to the enforceability of the Company TOS.
(f) No Infringement by the Company. The Company has never infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person. None of the Company Products, the conduct of the business of the Company or any of its Subsidiaries, or the use, distribution, import, sale, provision, or licensing of any Company Product infringes, violates or makes unlawful use of any Intellectual Property Rights or Technology of another Person, and no Company Product contains any Intellectual Property Rights or Technology misappropriated from any other Person. Without limiting the generality of the foregoing:
(i) except as set forth in Section 3.17(f)(i) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received written notice or other written communication (A) relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use (either directly or indirectly through customers or partners of the Company or any of its Subsidiaries) by any Company Product or Company Intellectual Property, or by the Company or any of its Subsidiaries, of any Intellectual Property Rights or Technology of another Person, including any letter or other communication suggesting or offering that the Company or any of its Subsidiaries obtain a license to any Intellectual Property Rights or Technology of another Person or (B) requesting, claiming, or demanding that the Company or any of its Subsidiaries indemnify, defend, hold harmless, or reimburse another Person with respect to any actual, alleged, or suspected infringement, misappropriation, violation, or unlawful use of any Intellectual Property Rights or Technology; and
(ii) no infringement, misappropriation, or similar claim or Action is pending or threatened in writing against (A) the Company or any of its Subsidiaries or (B) any other Person, including but not limited to customers and partners of Company, who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to any such claim or Action with respect to any Company Product or Company Intellectual Property, in the case of clause (B) that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(g) Effects of Contemplated Transactions. By the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets is bound, neither the execution, delivery or performance of this Agreement or any other agreement or instrument to be executed in connection herewith, nor the consummation of any of the transactions contemplated by this Agreement, will result in, or give any other Person the right or option to cause or declare: (i) Parent or any of its respective Affiliates, or the Company or any of its Subsidiaries, to grant, assign or transfer to any other Person any license or other right or interest under, in or to any Company Intellectual Property; (ii) Parent or any of its respective Affiliates, or the Company or any of its

Subsidiaries, to be bound by or subject to any non-compete obligation or other material restriction on the operation or scope of their respective businesses; (iii) breach of, an obligation to obtain any consent under, or the right of any Person to terminate any Material Contract pursuant to which the Company has been granted, or has granted to any other Person, any license to or under any Technology or Intellectual Property Rights; (iv) Parent or any of its respective Affiliates, or the Company or any of its Subsidiaries, to be obligated to pay any royalties or other fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby; (v) a reduction of any royalties, revenue sharing, or other payments that the Company or any of its Subsidiaries would otherwise be entitled to with respect to any Company Intellectual Property; (vi) a loss of, or Lien (other than a Permitted Lien) on, any Company Intellectual Property; or (vii) the release, disclosure or delivery of any Company Intellectual Property or Company Product by or to any escrow agent or other Person.
(h) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing, violating, or misappropriating, or has infringed, violated, or misappropriated, any Company Intellectual Property. No infringement, misappropriation or similar claim or Action is pending, or threatened by the Company or any of its Subsidiaries, involving any actual or alleged infringement or misappropriation by any other Person of any Company Intellectual Property.
(i) Proprietary Information Agreements. Copies of (i) the Company’s standard forms of employee agreement containing any assignment or license of Intellectual Property Rights (including any forms that have been superseded) (the “Employee Proprietary Information Agreement”), and (ii) the Company’s standard form of professional services, outsourced development, consulting or independent contractor agreement containing any assignment or license to the Company of Intellectual Property Rights (including any forms that have been superseded) (the “Consultant Proprietary Information Agreement”) have been made available to Parent. All current and former employees of the Company or any of its Subsidiaries, and all current and former consultants, contractors, developers, and partners of the Company or any of its Subsidiaries who have been involved, in the course of their work for the Company, in the creation or development of Technology or Intellectual Property Rights that are either material to the Company and its Subsidiaries taken as a whole or their businesses taken as a whole or are material and incorporated or embodied in any Company Product, (x) have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement (or, in the case of consultants, contractors, developers, and partners of the Company or any of its Subsidiaries, agreements that do not materially deviate from the Consultant Proprietary Information Agreement with respect to the provisions in “(A)” and “(B)” below) (and true, correct and complete copies of which are in the possession of the Company), and (y) (A) have validly and irrevocably assigned all of their rights in such Technology and Intellectual Property Rights to the Company, and (B) to the extent not assignable under applicable Law, have waived all moral rights in such Technology and Intellectual Property Rights in favor of Company, in each of “(A)” and “(B)” without the exclusion or reservation of any Technology or Intellectual Property Rights that are related to or necessary for the business of the Company as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of all Trade Secrets and other Confidential Information of the Company and its Subsidiaries or of any third party that has provided any Trade Secrets or other Confidential Information to the Company.
(j) No Government Funding. No funding, facilities or resources of any Governmental Authority or any university, college, other educational institution, multi-national, binational or international organization, or research center was used in the development of any Company Intellectual Property or Company Product. No Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization, or research center has any right, title, or interest (including any license rights) in or to any Company Intellectual Property or Company Product as a result of the use of any such funding, facilities, or resources.
(k) Open Source Software.
(i) Other than as set forth in Section 3.17(k)(i) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has used, distributed or made available any Open Source Software in any manner that would or could reasonably be expected to: (A) require the disclosure or distribution of any Company Source Code; (B) require the licensing of any Company Intellectual Property, including for the purpose of making modifications or derivative works; (C) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (D) create, or purport to create, obligations (other than obligations to provide notice of the ownership of Open Source Software, the text of Open Source Licenses, or the mere fact that Open Source Software has been modified (but not, for avoidance of doubt, to provide such modifications or any other information pertaining to such modifications)) for the Company or any of its Subsidiaries with respect to the Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities with respect to any Company Intellectual Property; or (E) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Intellectual Property. The use of any Company Intellectual Property does not require use of any Open Source Software that would create (or purport to create) any such obligations or grant (or purport to grant) any such rights or immunities.
(ii) The Company has made available to Parent lists detailing all Open Source Software included in the Company Products.
(iii) The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable licenses to Open Source Software that is or has been used, distributed or made available by the Company or any of its Subsidiaries in any way.
(l) Conflicting Personnel Agreements. No employee, consultant, independent contractor, manager, officer or director of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any contract with that Person’s former employer restricting in any material respect that Person from performing such Person’s duties for the Company or any of its Subsidiaries or (ii) in breach of any contract with any former employer or other Person concerning Technology or Intellectual Property Rights as a result of such Person’s development or disclosure of Technology or Intellectual Property Rights for or to the Company or any of its Subsidiaries or other activities for or with the Company or any of its Subsidiaries.
(m) Company Source Code. The Company and its applicable Subsidiaries own or have valid licenses to and possess all source code for all software included within the Company Intellectual Property and own or otherwise have sufficient rights in and to all source code, software, tools, programmers’ notes, documentation and other materials that are used in or necessary for the operation of the Company Products. The Company and its Subsidiaries have taken all actions customary in the software industry to document the software that is Company Intellectual Property and its operation, such that such software, including its source code and documentation, contain clear and accurate annotations and programmer’s comments, and have been documented in a way that is sufficient to enable a programmer of reasonable skill to understand, correct errors in, modify, and support and maintain the software in an efficient manner. Neither the Company, any of its Subsidiaries nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code except for disclosures to employees, contractors or consultants of the Company or any of its Subsidiaries under agreements that prohibit use or disclosure except in the performances of services to the Company or with respect to Company Products that constitute developer tools (e.g., SDKs).
(n) Personal Information. The Company, the Company Web Sites and the Company Products, and all third parties acting on behalf of the Company or any of its Subsidiaries or that have access to or otherwise Process Personal Information materially comply and have, since January 1, 2017, materially complied with all applicable Privacy Laws and Requirements. Neither (i) the Processing of Personal Information by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, nor (ii) the execution, delivery and performance of this Agreement will cause, constitute, or result in a breach or violation of any Privacy Laws, except if such breach or violation is caused by acts or omissions of Parent or any other Subsidiary of Parent after the Closing, or legal settlement or order. Copies of all current and former privacy policies of the Company or any of its Subsidiaries that apply to the Company Web Sites and Company Products since January 1, 2017 (collectively, “Privacy Policies”) and copies of the Company or any of its Subsidiaries’ standard forms of Data Processing Addenda in use as of the Agreement Date (“DPA”) have been made available to Parent. The Privacy Policies make all disclosures to users or customers required by all applicable Privacy Laws and Requirements. The Company and its Subsidiaries have, at all times and in all material respects since January 1, 2017, complied with their applicable Privacy

Policies and their applicable security- and marketing-related internal policies that govern the privacy, Processing, protection, transfer or security of Personal Information. There is not currently, and has not been, since January 1, 2017, any written complaint to, or any audit (excluding for the avoidance of doubt any audits requested by customers in the ordinary course of business), proceeding, investigation (formal or informal), or claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its customers (specific to the Company Products) by any Person or Governmental Authority with respect to the privacy, security, or data protection practices of the Company or any of its Subsidiaries, including the access to or retention, disclosure, transfer, Processing or disposal of Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no reasonable basis for any such notice, claim, investigation, litigation, or proceeding.
(o) Bugs. The Company and its Subsidiaries maintain records of known material bugs which are maintained by their development or quality control groups with respect to the Company Products, and such records are current and complete. None of the Company Products or Company Technology: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or Company Technology; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or Company Technology or any product or system containing or used in conjunction with such Company Product or Company Technology.
(p) Contaminants. None of the Company Products (including all parts thereof) or Company Technology used to deliver any Company Products contain or make available any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses, or other software routines or hardware components that permit or cause unauthorized access to, or disruption, impairment, disablement, unauthorized encryption of, or destruction of, the Company Product or the Company Technology used to deliver such Company Product (or parts thereof) or data, software, or other materials (“Contaminants”) that materially and adversely affects the use, functionality or performance of such Company Product or Company Technology. The Company and its Subsidiaries use commercially reasonable, applicable industry standard measures designed to prevent the introduction of Contaminants into Company Products and the Company Technology used to deliver the Company Products.
(q) Security Measures. The Company and its Subsidiaries have taken and implemented applicable industry standard, commercially reasonable, technical, administrative, and physical security controls or procedures designed to identify threats and protect the Company’s and its Subsidiaries’ information technology systems, networks and equipment from Contaminants and are designed to preserve the confidentiality, availability, security, and integrity of such systems, networks and equipment and the data and information stored thereon, accessed, or Processed by the Company and any of its Subsidiaries, including Personal Information and Confidential Information and in accordance with applicable Privacy Laws and Requirements (including Company controls or procedures designed to protect such systems from infection by Contaminants, access, modification, destruction, disclosure, use or control by unauthorized Persons, or that exceeds the Person’s authorization) in conformance with Privacy Laws and Requirements and public-facing statements. The Company and its Subsidiaries have at all times contractually required that any authorized third parties acting on behalf of the Company or any of its Subsidiaries to access, Process, or otherwise handle Personal Information or Confidential Information provide commercially reasonable technical, administrative, and physical security controls and safeguards, in each case, in compliance with applicable Privacy Laws and Requirements. The Company’s and its Subsidiaries’ information security practices conform in all material respects to all of the Company’s and its Subsidiaries’ contractual commitments and internal policies with respect to privacy, Processing, protection, transfer or security of Personal Information. The Company and its Subsidiaries have implemented and maintain business continuity, disaster recovery, incident response, and security plans, procedures and facilities for such systems that are commercially reasonable for the size of the Company, Company Products and the industry in which the Company and its Subsidiaries operate. There is not currently, and there have not been any written complaints to, audits (excluding for the avoidance of doubt any audits requested by customers in the ordinary course of business), proceedings, investigations (formal or informal) or claims against, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their customers (specific to the Company Products) by any Person, including: (i) any private party; or (ii) Governmental Authority, with respect to the security, confidentiality, availability, or integrity of information technology assets,

Personal Information, Confidential Information, or other data or information that is subject to applicable Privacy Laws and Requirements and Processed by the Company, any of its Subsidiaries or any third party authorized by the Company or any of its Subsidiaries. Other than immaterial incidents in the ordinary course of business, there have been no intrusions or breaches of the security, confidentiality, integrity, or availability of, or other loss, or unauthorized access, use, disclosure or Processing of the information technology assets, Personal Information, Confidential Information, or other data, information or Company Intellectual Property owned, used, stored, received, Processed, transmitted, or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of the foregoing that would constitute a breach for which notification to any Person is required under any applicable Privacy Laws and Requirements. All Personal Information and Confidential Information Processed by or on behalf of Company or any of its Subsidiaries is encrypted in accordance with applicable Privacy Laws and Requirements, and where encrypted, done so in accordance with industry standard practices regarding encryption technologies and encryption key management practices. Without limitation to the foregoing, to the extent required by applicable Privacy Laws and Requirements, all Personal Information and Confidential Information stored within the Company E-Services are encrypted when being transmitted via a network; all Personal Information and Confidential Information in the Company E-Services are encrypted when electronically stored; and all so-called “form data” collected by the Company or any of its Subsidiaries is additionally encrypted within the Company E-Services Databases. The Company’s and its Subsidiaries’ employees with access to Personal Information or Confidential Information have been provided with regular privacy and security trainings reasonably designed to meet Company’s and its Subsidiaries’ obligations under Privacy Laws and Requirements. The Company and its Subsidiaries have performed data protection impact assessments (where required by Privacy Laws and Requirements), Security Assessments and regular enterprise-wide penetration testing. Neither the Company nor any of its Subsidiaries has been the subject of a FISA 702 or other government or regulatory request for access to Personal Information except for subpoenas received from Governmental Authorities in the ordinary course of business. The Company and its Subsidiaries have performed regular vulnerability scans on each network owned or operated by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable efforts to address and fully remediate all high and critical threats and high and critical deficiencies identified in Security Assessments, penetration tests and vulnerability scans conducted on the Company’s information technology systems. The Company Products are compliant with all applicable requirements under the Company’s SOC 2 and ISO/IEC 27001:2013 reports.
(r) Authority, Consents and Authorizations. The Company and its Subsidiaries have all necessary authority, consents and authorizations, including any necessary evidence or documentation supporting such authority, consent, or authorization under any Privacy Laws and Requirements, to receive, access, collect, use, disclose, transfer, store, and otherwise Process Personal Information and Confidential Information in the possession or under the control of the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have filed any registrations required under applicable Privacy Laws and Requirements with any applicable data protection authority or other Governmental Authority related to their Processing of Personal Information, including any consents or authorizations necessary to operate the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to confirm and document: (i) that each third party that provides the Company and its Subsidiaries with Personal Information has and will provide that Personal Information in accordance with applicable Law (including Privacy Laws and Requirements); and (ii) that those third parties have all necessary authority, consents, and other rights to provide that Personal Information to the Company and its Subsidiaries. The Company and its Subsidiaries have provided and will provide access and/or disclosure of Personal Information to third parties to which they provide such Personal Information in accordance with applicable Privacy Laws. The Company and its Subsidiaries have all material authorizations, consents, and other rights required by applicable Privacy Laws to provide Personal Information to the third parties to they provide such Personal Information, and maintain documentation or evidence of the same.
(s) Intellectual Property Ownership. The Company and its applicable Subsidiaries are the sole and exclusive owners of each item of Company Intellectual Property, neither the Company nor any of its Subsidiaries owns any Intellectual Property Rights outside the United States, and there are no cost sharing agreements or arrangements in respect of any Company Intellectual Property.

Section 3.18. Material Contracts.
(a) Except as set forth on Section 3.18 of the Company Disclosure Schedules, as of the Agreement Date, neither the Company nor any of its Subsidiaries has entered into any contract or legally binding arrangement, obligation, commitment or understanding (whether written or oral) (a “Contract”) with respect to (excluding any Company Employee Plan, collectively, the “Material Contracts”):
(i) any joint venture, limited liability company or partnership agreement or similar Contract involving the sharing of profits or losses with any other party or otherwise (other than any Contract described in Section 3.18(a)(vi));
(ii) any Contract imposing any material restriction on the Company’s or any of its Affiliates’ (including Parent and its Subsidiaries after the Closing) right or ability: (A) to compete with any other Person, to conduct business in any geographic region or to engage in any line of business; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to design, develop, deliver, use, market, distribute, license out or otherwise exploit any Company Product or Company Intellectual Property, anywhere in the world;
(iii) any Contract: (A) granting exclusive rights to license, market, sell or deliver any Company Product, or to exclusively supply any product or service to the Company or any of its Subsidiaries; (B) otherwise granting any exclusive license to any Company Product or Company Intellectual Property or contemplating an exclusive relationship between the Company or any of its Subsidiaries and any other Person; (C) under which the Company or any of its Subsidiaries grants “most favored nation” terms, rights of first refusal, rights of first offer or similar rights or terms to any Person, or that limits or purports to limit the ability of the Company or its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business (other than Permitted Liens); or (D) under which the Company or any of its Subsidiaries grants to any other Person the right to receive updates or new versions of Company Products or new Company Products before other customers (other than beta-testing or similar arrangements entered into in the ordinary course of business);
(iv) any Contract relating to the acquisition, transfer, development or shared ownership of any Technology or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company or any of its Affiliates), other than Contracts that are on the form of the Standard Form Agreements, the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement, or do not materially deviate from the Standard Form Agreements, the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement with respect to Intellectual Property Rights;
(v) any Contract material to the business of the Company and its Subsidiaries as currently conducted relating to the provision of hosting services;
(vi) (A) any acquisition or any binding proposal for the acquisition by the Company or any of its Subsidiaries of any capital stock, or a material portion of the assets or business, of any other Person, or (B) any disposition of any equity securities or material assets of the Company or any of its Subsidiaries;
(vii) Contracts relating to the (A) borrowing of money or to mortgaging, pledging or otherwise placing or granting any Lien (other than a Permitted Lien) on any portion of any material asset of the Company or any of its Subsidiaries, or the granting of any guarantee by the Company or any of its Subsidiaries, or otherwise related to Indebtedness of any kind and (B) Contracts relating to the lending of money (other than advance of expenses to Company employees in the ordinary course of business consistent with past practice);
(viii) Contracts with any Governmental Authority pursuant to which payments were made to the Company or any of its Subsidiaries in excess of $100,000 during the twelve (12) month period beginning on January 1, 2021 and ending on December 31, 2021;

(ix) Contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis providing for base salary compensation in excess of $50,000 per annum, other than “at will” Contracts or Contracts providing for notice/severance required under applicable Law, in either case, as entered by the Company in the ordinary course of business;
(x) Contracts providing for a change of control payment or the benefits of which will be materially increased, or the vesting of the benefits of which will be accelerated, by virtue of entering into or completing the transactions contemplated hereby, or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated hereby, or that provide for any termination right or payment to be made by the Company or any of its Subsidiaries in connection therewith;
(xi) Contracts pursuant to which (A) payments made or payable by the Company or any of its Subsidiaries to a third party, or by a third party to the Company or any of its Subsidiaries, were in excess of $5,000,000 during the twelve (12) month period beginning on January 1, 2021 and ending on December 31, 2021, (B) the terms of which provide for (or the Company reasonably expects) payments made or payable by the Company or any of its Subsidiaries to a third party, or by a third party to the Company or any of its Subsidiaries, to be in excess of $5,000,000 during the twelve (12) month period beginning on January 1, 2022 and ending on December 31, 2022 or (C) the terms of which provide for payments made or payable by the Company or any of its Subsidiaries to a third party, or by a third party to the Company or any of its Subsidiaries, to be in excess of $5,000,000 during the twelve (12) month period beginning on (x) January 1, 2023 and ending on December 31, 2023 or (y) January 1, 2024 and ending on December 31, 2024;
(xii) Contracts involving material obligations of the Company with unexpired terms of more than three (3) years as of the Agreement Date, unless terminable for convenience by the Company without material expense on notice of less than six (6) months;
(xiii) any Real Property Lease;
(xiv) any Contract with any labor union or association representing any employee of the Company;
(xv) any Contract that is a settlement, consent or similar agreement restricting in any respect the operations or the Company or any of its Affiliates (including Parent and its Affiliates after the First Effective Time);
(xvi) any Affiliate Agreement; or
(xvii) any Contract with any Major Customer or Major Supplier.
(b) The Company has made available to Parent a true, accurate and complete copy of each Material Contract. Each Material Contract constitutes the valid and binding obligation of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect enforceable in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions, and except as a result of normal contract expirations or non-renewals in the ordinary course of business after the Agreement Date not as a result of any breach or default by the Company of any material obligation thereunder. Except as set forth on Section 3.18(b) of the Company Disclosure Schedules, neither the Company nor its applicable Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in default of any material obligation thereunder, and there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would reasonably be expected to constitute, a default of any material obligation by the Company or its applicable Subsidiary or, to the Knowledge of the Company, by any other party thereto, of any material obligation thereunder. Neither the Company nor its applicable Subsidiary has received any written notice or other written communication from any party to a Material Contract relating to such party’s intent to modify, terminate or fail to renew the arrangements and relationships set forth therein (except as a result of normal contract expirations or non-renewals in the ordinary course of business not as a result of any breach or default by the Company of any material obligations thereunder), asserting a material breach by the Company or any of its Subsidiaries of such arrangements, or contesting, objecting to, questioning or otherwise disputing any renewal or extension or any Material Contract.

Section 3.19. Customers; Suppliers.
(a) Section 3.19(a) of the Company Disclosure Schedules sets forth complete and accurate lists (separated by applicable fiscal year) of the top twenty-five (25) customers of the Company and its Subsidiaries as measured by the dollar amount of annual recurring revenue, for each of the fiscal years ended December 31, 2020 and December 31, 2021 (the “Major Customers”), together with the amount received by the Company and its Subsidiaries from each Major Customer during such period. Since January 1, 2019 through the Agreement Date: (i) no Major Customer has canceled or otherwise terminated its relationship with the Company or its Subsidiaries or has materially decreased its usage of products or services of the Company or its Subsidiaries, and (ii), to the Knowledge of the Company as of such time, no Major Customer intends to cancel or otherwise terminate (or fail to renew) its relationship with the Company or its Subsidiaries (or, following the First Effective Time, Parent or its Affiliates) or to decrease materially its usage of products or services of the Company or its Subsidiaries.
(b) Section 3.19(b) of the Company Disclosure Schedules sets forth complete and accurate lists (separated by applicable fiscal year) of the top twenty-five (25) suppliers of goods or services to the Company and its Subsidiaries as measured by the dollar volume of purchases, for each of the fiscal years ended December 31, 2020 and December 31, 2021 (the “Major Suppliers”), together with the amount of payments to each such Major Supplier during such period. Since January 1, 2019 through the Agreement Date, (i) no Major Supplier has canceled or otherwise terminated its relationship with the Company or its Subsidiaries or has materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries, and (ii), to the Knowledge of the Company as of such time, no Major Supplier intends to cancel or otherwise terminate (or fail to renew) its relationship with the Company or its Subsidiaries (or, following the First Effective Time, Parent or its Affiliates) or to materially increase the pricing or materially change the other terms of its business with the Company or its Subsidiaries.
Section 3.20. Insurance. Set forth on Section 3.20 of the Company Disclosure Schedules is an accurate summary of the insurance policies maintained by the Company or any of its Subsidiaries as of the Agreement Date. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policy and each such insurance policy is in full force and effect. Except as described on Section 3.20 of the Company Disclosure Schedules, there are no claims pending against the Company or any of its Subsidiaries under any insurance policies currently in effect and covering the property, the business or employees of the Company or its Subsidiaries, or any claims which have been denied or disputed by the applicable insurer, and all premiums due and payable with respect to the policies maintained by the Company or any of its Subsidiaries have been paid to date. No written notice of cancellation, termination or non-renewal has been received by the Company or any of its Subsidiaries with respect to any such insurance policy.
Section 3.21. Indebtedness.
(a) Except as set forth on Section 3.21 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Company Indebtedness as of the Agreement Date. Neither the Company nor any of its Subsidiaries is in default in the payment of the principal of or interest or premium on any such Company Indebtedness, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.
(b) The Company has not applied for a loan under the Paycheck Protection Program or otherwise applied for or received any other direct assistance from any Governmental Authority in connection with the COVID-19 pandemic.
Section 3.22. Related Party Transactions. Except as set forth on Section 3.22 of the Company Disclosure Schedules, none of the Company, or any of its Affiliates or its or their respective stockholders holding more than 5% of the Vested Shares, members, directors, managers or officers, is involved in any business arrangement or Contract with the Company or any of its Subsidiaries other than employment arrangements entered into in the ordinary course of business, indemnification agreements for officers and directors, the Company Employee Plans, Stockholder Agreements and the Company Stock Plans, and none of the Company or any of its Affiliates or its or their respective stockholders holding more than 5% of the Vested Shares, members, directors, managers or officers has any interest in any property or right, tangible or intangible, which is used by the Company (each such business arrangement or Contract required to be disclosed, an “Affiliate Agreement”); provided that no disclosure will be required under this Section 3.22 as to any agreement (a) solely among the Company and/or its wholly owned Subsidiaries or (b) negotiated on an arms’ length basis involving the portfolio companies of any venture capital, private equity, angel or similar investor in the Company.
Section 3.23. State Takeover Laws. Neither Section 203 of the DGCL nor any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law or similar provision of the Organizational Documents of the Company (collectively, “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby, including the Mergers.
Section 3.24. Brokers. Except as set forth on Section 3.24 of the Company Disclosure Schedules, no Person has or will have, in connection with this Agreement or as a result of the Mergers, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or the stockholders of the Company. A true and complete copy of the engagement letter with Qatalyst Partners LLC has been made available to Parent.
Section 3.25. Company Information. The information relating to the Company, its Subsidiaries or the holders of any Company Securities that is provided by the Company, any of its Subsidiaries or their representatives for inclusion in any document filed with any Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 3.26. No Additional Representations. Except for the representations and warranties contained in this Article III, or any certificate delivered by or on behalf of the Company pursuant to this Agreement, neither the Company, its Affiliates, nor any other Person makes or shall be deemed to make any representations or warranties to Parent or Merger Sub, express or implied, at law or in equity, by or on behalf of the Company with respect to the Company or the transactions contemplated by this Agreement, and the Company hereby disclaims any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Company represents, warrants and agrees that the Company has not relied upon any information, or the omission of any information, provided or made available by each of Parent, Merger Sub I and Merger Sub II or any of their respective Representatives, other than the representations and warranties set forth in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II
Except (a) as set forth in a corresponding section or subsection of the disclosure schedules to this Agreement delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedules”) or (b) as disclosed in any Parent Reports filed by Parent since January 1, 2019, and prior to the Agreement Date (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1. Organization. Each of Parent and Merger Sub I is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. Merger Sub II is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to owns its properties and to carry on its business as presently conducted. Parent has made available to the Company true and complete copies of the Organizational Documents of Merger Sub I and Merger Sub II. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent, Merger Sub I or Merger Sub II is in violation of any provision of its Organizational Documents. From the date of incorporation or organization of Merger Sub I and Merger Sub II, as applicable, through the First Effective Time, Parent owns all of the outstanding shares of capital stock or equity interests, as applicable, of Merger Sub I and Merger Sub II. Since the date of its incorporation or formation, as applicable, neither Merger Sub I nor Merger Sub II has engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.2. Subsidiaries.
(a) Section 4.2(a) of the Parent Disclosure Schedules sets forth a true, correct and complete list of the name and jurisdiction of organization of each Significant Subsidiary of Parent as of the Agreement Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Significant Subsidiary of Parent is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and to carry on its business as presently conducted, (ii) each Significant Subsidiary of Parent is in good standing under the laws of its jurisdiction of organization (to the extent such laws recognize such concept) and (iii) each Significant Subsidiary of Parent is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary.
(b) (i) All the issued and outstanding shares of capital stock of, or other equity interests in, Parent’s Significant Subsidiaries (A) are wholly owned, directly or indirectly, by Parent and (B) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) all the issued and outstanding shares of capital stock of, or other equity interests in, Parent’s Significant Subsidiaries that are owned, directly or indirectly, by Parent are so owned free and clear of all Liens and (iii) none of Parent’s Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitment or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
Section 4.3. Authorization.
(a) Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate or limited liability company power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement and each other agreement or instrument to be executed in connection herewith, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, in each case, subject to the approval of this Agreement and the Mergers by Parent as the sole stockholder of Merger Sub I and as the sole member of Merger Sub II, which shall be obtained promptly following execution of this Agreement. This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized and has been, or will be, as applicable, duly executed and delivered by Parent. Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery of this Agreement by the Company and the Representative, constitutes or will constitute, as applicable, a valid and binding agreement of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms, except to the extent such enforceability may be limited by the Bankruptcy and Equity Exceptions.
(b) The shares of Parent Common Stock to be issued in the First Merger pursuant to this Agreement have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and will not be subject to any preemptive rights.
Section 4.4. Non-contravention. Neither the execution and delivery of this Agreement or any other agreement or instrument required to be executed in connection herewith, the consummation of the Mergers and the other transactions contemplated hereby nor the fulfillment of and the performance by Parent, Merger Sub I or Merger Sub II of its obligations hereunder will (a) violate or result in a breach of any provision contained in its Organizational Documents; or (b) assuming that all consents, authorizations, waiting period expirations or terminations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 4.5(a) (including all filings or notifications required under, and all consents, authorizations, waiting period expirations or terminations, orders or approvals are required under, the HSR Act and any other applicable Antitrust Law in connection with the transactions contemplated by this Agreement) and all Third Party Consents referred to in Section 4.5(b) have been obtained or made, (i) violate any applicable Law in any material respect or (ii) violate, result in a violation or breach by Parent or Merger Sub of, or the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Parent or Merger Sub is a party or by which any of its property is bound, except, in the case of clause (b), for any such violation, breach, termination, acceleration, conflict or default as would not prevent or materially impair Parent, Merger Sub I and Merger Sub II from timely consummating the transactions contemplated by this Agreement.
Section 4.5. No Consents.
(a) Except (i) for compliance with any applicable requirements under the HSR Act or any other Antitrust Law, (ii) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (iii) the filing by Parent with the SEC of the Form S-4 in which the Consent Solicitation Statement will be included as a prospectus and the declaration of effectiveness of the Form S-4, (iv) the filing of the Certificates of Merger with the Delaware Secretary of State pursuant to the DGCL and the DLLCA, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on Nasdaq and (vi) as described in Section 4.5(a) of the Parent Disclosure Schedules, no Governmental Approval is required for the execution and delivery by Parent, Merger Sub I and Merger Sub II of this Agreement, the performance by it of its obligations hereunder and its consummation of the transactions contemplated hereby, except in any such case for any such Governmental Approval the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair Parent, Merger Sub I and Merger Sub II from consummating the transactions contemplated hereby.
(b) Except as described in Section 4.5(b) of the Parent Disclosure Schedules no Third Party Consent with respect to any contract to which Parent, Merger Sub I or Merger Sub II is a party or by which any of their property is bound is required for the execution and delivery by Parent, Merger Sub I and Merger Sub II of this Agreement, the performance by Parent, Merger Sub I and Merger Sub II of their respective obligations hereunder and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby, except in any such case for any such Third Party Consent, the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair Parent, Merger Sub I and Merger Sub II from consummating the transactions contemplated by this Agreement.
Section 4.6. Capitalization.
(a) The authorized capital stock of Parent consists of (i) 900,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock”). As of September 2, 2022, (I) 466,946,279 shares of Parent Common Stock were issued and outstanding, (II) no shares of Parent Preferred Stock were issued and outstanding and (III) 18,592,590 shares of Parent Common Stock were available for issuance pursuant to Parent’s equity compensation plans (including pursuant to outstanding equity awards and assuming that all applicable performance-based vesting conditions are achieved at the target level). Except as set forth in this Section 4.6(a), and for shares of Parent Common Stock issued pursuant to outstanding Parent equity awards since September 2, 2022, as of the Agreement Date, there are no issued, reserved for issuance or outstanding, and there are no commitments (whether written or verbal) to issue or grant, (w) shares of capital stock or other voting securities of, or other equity or ownership interests in, Parent, (x) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Parent, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from Parent, or other contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, Parent, or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, Parent (the items in clauses (w) through (z) being referred to collectively as the “Parent Equity Securities”).
(b) As of the Agreement Date, all outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens created by Parent, and not subject to preemptive rights created by Parent, and there are no bonds, debentures, notes or other Indebtedness of

Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote. Other than as set forth on Section 4.6(b) of the Parent Disclosure Schedules, as of the Agreement Date there are no shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or (to the Knowledge of Parent) which otherwise exist with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Parent Equity Securities.
Section 4.7. SEC Reports. An accurate copy of each final registration statement, prospectus, form, report, schedule and definitive proxy statement filed by Parent with the SEC since January 1, 2019 (collectively, the “Parent Reports”) is publicly available, and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), complied in all material respects with to the extent applicable, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) as well as the published rules and regulations of the SEC with respect thereto. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. As of the Agreement Date, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. The information relating to Parent or its Subsidiaries that is provided by Parent or its representatives for inclusion in any document filed with any Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.8. Financial Statements. The consolidated financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have since January 1, 2019, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
Section 4.9. Reorganization. Neither Parent, Merger Sub I, nor Merger Sub II have taken or agreed to take any action that is not contemplated by this Agreement that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Merger Sub I is, at all times since its formation has been, and at all times prior to the First Effective Time will be, a direct, wholly owned subsidiary of Parent. Merger Sub II is, at all times since its formation has been, and at all times through and including the Second Effective Time will be, a direct, wholly owned subsidiary of Parent and an entity disregarded as separate from Parent for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3.
Section 4.10. No Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries, other than: (i) liabilities expressly described and adequately reserved against in accordance with GAAP in the financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports or the notes thereto; (ii) liabilities incurred by Parent or any of its Subsidiaries after the date of the latest balance sheet included (or incorporated by reference) in the Parent Reports in the ordinary course of business and (iii) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11. Litigation. As of the Agreement Date, there are no Actions or investigations (of which investigation Parent has Knowledge) by or before any Governmental Authority in effect, pending or threatened in writing against Parent, Merger Sub I or Merger Sub II which would reasonably be expected to prevent or materially impair Parent, Merger Sub I and Merger Sub II from consummating the transactions contemplated hereby, including the Mergers.
Section 4.12. Absence of Certain Developments. Since December 31, 2021, there has not occurred any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.13. Compliance with Laws. Parent and its Subsidiaries are and since January 1, 2019 have been in compliance with, and have not received any notices or other communication of any material violation with respect to, any applicable Law, except as would not reasonably be material to Parent and its Subsidiaries.
Section 4.14. Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent, Merger Sub I or Merger Sub II in connection with this Agreement or any of the transactions contemplated hereby, other than any such fee that will be payable solely by Parent or its Affiliates.
Section 4.15. Available Funds. As of the Closing, Parent will have available all funds necessary to satisfy all of its payment obligations hereunder and in connection with the transactions contemplated hereby required to be satisfied as of the Closing, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party.
Section 4.16. R&W Insurance Policy. Parent has conditionally bound a representations and warranty insurance policy (the “R&W Insurance Policy”), a copy of which has been provided to the Company prior to the execution of this Agreement.
Section 4.17. No Additional Representations. Except for the representations and warranties contained in this Article IV, or any certificate delivered by or on behalf of Parent, Merger Sub I or Merger Sub II pursuant to this Agreement, neither Parent, Merger Sub I, Merger Sub II nor any of their respective Affiliates, nor any other Person makes any representations or warranties to the Company or the Representative, express or implied, at law or in equity, by or on behalf of Parent, Merger Sub I or Merger Sub II with respect to Parent, Merger Sub I or Merger Sub II (and their respective business, assets, liabilities, condition, operations or results of operations) or the transactions contemplated by this Agreement, and Parent, Merger Sub I and Merger Sub II hereby disclaim any such representations or warranties with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of Parent, Merger Sub I and Merger Sub II represents, warrants and agrees that Parent, Merger Sub I and Merger Sub II have not relied upon any information, or the omission of any information, provided or made available by the Company, any Subsidiary of the Company or any of their respective Representatives, other than the representations and warranties set forth in Article III.
ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1. Conduct of Business of the Company and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the date of termination of this Agreement and the Closing (the “Pre-Closing Period”), except as (w) expressly required by this Agreement, (x) set forth in a corresponding subsection of Section 5.1 of the Company Disclosure Schedules, (y) with the prior written consent of Parent pursuant to Section 11.1(b) or (z) required by applicable Law (including any COVID-19 Law), the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) carry on its business in the ordinary course of business (provided that any commercially reasonable action taken, or omitted to be taken that (1) is required by COVID-19 Law or (2) is determined by the Company in good faith, after prior written notice to, and good faith consultation with, Parent, to be in its best interest in response to COVID-19, shall be deemed to be in the ordinary course of business); and (ii) use commercially reasonable efforts to (A) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, Governmental Authorities with jurisdiction over its operations and other third parties having material business relationships with the Company or any such Subsidiary, (B) keep available the services of its present directors, officers and employees (other than any terminations for cause or voluntary resignations) and (C) maintain in effect all material Permits (or enter into new Permits to cover those that may lapse). Without limiting the generality of the foregoing, except (I) as expressly required by this Agreement, (II) as set forth in a corresponding subsection of Section 5.1 of the Company Disclosure Schedules, (III) with the prior written consent of Parent pursuant to Section 11.1(b) (such consent not to be unreasonably withheld, conditioned or delayed), or (IV) as required by applicable Law (including any COVID-19 Law), the Company agrees that it shall not, and shall not permit any of its Subsidiaries to:
(a) cause any amendments to the Organizational Documents of the Company or any material amendments to the Organizational Documents of its Subsidiaries;
(b) (i) merge or consolidate with any Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets of a Person) any interest in any other corporation, partnership, other business organization or any division thereof or any assets, equity interests or property (other than purchases of goods and services in the ordinary course) that are in excess of $20,000,000 individually or $100,000,000 in the aggregate, (iii) incorporate, establish, form or otherwise create any legal entity (including any Subsidiary) or (iv) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring of the Company;
(c) (i) other than in the ordinary course of business, sell, transfer, lease, offer to sell, abandon or otherwise dispose of any of its material tangible properties or assets (other than sales of inventory or obsolete assets), or (ii) grant or suffer to exist any Lien (other than Permitted Liens) on any of its properties or assets, except for incurring Company Indebtedness that would not be prohibited by Section 5.1(i);
(d) make capital expenditures that exceed by more than 5% the capital expenditure budget of the Company set forth on Section 5.1(d) of the Company Disclosure Schedules;
(e) change its financial accounting methods, principles or practices, except as required by GAAP, applicable Law or official interpretations thereof;
(f) issue, deliver, grant, sell, dispose of or encumber any Company Equity Securities (other than issuances of Company Common Stock upon the exercise or vesting of Company Equity Awards or the Company Warrant or the conversion of Company Preferred Stock, in each case outstanding as of the Agreement Date in accordance with their terms in effect as of the Agreement Date);
(g) declare, set aside, make or pay any dividend or other distribution on or in respect of, or redeem, purchase or otherwise acquire any Company Equity Securities or Company Subsidiary Equity Securities except (x) for any such transaction involving only wholly owned Subsidiaries of the Company, (y) for any transaction involving non-U.S. Subsidiaries of the Company in connection with a de minimis amount of director nominee shares if required by Law or (z) other than to effect the repurchase of unvested Company Equity Awards (including Company Restricted Stock) pursuant to their terms in connection with a termination of service; provided the Company may declare and pay a cash dividend or other distribution if and to the extent that the Company determines in good faith that such a dividend or other distribution is reasonably necessary to assure that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided further, that, if such dividend is declared and paid it shall constitute a transaction requiring an equitable adjustment to the Per Share Closing Cash Consideration, Per Share Closing Stock Consideration, Per Share Equity Award Cash Consideration and Per Share Equity Award Exchange Ratio pursuant to Section 2.13(c);
(h) adjust, split, combine, subdivide or reclassify any Company Equity Securities or Company Subsidiary Equity Securities (other than Company Subsidiary Equity Securities of any of the Company’s wholly owned subsidiaries in the ordinary course of business);
(i) incur, assume or permit to exist any Company Indebtedness, other than Company Indebtedness not to exceed $100,000,000 in the aggregate which in each case satisfies all of the following requirements: is (i) borrowed from banks (or similar financial institutions), (ii) reasonably necessary for general corporate purposes or to fund capital expenditures in a manner consistent with the budget for capital expenditures set forth on Section 5.1(d) of the Company Disclosure Schedules, (iii) prepayable at par at any time without premium or penalty and (iv) not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(j) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or a current Company Employee for routine expense advances in the ordinary course of business;
(k) other than as required by the terms of any Company Employee Plan as in effect on the Agreement Date, (A) establish, adopt, enter into, amend, modify, accelerate rights under, or terminate any Company Employee Plan, (B) pay or agree to pay, or grant or agree to grant, any bonus, Company Equity Award, other equity or equity-based award, or special compensation to any Company Employee, (C) increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Company Employee, or (D) accelerate the vesting of, or amend or modify, the terms of any Company Equity Award;
(l) (A) hire, engage, promote or terminate (other than for cause or by the Company Employee) the employment or service relationship of any Company Employee who is or would be at a level of Vice President or above or (B) with respect to any jurisdiction in which the Company does not have active Company Employees as of the Agreement Date, hire or engage any Company Employee in such jurisdiction, or transfer, or provide consent to the transfer of, any Company Employee to such jurisdiction;
(m) make, change or revoke any material Tax election, change any Tax accounting period, change any material method of Tax accounting, settle or compromise any material Tax liability or right to a material Tax refund, surrender any right to claim a material refund of Taxes, amend any material Tax Return enter into any closing agreement with a Governmental Authority with respect to Taxes, apply for any Tax ruling or waive or extend any statute of limitations in respect of Taxes (other than with respect to an automatically granted extension obtained in the ordinary course of business);
(n) (i) enter into any Contract that would, if entered into prior to the Agreement Date, be a Material Contract of the type described in Section 3.18(a)(i), Section 3.18(a)(ii), Section 3.18(a)(iii), Section 3.18(a)(xii), Section 3.18(a)(xiii), Section 3.18(a)(xiv), Section 3.18(a)(xv) (except as would not be prohibited by Section 5.1(o)) or Section 3.18(a)(xvi), (ii) except in the ordinary course of business, terminate (other than expirations and/or non-renewals pursuant to their terms), materially modify, materially amend, or intentionally waive, release or assign any material rights or claims under any Material Contract or (iii) except in the ordinary course of business, enter into any Contract (other than any Contract described in clause (i)) that would, if entered into prior to the Agreement Date, be a Material Contract;
(o) settle or compromise any litigation or other disputes (whether or not commenced prior to the Agreement Date), other than a settlement or compromise that meets each of the following requirements: (i) the terms of such settlement or compromise do not impose any obligation other than the payment of money and customary confidentiality and release of claims provisions, (ii) the settlement or compromise does not involve any admission of guilt by the Company or any affiliated person and does not create an adverse precedent with respect to any potential future litigation or disputes that would be material to the Company and (iii) the amount payable pursuant to such settlement or compromise is, in each case, less than $2,000,000 individually and less than $5,000,000 in the aggregate for all such settlements and compromises, and such amount is paid in full prior to the Closing;
(p) (i) sell, assign, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any material Company Intellectual Property, or (ii) except for non-exclusive licenses in the ordinary course of business, sell, license or sublicense any material Company Intellectual Property;
(q) change in any material respect, (i) its working capital and/or cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, (ii) prepayment of expenses and payment of accounts payable of the Company or its Subsidiaries (in each case including the timing thereof), including with respect to any acceleration of the collection of accounts receivable or (iii) the manner in which the Company or its Subsidiaries extend discounts or credits to customers;
(r) (i) enter into any material new business line or (ii) open or voluntarily close any physical office (other than closures required or recommended by any COVID-19 Law);

(s) (i) voluntarily cancel or terminate any of the Company’s or its Subsidiaries’ insurance policies or fail to pay the premiums on such insurance policies, other than any cancellation or termination in the ordinary course of business, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business; or
(t) enter into, authorize, resolve, commit or agree, whether in writing or otherwise, to do any of the foregoing referred to in clauses (a)-(s) of this Section 5.1.
Without limiting the foregoing, Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations during the Pre-Closing Period, (ii) during the Pre-Closing Period, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) Parent does not have the right to cause the Company to terminate the employment of any Company Employee during the Pre-Closing Period.
Section 5.2. Conduct of Business of Parent and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the date of termination of this Agreement and the Closing, except as (w) expressly required by this Agreement, (x) set forth in a corresponding subsection of Section 5.2 of the Parent Disclosure Schedules, (y) with the prior written consent of the Company or (z) required by applicable Law (including any COVID-19 Law), Parent agrees that it shall not, and shall not permit any of its Subsidiaries to:
(a) cause or permit any amendments to the Organizational Documents of Parent or its Subsidiaries in a manner that would materially and adversely affect the Former Holders disproportionately relative to other holders of Parent Common Stock;
(b) adjust, split, combine, subdivide or reclassify any Parent Equity Securities;
(c) declare, set aside, make or pay any extraordinary dividend or other extraordinary distribution on or in respect of any Parent Equity Securities; or
(d) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
Section 5.3. Access and Information.
(a) Subject to applicable Law, during the Pre-Closing Period, the Company and its Subsidiaries shall provide to Parent and its representatives reasonable access to the personnel, premises, Contracts, books and records, financial statements and other materials of the Company and its Subsidiaries, as reasonably requested by Parent or its representatives, during normal business hours and upon reasonable advance written notice, and the Company and its Subsidiaries shall cooperate to the extent such access does not disrupt the operations, activities and employees of the Company or its Subsidiaries in any material respect. The foregoing access rights shall (i) not include the right to have access to any information the disclosure of which is restricted by applicable Law or which would result in the waiver of or jeopardize any legal privileges, (ii) not require any disclosure that would breach any Contract in effect as of the Agreement Date, including any confidentiality obligations (provided that in each case (i) and (ii) the parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements to the extent practicable), (iii) not require the Company to provide any financial or other information that is not readily available to the Company under its current reporting systems following reasonable efforts and (iv) in all cases be subject to the Clean Team Confidentiality Agreement, dated as of July 27, 2022, by and between the Company and Parent (the “Clean Team Agreement”) to the extent applicable thereto.
(b) All information disclosed, whether before or after the Agreement Date, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent, Merger Sub I and Merger Sub II (or their representatives or Affiliates) shall be subject to the Clean Team Agreement (to the extent applicable) and that certain Confidentiality Agreement, dated as of May 5, 2022, by and between the Company and Parent (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement or in accordance with the Confidentiality Agreement. Effective upon, and only upon, the First Effective Time, the Confidentiality Agreement shall terminate.

Section 5.4. Reasonable Best Efforts.
(a) The parties each shall use their respective reasonable best efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
(b) In furtherance and not in limitation of the foregoing, each Party (other than the Representative) agrees to (i) make an appropriate filing required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days following the Agreement Date and (ii) make any other required filings pursuant to other applicable Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable. Each Party shall supply as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Laws and use its reasonable best efforts to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Laws in connection with the transactions contemplated hereby as soon as practicable, including using its reasonable best efforts to promptly take steps necessary to avoid, eliminate or resolve any impediment to obtaining the expiration of any applicable waiting period or any other required consent, clearance or approval under the HSR Act or any other applicable Laws so as to enable the consummation of the transactions contemplated by this Agreement by the Outside Date. Parent and the Company acknowledge and agree that their obligation to use reasonable best efforts includes negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture, hold separate, license or other disposition of any assets, products, product lines, properties or services or businesses of the Company or any of its Subsidiaries necessary to eliminate each and every impediment to close the transactions contemplated hereby prior to the Outside Date (such actions, the “Remedy Actions”); provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action with respect to (A) any assets, products, product lines, properties, services or businesses or portions thereof of Parent or any of its Subsidiaries (other than solely the Company and its Subsidiaries, subject to the following clause (B)) or (B) any assets, products, product lines, properties, services or businesses or portions thereof of the Company or any of its Subsidiaries if, in the case of this clause (B), any such Remedy Action would, individually or in the aggregate, reasonably be expected to be material to the Company, and (ii) in no event shall Parent, the Company or their respective Subsidiaries be required to proffer, offer, commit to, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the consummation of the Closing.
(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, if any administrative or judicial Action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, including the Mergers, as violative of any Antitrust Law, each of Parent and Company shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
(d) Subject to applicable Law, the parties shall use their reasonable best efforts to cooperate with the other in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.
(e) To the extent permitted by applicable Law, each of the Company and Parent shall promptly advise the other Party of any material communication between it or its Affiliates and any Governmental Authority (and if in writing, furnish the other Party with a copy of such communication) regarding the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the transactions contemplated by this Agreement pursuant to the terms hereof. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Without limiting the generality or effect of Section 5.3, to the extent permitted by applicable Law and except as may be prohibited by any Governmental Authority, the parties shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority relating to the transactions contemplated by this Agreement; (ii) not participate in any substantive meeting or conference, or have any substantive communication with, any Governmental Authority unless it has given the other Party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein; (iii) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the transactions contemplated by this Agreement; provided that such material may be redacted as necessary or designated as “outside counsel only”; and (iv) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. Without limiting the parties’ obligations set forth in this Section 5.4, Parent will have principal control over devising the ultimate strategy for obtaining any applicable clearances, consents, expiration of waiting periods or approvals of Governmental Authorities and responding to inquiries by Governmental Authorities, including taking the lead in connection with any filings, submissions and communications with or to any Governmental Authority in connection therewith, taking into account in good faith any comments of the Company relating to such strategy; provided that Parent and the Company covenant and agree to consider in good faith all reasonable comments of the other Party (or as appropriate such Party’s outside counsel) with respect to filings, submissions and communications prior to delivery of the same to any Governmental Authority.
(f) Neither Parent nor any of its Affiliates shall acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of or equity in, any Person who is a competitor to the Company (a “Specified Acquisition” ) if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would, or would reasonably be expected to prevent Parent from obtaining any Requisite Regulatory Approval prior to the Outside Date.
(g) The Company will use its commercially reasonable efforts to obtain Third Party Consents to the extent (i) set forth on Section 5.4(g) of the Company Disclosure Schedules or (ii) as reasonably requested by Parent in connection with the consummation of the transactions contemplated by this Agreement on or prior to the Closing Date; provided that the Company shall not be required to pay any non de minimis amount or agree to any accommodation with the counter-party to obtain any such consent unless (i) such payment or accommodation is conditioned upon the Closing and will be paid after the First Effective Time without any impact on the Closing Cash and Cash Equivalents or (ii) Parent agrees to pay or promptly reimburse the Company for such amount upon the earlier of (x) immediately prior to the First Effective Time or (y) the termination of this Agreement in accordance with its terms.
Section 5.5. Public Announcements. Prior to the Closing, each of the Company and Parent shall consult with the other prior to any public announcement with respect to this Agreement or the transactions contemplated hereby, and shall not release any such announcement without the prior consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided that each Party shall in all events be permitted to make any public announcement required by applicable Law or, in the case of Parent, by any listing agreement with or the listing rules of a national securities exchange or trading market on which securities of Parent are then listed or traded in which event each Party shall to the extent practicable provide an opportunity to the other Party to review and comment upon such press release or other announcement and shall consider any such reasonable comments in good faith.
Section 5.6. Employee Matters.
(a) Parent shall take the actions set forth on Section 5.6(a) of the Company Disclosure Schedules.
(b) For the period commencing at the First Effective Time and ending twelve (12) months after the First Effective Time, except to the extent more employee-favorable terms are provided to a Continuing Employee in any offer letter entered into between Parent and any Continuing Employee prior to the First Effective Time, Parent agrees to provide each Continuing Employee with base salary, target cash bonus, and other employee benefits (collectively, “Employee Benefits”) that are no less favorable (in the aggregate)

than the Employee Benefits provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Closing. For the avoidance of doubt, the Employee Benefits for purposes of this Section 5.6(b) shall not include severance, defined benefit, change in control, retention, long-term incentive, incentive equity or equity-based benefits.
(c) Parent will, and will cause the Company to, grant all Continuing Employees full credit for all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) prior to the First Effective Time for purposes of eligibility, vesting and determining the level of benefits under any benefit or compensation plan, program, policy, agreement or arrangement made available to Continuing Employees after the First Effective Time (collectively, the “Parent Plans”) (excluding any sabbatical program, defined benefit pension, nonqualified deferred compensation, equity or equity-based or retiree welfare benefits) to the same extent service was recognized for the same purpose under the comparable Company Employee Plan, except to the extent it would result in the duplication of benefits. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, to the extent consistent with the governing terms of the applicable Parent Plan, Parent will use commercially reasonable efforts to: (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that provide such benefits in which Continuing Employees commence participation during the plan year in which the First Effective Time occurs to the extent such exclusions, requirements or limitations were waived or satisfied by a Continuing Employee under any analogous Company Employee Plan providing such benefits in which the Continuing Employee participated immediately prior to the First Effective Time, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) prior to the First Effective Time under an analogous Company Employee Plan that provides such benefits during the plan year in which the First Effective Time occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any Parent Plan that provides such benefits for the plan year in which the First Effective Time occurs.
(d) If requested by Parent in writing not less than twenty (20) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary and appropriate to terminate all Company Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). For any 401(k) Plans to be terminated as described in this Section 5.6(d), the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that its board of directors has validly adopted resolutions to terminate such 401(k) Plans. The form and substance of such resolutions shall be subject to Parent’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be delivered to Parent in draft form at least three Business Days before their adoption.
(e) Nothing in this Section 5.6, whether express or implied, shall: (i) confer upon any current or former employee of the Company, Parent or any of their respective Subsidiaries or Affiliates, as applicable (including any Continuing Employee), the right to employment or continued employment or any term or condition of employment for any specified period, of any nature or kind whatsoever, or restrict the ability of Parent or any its Subsidiaries or Affiliates to terminate the employment or service of any Person, (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, contract, policy or arrangement, (iii) limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iv) create any third-party beneficiary rights or obligations in any Person (including any employee of the Company) other than the parties to this Agreement.
Section 5.7. Available Parent Shares. As of the Closing Date, Parent shall have reserved sufficient shares for issuance, pursuant to Parent’s equity incentive plan or pursuant to an applicable inducement exemption, in order to permit the grant/issuance of shares of Parent Common Stock pursuant to the Parent equity awards issuable pursuant to this Agreement.

Section 5.8. Form S-8. Parent shall file with the SEC, as soon as reasonably practicable, and no later than five (5) Business Days, after the First Effective Time, a registration statement on Form S-8 (or any successor form, to the extent such form is available) relating to the Parent Common Stock issuable pursuant to the Parent equity awards issuable pursuant to this Agreement. Notwithstanding the foregoing, to the extent that the shares of Parent Common Stock in respect of such Parent equity awards are covered under an existing registration statement on Form S-8 previously filed by Parent, Parent shall not be required pursuant to this Section 5.8 to file an additional registration statement on Form S-8 with respect to such awards.
Section 5.9. Solicitation of Section 280G Approval. Prior to the Closing, the Company shall (i) take all actions necessary to obtain a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code) that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual (such waivers, the “280G Waivers” ), and (ii) following execution of the 280G Waivers and no later than five (5) days prior to the Closing Date solicit from the Company’s stockholders a vote with respect to such excess parachute payments in compliance with the requirements of Section 280G(b)(5)(B) of the Code, including by delivering to the Company’s stockholders a disclosure statement in a form reasonably satisfactory to Parent which satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code. The Company shall not make any such excess parachute payments that are not so approved. The Company shall provide Parent with a copy of the form of such waiver and such disclosure statement for its review and approval (not to be unreasonably delayed, withheld, or conditioned) no less than three (3) Business Days prior to delivery to each such disqualified individual and the Company’s stockholders, respectively. Not less than fifteen (15) Business Days prior to the Closing Date, with respect to each “disqualified individual” of the Company, the Company shall provide to Parent a customary Section 280G analysis prepared by or on behalf of the Company that includes: (x) the Company’s reasonable, good faith estimate of all payments or benefits that could be provided to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), and (y) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual. If requested by Parent not less than fifteen (15) Business Days prior to the Closing Date and in all cases prior to solicitation of the Section 280G stockholder consent, the Company shall provide an updated version of such analysis reflecting the impact of the payments and benefits to be provided by Parent pursuant to any offer letter entered into with a disqualified individual prior to the Closing Date, subject to Parent providing to the Company the information reasonably required in order for such updated version of the analysis to be prepared.
Section 5.10. Indemnification of Directors and Officers.
(a) At or prior to the Closing Date, the Company shall obtain a “tail” or “run off” insurance policy for directors’ and officers’ liability insurance, on mutually agreeable terms with a claims period of six (6) years from the First Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as to the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the First Effective Time (including in connection with the transactions contemplated by this Agreement). For the avoidance of doubt, the cost of such tail insurance policy shall constitute Company Expenses.
(b) From and after the First Effective Time, in the event of any threatened or actual Action, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the Agreement Date, or who becomes prior to the First Effective Time, a director or officer of the Company or any of its Subsidiaries, or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, is, or is threatened to be, made a party or witness based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, (i) the fact that such Person is serving or did serve in any such capacity, or (ii) this Agreement (including the negotiation, entry into or performance thereof), or (iii) any acts or omissions by such Person in such capacity that occurred at or prior to the First Effective Time, the Company shall, and Parent shall cause the Surviving Company to,

(1) indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, each such Person against any Losses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such matter or investigation to the fullest extent permitted by applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action and (2) fulfill its indemnification, exculpation and expense advancement obligations to each such Person pursuant to the terms of the Organizational Documents of the Company and, to the extent set forth on Section 5.10(b) of the Company Disclosure Schedules and provided to Parent prior to the Agreement Date, indemnification agreements as in effect on the Agreement Date (the “Indemnification Agreements”). Such Persons shall reasonably cooperate with Parent, Merger Sub I, Merger Sub II, Parent’s Subsidiaries and the Company in the defense of any such threatened or actual Action and none of Parent, Merger Sub I, Merger Sub II, Parent’s Subsidiaries or the Company shall have any liability hereunder in respect of any compromise or settlement of any Action or claim effected without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).
(c) This Section 5.10 shall survive the consummation of the Mergers, and from and after the First Effective Time is intended to benefit the Company, the Surviving Company and the indemnified Persons pursuant to this Section 5.10, shall be binding on all successors and assigns of the Surviving Company and from and after the First Effective Time shall be enforceable by the Persons entitled to indemnification pursuant to this Section 5.10. From and after the First Effective Time, the obligations of Parent, the Surviving Corporation, the Surviving Company, and their respective successors under this Section 5.10 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any such indemnified Person (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such indemnified Person (or his or her heirs, personal representatives, successors, or assigns, as applicable).
Section 5.11. Merger Subs. Parent will take all actions necessary (a) to cause each of Merger Sub I and Merger Sub II to perform its obligations under this Agreement and (b) to ensure that, prior to the First Effective Time, each of Merger Sub I and Merger Sub II shall not conduct any business or make any investments other than as specifically contemplated by this Agreement or incidental to the transactions contemplated hereby. From and after the First Effective Time, Parent agrees to cause the Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement.
Section 5.12. Notices of Certain Events. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to give prompt notice to Parent: (i) of any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (and is not already contemplated pursuant to this Agreement), that such Person is or may be entitled to any payment of any sort of compensation in connection with this Agreement or the transactions contemplated by this Agreement (in addition to what is provided under this Agreement), or making any claims or disputes with respect to such Person’s ownership or alleged ownership of (or entitlement to) any equity interest in the Company; and (ii) of any lawsuit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company relating to the transactions contemplated by this Agreement. Parent shall, prior to the Closing, give prompt notice to the Company of any lawsuit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub I or Merger Sub II relating to the transactions contemplated by this Agreement.
Section 5.13. Termination of Affiliate Agreements. Except for the Indemnification Agreements and as set forth on Section 5.13 of the Company Disclosure Schedules, effective upon the Closing, the Company shall cause the Affiliate Agreements, including the Stockholder Agreements, to terminate, without any liability to or obligation on the part of the Company or any of its Affiliates (including, from and after the First Effective Time, Parent and its Subsidiaries).
Section 5.14. Preparation of the Form S-4 and Consent Solicitation Statement.
(a) As promptly as practicable (but no later than sixty (60) days) after the Agreement Date, (i) the Company and the Parent shall prepare a consent solicitation statement with respect to the solicitation of consents from the Company’s stockholders in connection with the Company Stockholder Approval (as amended or supplemented from time to time, the “Consent Solicitation Statement”) and (ii) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in which the Consent Solicitation Statement will be included as a prospectus, in connection with the registration under the Securities Act of the issuance of Parent Common Stock in connection with the First Merger (as amended or supplemented from time to time, the “Form S-4”). Each of Parent and the Company shall use its commercially reasonable efforts to (A) cause the Form S-4 and the Consent Solicitation Statement to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC) and (C) keep the Form S-4 effective as long as necessary to consummate the transactions contemplated hereby, including the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing or distribution, as applicable, of the Form S-4 and the Consent Solicitation Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Consent Solicitation Statement will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting Section 5.5, this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Form S-4 or the Consent Solicitation Statement. If, at any time prior to the First Effective Time, any information relating to Parent or the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Consent Solicitation Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders. Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Form S-4 or the Consent Solicitation Statement for additional information and shall supply each other with copies of all correspondence between either Party or any of their respective Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4, the Consent Solicitation Statement or the transactions contemplated hereby, including the Mergers.
(b) Subject to the other provisions of this Agreement, the Company shall (i) as soon as practicable following the date on which the Form S-4 is declared effective under the Securities Act, cause the Consent Solicitation Statement to be delivered to the Company’s stockholders, (ii) take all actions required under the DGCL and the Organizational Documents of the Company for the purpose of obtaining the Company Stockholder Approval via written consent, and (iii) use its commercially reasonable efforts to solicit from all of its stockholders consent in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except as Parent shall have otherwise consented to in writing in advance, the approval and adoption of this Agreement and the transactions contemplated hereby shall be the only matter (other than procedural matters and matters that are required by applicable Law to be voted on by the Company’s stockholders in connection therewith, if any) which the Company shall propose to be acted on by the Company’s stockholders via written consent. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts following the dissemination of the Consent Solicitation Statement to the Company’s stockholders.
(c) As promptly as practicable after the Agreement Date, Parent shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the transactions contemplated hereby, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” laws.

(d) Within twenty-four (24) hours following the Agreement Date, the Company will deliver to Parent duly executed counterparts of the voting agreement (the “Key Stockholder Voting Agreement”) attached hereto as Exhibit D, duly executed by each of the persons listed on Exhibit E (the “Key Stockholders”), which Key Stockholders collectively hold shares of Company Capital Stock and voting power sufficient to deliver the Company Stockholder Approval in accordance with Section 3.3.
Section 5.15. Third-Party Proposals. The Company shall not, and shall cause its controlled Affiliates and its and its controlled Affiliates’ respective officers, directors, employees, representatives and agents, including any investment banker, attorney or accountant engaged by any of them, not to, directly or indirectly solicit, knowingly encourage or knowingly facilitate inquiries or proposals for, or enter into any agreement with respect to, or initiate, continue or conduct any negotiations or discussions with any Person concerning, the purchase of all or a significant portion of the assets of the Company or any of its Subsidiaries or of any capital stock of or other ownership interest in the Company or any of its Subsidiaries (other than (i) issuances of Company Common Stock upon the exercise or vesting of Company Equity Awards or the Company Warrant or the conversion of Company Preferred Stock, in each case outstanding as of the Agreement Date in accordance with their terms in effect as of the Agreement Date or (ii) any issuance that is not prohibited by Section 5.1 (as modified by Section 5.1 of the Company Disclosure Schedules, as applicable) or any merger or business combination involving the Company or any of its Subsidiaries (each, an “Acquisition Proposal”), or furnish any confidential information to any Person contacting them or making an inquiry with respect to a potential Acquisition Proposal.
Section 5.16. Director Resignations. Prior to the Closing, the Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company as of immediately prior to the First Effective Time, which resignations shall be effective upon the First Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the First Effective Time, of directors and officers of the Company with those Persons designated by Parent.
Section 5.17. Takeover Statutes. The Company shall not take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.
Section 5.18. Quarterly Financial Statements. The Company shall deliver to Parent an unaudited consolidated balance sheet of the Company and its Subsidiaries, and related consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for each quarter of the fiscal year of the Company following the Agreement Date until the full quarter ending at least forty-five (45) days prior to the First Effective Time.
Section 5.19. Stockholder Matters. The Company shall give Parent prompt notice of any written demand for appraisal or payment with respect to any Company Securities, relating to any dissenters’ or appraisal rights or otherwise. Parent shall have the right to participate in all negotiations and proceedings with respect to any demands for appraisal or payment in connection with the Mergers, and the Company shall not voluntarily make or offer any payment with respect to any such demand or settle or offer to settle any such demand, in each case without the prior written consent of Parent. The Company shall not, and shall direct its directors, officers and other representatives not to, make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares, in each case without the prior written consent of Parent.

Section 5.20. Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the First Merger pursuant to this Agreement to be approved for listing on Nasdaq and in accordance with Nasdaq’s rules, subject to official notice of issuance, prior to the First Effective Time, and shall use commercially reasonable efforts to take all other action required to effectuate the listing of such shares pursuant to Nasdaq’s rules.
Section 5.21. R&W Insurance Policy. From and after the period commencing on the Closing Date and terminating on the expiration of the applicable coverage period as set forth in the R&W Insurance Policy delivered to the Representative at the Closing, Parent shall (and shall cause its Affiliates to) maintain the R&W Insurance Policy on substantially the same terms and conditions set forth in the R&W Insurance Policy delivered to the Representative at the Closing; shall use commercially reasonable efforts to cause the R&W Insurance Policy at Closing to provide that the insurer shall waive and not pursue any subrogation rights against the Representative or the Former Stock Holders, other than subrogation rights against a Former Stock Holder in the case of Fraud committed by such Former Stock Holder with respect to this Agreement and the transaction agreements contemplated hereby to which such Former Stock Holder is a party; and shall not (and shall cause its Affiliates to not) amend, modify, terminate or waive any waiver of subrogation set forth in the R&W Insurance Policy in a manner adverse to the Former Stock Holders without the prior written consent of the Representative (not to be unreasonably withheld, conditioned or delayed).
Section 5.22. Further Assurances. If at any time after the First Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, including the Mergers, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, each Party shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other Party.
Section 5.23. Payoff Letters and Lien Releases. The Company agrees that it shall, and shall cause its Subsidiaries to, and that it and its Subsidiaries shall cause their respective Representatives to:
(a) to the extent requested by Parent (such request, a “Payoff Election”), (i) deliver notices of prepayment in respect of any Indebtedness for borrowed money of the Company or any of its Subsidiaries (the “Company Indebtedness”) (which shall be delivered in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent, and taking any actions at or prior to the Second Effective Time reasonably requested by Parent to facilitate the prepayment of all amounts outstanding under any of such Company Indebtedness on or following the Closing and (ii) arrange for delivery of Payoff Documentation to Parent at least three Business Days prior to the Closing Date, with agreed-form drafts of such Payoff Documentation to be delivered at least five Business Days prior to the Closing Date;
(b) take all other reasonable actions reasonably requested by Parent (including actions to make available cash of the Company and its Subsidiaries) to facilitate the payoff, discharge and termination in full at the Closing of all amounts outstanding under the Company Indebtedness and the release of all related Liens on the assets of the Company or its Subsidiaries, if any;
(c) assist Parent in connection with the unwinding or novation at the Closing of any swaps or hedges to which the Company or any of its Subsidiaries is a party as designated by Parent (notice of which may be delivered at Parent’s request in advance of the Closing Date so long as permitted by the underlying swap or hedge documentation to be contingent upon the occurrence of the Closing, and no actions shall be required pursuant to this clause which would obligate the Company or its Subsidiaries to complete such unwind or novation prior to the occurrence of the Closing); and
(d) assist with the migration, cash collateralization, backstopping, or other treatment determined by Parent of any letters of credit, bank guarantees, or similar instruments or arrangements of the Company and its Subsidiaries in connection with Closing.
Section 5.24. Financing Cooperation. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause the Company’s investment bankers, attorneys, advisors, accountants and other representatives (as to any Party, their “Representatives”) to provide, all cooperation that is customary and reasonably requested by Parent to assist Parent in the arrangement of any third party debt financing for the purpose of financing the Mergers, the fees and expenses incurred in connection therewith, and the other transactions contemplated hereby or to be undertaken in connection therewith (the “Debt Financing”) (it being understood that the receipt of such Debt Financing is not a condition to the Closing or to the consummation of the Mergers); provided that (v) nothing herein shall require such cooperation to the extent it would (A) in the Company’s reasonable judgement, unreasonably disrupt or interfere the conduct of the Company’s business or operations or (B) require the Company, any of its Subsidiaries or the Company’s Representatives to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Second Effective Time for which it is not promptly reimbursed or simultaneously indemnified, (w) the Company and its Subsidiaries shall not be required to disclose any information to Parent or any of its Affiliates or any Debt Financing source or any of their respective Representatives if doing so would (A) violate, or result in the waiver of any benefit under, any material agreement, material contract not being entered in contemplation hereof, fiduciary duty or any applicable federal, state, provincial, municipal, local or foreign Law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment to which the Company or its Subsidiaries is a party or to which the Company or its Subsidiaries is subject or (B) result in the waiver of any attorney-client privilege of the Company or any of its Subsidiaries, (x) any documentation executed by the Company or any of its Subsidiaries in connection with the Debt Financing shall not become effective until the consummation of the Closing, (y) the Company and its Subsidiaries (including their respective boards of directors) shall not be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing that are not contingent upon the Closing or that would be effective prior to the Closing and (z) the Company, its Subsidiaries and the Company’s Representatives shall not be required to provide, and Parent shall be solely responsible for, (A) the preparation of any pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than such information that can be reasonably obtained from the books and records of the Company and its Subsidiaries without undue effort or expense), (B) any description of all or any component of the Debt Financing or (C) projections, risk factors or other forward-looking statements solely relating to all or any component of the Debt Financing.
Section 5.25. Security Deposits. From and after the Closing and until the Escrow Agent has released all Escrow Funds pursuant to the terms of the Escrow Agreement, to the extent that any security deposit existing as of the Closing that would have been included in Closing Cash and Cash Equivalents but for the parenthetical in clause (i)(a)(x) of the definition thereof is released from the restriction that caused such cash to be excluded from Closing Cash and Cash Equivalents, Parent shall promptly pay such released amount to the Exchange Agent (for further distribution to the Former Stock Holders in accordance with their Allocation Percentages).
ARTICLE VI

TAX MATTERS
Section 6.1.  Tax Indemnification.
(a) Subject to the provisions of this Article VI, as of and after the Closing, the Former Stock Holders shall (provided that, in the case of Taxes described in clause (b) of the definition of Excluded Taxes or in clause (ii) of this Section 6.1(a), solely the applicable Former Holders shall), on a several and not a joint basis (in accordance with their Allocation Percentages), indemnify, defend and hold harmless the Parent Indemnitees against and from any and all (i) Excluded Taxes (calculated taking into account the effect of any net operating losses, Tax credit carryovers and other Tax Attributes of the Company and its Subsidiaries for Pre-Closing Tax Periods, including any Tax deductions as a result of payments required hereunder, including the Company Expenses, Indebtedness or payments in respect of Vested Company Options or Vested Company RSU Awards to the extent such Tax Attributes offset Excluded Taxes or reduce an item of gain or income that would otherwise give rise to Excluded Taxes in a Pre-Closing Tax Period (or, solely with respect to Excluded Taxes described in clause (e) or (f) of the definition of Excluded Taxes, in a taxable period beginning after the Closing Date), (ii) Taxes imposed on such Former Holder (including any Taxes required to be withheld from the payment of the consideration or other payments hereunder) or any of such Former Holder’s Affiliates (other than the Company and its Subsidiaries) for any taxable period, (iii) any Taxes imposed on the Company or any of its Subsidiaries with respect to any actions taken pursuant to Section 5.13 or Section 6.6, (iv) any Taxes attributable to or arising from any breach (A) by the Company of its representations or warranties in Section 3.13(d), Section 3.13(g), Section 3.13(h) or Section 3.13(i) (or any inaccuracy therein, as of the Agreement Date or as of the Closing Date as if made as of the Closing Date and in each case without giving effect to any limitations as to materiality or “Company Material Adverse Effect” set forth therein) or (B) by the Company or the Representative of any of its covenants in this Agreement and (v) reasonable costs and expenses (including outside attorneys’ and other advisors’ fees) incurred, paid or otherwise suffered, directly or indirectly, by the Parent Indemnitees as a result of any item described in the foregoing clauses (i) through (iv).
(b) Except as otherwise provided in Section 11.3, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes not based on net income or on receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes based on net income or on receipts (e.g., sales and use Taxes), be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.
Section 6.2. Company Tax Returns.
Except as otherwise provided in Section 11.3, Parent shall be responsible for preparing and filing all Tax Returns of the Company and its Subsidiaries for all periods ending on or prior to the Closing Date and due after the Closing Date (“Company Tax Returns”). All Company Tax Returns shall be prepared on a basis consistent with the past practices of the Company or its applicable Subsidiary except to the extent otherwise required by applicable Law; provided that in the case of any Company Tax Return required to be signed by Parent or any of its Affiliates (including the Company or any of its Subsidiaries after the Closing), such Company Tax Return shall not reflect any material position for which the likelihood of prevailing on the merits is not at least “more likely than not”; provided, further, that Parent shall report any net operating losses, Tax credit carryovers and other Tax Attributes of the Company and its Subsidiaries for Pre-Closing Tax Periods, including any Tax deductions as a result of payments required hereunder, including the Company Expenses, Indebtedness or payments in respect of Vested Company Options and Vested Company RSU Awards, on the appropriate Company Tax Returns or, in the case of any such Tax Attributes that may reduce Excluded Taxes described in clause (e) or (f) of the definition thereof, on the appropriate Tax Returns required to be filed in respect of the applicable taxable period ending after the Closing Date, in each case, to the extent such reporting position is at least “more likely than not” to prevail on the merits; provided, further, that Parent shall determine in its sole discretion exercised in good faith the extent to which any items of income, gain, loss and deduction that may be reportable on any Company Tax Return are subject to the “next day rule” pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). Parent shall deliver, or cause to be delivered, to the Representative each Company Tax Return reflecting Taxes indemnified pursuant to Section 6.1(a) at least thirty (30) calendar days prior to the due date thereof (taking into account any extensions thereof) and Parent shall reflect on the filed return any reasonable comments received from the Representative in writing within twenty (20) calendar days following the date such Tax Returns are delivered by Parent to the Representative to the extent such comments reflect a position that is at least “more likely than not” to prevail on the merits. The Company shall prepare and file all Tax Returns of the Company and its Subsidiaries due prior to the Closing Date (“Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared on a basis consistent with the past practices of the Company or its applicable Subsidiary except to the extent (x) failure to do so would not adversely affect Parent or any of its Affiliates (including the Company and its Subsidiaries) or (y) otherwise required by a change in Law. The Company shall provide Parent with copies of each such U.S. federal or state income or any other material Tax Return promptly after the Company has prepared such Tax Return but in no event later than twenty (20) calendar days prior to the due date for filing the return. If Parent disputes any items shown on any such Tax Return, Parent shall notify the Company within ten (10) calendar days after receiving such Tax Return. Parent and the Company shall negotiate in good faith and use commercially reasonable efforts to resolve any disputed items.
Section 6.3. Representative Review of Tax Returns.
Except as otherwise provided in Section 11.3, with respect to any Tax Return not described in Section 6.2 and reflecting any Excluded Taxes, Parent shall be responsible for preparing and filing all such Tax Returns of the Company and its Subsidiaries. Parent shall provide the Representative with copies of each such Tax Return promptly after Parent has prepared such Tax Return but in no event later than twenty (20) calendar days prior to the due date for filing the return (in the case of annual Tax Returns) and fifteen (15) calendar days prior to the due date for filing the return (in the case of any Tax Return that is required to be filed more frequently than annually). If the Representative disputes any items shown on any such Tax Return affecting Excluded Taxes, the Representative shall notify Parent within ten (10) calendar days after receiving such Tax Return. Parent and the Representative shall negotiate in good faith and use commercially reasonable efforts to resolve any disputed items.
Section 6.4. Timing of Indemnity Payments.
If Parent reasonably determines that any amount of Taxes indemnifiable pursuant to Section 6.1(a) that have been paid by Parent is reasonably expected to be recoverable under the R&W Insurance Policy, Parent shall use commercially reasonable efforts to recover such amounts under the R&W Insurance Policy. If Parent reasonably determines that any amount indemnifiable pursuant to Section 6.1(a) is not reasonably expected to be recoverable under the R&W Insurance Policy (which determination may be made at any time), then, to the extent there are funds remaining in the Escrow Account or, in the case of Specified Taxes, the Specified Escrow Account, Parent and the Representative shall deliver Joint Instructions to the Escrow Agent to release an amount equal to any indemnity payment required to be made pursuant to this Article VI within five (5) days after Parent makes written demand upon the Representative. In the event that prior to the Release Date, Parent recovers any amount (or portion thereof) released to Parent from the Escrow Account or the Specified Escrow Account in respect of Taxes indemnifiable pursuant to Section 6.1(a), whether under the R&W Insurance Policy or by way of a refund (or credit against cash Taxes otherwise payable), Parent shall deposit an amount equal to such recovered amount in the Escrow Account or the Specified Escrow Account, as applicable (for the avoidance of doubt, not to exceed the amount previously released from the Escrow Account or the Specified Escrow Account, as applicable, in respect of such Tax).
Section 6.5. Cooperation in Tax Matters.
(a) The Representative and Parent shall cooperate reasonably in connection with the filing of Tax Returns of the Company and its Subsidiaries and any Tax Proceeding of the Company or any of its Subsidiaries. Such cooperation shall include the provision of records and information with respect to the Company and its Subsidiaries which are in the possession of the Representative or Parent and are reasonably relevant to any such Tax Proceeding or are necessary or appropriate to establish any available exemption for (or reduction in) any Transfer Tax. Without limiting the foregoing, the Representative will cooperate reasonably with Parent in furnishing information and other reasonable assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Representative shall have no obligation to prepare or file any Tax Returns.
(b) Each of Parent and the Representative agree (i) to retain all books and records of the Company and its Subsidiaries in its possession with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and (ii) to give the other Party reasonable written notice before transferring, destroying or discarding any books and records and, if the other Party so requests, allow such other Party to take possession of the books and records.
(c) Parent agrees and agrees to cause its Affiliates, and the Representative agrees to cause the Former Holders, to, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any of its Subsidiaries or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
(d) Without limiting the foregoing provisions of this Section 6.5, if any claim or demand for Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 6.1 is asserted by any Governmental Authority, the Party first receiving notice of such claim or demand shall notify the other Party of such claim or demand promptly; provided that the failure of Parent to give such prompt notice shall not relieve the Former Stock Holders or other Former Holders of any of their indemnification obligations, except to the extent that the Former Stock Holders or other Former Holders are actually prejudiced by such failure. The Representative may, upon prompt written notice to Parent and at the Former Stock Holders’ expense, control any such Tax Proceeding of or with respect to the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 6.5(f)) for which the Former Stock Holders or other Former Holders are obligated to indemnify Parent under Section 6.1(a); provided that (i) the Representative shall provide Parent with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Representative shall allow Parent to consult in good faith on the positions taken in such Tax Proceeding, (iii) the Representative shall defend such Tax Proceeding diligently and in good faith as if it were the only Person affected by such Tax Proceeding, (iv) Parent and its representatives shall have the right to participate in such Tax Proceeding, assist in the preparation of any written materials in such Tax Proceeding and attend any meetings or telephone conversations with the applicable Governmental Authority and (v) the Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that if the Representative does not provide prompt written notice to Parent of its election to control such Tax Proceeding or does not defend such Tax Proceeding in good faith, Parent shall be entitled to control such Tax Proceeding; provided, further, that (i) Parent shall provide the Representative with such information regarding such Tax Proceeding as the Representative may reasonably request, (ii) Parent shall defend such Tax Proceeding diligently and in good faith as if it were the only Person affected by such Tax Proceeding, and (iii) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Whether or not the Representative chooses to defend or prosecute any claim, all of the parties shall reasonably cooperate in the defense or prosecution thereof.
(e) In the case of any Tax Proceeding of or with respect to the Company or any of its Subsidiaries for a Straddle Period (other than a Tax Proceeding described in Section 6.5(f)), Parent shall control such Tax Proceeding; provided that, to the extent such Tax Proceeding or the resolution thereof would reasonably be expected to result in a material increase in the Former Stock Holders’ liability for Taxes under Section 6.1(a), (i) Parent shall provide the Representative with a timely and reasonably detailed account of each stage of the relevant portion of Tax Proceeding, (ii) Parent shall allow the Representative to consult in good faith on the positions taken in such portion of such Tax Proceeding, and (iii) Parent shall not settle, compromise or abandon any such portion of such Tax Proceeding without obtaining the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(f) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither the Representative, the Former Holders nor any of their respective Affiliates shall be entitled to participate in, any Tax Proceedings with respect to (i) any Tax Return of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) and (ii) any Tax Return of an affiliated, consolidated, combined, unitary or similar group that includes Parent or any of its Subsidiaries (other than, for clarity, a Tax Return for a Pre-Closing Tax Period of the Company and one or more of its Subsidiaries).
(g) Except as otherwise provided in this Section 6.5, Parent shall have the exclusive right to control all Tax Proceedings with respect to the Company and its Subsidiaries.
Section 6.6. Tax Sharing Agreements. All Tax sharing agreements and arrangements between or among (A) the Company or any of its Subsidiaries, on the one hand, and (B) any of the Former Holders or any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand, other than any Commercial Tax Agreements, shall be terminated effective as of the close of business on the Closing Date, and none of the Company, its Subsidiaries, the Former Holders or any Affiliate thereof shall have any further rights or liabilities thereunder.
Section 6.7. Survival and Coordination. Anything to the contrary in this Agreement notwithstanding, (a) (i) indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VI, Section 9.3(b), Section 9.3(c)(ii), Section 9.3(d), Section 9.3(g), Section 9.3(h), Section 9.3(i), Section 9.5, Section 9.6 and Section 9.7 and (ii) the provisions of Article IX (other than Section 9.3(b), Section 9.3(c)(ii), Section 9.3(d), Section 9.3(g), Section 9.3(h), Section 9.3(i), Section 9.5, Section 9.6 and Section 9.7 (to the extent not inconsistent with this Article VI)) shall not apply, and (b) the representations and warranties contained in Section 3.13 and the covenants and agreements contained in this Article VI shall survive until the date that is thirty (30) days following the expiration of the full period of all statutes of limitations (giving effect to any extensions thereof); provided that any right to indemnification for breach of covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Article VI shall survive the time at which it would otherwise terminate pursuant to this Section 6.7(b) if notice of the right to indemnification or of the breach or inaccuracy giving rise to such right of indemnification shall have been given prior to such time.
Section 6.8. Tax Treatment.
(a) The Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Section 1.368 3. If, on or after the Closing Date and prior to the due date for filing the U.S. federal income Tax Return in respect of the taxable year of the Company ending on the Closing Date, the Representative delivers to Parent an opinion of Fenwick or other nationally recognized counsel (or “big four” accounting firm), which opinion (i) is reasonably satisfactory in form and substance to Parent, to the effect that the Mergers, taken together, are at least “more likely than not” to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) has not been modified, withdrawn or adversely affected by a change in Law after the date thereof, then each of Parent and the Company shall report the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code on their respective U.S. federal income Tax Returns for the taxable year that includes or ends on the Closing Date (as applicable) and shall file all applicable U.S. state and local income Tax Returns in a manner consistent with such treatment, unless otherwise required by a change in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code. If requested by Fenwick (or other nationally recognized counsel or “big four” accounting firm) in connection with delivery of such Tax opinion, each of Parent and the Company shall, prior to the Closing, deliver to Fenwick (or other nationally recognized counsel or “big four” accounting firm), a tax representation letter customary for mergers intended to qualify under Section 368(a)(1)(A) of the Code and reasonably satisfactory to Fenwick (or other nationally recognized counsel or “big four” accounting firm) in substantially the form set forth on Section 6.8(a)-1 (Parent letter) and Section 6.8(a)-2 (Company letter) of the Company Disclosure Schedules, with such modifications as are reasonably required to address any changes in facts or Law after the date hereof. Neither the Company nor Parent shall (and Parent shall not permit any other Affiliate of Parent (including the Company after the Closing) to) knowingly take any action (or fail to take any action) which action (or failure to act) would reasonably be expected to prevent the Mergers, taken together, from being treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income Tax purposes, other than any actions that are required by the provisions of this Agreement.
(b) The parties acknowledge and agree that for purposes of determining the value of Parent Common Stock to be received by the holders of Company Securities pursuant to the First Merger under Revenue Procedure 2018-12, 2018 6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the Average of the Daily Closing Prices as described in Section 4.01(3) of Rev. Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be each of the 10 consecutive trading days ending on and including the second trading day preceding the execution of this Agreement, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the Nasdaq and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.
(c) The Transmittal Document shall permit Former Stock Holders to designate specific blocks of Company Capital Stock treated as surrendered and exchanged for either (i) a portion of the Per Share Closing Stock Consideration or (ii) a portion of the Per Share Closing Cash Consideration; provided that the total Per Share Closing Cash Consideration and the total Per Share Closing Stock Consideration so designated must equal the Per Share Closing Cash Consideration and Per Share Closing Stock Consideration that such Former Stock Holder has the right to receive pursuant to Section 2.6(a)(i). Such designation is intended to permit the Former Stock Holder to determine the amount and character of any gain recognized in the Mergers (in the manner contemplated by Treasury Regulations Section 1.356-1(b)), and the Former Stock Holder’s tax basis (in the manner contemplated by Treasury Regulations Section 1.358-2(a)(2)) and holding period under Section 1223(a)(1) of the Code for each share of Parent Common Stock received in the Mergers, with reference to the basis and holding period of the blocks of Company Capital Stock identified by the Former Stock Holder as having been exchanged therefor in the designation. Parent, Merger

Sub I and Merger Sub II and their respective Affiliates shall be entitled to rely on such designation for all purposes and shall have no Liability to any Person (including the Exchange Agent) in respect of any action taken by them or any other Person (including the Exchange Agent) in reliance on such designation.
Section 6.9. Specified Matters. The Parties agree to the matters set forth on Section 6.9 of the Company Disclosure Schedules.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1. Mutual Conditions. The respective obligations of the Company, Parent, Merger Sub I and Merger Sub II to effect the Closing shall be subject to the satisfaction at or prior to the Closing, of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Parent, Merger Sub I or Merger Sub II, on the one hand, and the Company, on the other hand to the extent permitted by Law:
(a) No Legal Restraints. At the Closing, no temporary restraining order, preliminary or permanent injunction or other order that makes illegal, prohibits or prevents the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Authority having jurisdiction over any Party and continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority having jurisdiction over any Party (any such order, injunction or Law, a “Legal Restraint”) that, in any case, makes illegal, prohibits or prevents the consummation of the Mergers.
(b) Competition Clearances. (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and (ii) any consents, authorizations, clearances and approvals from any Governmental Authority set forth on Section 7.1(b)(ii) of the Company Disclosure Schedules shall have been obtained (and any applicable waiting period (and any extension thereof) thereunder shall have expired or shall have been terminated) (collectively, the “Requisite Regulatory Approvals”).
(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the First Merger pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
Section 7.2. Conditions to the Obligations of Parent, Merger Sub I and Merger Sub II. The obligations of Parent, Merger Sub I and Merger Sub II to effect the Closing shall be subject to the satisfaction prior to or at Closing of each of the following conditions, any and all of which may be waived in writing, in whole or in part, by Parent, Merger Sub I and Merger Sub II to the extent permitted by Law:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.1, Section 3.3, Section 3.4(a), Section 3.6, Section 3.9(a) and Section 3.24 (x) that are qualified by “materiality,” “Company Material Adverse Effect” or words of similar import set forth therein shall be true and correct as qualified in all respects as of the Agreement Date and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as qualified in all respects as of such specific date only) and (y) that are not qualified by “materiality,” “Company Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all material respects (provided that (I) in the case of Section 3.6(a), such representations and warranties shall be true and correct in all respects except for inaccuracies that, individually or the aggregate, would not increase the aggregate consideration payable by Parent in the Mergers by more than a de minimis amount and (II) in the case of Section 3.6(f), such representation and warranty shall be true and correct in all respects except for de minimis errors as of the date thereof) as of the Agreement Date and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (provided that (I) in the case of Section 3.6(a), such representations and warranties shall be true and correct in all respects except for inaccuracies that, individually or the aggregate, would not increase the aggregate consideration payable by Parent in the Mergers by more than a de minimis amount and (II) in the case of Section 3.6(f), such representation and warranty shall be true and correct in all respects except for de minimis errors as of the date thereof) as of such specific date only) and (ii) set forth in Article III, other than those described in clause (i), shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the Agreement Date and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Covenants. The Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.
(c) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect that is continuing.
(d) Closing Deliveries. Prior to or at the Closing, as applicable, the Company shall have delivered the following closing documents:
(i) a certificate of an executive officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied; and
(ii) a certification from the Company that complies with Section 1445 of the Code and Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and executed by a responsible corporate officer of the Company, certifying that the Company Preferred Stock and the Company Common Stock are not “United States real property interests” (within the meaning of Section 897(c)(1) of the Code), together with written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing.
(e) Key Employee. Dylan Field shall continue to be an employee of the Company at the Closing and shall not have given notice of an intent to terminate his employment following the Closing.
(f) Stockholder Agreements. The Stockholder Agreements shall have been terminated in full at or prior to the Closing.
Section 7.3. Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in writing in whole or in part by the Company to the extent permitted by Law:
(a) Representations and Warranties. (i) The Parent Fundamental Representations (x) that are qualified by “materiality,” “Parent Material Adverse Effect” or words of similar import set forth therein shall be true and correct as qualified in all respects as of the Agreement Date and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as qualified in all respects as of such specific date only) and (y) that are not qualified by “materiality,” “Parent Material Adverse Effect” or words of similar import set forth therein shall be true and correct in all material respects (provided that, in the case of Section 4.6(a), such representations and warranties shall be true and correct in all respects except for de minimis errors) as of the Agreement Date and as of the Closing Date as though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects (provided that, in the case of Section 4.6(a), such representations and warranties shall be true and correct in all respects except for de minimis errors) as of such specific date only) and (ii) set in Article IV of this Agreement, other than those described in clause (i), shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Agreement Date and as of the Closing Date as

though made as of the Closing Date (except, in each case, to the extent any such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of such specific date only) except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Covenants. Parent, Merger Sub I and Merger Sub II shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.
(c) No Parent Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Parent Material Adverse Effect that is continuing.
(d) Closing Certificate. Prior to or at the Closing, Parent shall have delivered to the Company a certificate of an authorized officer of Parent, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.
ARTICLE VIII

TERMINATION
Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing, as follows and in no other manner:
(a) by mutual written consent of the Company and Parent;
(b) by the Company or Parent on or after 10:00 a.m., Pacific time, on September 15, 2023 (the “Initial Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided that (i) (x) if on the Initial Outside Date one or both of the conditions set forth in Section 7.1(a) (but for purposes of Section 7.1(a) only if failure to satisfy such condition is attributable to any Antitrust Law) or Section 7.1(b) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Initial Outside Date shall automatically be extended to 10:00 a.m., Pacific time on December 15, 2023 (the “First Extended Outside Date”) and (y) if on the First Extended Outside Date one or both of the conditions set forth in Section 7.1(a) (but for purposes of Section 7.1(a) only if failure to satisfy such condition is attributable to any Antitrust Law) or Section 7.1(b) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the First Extended Outside Date shall automatically be extended to 10:00 a.m., Pacific time on March 15, 2024 (as used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended pursuant to the foregoing proviso, in which case, the term “Outside Date” shall mean the date to which the Outside Date has been so extended); and (ii) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of the Closing to be consummated by such time;
(c) by the Company or Parent if there shall be in effect a final, nonappealable Legal Restraint; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any provision of this Agreement results in or causes such Legal Restraint;
(d) by Parent, if there shall be a breach by the Company of any representation or warranty (or any such representation or warranty ceases to be true) or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) if existing as of the Closing Date (a “Terminating Company Breach”); provided that, if such Terminating Company Breach is curable by the Company, Parent may terminate this Agreement under this Section 8.1(d) only if such Terminating Company Breach has not been cured by the Company prior to the earlier of (i) 30 calendar days after receipt by the Company of written notice from Parent of such Terminating Company Breach and (ii) the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if any of Parent, Merger Sub I or Merger Sub II is then in breach of any representation or warranty or any covenant or agreement contained in this Agreement such that the Company has or would have the right to terminate this Agreement pursuant to Section 8.1(f) if such breach were not cured prior to the earlier of (i) 30 calendar days after receipt by Parent of written notice from the Company of such breach and (ii) the Outside Date;
(e) by Parent, if the Key Stockholder Voting Agreement, duly executed by each Key Stockholder, is not delivered to Parent within twenty-four (24) hours following the Agreement Date; and
(f) by the Company, if there shall be a breach by Parent, Merger Sub I or Merger Sub II of any representation or warranty (or any such representation or warranty ceases to be true) or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) if existing as of the Closing Date (a “Terminating Parent Breach”); provided that, if such Terminating Parent Breach is curable by Parent, the Company may terminate this Agreement under this Section 8.1(f) only if such Terminating Parent Breach has not been cured by Parent prior to the earlier of (i) 30 calendar days after receipt by Parent of written notice from the Company of such Terminating Parent Breach and (ii) the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company if it is then in breach of any representation or warranty or any covenant or agreement contained in this Agreement such that Parent has or would have the right to terminate this Agreement pursuant to Section 8.1(d) if such breach were not cured prior to the earlier of (i) 30 calendar days after receipt by Parent of written notice from the Company of such breach and (ii) the Outside Date.
Section 8.2. Effect of Termination; Termination Fee.
(a) If this Agreement is validly terminated pursuant to Section 8.1 hereof, (i) all rights and obligations of the parties hereunder shall terminate and no Party shall have any liability to the other Party, except for obligations of the Parties in Section 8.2 (Effect of Termination; Termination Fee), and the applicable sections of Article X and Article XI, which shall survive the termination of this Agreement and (ii) no such termination shall relieve any Party hereto from liability or damages for Fraud or willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination, subject in all cases to Section 8.2(c).
(b) Termination Fee.
(i) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(c) (only if the Legal Restraint is, or is in respect of, an Antitrust Law) and, in each case, at the time of such termination, one or both of the conditions set forth in Section 7.1(a) (but for purposes of Section 7.1(a) only if the Legal Restraint is, or is in respect of, an Antitrust Law) or Section 7.1(b) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall have been satisfied or waived, as applicable (except for those conditions which by their nature are to be satisfied at the Closing; provided that such conditions would be satisfied if the Closing were to take place on such date), Parent shall pay or cause to be paid to the Company an aggregate fee equal to One Billion Dollars ($1,000,000,000) in cash (the “Termination Fee”).
(ii) In the event the Termination Fee is payable by Parent pursuant to the preceding clause (i), such amount shall be paid by wire transfer of immediately available funds within three (3) Business Days following such termination of this Agreement to an account designated in writing by the Company. The Company shall promptly provide wire transfer instructions in writing to Parent upon request (and in any event with sufficient time to allow Parent to pay or cause to be paid to the Company any Termination Fee payable hereunder within the time periods required by this Section 8.2(b)). For the avoidance of doubt, in no event shall Parent be obligated to pay the Termination Fee on more than one occasion.
(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Parent fails to promptly pay any amount due pursuant to this Section 8.2, Parent shall pay to the Company all reasonable and documented fees, costs and expenses of enforcement (including reasonable and documented outside attorneys’ fees as well as expenses incurred in connection with any action initiated by such Party), together with interest on the amount of the Termination Fee, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. If this Agreement is terminated under circumstances in which Parent is obligated to pay the Termination Fee under Section 8.2(b), upon payment of the Termination Fee, none of Parent, Merger Sub I, Merger Sub II, any other Subsidiary of Parent or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates, agents or Representatives shall have any further liability whatsoever with respect to this Agreement or the transactions contemplated hereby to the Company or any of their respective Affiliates or Representatives and payment of the Termination Fee by Parent shall be the Company’s and its Affiliates’ sole and exclusive remedy for any Action, losses, liabilities, damages, judgments, inquiries, fines, fees, costs and expenses suffered or incurred by the Company, the Subsidiaries of the Company or any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and the Company shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. The parties acknowledge that the right to receive the Termination Fee shall not limit or otherwise affect Company’s right to specific performance as provided in Section 11.12; provided that under no circumstance shall the Company be entitled to receive both (i) a grant of specific performance under Section 11.12 which results in the consummation of the Closing and (ii) the payment of damages or all or any portion of the Termination Fee.
(d) The Clean Team Agreement and Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 8.2 shall be construed to discharge or relieve the Company, Parent or any other party to the Confidentiality Agreement of its obligations thereunder.
ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 9.1. Survival of Representations and Covenants. Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties of the Company in this Agreement (other than the representations and warranties contained in Section 3.13, survival of which is addressed in Section 6.7(b)) and pursuant to any certificate to be delivered pursuant to this Agreement (and any rights arising out of any breach of or inaccuracy in any such representations and warranties) shall survive the Closing and shall remain in full force and effect until 5:00 p.m. Pacific time on the date that is one (1) year following the Closing Date; provided that the Company Fundamental Representations shall survive the Closing and shall remain in full force and effect until the earlier of (x) the expiration of the applicable statute of limitations and (y) 5:00 p.m. Pacific time on the date that is five (5) years following the Closing Date and (b) Claims in respect of Purported Holder Claims or the Capitalization Matters shall survive the Closing until 5:00 p.m. Pacific time on the date that is three (3) years following the Closing Date. The Parent Fundamental Representations (other than Section 4.12) (including pursuant to any certificate to be delivered pursuant to this Agreement to the extent relating to such representations and warranties) (collectively, the “Specified Representations”) shall survive the Closing until 5:00 p.m. Pacific time on the date that is one (1) year following the Closing Date. All other representations and warranties of Parent, Merger Sub I and Merger Sub II in this Agreement and pursuant to any certificate to be delivered pursuant to this Agreement, and all covenants and agreements of Parent, Merger Sub I and Merger Sub II that require performance in full prior to the Closing, shall not survive the Closing. All covenants and agreements of the Company contained in this Agreement that require performance in full prior to the Closing (each, a “Pre-Closing Covenant”) and any rights arising out of any breach of such Pre-Closing Covenant, in each case, shall survive the Closing and shall remain in full force and effect until 5:00 p.m. Pacific time on the date that is one (1) year following the Closing Date. The covenants and agreements of the Parties in this

Agreement that by their terms apply or are to be performed, in whole or in part, at or after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing and shall remain in full force and effect for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, (x) with respect to any claim asserted in writing by a Parent Indemnitee pursuant to and in accordance with this Article IX prior to the expiration date of the applicable survival period for such claim, the indemnification obligations hereunder with respect to such claim, and the claim so asserted, shall survive until finally resolved in accordance with this Article IX and (y) any claim asserted in writing by the Representative against Parent, Merger Sub I or Merger Sub II arising from a breach of a Specified Representation prior to 5:00 p.m. Pacific time on the date that is one (1) year following the Closing Date shall survive until finally resolved. For the avoidance of doubt, from and after the First Effective Time, any claim against Parent, Merger Sub I or Merger Sub II arising from a breach of a Specified Representation may be brought and enforced only by the Representative.
Section 9.2. Indemnification of Parent Indemnitees. Subject to the provisions of this Article IX, from and after the Closing, the Former Stock Holders shall, on a several and not a joint basis (in accordance with their Allocation Percentages), indemnify, defend and hold harmless Parent, the Surviving Corporation, the Surviving Company, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives (each, a “Parent Indemnitee”) against and from any and all damages, losses, liabilities, obligations, Taxes, interest or expenses, whether or not related to a Third Party Claim or otherwise (including reasonable and documented outside attorneys’ fees and expenses and reasonable fees and expenses of other outside professionals and experts and the out-of-pocket cost of pursuing any insurance providers) (each, a “Loss”) incurred, paid or otherwise suffered, directly or indirectly, by the Parent Indemnitees as a result of, based upon or arising out of:
(a) any inaccuracy in or breach of any representations or warranties of the Company contained in this Agreement (other than any representations or warranties contained in Section 3.13) as of the Agreement Date or as of the Closing Date as though made as of the Closing Date (or, to the extent any such representations and warranties are made as of a specific date, as of such specific date);
(b) any breach or non-fulfillment of any covenant, agreement or obligation of the Company contained in this Agreement, to the extent required to be performed prior to the Closing;
(c) any claims or actions initiated by any purported former holder of any equity securities of the Company to the extent arising from such purported former holder’s alleged prior ownership interest in the Company (and for the avoidance of doubt not constituting a Capitalization Matter) (“Purported Holder Claims”); or
(d) any Capitalization Matters.
Section 9.3. Certain Limitations. The indemnification provided for in Section 9.2 shall be subject to the following limitations:
(a) The Parent Indemnitees shall not be entitled to recover any Losses under Section 9.2(a) (other than with respect to a claim for indemnification as a result of, based upon or arising out of any inaccuracy in or breach of any Company Fundamental Representations or Fraud committed by the Company with respect to the representations and warranties contained in Article III) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $40,000,000 (the “Indemnification Deductible”), at which point, subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to recover all Losses in excess of the Indemnification Deductible.
(b) To the extent available and subject to exclusions, coverage limitations and the applicable retention or deductible amount under the R&W Insurance Policy, Parent and the other Parent Indemnitees shall use commercially reasonable efforts to seek recourse for any Loss with respect to Article VI and Section 9.2(a) from and against the R&W Insurance Policy before seeking recourse against the Former Stock Holders, solely to the extent that such claim is subject to coverage thereunder. The Parent Indemnitees shall not satisfy an indemnification claim through repurchase from a Former Stock Holder of any of the Per Share Stock Consideration to the extent that such repurchase would adversely affect the treatment of the Mergers as a “reorganization” within the meaning of Section 368 of the Code.

(c) (i) Except for Losses as a result of, arising out of or in connection with Fraud committed by such Former Stock Holder with respect to this Agreement and the transaction agreements contemplated hereby to which such Former Stock Holder is a party, the indemnification obligations of a Former Stock Holder under Article VI (other than Taxes described in clause (b) of the definition of Excluded Taxes or in clause (ii) of Section 6.1(a)), Section 9.2(b) and Section 9.2(c) in the aggregate shall in no event exceed an amount equal to five percent (5%) of the aggregate value, calculated using the Parent Closing Share Price, of the aggregate consideration such Former Stock Holder is entitled to receive in connection with the Mergers and (ii) subject to Section 9.3(f), the indemnification obligations of any Former Stock Holder under Article VI (with respect to Taxes described in clause (b) of the definition of Excluded Taxes or in clause (ii) of Section 6.1(a)), Section 9.2 and Section 11.3 (with respect to Transfer Taxes) or with respect to any breach under any Transmittal Document in the aggregate shall in no event exceed an amount equal to the aggregate value, calculated using the Parent Closing Share Price, of the aggregate consideration such Former Stock Holder is entitled to receive in connection with the Mergers, except for claims pursued against a Former Stock Holder in respect of Fraud committed by such Former Stock Holder with respect to this Agreement and the transaction agreements contemplated hereby to which such Former Stock Holder is a party. For clarity, the liability limits set forth in this Section 9.3(c), Section 9.3(b) and Section 9.3(d) are intended to be overlapping and not separate (which means that (x) each level of liability limit is nested within all higher levels of liability limits and (y) any actual recoveries against a particular liability limit will count simultaneously against any overlapping liability limits and any higher liability limits).
(d) The amount of any and all Losses will be determined net of (i) payments actually received by the Parent Indemnitees under any insurance policy (other than the R&W Insurance Policy) with respect to such Losses (net of any deductible or retention amount, collection costs, Taxes, and any increase in premium resulting from the coverage for such Loss) (it being agreed that if third-party insurance (other than the R&W Insurance Policy) or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Parent Indemnitees subsequent to the Parent Indemnitee’s receipt of an indemnification payment in satisfaction of the applicable indemnification obligation, such proceeds (net of any deductible or retention amount, collection costs, Taxes, and any increase in premium resulting from the coverage for such Loss), shall be promptly remitted to the Exchange Agent (for further credit to the Former Stock Holders in accordance with their Allocation Percentages) to the extent of the indemnification payment made); and (ii) any recovery actually received by the Parent Indemnitees from any Person with respect to such Losses other than under any insurance policy (including pursuant to any indemnification agreement, contribution or similar obligation, or arrangement with any third party) (it being agreed that if such recovery is received by the Parent Indemnitees subsequent to the party against whom such claims are asserted under Article VI or this Article IX making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds, net of any out-of-pocket collection costs, shall be promptly remitted to the Exchange Agent (for further credit to the Former Stock Holders in accordance with their Allocation Percentages) to the extent of the indemnification payment made). Except in respect of a claim for Fraud committed by a Former Holder with respect to this Agreement and the transaction agreements contemplated hereby to which such Former Holder is a party made against such Former Holder, the Parent Indemnitees shall first make claims for indemnification pursuant to Article VI or Section 9.2 against the Escrow Account or, in the case of claims for Specified Taxes, the Specified Escrow Account (for the avoidance of doubt, after giving effect to Section 6.7 or Section 9.3(a), as applicable) until the funds in the Escrow Account or the Specified Escrow Account, as applicable, are exhausted, and only then shall the Parent Indemnitees be permitted to obtain recovery from the Former Stock Holders, on a several and not a joint basis (in accordance with their Allocation Percentages), subject to the provisions of this Section 9.3, including Section 9.3(f).
(e) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article IX, all of the representations and warranties set forth in this Agreement that are qualified as to “materiality,” “Company Material Adverse Effect,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (x) whether a breach of or inaccuracy in such representation or warranty has occurred and (y) the amount of Losses arising out of or relating to any such breach of or inaccuracy in any representation or warranty (except that this sentence shall not operate to turn references to “Material Contract” to “Contract” or to remove references to such qualifiers in Section 3.9(a) (Absence of Certain Developments) or Section 3.18(a) (Material Contracts)).

(f) Except in respect of the Company Fundamental Representations and Fraud by the Company with respect to the representations and warranties contained in Article III, with respect to any indemnification pursuant to Section 9.2(a), the Parent Indemnitees shall be entitled to such indemnification solely and exclusively by disbursements from and out of the Escrow Account.
(g) Notwithstanding anything herein to the contrary, (i) no knowledge of, or investigation by or on behalf of, Parent shall constitute or effectuate a waiver of the Parent Indemnitees’ right to enforce or seek any remedy in respect of any representation, warranty, covenant or agreement contained herein, or in any way limit Parent’s right to indemnification under Article VI or this Article IX, and (ii) the Parent Indemnitees shall be entitled to the indemnification provided for under Article VI and this Article IX even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity or waived any of the conditions set forth in Article VII.
(h) If and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already reflected as a deduction in the calculation of the Consideration Adjustment as a result of being including in the amount of Closing Indebtedness (other than amounts described in clause (xv) thereof that have been repaid pursuant to Section 6.9 of the Company Disclosure Schedules) or Company Expenses (in each case as finally determined in accordance with Section 2.13), the same amount of such Losses may not also be recovered under Article VI or this Article IX to the extent it would result in a duplicative recovery for the Parent Indemnitees.
(i) Notwithstanding anything herein to the contrary, (i) none of the limitations or exceptions set forth in Article VI or this Article IX, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Parent Indemnitees to make claims under or recover under the R&W Insurance Policy and (ii) nothing in this Agreement will limit the liability of any Former Holder with respect to only such Fraud committed by such Former Holder with respect to this Agreement and the transaction agreements contemplated hereby to which such Former Holder is a party. Nothing in this Agreement will limit the liability of Parent with respect only to Parent’s Fraud with respect to this Agreement and the transaction agreements contemplated hereby to which Parent is a party.
(j) Notwithstanding any other provision of this Agreement, in no event will any Former Stock Holder be liable for any other Former Stock Holder’s breach of such other Former Stock Holder’s representations, warranties, covenants, or agreements contained in such other Former Stock Holder’s Transmittal Document, Key Stockholder Voting Agreement, any offer letter, restrictive covenant agreement or any other ancillary agreement hereto to which such other Former Stock Holder is a party.
Section 9.4. Indemnification Procedures.
(a) Third Party Claims.
(i) If any Parent Indemnitee receives notice of the assertion or commencement (or receives written notice of the threatened assertion or commencement) of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a representative of the foregoing (a “Third Party Claim”) against such Parent Indemnitee with respect to which such Parent Indemnitee reasonably believes the Former Stock Holders may be obligated to provide indemnification under this Agreement, the applicable Parent Indemnitee shall give the Representative reasonably prompt (and in any event not later than 30 calendar days after receipt of such notice) written notice of such Third Party Claim. The failure or delay to give such prompt written notice shall not, however, relieve the Former Stock Holders of their indemnification obligations, except and only to the extent that they are actually and materially prejudiced by such failure or delay. Such notice by the Parent Indemnitee shall, to the extent reasonably practicable, describe the Third Party Claim in reasonable detail and the amount of the claimed Loss and be accompanied by copies of any documentation submitted by the third party making such Third Party Claim. The Representative may participate in the defense of any Third Party Claim at the Former Stock Holder’s expense and with the Representative’s own counsel (subject to Parent’s consent, not to be unreasonably withheld, conditioned or delayed) and receive copies of any pleadings or material communication in connection therewith. Parent and the Representative shall reasonably cooperate with each other in connection with the defense of any Third Party Claim.

(ii) If (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Action or (ii) an adverse determination of such Action would reasonably be expected to be materially detrimental to or materially injure the Parent Indemnitee’s (or Parent’s, or any of their respective Affiliates), reputation, business or future business prospects, the applicable Parent Indemnitee(s) shall be permitted to admit liability with respect to, or settle, compromise or discharge a Third Party Claim without the prior written approval of the Representative; provided that such admission, settlement, compromise or discharge without the prior written consent of the Representative (which consent if requested shall not be unreasonably withheld, conditioned or delayed) shall not be determinative of the existence of or amount of Losses that are indemnifiable hereunder. In all other situations, Parent or the Parent Indemnitee(s) shall not admit liability with respect to, or settle, compromise or discharge a Third Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that it shall be deemed reasonable for the Representative to withhold such consent if it reasonably believes in good faith that there is not a valid underlying basis for indemnification with respect to such admission, settlement, compromise or discharge, and any such admission, settlement, compromise or discharge made without the prior written consent of the Representative shall not be deemed determinative or dispositive of the existence or amount of indemnifiable Losses with respect to such Third Party Claim.
(b) Direct Claims. Any Parent Indemnitee asserting a claim on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall give the Representative written notice of such Direct Claim, which notice shall describe the Direct Claim in reasonable detail and include, to the extent reasonably practicable, the estimated amount of the Loss incurred or reasonably expected to be incurred by the Parent Indemnitee(s), and shall include a demand for payment pursuant to this Article IX. If the Representative does not provide written notice to the applicable Parent Indemnitee(s) that it disputes such Direct Claim within 30 calendar days after its receipt of notice thereof, such Direct Claim will be conclusively deemed a Loss subject to indemnification hereunder. Upon reasonable request, the applicable Parent Indemnitee(s) shall furnish the Representative with such information in the Parent Indemnitee(s) possession as is reasonably necessary to evaluate the payment demand relating to such Direct Claim. If the Representative disputes such Direct Claim within such 30-day period, then the Parent Indemnitees and the Representative shall attempt in good faith to resolve any such objections raised in the Representative’s dispute notice. If the Parent Indemnitees and the Representative agree to a resolution of such objection, then a memorandum setting forth the matters agreed by the Parent Indemnitees and the Representative shall be prepared and signed by both parties and shall be binding and conclusive upon the parties. If no such resolution can be reached during the 30-day period following the Parent Indemnitee(s) receipt of a dispute notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), either Parent or the Representative shall have the right to submit such dispute to a court of competent jurisdiction in accordance with Section 11.5.
Section 9.5. Adjustment to Merger Consideration. Any payments made pursuant to Section 2.13, Article VI, this Article IX and Section 11.3 shall be treated for Tax purposes by all Parties as an adjustment to the purchase price to the extent permitted by Law.
Section 9.6. Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary, from and after the First Effective Time, (a) the indemnification rights set forth in Article VI and this Article IX, shall be the sole and exclusive remedy of the Parent Indemnitees for any money damages from any and all claims arising out of or related to this Agreement or the Mergers, including for a breach of (i) this Agreement, (ii) any Transmittal Document, (iii) the Key Stockholder Voting Agreement or (iv) the Stockholder Written Consent (other than, in the case of clauses (ii)-(iv), any claim by Parent against a party thereto) and (b) the maximum liability of Parent for breaches of any Specified Representations shall be $500,000,000; provided that there shall be no limitation on the liability for Fraud committed by a Former Holder with respect to this Agreement and the transaction agreements contemplated hereby to which the Former Holder is a party or Fraud committed by Parent with respect to this Agreement and the transaction agreements contemplated hereby to which Parent is a party. The limited remedies provided in Section 2.13, Article VI, Article IX and Section 11.12 and the limitations on liability set forth in this Section 9.6 were specifically bargained for by the Parties and were taken into account by the Parties in arriving at the consideration payable pursuant to this Agreement and the terms and conditions of this Agreement. The Company and Parent have specifically relied upon the limited remedies provided in Section 2.13, Article VI, Article IX and Section 11.12 and the limitations on liability set forth in this Section 9.6 in agreeing to the consideration payable pursuant to this Agreement and the terms and conditions of this Agreement. Without in any way limiting the foregoing, the parties acknowledge and agree that in the event the Mergers are not consummated due to a breach by a Party, and subject to Section 8.2, the recoverable damages of the Company and Parent hereunder shall not be limited to reimbursement of out-of-pocket expenses or costs, but rather may include the benefit of the bargain lost by the stockholders of the Company (including any lost premium), on the one hand, or Parent and its stockholders, on the other hand.
Section 9.7. Release of Escrow Amount.
(a) Release of Escrow Amount. No later than 5:00 p.m. Pacific time on the fifth Business Day following the one-year anniversary of the Closing Date (the “Release Date”), Parent and the Representative shall instruct the Escrow Agent to pay, and the Escrow Agreement shall provide that the Escrow Agent shall pay after receipt of such instructions, by wire transfer of immediately available funds, the Release Amount. The “Release Amount” means the amount equal to (i) the balance of funds remaining in the Escrow Account as of the Release Date minus (ii) the sum of all amounts represented by Outstanding Claims as of the Release Date. “Outstanding Claims” means, as of the applicable date of determination, all claimed Losses under then-pending indemnification claims subject to Claim Notices or demands for indemnification pursuant to Article VI or this Article IX. The Escrow Agent shall disburse the Release Amount allocable to the Former Stock Holders in the aggregate in accordance with their Allocation Percentages to the Exchange Agent (for further credit to the Former Stock Holders in accordance with their Allocation Percentages).
(b) Outstanding Claims. With respect to any Outstanding Claim as of the Release Date, the Parties agree that, as and when any such Outstanding Claim is resolved, Parent and the Representative shall instruct the Escrow Agent to pay, by wire transfer of immediately available funds from the Escrow Account, any amount owed to the Parent Indemnitees in respect of such Outstanding Claim, and the applicable Resolved Amount with respect to such Outstanding Claim to the Exchange Agent (for further credit to the Former Stock Holders in accordance with their Allocation Percentages). As used in this Agreement, “Resolved Amount” means, with respect to any Outstanding Claim that is resolved, an amount equal to the lesser of (i) difference of (x) the amount claimed by the Parent Indemnitees with respect to such Outstanding Claim, minus (y) all amounts released from the Escrow Account to the Parent Indemnitees with respect to such Outstanding Claim and (ii) the greater of (x) as of immediately following the time at which all amounts released from the Escrow Account to the Parent Indemnitees with respect to such Outstanding Claim have been released, the difference of (1) the balance of funds remaining in the Escrow Account minus (2) the sum of all amounts claimed by the Parent Indemnitees with respect to all other Outstanding Claims and (y) zero dollars ($0).
(c) Joint Direction. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, any amounts to be released from the Escrow Account pursuant to this Agreement or the Escrow Agreement shall be released upon (and only upon) the receipt by the Escrow Agent of Joint Instructions or a Final Determination. As used herein, (i) “Joint Instructions” means joint written instruction to the Escrow Agent, signed by Parent and the Representative, directing the Escrow Agent to disburse all or a portion of the funds in the Escrow Account or the Specified Escrow Account, and (ii) “Final Determination” means a final judgment, decree or order (for which purpose, a judgment, decree or order of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined) of any court of competent jurisdiction which may be issued, together with (x) a certificate of outside counsel to the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction having proper authority and (y) the written payment instructions of the prevailing Party to effectuate such order, in each case provided to the Escrow Agent and either the Representative (in the case of a release to a Parent Indemnitee) or Parent (in the case of a release to the Representative (in the case of Section 10.1(b)) or the Exchange Agent). Parent and the Representative shall deliver Joint Instructions to the Escrow Agent pursuant to, and as set forth in, this Section 9.7. Promptly following the resolution of any claim by a Parent Indemnitee for indemnification in accordance with Article VI (except as otherwise provided in Article VI) or this Article IX, Parent and the Representative shall deliver Joint Instructions to the Escrow Agent to release the amount payable in respect of such claim to the applicable Parent Indemnitee.

ARTICLE X

REPRESENTATIVE OF THE STOCKHOLDERS OF THE COMPANY
Section 10.1. Authorization of Representative.
(a) By virtue of the approval of Company Stockholder Approval and without any further action of any of the Former Stock Holders or the Company, Fortis Advisors LLC, a Delaware limited liability company (and any successor or assign thereof) is hereby appointed, authorized and empowered by the Company, as of the Closing Date, to act as the Representative, for the benefit of the Former Stock Holders, as the exclusive agent and true and lawful attorney-in-fact to act on behalf of each Former Stock Holder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:
(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;
(ii) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;
(iii) as Representative, to enforce and protect the rights and interests of the Former Stock Holders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with (i) any Consideration Adjustment Dispute Notice under Section 2.13 or (ii) any and all claims for indemnification brought under Article VI or Article IX hereof), and to take or refrain from taking any and all actions which the Representative believes are necessary or appropriate under this Agreement, the Escrow Agreement or the Representative Engagement Agreement for and on behalf of the Former Stock Holders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub I, Merger Sub II, the Surviving Corporation and/or Surviving Company, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Merger Sub I, Merger Sub II, the Surviving Corporation and/or the Surviving Company and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any Claim; (B) investigate, defend, contest or litigate any Claim initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Former Stock Holders, and/or the Escrow Funds, and receive process on behalf of any or all of the Former Stock Holders in any such Claim and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Claim; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
(iv) to refrain from enforcing any right of the Former Stock Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; and
(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, the Representative Engagement Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Former Stock Holders, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative to the Former Stock Holders in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. All actions taken by the Representative under this Agreement, the Escrow Agreement or the Representative Engagement Agreement shall be binding upon each Former Stock Holder and such Former Stock Holder’s successors as if expressly confirmed and ratified in writing by such Former Stock Holder, and all defenses which may be available to any Former Stock Holder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement or the Representative Engagement Agreement are waived.
(b) Pursuant to the terms of the Representative Engagement Agreement, the Representative shall be entitled to the payment of all losses, claims, damages, liabilities, fees, costs, judgments, fines, amounts paid in settlement or expenses incurred (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), as and when incurred, as the Representative (such expenses, collectively, the “Representative Expenses”). The Representative may use the Representative Fund for the payment of Representative Expenses. If not paid from the Representative Fund or directly to the Representative by the Former Stock Holders, any such Representative Expenses may be recovered by the Representative from the amounts in the Escrow Account that would otherwise be distributable to the Former Stock Holders pursuant to the terms hereof and the Escrow Agreement at the time of the distribution of such amounts in accordance with Section 9.7 and the written instructions delivered by the Representative to the Escrow Agent. In the event that the Representative Fund and the unused portion of the available Escrow Funds are insufficient to fully reimburse the Representative for its Representative Expenses hereunder, then upon notice to the Former Stock Holders of such deficiency, each Former Stock Holder shall promptly deliver to the Representative its portion of such deficiency pro rata based upon such Former Stock Holder’s Allocation Percentage. The Former Stock Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions it being understood that neither Parent nor its Affiliates (including, following the Closing, the Surviving Corporation) shall have any obligation to provide such funds, security or indemnities. The Representative Fund shall be held by the Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group in accordance with the terms of the Representative Engagement Agreement. The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund and has no tax reporting or income distribution obligations. The Former Stock Holders will not receive any interest on the Representative Fund and assign to the Representative any such interest. Subject to Advisory Group approval in accordance with the Representative Engagement Agreement, the Representative may contribute funds to the Representative Fund from any consideration otherwise distributable to the Former Stock Holders. At any time and from time to time when determined by the Representative in good faith that some or all of the amounts then remaining in the Representative Fund are no longer required for Representative Expenses, the Representative shall pay such amounts to the Exchange Agent for further distribution to the Former Stock Holders in accordance with their Allocation Percentages. For U.S. federal income and other applicable Tax purposes, the Representative Fund Amount shall be treated as having been received by the Former Stock Holders (in accordance with their respective Allocation Percentages) and voluntarily set aside at the time of the Closing.

(c) Certain Former Stock Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Former Stock Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). In connection with this Agreement, the Escrow Agreement, the Representative Engagement Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) shall incur any responsibility whatsoever to any Former Stock Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or the Representative Engagement Agreement or any such other agreement, instrument or document, accepting only responsibility for any act or failure to act which represents gross negligence, bad faith or willful misconduct, and (ii) the Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Former Stock Holders. Each Former Stock Holder shall indemnify, defend and hold harmless, pro rata based upon such Former Stock Holder’s Allocation Percentage, the Representative Group from and against any and all Representative Expenses arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, under the Escrow Agreement or under the Representative Engagement Agreement; provided that in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its gross negligence, bad faith or willful misconduct to have primarily caused such Representative Expense, the foregoing indemnification shall not apply to any such Representative Expense attributable to such gross negligence, bad faith or willful misconduct. The Representative shall look to the amounts in the Escrow Account otherwise distributable to the Former Stock Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent for recovery in its indemnifiable losses and, if and only to the extent that the unused portion of the available Escrow Funds are insufficient for the Representative to fully recover its indemnified Representative Expenses, then upon notice to the Former Stock Holders of such deficiency, each Former Stock Holder shall promptly deliver to the Representative its portion of such deficiency pro rata based upon such Former Stock Holder’s Allocation Percentage. For the avoidance of doubt, neither Parent, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving Company, the Escrow Agent nor any other Person shall have any obligation to pay additional amounts to the Former Stock Holders as a result of such deficiency. The Representative shall be entitled to reasonably and in good faith: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) assume that a signatory has proper authorization to sign on behalf of the applicable Former Stock Holder or other party.
(d) The Representative may resign at any time and may be removed or replaced by the vote of Former Stock Holders with a majority of the Allocation Percentage. All of the indemnities, immunities and powers granted to the Representative and/or the Representative Group under this Agreement shall survive the First Effective Time, the resignation or removal of the Representative, and/or any termination of this Agreement and/or the Escrow Agreement.
(e) Parent, Merger Sub I, Merger Sub II, the Surviving Corporation and the Surviving Company shall have the right to rely upon all actions taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions shall be legally binding upon the Former Stock Holders. For the avoidance of doubt, none of Parent, Merger Sub I, Merger Sub II, the Surviving Corporation or the Surviving Company or any of their respective Affiliates shall have any liability to the Representative, which expressly acknowledges the foregoing. None of Parent, Merger Sub I, Merger Sub II, the Surviving Corporation or the Surviving Company shall have any liability for any action taken in accordance with or in reliance upon any instruction from, or action by, the Representative.
(f) The powers, immunities, and rights to indemnification granted to the Representative Group herein (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Former Stock Holder and shall be binding on any successor thereto; and (ii) shall survive the consummation of the Merger or the delivery of an assignment by any Former Stock Holder of the whole or any fraction of his, her or its interest in the Escrow Funds.
ARTICLE XI

MISCELLANEOUS
Section 11.1. Notices.
(a) All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day sent if delivered prior to 5:00 p.m., Pacific time (or the following day if delivered after such time), if delivered personally, or sent by electronic mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, fees prepaid, or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided that with respect to notices delivered to the Representative, such notices must be delivered by email. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.
If to Parent, Merger Sub I, Merger Sub II, the Surviving Corporation or the Surviving Company:

Adobe Inc.
345 Park Avenue
San Jose, CA 95110
Attention:	Allison Blais
Email:	blais@adobe.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Edward D. Herlihy, Esq.
Jacob A. Kling, Esq.
Email:	EDHerlihy@wlrk.com
JAKling@wlrk.com

If to the Company, prior to the Closing Date:

Figma, Inc.
760 Market St. Floor 5
San Francisco, CA 94102
Attention: Dylan Field, CEO
Email: *****@figma.com; legal-notices@figma.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:	Michael Esquivel
Kris Withrow
Stephen M. Fisher
Email:	MEsquivel@fenwick.com
KWithrow@fenwick.com
SFisher@fenwick.com

with a copy to the Representative.

If to the Representative:

Fortis Advisors LLC
Attention: Notices Department (Project Saratoga)
Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:	Michael Esquivel
Kris Withrow
Stephen M. Fisher
Email:	MEsquivel@fenwick.com
KWithrow@fenwick.com
SFisher@fenwick.com
or to such other address as any Party shall notify the other Parties (as provided above) from time to time.
(b) If the Company or any of its Subsidiaries desires to take any action prohibited by Section 5.1, a representative of the Company will request consent to take such action by sending an email to the representatives of Parent set forth on Section 11.1(b) of the Company Disclosure Schedules (the “Parent Representatives”), and approval by any Parent Representative via email will be deemed “written consent of Parent” for purposes of Section 5.1.
Section 11.2. Exhibits and Schedules. All Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in other Schedules if the purpose for disclosure in such other Schedule is reasonably apparent on its face, notwithstanding the omission of a cross reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company and its Subsidiaries taken as a whole. Prior to the Agreement Date, Parent, Merger Sub I and Merger Sub II have received an electronic copy of all materials made available to Parent, Merger Sub I and Merger Sub II or their respective representatives in the Data Room.
Section 11.3. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein. For the avoidance of doubt, Parent shall pay all filing fees under the HSR Act and other antitrust and foreign investment filings and all costs, premiums and expenses of the Escrow Agent and the Exchange Agent. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively, “Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement, shall be borne fifty-percent (50%) by the Former Stock Holders (based on their respective Allocation Percentages, or in the case of Transfer Taxes with respect to a share transfer, solely by the Former Holder to which such transfer tax applies) and fifty-percent (50%) by Parent. Parent shall prepare and timely file any Tax Returns with respect to Transfer Taxes and promptly provide a copy of such Tax Return to the Representative, and shall timely pay the applicable Transfer Tax, subject to partial reimbursement by the Former Stock Holders (or other Former Holders) in accordance with Article VI; provided that the Former Stock Holders and other Former Holders shall not be required to pay any amounts to the extent such amounts were specifically accounted for on the Final Closing Statement. Parent and the Representative shall, and the Representative shall cause the Former Stock Holders and other Former Holders to, cooperate in furnishing information and other reasonable assistance in connection with the filing of any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
Section 11.4. Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of Delaware, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.

Section 11.5. Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or proceeding, of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent that they may effectively do so under applicable law, the Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 11.1, such service to become effective ten (10) days after such mailing.
Section 11.6. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided that Parent may assign its rights (but not its obligations) under this Agreement to any Affiliate and/or insurer(s) or underwriter(s) providing any representations and warranties insurance for the benefit of Parent, Merger Sub I or Merger Sub II. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any legal or equitable right, remedy or claim hereunder, except (i) as set forth in Section 5.10, Article VI, Article IX and Section 10.1(a) and (ii) the holders of Company Preferred Stock and Company Common Stock as of the time of such termination of this Agreement shall be beneficiaries of the last sentence of Section 9.6; provided that, without limiting Section 9.6, the rights granted to the holders of Company Preferred Stock and Company Common Stock pursuant to the last sentence of Section 9.6 shall only be enforceable on behalf of such stockholders by the Company in its sole discretion.
Section 11.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.
Section 11.8. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
Section 11.9. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, and the Confidentiality Agreement, the Escrow Agreement and the Exchange Agent Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.
Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. No Strict Construction. Each of the Parties acknowledges that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against either party. As a consequence, the parties do not intend that the presumptions of any Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.
Section 11.12. Specific Performance. The parties agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages or posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
Section 11.13. WAIVER OF JURY TRIAL. EACH SIGNATORY TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE SIGNATORIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. Each party (i) certifies that no representative, agent or attorney of any person has represented, expressly or otherwise, that any person would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the other parties have been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the waivers and certifications contained herein.
Section 11.14. Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single party’s or parties’ exercise of any such right preclude any other or further exercise thereof or any other right. Except as expressly set forth in this Agreement, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 11.15. Amendments; Waivers.
(a) This Agreement may be amended, at any time prior to the First Effective Time, by Parent, Merger Sub I, Merger Sub II and the Company, and after the First Effective Time by Parent and the Representative. This Agreement (including the provisions of this Section 11.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.
(b) At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in the Company Disclosure Schedules, the Parent Disclosure Schedules or any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right other than as explicitly waived.
Section 11.16. Consent to Representation; Conflict of Interest. If the Representative so desires, acting on behalf of the Former Stock Holders and without the need for any consent or waiver by the Surviving Company, Parent, Merger Sub I or Merger Sub II, Fenwick & West LLP (“Fenwick”) shall be permitted to represent the Former Stock Holders after the Closing in connection with any matter, including anything related to the transactions contemplated hereby, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent the Representative, the Former Stock Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Parent, the Surviving Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Parent, Merger Sub I, Merger Sub II and the Surviving Company and the Former Stock Holders further agree that the attorney-client privilege of the Company shall continue to belong to the Surviving Company following the Closing and shall not pass to or be claimed by any Former Stock Holder (and any attorney-client privilege of the Former Stock Holders shall continue to belong to the Former Stock Holders following the Closing and shall not pass to or be claimed by the Surviving Company), provided that, as to all communications prior to the Closing among Fenwick and the Company and the Former Stock Holders and their respective Affiliates that relate to the transactions contemplated by this Agreement and are subject to the attorney-client privilege and the exception of client confidence, none of Parent, Merger Sub I, Merger Sub II, the Surviving Company or any of their Affiliates shall use (nor shall any Former Stock Holder or any of its Affiliates be required to disclose) any such communications in any legal proceeding in support of a claim by any of them against any Former Stock Holder or any of its Affiliates (unless such communication is no longer subject to attorney-client privilege for reasons other than the actions of Parent, Merger Sub I, Merger Sub II, the Surviving Company or any of their Affiliates taken after the Closing).
Section 11.17. Parties of Interest. Notwithstanding anything to the contrary contained herein or otherwise, but except as provided in Article VI, Article IX, Section 11.6 and the last sentence of this Section 11.17, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement. Without limiting the rights of any Party against the other Parties or any provision in Article VI, Article IX or the last sentence of this Section 11.17, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Nothing in this Section 11.17 shall limit (i) the rights or remedies against any Person with respect to such Person’s Fraud or (ii) any liability or obligation of, or right or remedy available to, the express parties or express third-party beneficiaries to any ancillary agreement hereto (including any offer letter or restrictive covenant agreement) in accordance with the terms thereof.
* * * * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.
ADOBE INC.

By:	/s/ Dan Durn
Name:	Dan Durn
Title:	Chief Financial Officer and Executive Vice President

SARATOGA MERGER SUB I, INC.

By:	/s/ Allison Blais
Name:	Allison Blais
Title:	President

SARATOGA MERGER SUB II, LLC

By ADOBE INC., its sole member

By:	/s/ Dan Durn
Name:	Dan Durn
Title:	Chief Financial Officer and Executive Vice President

FIGMA, INC.

By:	/s/ Dylan Field
Name:	Dylan Field
Title:	Chief Executive Officer

FORTIS ADVISORS LLC,
solely in its capacity as the Representative

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

Annex B

[ ]

LETTER OF TRANSMITTAL

([ ]) [ ]-[ ] (toll free)

www.[ ].com

WHERE TO FORWARD YOUR TRANSMITTAL

The method of delivery of Letter of Transmittal and all other required documents is at the election and risk of the owner. If you elect to send them by mail, it is recommended that you send them by certified or registered mail with return receipt requested. Delivery will be deemed effective only when received by [ ].

If using UPS, FedEx or Courier: [ ]

If using a USPS Service: [ ]

COMPANY NAME: FIGMA, INC.

❶ Class of Stock:		Shares:	
Class of Stock:		Shares:	
Class of Stock:		Shares:	
Class of Stock:		Shares:	
Class of Stock:		Shares:	
Class of Stock:		Shares:	
Class of Stock:		Shares:	
		Total shares:	

❷ SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS

To be completed ONLY if issuance/payment is to be made in a name other than that shown on this form.

IMPORTANT NOTE: AN APPROPRIATE FORM W-9 OR FORM W-8, AS APPLICABLE, MUST ALSO BE COMPLETED FOR THE PERSON RECEIVING THE ISSUANCE/PAYMENT. YOU MAY OBTAIN SUCH FORMS BY CONTACTING THE AGENT AT THE NUMBER LISTED ON THIS FORM.

If you have completed this section, your signature on the face of this Letter of Transmittal must be guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP or MSP.

ISSUE TO:

NAME: ______________________

ADDRESS: ______________________

____

❸ SPECIAL DELIVERY INSTRUCTIONS

To be completed ONLY if delivery is to be made with the same name shown on this form, but to someone other than the registered holder(s), or to such registered holder(s) at an address other than shown on this form.

MAIL TO:

NAME: ______________________

ADDRESS: ______________________

____

PLEASE CHECK THIS BOX IF THIS IS A PERMANENT CHANGE OF ADDRESS ☐

PLEASE REFER TO THE BACK OF THIS FORM FOR ADDITIONAL IMPORTANT INFORMATION AND INSTRUCTIONS ON COMPLETING THIS LETTER OF TRANSMITTAL

❹ ADDITIONAL TERMS

Please review the additional terms provided in Exhibit A to this Letter of Transmittal. By delivering this signed and completed Letter of Transmittal, you hereby acknowledge and agree to such additional terms, including the release and indemnification requirements set forth therein.

❺ THIS LETTER OF TRANSMITTAL MUST BE SIGNED BY ALL REGISTERED OWNERS

Each registered owner must sign here exactly as the name(s) appear(s) in the account registration. If all registered owners have signed this Letter of Transmittal, no endorsements of certificates or separate stock powers are required.

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, it must be so indicated and proper evidence of authority, satisfactory to [ ], must be submitted.

THE UNDERSIGNED REPRESENTS THAT I (WE) HAVE FULL AUTHORITY TO SURRENDER WITHOUT RESTRICTION THE CERTIFICATE(S) ENCLOSED HEREIN.

Signature: ______________________

Signature: ______________________

Date: ______________________

Telephone No. ______________________

E-mail Address: ______________________

Place Medallion Stamp Here

D92857-TBD

INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL

IF YOU NOW RESIDE AT A DIFFERENT ADDRESS FROM THE ADDRESS TO WHICH THIS DOCUMENT WAS MAILED, PLEASE FILL OUT BOX 4 AND CHECK OFF THE BOX INDICATING A PERMANENT ADDRESS CHANGE. NO MEDALLION GUARANTEE WILL BE REQUIRED.

❶ PLEASE INDICATE IN THIS SECTION THE TOTAL AMOUNT OF SHARES OWNED BY YOU, INCLUDING BOOK-ENTRY SHARES AND PLAN SHARES. SHARES HELD IN BOOK-ENTRY AND PLAN FORM ARE UN-CERTIFICATED AND NEED NOT BE PHYSICALLY SUBMITTED (ALTHOUGH THIS LETTER OF TRANSMITTAL MUST STILL BE COMPLETED AND SUBMITTED).

❷ THIS SECTION SHOULD BE COMPLETED AND SIGNED IF YOU WANT YOUR ENTITLEMENT TO BE ISSUED IN ANOTHER NAME FOR ALL OF THE CLASSES OF STOCK YOU HAVE LISTED IN SECTION 1. **A MEDALLION SIGNATURE GUARANTEE WILL BE REQUIRED** (I.E. SIGNATURE IS GUARANTEED BY A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT IS A MEMBER OF A SECURITIES TRANSFER ASSOCIATION-APPROVED MEDALLION PROGRAM SUCH AS STAMP, SEMP OR MSP). SHOULD YOU REQUIRE SEPARATE SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS FOR ANY INDIVIDUAL CLASSES OF STOCK YOU HAVE LISTED IN SECTION 1, YOU MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH CLASS OF STOCK OWNED. PLEASE CONTACT [ ] AT THE PHONE NUMBER OR EMAIL ADDRESS ON THE REVERSE SIDE FOR ADDITIONAL COPIES OF THIS LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR COMPLETION.

❸ THIS SECTION SHOULD BE COMPLETED AND SIGNED IF YOU WANT YOUR ENTITLEMENT FOR THE CLASSES OF STOCK YOU HAVE LISTED IN SECTION 1 TO BE MAILED TO SOMEONE OTHER THAN YOU OR TO AN ADDRESS THAT IS DIFFERENT THAN THE ADDRESS ON THE REVERSE SIDE OF THIS FORM. SHOULD YOU REQUIRE SEPARATE SPECIAL DELIVERY INSTRUCTIONS FOR ANY INDIVIDUAL CLASSES OF STOCK YOU HAVE LISTED IN SECTION 1, YOU MUST COMPLETE A SEPARATE LETTER OF TRANSMITTAL FOR EACH CLASS OF STOCK OWNED. PLEASE CONTACT [ ] AT THE PHONE NUMBER OR EMAIL ADDRESS ON THE REVERSE SIDE FOR ADDITIONAL COPIES OF THIS LETTER OF TRANSMITTAL AND INSTRUCTIONS FOR COMPLETION.

❹ PLEASE REVIEW THE ADDITIONAL TERMS PROVIDED IN EXHIBIT A TO THIS LETTER OF TRANSMITTAL.

❺ **THIS SECTION MUST BE SIGNED AND DATED BY ALL REGISTERED OWNERS, OTHERWISE YOUR TRANSMITTAL AND ACCOMPANYING DOCUMENTS WILL BE RETURNED TO YOU FOR COMPLETION.**

❻ CERTIFICATION OF YOUR TAX ID NUMBER IS REQUIRED IN ORDER TO PREVENT WITHHOLDING FROM YOUR ENTITLEMENT PROCEEDS. **YOU MUST FILL OUT, SIGN AND DATE THIS FORM W-9 (OR SUBMIT AN APPROPRIATE FORM W-8, AS APPLICABLE). PLEASE NOTE THAT AN INCOMPLETE W-9 WILL NOT BE RETURNED, AND WILL BE PROCESSED ACCORDINGLY. INSTRUCTIONS MAY BE FOUND ON THE FORM W-9 AVAILABLE AT IRS.GOV/PUB/IRS-PDF/FW9.PDF.**

❼ THIS SECTION SHOULD BE COMPLETED IF YOU WANT YOUR CASH CONSIDERATION TO BE PAID VIA WIRE RATHER THAN VIA CHECK. THE PAYEE INFORMATION MUST BE EXACTLY AS IT APPEARS ON THE REVERSE SIDE OF THIS FORM. IF THE INFORMATION DOES NOT MATCH, THE PAYMENT WILL DEFAULT TO A CHECK PAYMENT RATHER THAN A WIRE.

❻

SUBSTITUTE FORM W-9
REQUEST FOR TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFICATION

If a new custodial account is being created, provide the minor's TIN and have the custodian sign the form. For joint tenant accounts, provide the primary account holder's TIN (the primary account holder is the first joint tenant listed on the account). If requested information is not known at time of transfer, or the new owner is not available to sign, an IRS Form W-9 will be mailed to the new shareholder(s) once the shares are transferred. A new shareholder may also go online at [ ].com to print an IRS Form W-9. If the new holder/recipient is not a U.S. person (including a U.S. resident alien), please complete the applicable IRS Form W-8.

1. Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.

2. Business name/disregarded entity name, if different from above

3. Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only **one** of the following seven boxes.

☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ▶ ____________

Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is **not** disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ▶

4. Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any) ____________

Exemption from FATCA reporting code (if any) ____________

(Applies to accounts maintained outside the U.S.)

D92858-TBD

5. Address (number, street, and apt. or suite no.) See instructions.

6. City, state, and ZIP code

7. List account number(s) here (optional)

Requester's name and address (optional)

Part I **Taxpayer Identification Number (TIN)**

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, please refer to the instructions found on the long Form W-9 which is available at https://www.irs.gov/pub/irs-pdf/fw9.pdf

Note: If the account is in more than one name, see instructions at the top of this Form W-9 above for guidelines on whose number to enter.

Social security number

☐☐☐ - ☐☐ - ☐☐☐☐

or

Employer identification number

☐☐ - ☐☐☐☐☐☐☐

Part II **Certification**

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct TIN (or I am waiting for a TIN to be issued to me); and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3. I am a U.S. citizen or other U.S. person (defined below); and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here **Signature of U.S. person** ▶ **Date** ▶

All questions as to the validity, form and eligibility of the completed Letter of Transmittal will be determined by [ ] or the acquiring issuer and such determination shall be final and binding. [ ] or the acquiring issuer reserves the right to waive any irregularities or defects.

If your shares are registered in different names, a separate Letter of Transmittal must be submitted for each registration. Additional Letters of Transmittal can be obtained by contacting [ ] at the number listed on the reverse side.

If payment for securities is to be made to any person other than the registered holder(s), or if shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, any stock transfer taxes payable as a result of the transfer to such person (whether imposed on the registered holder(s) or such person) shall be paid prior to the submission of this Letter of Transmittal. [ ] reserves the right to deduct the amount of such taxes from the payment, if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

If the Letter of Transmittal is signed by a person other than the registered owner (e.g., where the shares have been assigned), the Letter of Transmittal must be accompanied by a stock power guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP or MSP.

Exhibit A
Additional Terms to Letter of Transmittal
a)	By delivering this signed and completed Letter of Transmittal, the undersigned hereby expressly acknowledges and agrees as follows:
1.
all descriptions of the delivery of the consideration and other matters related to the Mergers and the other transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2022, by and among Figma, Inc., a Delaware corporation (the “Company”), Adobe Inc., a Delaware corporation (“Parent”), Saratoga Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), Saratoga Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative (the “Representative” and such agreement, the “Merger Agreement”), are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the text of the Merger Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement;

2.
his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the prior adoption of the Merger Agreement and approval of the Mergers and the other transactions contemplated by the Merger Agreement by the Former Stock Holders comprising the Company Stockholder Approval and the board of directors of the Company and other actions and operation of applicable Law;

3.
the undersigned has received a copy of the Merger Agreement and a definitive consent solicitation statement/prospectus (the “Consent Solicitation Statement”) and has read and reviewed and understands the terms of the Merger Agreement, this Letter of Transmittal and the Consent Solicitation Statement and the matters set forth therein and herein, including the provisions thereof and hereof related to the surrender of the undersigned’s Company Securities and the applicable portion of the Closing Consideration Fund payable in respect of such Company Securities;

4.
the undersigned has been urged to and has consulted with or been given the opportunity to consult with the undersigned’s legal and tax advisors with respect to this Letter of Transmittal and regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement;

5.
that, pursuant to the Merger Agreement, at the First Effective Time (by virtue of the First Merger and without any further action by any Person, including the undersigned), the Company Securities held by the undersigned as of immediately prior to the First Effective Time shall be (or have been) converted into the right to receive the applicable portion of the Closing Consideration Fund payable in respect thereof in accordance with the terms of the Merger Agreement, subject to any adjustments and withholding specified in the Merger Agreement;

6.
not to contest any terms or provisions of the Merger Agreement, including without limitation, those related to (i) the allocation of the Closing Consideration Fund, and each other payment that may become payable under the Merger Agreement, as set forth in the applicable Consideration Spreadsheet, (ii) the deposit by Parent of the Escrow Funds in an amount equal to the Escrow Amount into the Escrow Account and an amount equal to the Specified Escrow Amount into the Specified Escrow Account (the Escrow Account and the Specified Escrow Account together, the “Escrow Accounts”), and (iii) the deposit by Parent of funds equal to the Representative Fund Amount into the Representative Fund;

7.
that (i) portions of the Closing Consideration Fund to which the undersigned may be entitled under the Merger Agreement (x) will be deposited into the Representative Fund pursuant to the terms of the Merger Agreement and (y) will be placed in escrow to be held pursuant to the terms of the Merger Agreement and the Escrow Agreement, and (ii) the undersigned shall only be entitled to a portion of such amounts (if any) as and when any such amount is payable to the undersigned in accordance with the provisions of the Merger Agreement and the Escrow Agreement, as applicable;

B-A-1

8.
that, pursuant to the terms of the Merger Agreement, the undersigned may never receive or be entitled to receive any portion of the Closing Consideration Fund that is placed in the Escrow Account, the Specified Escrow Account or the Representative Fund;

9.
that portions of the Closing Consideration Fund that would otherwise be payable to the undersigned pursuant to the Merger Agreement may be reduced by (i) the release to Parent of amounts from the Escrow Account pursuant to the Escrow Agreement and Section 2.13, Article VI or Article IX of the Merger Agreement, (ii) the release to Parent of amounts from the Specified Escrow Account pursuant to the Escrow Agreement, Section 6.9 of the Merger Agreement and Section 6.9 of the Company Disclosure Schedules, (iii) the (x) use by the Representative of the funds in the Representative Fund or (y) release to the Representative of amounts from the Representative Fund pursuant to the Representative Engagement Agreement and Article X of the Merger Agreement and (iv) any applicable Tax withholdings pursuant to Section 2.14 of the Merger Agreement;

10.
the applicable portion of the Closing Consideration Fund paid in exchange for the Company Securities surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled at the First Effective Time in respect of the undersigned’s Company Securities pursuant to the terms of the Merger Agreement or any other agreement to which the undersigned is a party, and in no event shall Parent, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving Company, the Company, the Escrow Agent or any of their respective Affiliates have any liability to the undersigned for additional payments or disbursements with respect to such Company Securities beyond the applicable portion of the Closing Consideration Fund payable to the undersigned with respect to such Company Securities other than as may be expressly provided pursuant to the terms of the Merger Agreement;

11.
Sections 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 6.1, 6.5(d), 6.5(f), 6.5(g), 6.6, 6.7, 6.8, 6.9, Article IX (Survival of Representations; Indemnification), Article X (Representative of the Stockholders of the Company) and Article XI (Miscellaneous) of the Merger Agreement shall be binding upon the undersigned, solely in his, her or its capacity as a holder of Company Securities, including with respect of claims or liabilities that arise under this Letter of Transmittal, the Stockholder Written Consent or Key Stockholder Voting Agreement as fully as though he, she or it were a signatory thereto, notwithstanding the fact that the undersigned is not a direct signatory to the Merger Agreement (it being understood that the survival of representations and covenants provisions in Sections 6.7 and 9.1 of the Merger Agreement and the limitations on indemnification by the Company’s stockholders contained in Section 9.3(c) of the Merger Agreement shall apply to the undersigned solely in his, her or its capacity as a holder of Company Securities and in respect of any claims or liabilities that arise under this Letter of Transmittal, the Stockholder Written Consent or Key Stockholder Voting Agreement as fully as though he, she or it were a signatory thereto, notwithstanding the fact that the undersigned is not a direct signatory to the Merger Agreement); provided that the foregoing shall be subject to Section 11.6 of the Merger Agreement and the undersigned shall not acquire any additional rights under the Merger Agreement as a result of this Letter of Transmittal; provided further that the indemnification obligation of this section shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon the termination of the Merger Agreement in accordance with its terms; and

12.
he, she or it is a “Former Stock Holder” for purposes of Article VI and Article IX of the Merger Agreement and, accordingly, by the execution of this Letter of Transmittal, agrees to be bound thereby, solely in his, her or its capacity as such and as fully as though he, she or it were a direct signatory to the Merger Agreement (it being understood that the survival of representations and covenants provisions in Sections 6.7 and 9.1 of the Merger Agreement and the limitations on indemnification by the Company’s stockholders contained in Section 9.3(c) of the Merger Agreement shall apply to the undersigned solely in his, her or its capacity as a holder of Company Securities and in respect of any claims or liabilities that arise under this Letter of Transmittal, the Stockholder Written Consent or Key Stockholder Voting Agreement as fully as though he, she or it were a signatory thereto, notwithstanding the fact that the undersigned is not a direct signatory to the Merger Agreement).

b)
Representative. By signing this Letter of Transmittal, the undersigned hereby consents to and acknowledges the appointment of the Representative (and any successor or assignee thereof), as of the Closing Date, in

B-A-2

accordance with Article X of the Merger Agreement as the exclusive agent and true and lawful attorney-in-fact to act on behalf of the undersigned, in connection with and to facilitate the consummation of the transactions contemplated by the Merger Agreement, which includes the power and authority to: (i) execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable; (ii) execute and deliver such waivers and consents in connection with the Merger Agreement and the consummation of the transactions contemplated thereby and hereby as the Representative, in its sole discretion, may deem necessary or desirable; (iii) as Representative, enforce and protect the rights and interests of the Former Stock Holders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Letter of Transmittal, the Merger Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to therein or herein or the transactions provided for therein and herein (including in connection with (x) any Consideration Adjustment Dispute Notice under Section 2.13 of the Merger Agreement or (y) any and all claims for indemnification brought under Article VI or Article IX of the Merger Agreement), and to take or refrain from taking any and all actions which the Representative believes are necessary or appropriate under this Letter of Transmittal, the Merger Agreement, the Escrow Agreement or the Representative Engagement Agreement for and on behalf of the Former Stock Holders, including asserting or pursuing any claim, action, proceeding or investigation against Parent, Merger Sub I, Merger Sub II, the Surviving Corporation and/or the Surviving Company, defending any Third Party Claims or claim, action, proceeding or investigation by the Parent Indemnitees, consenting to, compromising or settling any such claims, actions, proceedings or investigations, conducting negotiations with Parent, the Surviving Corporation and/or the Surviving Company and their respective representatives regarding such claims, actions, proceedings or investigations, and, in connection therewith, to (A) assert any claim, action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, Merger Sub I, Merger Sub II, the Surviving Corporation and/or the Surviving Company or any other person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Former Stock Holders, and/or the Escrow Funds, and receive process on behalf of any or all of the Former Stock Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iv) refrain from enforcing any right of the Former Stock Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Letter of Transmittal, the Merger Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; and (v) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Letter of Transmittal, the Merger Agreement, the Escrow Agreement, the Representative Engagement Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Former Stock Holders, except as expressly provided in this Letter of Transmittal, in the Merger Agreement, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative to the Former Stock Holders in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. All actions taken by the Representative under this Letter of Transmittal, the Merger Agreement, the Escrow Agreement or the Representative Engagement Agreement shall be binding upon each Former Stock Holder and such Former Stock Holder’s successors as if expressly confirmed and ratified in writing by such Former Stock Holder, and all defenses which may be available to any Former Stock Holder to contest, negate or disaffirm the action of the Representative taken in good faith under this Letter of Transmittal, the Merger Agreement, the Escrow Agreement or the Representative Engagement Agreement
B-A-3

are waived. The undersigned consents to and acknowledges that the Representative shall have the right to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative shall deem necessary or appropriate, in connection with the transactions contemplated by the Merger Agreement, subject to and in accordance with the terms of the Merger Agreement. The undersigned shall execute and/or cause to be delivered to Parent and the Representative such instruments and other documents, and shall take such other actions, as the Representative may reasonably request in a writing for the purpose of carrying out or evidencing any of the provisions of this Letter of Transmittal or the Merger Agreement. The undersigned expressly acknowledges and agrees that any decision, act, consent or instruction of the Representative shall constitute a decision of all of the Former Stock Holders (including the undersigned) and shall be final, binding and conclusive upon all of the Former Stock Holders (including the undersigned), and the Company, Parent and its Affiliates, the Exchange Agent and the Escrow Agent may rely upon any such decision, act, consent or instruction as being the decision, act, consent or instruction of each Former Stock Holder (including the undersigned).
c)	Ownership of Securities/Authority. By signing this Letter of Transmittal, the undersigned hereby represents and warrants that:
1.
the undersigned (together with the undersigned’s spouse if the undersigned is an individual, is married and the Company Securities surrendered herewith previously constituted community property under applicable Law) holds all legal, record and beneficial ownership of the Company Securities surrendered herewith as of immediately prior to the First Effective Time, with good and valid title to, and full power and authority to sell, assign and transfer, such Company Securities free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, subject to applicable U.S. federal and state securities laws and the Stockholder Agreements;

2.
the undersigned (together with the undersigned’s spouse if the undersigned is an individual, is married and the Company Securities surrendered herewith previously constituted community property under applicable Law) holds all power to transfer, voting power, power of conversion or exchange, power to demand appraisal rights and power to agree to all of the matters set forth in this Letter of Transmittal and the Merger Agreement, in each case with respect to all of the undersigned’s Company Securities to be surrendered herewith, with no limitations, qualifications or restrictions on such rights, subject to the applicable U.S. federal and state securities laws that restrict the transfer of such Company Securities and the Stockholder Agreements;

3.
there is no action, suit, claim, or proceeding of any nature pending or threatened against the undersigned or any of the undersigned’s properties or assets (tangible or intangible) that relates in any way to this Letter of Transmittal, the Merger Agreement or any of the transactions contemplated hereby or thereby;

4.
if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization (to the extent such laws recognize such concept);

5.
if the undersigned is not a natural person, the execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, if the undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the undersigned is a partnership, approval by its general partner or limited partners, as the case may be, if the undersigned is a limited liability company, approval by its managers, and if necessary, members, as the case may be) on the part of the undersigned and this Letter of Transmittal constitutes a legal, valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles;

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6.
no consent, authorization, waiting period expiration or termination, order or approval of, filing or registration with, or notice to any Governmental Authority or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned or the consummation by the undersigned of the transactions contemplated hereby; and

7.
if the undersigned is an individual resident of any state that is subject to community property laws, unless the signature of the undersigned’s spouse appears on the signature page to this Letter of Transmittal, he or she is not married or that he or she has the power to bind his or her spouse acting alone.

The undersigned will, upon request, execute and deliver any additional documents reasonably requested by the Exchange Agent to process delivery of the applicable portion of the Closing Consideration Fund payable in respect of the Company Securities in connection with the surrender thereof.
Except for (i) the Company Securities to be surrendered for payment pursuant to this Letter of Transmittal as set forth in Box 1 of this Letter of Transmittal and (ii) Company Equity Awards given separate treatment pursuant to Section 2.7 of the Merger Agreement, the undersigned does not own any (w) shares of capital stock, other voting securities of, or other equity or ownership interests in the Company, (x) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company, (y) subscriptions, warrants, calls, puts, options, exchangeable and convertible securities or other rights to acquire from the Company, any shares of capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable for shares of capital stock or other voting securities of, or other equity or ownership interests in, the Company or (z) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other equity or ownership interests in, the Company.
IN CONNECTION WITH THE COMPANY SECURITIES TO BE SURRENDERED FOR PAYMENT PURSUANT TO THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL DISSENTERS’ OR APPRAISAL RIGHTS OR SIMILAR RIGHTS OR REMEDIES TO WHICH HE, SHE OR IT MAY BE ENTITLED OR OTHERWISE AVAILABLE TO THE UNDERSIGNED, INCLUDING WITHOUT LIMITATION UNDER ANY APPLICABLE LAW (INCLUDING PURSUANT TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, OR OTHERWISE) OR OTHERWISE, IN CONNECTION WITH THE MERGERS AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND, ACCORDINGLY, AGREES THAT IT WILL NOT SEEK TO EXERCISE ANY SUCH RIGHTS. THE UNDERSIGNED FURTHER UNDERSTANDS THAT IF HE, SHE OR IT HAS FILED A DEMAND FOR DISSENTERS’, APPRAISAL OR SIMILAR RIGHTS OR REMEDIES WITH RESPECT TO THE COMPANY SECURITIES SUBMITTED AND SURRENDERED HEREWITH, BY SUBMISSION OF THIS LETTER OF TRANSMITTAL, THE UNDERSIGNED HEREBY WITHDRAWS SUCH DEMAND AND AGREES THAT THE FAIR VALUE OF SUCH COMPANY SECURITIES IS NOT MORE THAN THE CONSIDERATION PAYABLE IN RESPECT THEREOF PURSUANT TO THE MERGER AGREEMENT.
All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.
By signing this Letter of Transmittal, the undersigned expressly acknowledges and agrees that (i) the surrender of the Company Securities pursuant to this Letter of Transmittal is irrevocable and (ii) the undersigned has been provided access to all information requested by the undersigned in order to evaluate the merits and risks of entering into this Letter of Transmittal.
d)
Delivery of Consideration. The delivery by the Exchange Agent of the applicable portion of the Closing Consideration Fund to which the undersigned is entitled in respect of the Company Securities pursuant to the terms of the Merger Agreement is conditioned on, among other things, (i) the Closing of the First

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Merger and receipt of the applicable funds by the Exchange Agent and (ii) receipt by the Exchange Agent of this Letter of Transmittal, duly completed and validly executed, together with all required attachments and other documents. No interest will accrue on any portion of the Closing Consideration Fund.
If the undersigned acquired his, her or its Company Securities at different times or at different prices, the tax consequences of the undersigned’s receipt of cash and stock consideration from the Closing Consideration Fund in exchange for such Company Securities pursuant to the Merger Agreement may depend in part on which Company Securities are exchanged for cash consideration and which Company Securities are exchanged for Parent Common Stock. If the undersigned has completed the table on Schedule I of this Letter of Transmittal (the “Designation Table”), the undersigned has so designated in the Designation Table on a per share (or per share block) basis the Company Securities held by the undersigned that are intended to be exchanged for the undersigned’s interest in the cash and stock portions of the Closing Consideration Fund payable to the undersigned pursuant to the Merger Agreement. In no event will the maximum percentage of Company Securities that may be designated in respect of stock consideration or cash consideration from the Closing Consideration Fund exceed the aggregate proportion of stock consideration or cash consideration from the Closing Consideration Fund which would otherwise be payable to the undersigned. If the Mergers, taken together, qualify as a reorganization described in Section 368 of the Code, Treasury Regulations Section 1.358-2(a)(2) provides rules for determining the tax basis and holding period in each share of Parent Common Stock received in exchange for Company Securities pursuant to the Mergers, and Treasury Regulations Section 1.356-1(b) provides rules for computing the gain, if any, recognized on the receipt of cash consideration in exchange for Company Securities pursuant to the Mergers. The undersigned should consult his, her or its own tax advisors regarding the consequences of making the designations described in this paragraph. Neither the Company nor Parent makes any representations or warranties regarding the effectiveness of these designations or the tax consequences thereof to the undersigned.
By signing this Letter of Transmittal, the undersigned represents and warrants that the mailing address, wire transfer information, or information provided by or on behalf of the undersigned for special issuance/payment or delivery, as applicable, set forth in this Letter of Transmittal is true, correct and complete, and, subject to the limitations set forth in the Merger Agreement (including, for the avoidance of doubt, the survival of representations and covenants provisions in Sections 6.7 and 9.1 of the Merger Agreement and the limitations on indemnification by the Company’s stockholders contained in Section 9.3(c) of the Merger Agreement), the undersigned hereby agrees to indemnify and hold harmless Parent, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Company and their respective agents and representatives from any claims by any person, including the undersigned, or Losses relating to (a) the delivery to such address or bank account, or pursuant to such special payment or delivery information, of any portion of the Closing Consideration Fund to be paid to the undersigned or on behalf of the undersigned, in respect of the undersigned’s Company Securities to be surrendered herewith and (b) any inaccuracy in or breach of any representation or warranty made by the undersigned herein or any breach by the undersigned of any covenant or agreement contained in this Letter of Transmittal; provided, however, that, except in the case of the undersigned’s fraud committed with respect to the Merger Agreement and the transaction agreements contemplated thereby to which the undersigned is a party, any liability of the undersigned pursuant to this sentence shall be limited to the aggregate value, calculated using the Parent Closing Share Price, of the aggregate consideration the undersigned is entitled to receive in connection with the Mergers. The undersigned agrees to notify the Exchange Agent of any change to the address, wire instructions or special issuance/payment or delivery information set forth herein.
Unless otherwise specified on Boxes 2 or 3, as applicable, the undersigned hereby (a) directs the Exchange Agent to issue any Parent Common Stock and pay any cash payment for the applicable portion of the Closing Consideration Fund payable in respect of the Company Securities to be surrendered herewith and as may be due pursuant to the terms of the Merger Agreement in the name(s) of the registered holder(s) appearing at the address shown on the Letter of Transmittal, and (b) expressly acknowledges that, upon delivery of the items identified above by the undersigned to the Exchange Agent, contingent upon and following the First Effective Time, the Exchange Agent shall issue the applicable Parent Common Stock, and pay the applicable cash payments, to the undersigned for the applicable portion of the Closing Consideration Fund in respect of the undersigned’s Company Securities to be surrendered herewith.
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e)
Waiver of Notice / Termination of Agreements. Contingent upon and effective upon the Closing, by signing this Letter of Transmittal, the undersigned irrevocably and unconditionally waives on behalf of itself and any of its Affiliates: any and all preemptive rights, restrictions on transfer, rights of first refusal, tag along rights, rights to notice, registration rights, valuation rights, consent or voting rights, information rights, rights to any liquidation preference and similar rights and benefits to which the undersigned may be entitled pursuant to the Organizational Documents and any agreements between or among the Company and any or all of the holders of Company Securities (including the undersigned) and applicable Law (it being understood that the foregoing does not release the undersigned from any liability to any other stockholder of the Company for a breach of any of the foregoing prior to the Closing).

The undersigned understands and agrees that, contingent upon and effective immediately upon the Closing, to the extent the undersigned is a party to any Affiliate Agreements, including the Stockholder Agreements, that the Company is required to terminate pursuant to the terms of the Merger Agreement (collectively, the “Terminated Agreements”), the undersigned consents and agrees to the waiver of any applicable advance notice requirements contained in such Terminated Agreements, the termination of such Terminated Agreements, and agrees that any rights and obligations the undersigned may have under such Terminated Agreements shall terminate upon the termination of each of the Terminated Agreements.
f)
Release of Claims. The undersigned, contingent upon and effective upon the First Effective Time, as a condition to receiving the applicable portion of the Closing Consideration Fund payable in respect of the undersigned’s Company Securities, and on behalf of himself, herself or itself, and on behalf of his, her or its (to the extent applicable) heirs, beneficiaries, executors, trusts, spouse, estate, directors, officers, employees, managers, principals, advisors, stockholders, investors, members, Subsidiaries, administrators, successors, partners, predecessors, assigns and Affiliates (as applicable) (each, a “Releasing Party”) (for clarity, excluding any portfolio company of the undersigned, if the undersigned is a venture capital, private equity or angel investor), by signing this Letter of Transmittal fully, irrevocably and unconditionally waives, releases and discharges forever (the “Release”) each of Parent, Merger Sub I, Merger Sub II, the Company, the Representative, the Surviving Corporation, the Surviving Company and each of their respective past and present Subsidiaries, Affiliates, predecessors, officers, directors, stockholders, members, managers, partners, employees, representatives, agents, heirs, estates, successors, assigns and agents (collectively, “Released Parties”) from any and all past, present and future disputes, rights, claims, counter-claims, controversies, demands, liabilities, promises, agreements, contracts, liabilities, debts, encumbrances, costs (including attorneys’ fees and costs incurred), expenses, judgments, damages, losses, Actions, causes of action or obligations of every kind and nature, whether direct or indirect, known or unknown, fixed or contingent, accrued or not accrued, liquidated or unliquidated or due or to become due, whether arising or pleaded in law, in equity or otherwise, whether based on fraud, statute, tort, contract or any other basis (collectively, "Claims"), arising out of or relating to, directly or indirectly, such Releasing Party’s capacity as a stockholder of the Company and/or such Releasing Party’s direct or indirect ownership interest in the Company (the “Released Claims”), including (i) the undersigned’s ownership or purported ownership of the Company Securities to be surrendered herewith (including any right or purported right to receive any additional securities of the Company) and (ii) subject to the following paragraph, the transactions contemplated by the Merger Agreement, including any and all claims that a Releasing Party may have against any of the Released Parties with respect to any Terminated Agreement or other contract, agreement or other arrangement (whether written or verbal) related to the Releasing Party’s capacity as a stockholder of the Company and/or the Releasing Party’s direct or indirect ownership interest in the Company (or right or purported right to receive any securities of the Company), breach or alleged breach of fiduciary duty or otherwise.

Notwithstanding the foregoing, the Release shall not operate to release, impair or diminish, and the term “Released Claims” shall not include in any respect, any Claims (i) arising from rights of any Releasing Party under (A) the Merger Agreement, the Escrow Agreement or any ancillary agreement to the Merger Agreement (including any Founder Holdback Agreement, offer letter or any Noncompetition and Non-Solicitation Agreement) to which the Releasing Party is a party, (B) any indemnification, exculpation or advancement of expenses under the provisions of the Company’s Organizational Documents, or any indemnification agreements with the undersigned with respect to any act, omission, event or transaction occurring prior to the First Effective Time, in each case relating to the undersigned’s service as a director or officer of the Company (or service as a director or officer of another person at the request of the Company),
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if applicable, prior to the First Effective Time or (C) if such Releasing Party is a current or former officer, employee or service provider of the Company, any claims with respect to salaries, wages, compensation, severance, reimbursable expenses or other health, welfare, retirement or similar benefits that, as of immediately prior to the First Effective Time or thereafter, are due, owing, vested and outstanding or payable or otherwise required to be made available to such Releasing Party in respect of services provided by such Releasing Party to the Company prior to the First Effective Time, or (ii) which cannot be waived as a matter of law (each Claim set forth in the foregoing clauses (i) and (ii), an “Excluded Claim”).
It is the intention of the Releasing Parties that the Release shall be effective as a full and final accord, satisfaction and release of all of the Released Claims (other than Excluded Claims). In furtherance of this intention, each Releasing Party hereby expressly acknowledges and agrees that the Release shall extend to any and all Released Claims (other than Excluded Claims), whether known or unknown, foreseeable or unforeseeable, disclosed or undisclosed, and expressly waives and relinquishes any right any Releasing Party may have under any statue or rule which may prohibit the release of future rights or a release with respect to unknown claims.
By signing this Letter of Transmittal, the undersigned also waives the benefits of, and any rights that the undersigned may have under, any statute or common law principle of similar effect in any jurisdiction with respect to the release set forth in this clause (f). The undersigned understands and expressly acknowledges (for itself and each of the Releasing Parties) that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the Released Claims (other than Excluded Claims) released herein, and agrees that (i) it is the intention of the undersigned to fully, finally and forever waive, settle, release and relinquish all Released Claims (other than Excluded Claims), and (ii) the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.
By signing this Letter of Transmittal, the undersigned (for itself and each of the Releasing Parties), contingent and effective upon the First Effective Time, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim, suit, action or proceeding of any kind against any Released Party based upon any Released Claim (other than Excluded Claims). If the undersigned (or any of the Releasing Parties) brings any claim, suit, action or proceeding against any Released Party with respect to any Released Claim, then the undersigned shall indemnify such Released Party in the amount or value of any judgment or settlement (monetary or other) and any related costs or expenses (including without limitation reasonable legal fees) entered against, paid or incurred by the Releasing Party.
The undersigned expressly (a) acknowledges and agrees that the undersigned has been fully advised by the undersigned’s attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) expressly waives the benefits thereof and any rights that the undersigned may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The undersigned expressly acknowledges and agrees that he, she or it has read the Release and understands its terms and has been given an opportunity to ask questions of Parent’s or the Company’s representatives. The undersigned further represents that in signing this Letter of Transmittal he, she or it does not rely, and has not relied, on any representation or statement not set forth in the Release made by any representative of Parent or the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.
The undersigned understands that each of Parent, Merger Sub I, Merger Sub II, the Representative and the Company has relied on each of the agreements set forth in this Letter of Transmittal in determining to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Mergers, and the undersigned expressly acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby, including the Mergers, and the delivery of the
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applicable portion of the Closing Consideration Fund to which the undersigned is entitled pursuant to and subject to the terms of the Merger Agreement constitutes good and valid consideration for the agreements contained in this Letter of Transmittal and that this Letter of Transmittal shall be fully binding on and enforceable against the undersigned by each of Parent, Merger Sub I, Merger Sub II, the Surviving Corporation, the Surviving Company, the Company and the Representative. The Released Parties are intended third-party beneficiaries of the Release and the Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
For the avoidance of doubt, the release contained in this clause (f) is conditioned upon the occurrence of the First Effective Time, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms.
g)
Confidentiality. The undersigned agrees to use the same degree of care as the undersigned uses to protect its own confidential information for any proprietary or confidential information obtained pursuant to the Mergers or otherwise as a stockholder of the Company and the undersigned acknowledges that he, she or it will not, unless otherwise required by law, regulation or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company (or, after the First Effective Time, Parent) except such information that (a) was in the public domain prior to the time it was furnished to the undersigned, (b) is or becomes (through no willful improper action or inaction by the undersigned) generally available to the public, (c) was in the undersigned’s possession or known by the undersigned without restriction prior to receipt from the Company or Parent, as applicable, (d) was disclosed to the undersigned on a non confidential basis by a third party, provided that such source is not known to the undersigned to be bound by any contractual or other obligation of confidentiality to the Company with respect to any of such information or (e) was independently developed without any use of the Company’s or Parent’s confidential information. Notwithstanding the foregoing, the undersigned may disclose such proprietary or confidential information (1) if the undersigned (or its beneficial owner) is a limited partnership or limited liability company, to any former partners or members who retained an economic interest in the undersigned, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of the undersigned (or any employee or representative of any of the foregoing) (each of the foregoing Persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for the undersigned, in each case on a confidential basis and provided such Permitted Disclosee, legal counsel, accountant or representative is obligated to maintain the confidentiality of such information to the same extent as the undersigned, (2) to the extent required in tax returns or financial statements of the undersigned, (3) in connection with dispute resolution proceedings relating to the Merger Agreement and the transactions contemplated thereby to the courts involved in such proceedings and other persons (e.g., the Representative, attorneys, witnesses) involved in such proceedings, and (4) if required under applicable Law or in response to any request for information or documents made by a Governmental Authority of competent jurisdiction. Furthermore, without limiting any other agreement with the Company, Parent or any of their Affiliates to which the undersigned or any Permitted Disclosee may be a party, nothing contained herein shall prevent the undersigned or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or acquiring or engaging in investment or acquisition discussions with any other company (whether or not competitive with the Company), provided that the undersigned or Permitted Disclosee does not, except as permitted in accordance herewith, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities or (ii) making any disclosures required by law, rule, regulation or court or other governmental order. This paragraph shall survive the termination contemplated by this Agreement and continue for a period of two (2) years from the Closing; provided that the confidentiality obligations in this the paragraph shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms.

h)
Agreement Not to Transfer. The undersigned hereby agrees that he, she or it shall not, directly or indirectly, sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or transfer any Company

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Securities, other than in connection with the Merger Agreement, the transactions contemplated thereby, or any other transaction approved by both Parent and the Company (including, for the avoidance of doubt, transfers made in compliance with the undersigned’s Key Stockholder Voting Agreement, if any, by and between the undersigned and Parent).
i)
Miscellaneous. The undersigned hereby expressly acknowledges and agrees that Parent and its Affiliates (including the Surviving Corporation and the Surviving Company) are express third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers, releases and covenants are made to and for the benefit of each of Parent and its Affiliates (including the Surviving Corporation and the Surviving Company) severally and shall be enforceable by each of Parent and its Affiliates (including the Surviving Corporation and the Surviving Company), severally.

BY SIGNING THIS LETTER OF TRANSMITTAL THE UNDERSIGNED IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL, THE MERGER AGREEMENT, THE ESCROW AGREEMENT, THE REPRESENTATIVE ENGAGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Parent may, upon written notice to the undersigned, modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Merger Agreement be consummated as originally contemplated to the greatest extent possible.
j)
Reliance/Survival. The undersigned understands that the information contained in this Letter of Transmittal may be shared with the Exchange Agent, the Escrow Agent, Parent, Merger Sub I, Merger Sub II, the Representative, the Company, the Surviving Corporation and the Surviving Company, and each such Person may rely upon the representations, warranties, covenants and agreements contained herein as if each such Person was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such Person was a party hereto. Unless agreed in writing by Parent, all representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal requires the prior written consent of both the undersigned and Parent.

k)
Governing Law; Venue. This Letter of Transmittal shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of Delaware, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws. The undersigned irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or proceeding, of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent that the undersigned may effectively do so under applicable Law, the undersigned irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that the undersigned is not subject to the jurisdiction of any such court, any objection that the undersigned may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The undersigned hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to the address shown in the Letter of Transmittal.

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger Agreement, and the transactions contemplated thereby, including the Mergers, and the undersigned’s execution of this Letter of Transmittal and the transactions contemplated hereby, and expressly acknowledges that the undersigned: (a) availed
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himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired or as otherwise provided herein); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the undersigned’s best interest; and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.
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Schedule I
Designation Table
Date of Issuance	Security Type	Quantity of Security	Cash or Stock Election[1]

[1]
You may specify the Company Securities being exchanged for the Parent Common Stock portion of the Closing Consideration Fund payable to you pursuant to the Merger Agreement and the Company Securities being exchanged for the cash consideration portion of the Closing Consideration Fund payable to you pursuant to the Merger Agreement by listing such Company Securities separately and specifying whether such Company Securities are being exchanged for shares of Parent Common Stock or cash. If the consideration payable in respect of the Company Securities you have allocated to exchange for cash or stock is greater than the cash consideration or the stock consideration payable to you pursuant to the Merger Agreement, as applicable, you hereby agree that the consideration payable in respect of your Company Securities shall be automatically adjusted on a pro rata basis without any further action required by you so that the cash and stock consideration payable with respect to the Company Securities being exchanged equals the cash and stock consideration payable to you pursuant to the Merger Agreement. You should consult your own tax advisor regarding the consequences of making the designations described in this Schedule I. Neither the Company nor Parent makes any representations or warranties regarding the effectiveness of these designations or the tax consequences thereof.

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Annex C
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of September 15, 2022 (this “Agreement”), is made by and among Adobe Inc., a Delaware corporation (“Parent”) and, on a several and not a joint basis, each of the Persons set forth on Schedule 1 hereto under the caption “Key Holders” (each, a “Stockholder”).
W I T N E S S E T H
WHEREAS, on September 15, 2022, Parent, Saratoga Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub I”), Saratoga Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub II”), Figma, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub I will be merged with and into the Company, with the Company surviving the merger as a direct, wholly owned Subsidiary of Parent (the “First Merger”), and (ii) immediately following the First Merger, the Surviving Corporation will be merged with and into Merger Sub II, with Merger Sub II surviving the merger as a direct, wholly owned Subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth therein;
WHEREAS, as of the date hereof, each Stockholder is the record or Beneficial Owner of, and has the right to vote and act by written consent with respect to and dispose of, (a) certain shares of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”), of which certain shares have been designated as Class A Common Stock and certain shares have been designated as Class B Common Stock and/or (b) certain shares of preferred stock, par value $0.00001 per share, of the Company (“Company Preferred Stock” and, together with the Company Common Stock, “Company Capital Stock”), of which certain shares have been designated as Series Seed Preferred Stock, certain shares have been designated as Series A Preferred Stock, certain shares have been designated as Series B Preferred Stock, certain shares have been designated as Series C Preferred Stock, certain shares have been designated as Series D Preferred Stock and certain shares have been designated as Series E Preferred Stock (such shares referred to in clauses (a) and (b), together with (x) all other shares of Company Capital Stock with respect to which such Stockholder or any of its Affiliates acquires record or Beneficial Ownership after the date hereof, (y) all other securities issued to such Stockholder or such Affiliates in respect of such Company Capital Stock or into which shares of such Company Capital Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations or other transactions on or after the date hereof, and (z) all other securities issued by the Company that are entitled to vote or consent with respect to the adoption of the Merger Agreement held or acquired by such Stockholder or such Affiliates, being collectively referred to herein as the “Shares”);
WHEREAS, obtaining the Company Stockholder Approval is a condition to the consummation of the Mergers; and
WHEREAS, each Stockholder is willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, upon the terms and subject to the conditions set forth in the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions and Related Matters.
1.1 Definitions. This Agreement is the “Key Stockholder Voting Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:
“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the Preamble.
“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether or not any such rule, statute or regulation is applicable to such securities), (b) having the right to become the beneficial owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which beneficial ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which beneficial ownership is being determined that increases in value as the value of the securities for which beneficial ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which beneficial ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).
“Company” shall have the meaning set forth in the Recitals.
“Company Capital Stock” shall have the meaning set forth in the Recitals.
“Company Common Stock” shall have the meaning set forth in the Recitals.
“Company Investors’ Rights Agreement” shall mean that certain Amended and Restated Investors’ Rights Agreement, dated as of June 23, 2021, by and among the Company and the investors listed on Schedule A thereto.
“Company First Refusal Agreement” shall mean that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 23, 2021, by and among the Company and the stockholders listed on Schedule A and Schedule B thereto.
“Company Voting Agreement” shall mean that certain Amended and Restated Voting Agreement, dated as of June 23, 2021, by and among the Company and the stockholders listed on Schedule A and Schedule B thereto.
“Company Preferred Stock” shall have the meaning set forth in the Recitals.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether (a) through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, or (b) through the common investment management or advisory company with a Person, by contract or otherwise.
“Expiration Time” shall mean, with respect to any Stockholder, the earliest to occur of (a) the First Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment to the Merger Agreement without the prior written consent of such Stockholder if such amendment materially reduces the Per Share Closing Stock Consideration or the Per Share Closing Cash Consideration, or alters the form of consideration payable in the First Merger.
“First Merger” shall have the meaning set forth in the Recitals.
“Form S-4” shall have the meaning set forth in Section 2.
“Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Mergers” shall have the meaning set forth in the Recitals.
“Merger Agreement” shall have the meaning set forth in the Recitals.
“Merger Sub I” shall have the meaning set forth in the Recitals.
“Merger Sub II” shall have the meaning set forth in the Recitals.
“Parent” shall have the meaning set forth in the Preamble.
“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
“Proxy Holders” shall have the meaning set forth in Section 4.
“Released Claims” shall mean any claim, contention, demand, cause of action (at law or in equity) or Liabilities of any nature, character or description whatsoever, which is or which purports to be released or discharged by such Party or its Released Parties pursuant to Section 5 hereof.
“Second Merger” shall have the meaning set forth in the Recitals.
“Shares” shall have the meaning set forth in the Recitals.
“Stockholder” shall have the meaning set forth in the Preamble.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Terminated Agreement” shall have the meaning set forth in Section 8.5.
“Transfer” means, with respect to any Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or Lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control (directly or indirectly) of, any Person holding such Share, or otherwise.
1.2 Other Definitional Provisions. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement, except as otherwise expressly stated; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; and (h) the word “or” shall not be exclusive.

2. Agreement to Consent and Approve. Each Stockholder agrees that, from the date hereof until the Expiration Time, (a) it shall (i) promptly (and in any event within two (2) Business Days) after the Form S-4 is declared effective under the Securities Act by the SEC, execute and deliver (or cause to be executed and delivered) to the Company in accordance with the instructions provided in the Consent Solicitation Statement, with a copy to Parent, a written consent approving the adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers (though excluding the 280G vote as further described below), substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to act by written consent thereto and in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such written consent, and (ii) vote or cause to be voted (including by written consent) all of its Shares against (x) any Acquisition Proposal and (y) any other actions, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, in any material respect and (b) it shall not enter into any tender, voting or other agreement or arrangement with any Person, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any material respect restrict, limit or interfere with the performance by such Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers. Any attempt by a Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.
3. Agreement Not to Transfer or Encumber. Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares, other than (i) to an Affiliate or (ii) if Stockholder is a partnership, limited liability company or corporation, to its partners, members, or equity holders (it being understood and agreed that, in the event of any Transfer of Shares to an Affiliate of Stockholder that is a partnership, limited liability company or corporation, such Affiliate shall be permitted to Transfer such Shares to their respective partners, members, or equity holders) (provided that (x) no such Transfer shall in any material respect delay the adoption of the Merger Agreement as contemplated hereby and (y) prior to, and as a condition to, such Transfer, such Affiliate, partner, member or equity holder, as applicable, shall agree in a signed written agreement reasonably acceptable to Parent to be bound by and comply with all the provisions of this Agreement), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant a proxy or power of attorney with respect thereto (any such trust, agreement, arrangement, proxy or power of attorney, a “Voting Arrangement”) (other than (i) pursuant to this Agreement or (ii) if Stockholder is an individual, to any member of Stockholder’s immediate family, to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or for estate planning purposes (provided that (x) no such Voting Arrangement shall in any material respect delay the adoption of the Merger Agreement as contemplated hereby and (y) prior to, and as a condition to, such Voting Arrangement, such immediate family member, trustee or other Person or entity permitted by clause (ii) above shall agree in a signed written agreement reasonably acceptable to Parent to be bound by and comply with all the provisions of this Agreement)), or (c) enter into any Contract or binding commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above. Any Transfer or attempted Transfer of any Shares or other action in violation of this Section 3 shall be null and void ab initio.
4. Proxy. Without limiting the obligations of each Stockholder under this Agreement, each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote (including by written consent) the Shares in accordance with this Agreement, in each case solely in the event such Stockholder fails to execute and deliver a written consent approving the adoption of the Merger Agreement, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to consent thereto, in accordance with Section 2. Parent agrees not to, and shall cause the other Proxy Holders not to, exercise the proxy granted herein for any purpose other than with respect to the matters set forth in this Section 4. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder (a) shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and (b) hereby revokes any revocable proxy previously granted by such Stockholder with respect to the Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 4 shall terminate and be of no further force and effect upon the Expiration Time. The foregoing provisions of this paragraph shall not apply to approvals required by the terms of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) regarding any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (a “280G Vote”). With respect to a 280G Vote, Stockholder shall have the right to (a) instruct the Proxy Holders in writing as to the manner in which the Shares shall be voted or (b) vote the Shares in person or by action by written consent, as applicable. In the event that Stockholder does not so instruct the Proxy Holders, the Proxy Holders shall abstain from voting Stockholder’s Shares in respect of the applicable 280G Vote, and Stockholder shall have the right to vote his, her or its Shares in person or by action by written consent, as applicable, for the applicable 280G Vote.
5. Release.
5.1 Each Stockholder, contingent and effective upon the First Effective Time, as a condition to receiving the applicable portion of the Closing Consideration Fund payable in respect of the Shares, and on behalf of himself, herself or itself, and on behalf of his, her or its (to the extent applicable) heirs, beneficiaries, executors, trusts, spouse, estate, directors, officers, employees, managers, principals, advisors, stockholders, investors, members, Subsidiaries, administrators, successors, partners, predecessors, assigns and Affiliates (as applicable) (each, a “Releasing Party”) (for clarity, excluding any portfolio company of such Stockholder, if such Stockholder is a venture capital, private equity or angel investor), fully, irrevocably and unconditionally waives, releases and discharges forever (the “Release”) each of Parent, Merger Sub I, Merger Sub II, the Company, the Representative and the Surviving Corporation and each of their respective past and present Subsidiaries, Affiliates, predecessors, officers, directors, stockholders, members, managers, partners, employees, representatives, agents, heirs, estates, successors, assigns and agents (collectively, “Released Parties”) from any and all past, present and future disputes, rights, claims, counter-claims, controversies, demands, liabilities, promises, agreements, contracts, liabilities, debts, encumbrances, costs (including attorneys’ fees and costs incurred), expenses, judgments, damages, losses, Actions, causes of action or obligations of every kind and nature, whether direct or indirect, known or unknown, fixed or contingent, accrued or not accrued, liquidated or unliquidated or due or to become due, whether arising or pleaded in law, in equity or otherwise, whether based on fraud, statute, tort, contract or any other basis (collectively, “Claims”), arising out of or relating to, directly or indirectly, such Releasing Party’s capacity as a stockholder of the Company and/or such Releasing Party’s direct or indirect ownership interest in the Company (the “Released Claims”), including (a) such Stockholder’s ownership or purported ownership of the Shares to be surrendered in connection with the Mergers (including any right or purported right to receive any additional securities of the Company) and (b) subject to Section 5.2, the transactions contemplated by the Merger Agreement, including any and all claims that a Releasing Party may have against any of the Released Parties with respect to any Terminated Agreement (as defined below) or other contract, agreement or other arrangement (whether written or verbal) related to the Releasing Party’s capacity as a stockholder of the Company and/or the Releasing Party’s direct or indirect ownership interest in the Company (or right or purported right to receive any securities of the Company), breach or alleged breach of fiduciary duty or otherwise.
5.2 Notwithstanding the foregoing, the Release shall not operate to release, impair or diminish, and the term “Released Claims” shall not include in any respect, any Claims (a) arising from rights of any Releasing Party under (x) the Merger Agreement, the Escrow Agreement or any ancillary agreement to the Merger Agreement (including any Offer Letter or any Noncompetition and Non-Solicitation Agreement) to which the Releasing Party is a party, (y) any indemnification, exculpation or advancement of expenses under the provisions of the Company’s Organizational Documents or any indemnification agreements with the Releasing Party with respect to any act, omission, event or transaction occurring prior to the First Effective Time, in each case relating to any Releasing Party’s service as a director or officer of the Company (or service as a director or officer of another person at the request of the Company) prior to the First Effective Time or (z) if such Releasing Party is a current or former officer, employee or service provider of the Company, any claims with respect to salaries, wages, compensation, severance, reimbursable expenses or other health, welfare, retirement or similar benefits that, as of immediately prior to the First Effective Time or thereafter, are due, owing, vesting and outstanding or payable or otherwise required to be made available to such Releasing Party in respect of services provided by such Releasing Party to the Company prior to the First Effective Time, or (b) which cannot be waived as a matter of law (each Claim set forth in the foregoing clauses (a) and (b), an “Excluded Claim”).
5.3 It is the intention of the Releasing Parties that the Release shall be effective as a full and final accord, satisfaction and release of all of the Released Claims (other than Excluded Claims). In furtherance of this intention, each Releasing Party hereby expressly acknowledges and agrees that the Release shall extend to any and all Released Claims (other than Excluded Claims), whether known or unknown, foreseeable or unforeseeable, disclosed or undisclosed, and expressly waives and relinquishes any right any Releasing Party may have under any statue or rule which may prohibit the release of future rights or a release with respect to unknown claims.
5.4 Each Stockholder hereby waives the benefits of, and any rights that such Stockholder may have under, any statute or common law principle of similar effect in any jurisdiction with respect to the release set forth in this Section 5. Each Stockholder understands and expressly acknowledges (for itself and each of the Releasing Parties) that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the Released Claims (other than Excluded Claims) released herein, and agrees that (a) it is the intention of such Stockholder to fully, finally and forever waive, settle, release and relinquish all Released Claims (other than Excluded Claims), and (b) the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.
5.5 Each Stockholder (for itself and each of the Releasing Parties), contingent and effective upon the First Effective Time, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim, suit, action or proceeding of any kind against any Released Party based upon any Released Claim (other than Excluded Claims). If any Stockholder (or any of the Releasing Parties) brings any claim, suit, action or proceeding against any Released Party with respect to any Released Claim, then such Stockholder shall indemnify such Released Party in the amount or value of any judgment or settlement (monetary or other) and any related costs or expenses (including without limitation reasonable legal fees) entered against, paid or incurred by the Releasing Party.
5.6 Each Stockholder expressly (a) acknowledges and agrees that such Stockholder has been fully advised by such Stockholder’s attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) expressly waives the benefits thereof and any rights that such Stockholder may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
5.7 Each Stockholder expressly acknowledges and agrees that he, she or it has read the Release and understands its terms and has been given an opportunity to ask questions of Parent’s or the Company’s representatives. Each Stockholder further represents that in entering into this Agreement, he, she or it does not rely, and has not relied, on any representation or statement not set forth in the Release made by any representative of Parent or the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.
5.8 Each Stockholder understands that each of Parent, Merger Sub I, Merger Sub II, the Representative and the Company has relied on each of the agreements set forth in this Agreement in determining to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Mergers, and such Stockholder expressly acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby, including the Mergers, and the delivery of the applicable portion of the Closing Consideration Fund to which such

Stockholder is entitled pursuant to and subject to the terms of the Merger Agreement constitutes good and valid consideration for the agreements contained herein and that this Agreement shall be fully binding on and enforceable against such Stockholder by each of Parent, Merger Sub I, Merger Sub II, the Surviving Corporation, the Company and the Representative. The Released Parties are intended third-party beneficiaries of the Release and the Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.
5.9 For the avoidance of doubt, the Release contained in this Section 5 is conditioned upon the occurrence of the First Effective Time, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms.
6. Further Assurances. If, at any time after the date hereof and prior to the Expiration Time, any further action is determined by Parent or the Company to be necessary or desirable on the part of a Stockholder in connection with the adoption of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, under the Company’s Organizational Documents or otherwise, such Stockholder shall reasonably cooperate with Parent and/or the Company in taking such action, including executing and delivering such consents, approvals or other instruments as may be reasonably requested by Parent and/or the Company.
7. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:
7.1 Parent is duly organized, existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization.
7.2 Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder have been duly authorized by all necessary action of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by such Stockholder, constitutes the legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions.
7.3 The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the Organizational Documents of Parent, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Parent, or (c) a conflict with, breach or violation of any Law applicable to Parent or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement on a timely basis.
7.4 As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent, Merger Sub I or Merger Sub II to perform their respective obligations under this Agreement on a timely basis.
8. Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as follows:
8.1 If such Stockholder is not a natural person, such Stockholder is duly organized, existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization.
8.2 Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution and delivery of this Agreement by such Stockholder and the performance of such Stockholder’s obligations hereunder have been duly authorized by all necessary action of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions.
8.3 The execution and delivery of this Agreement by such Stockholder and the performance of such Stockholder’s obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the Organizational Documents of such Stockholder, if applicable, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of such Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon such Stockholder, or (c) a conflict with, breach or violation of any Law applicable to such Stockholder or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.
8.4 As of the date hereof, (a) such Stockholder (x) Beneficially Owns all of the Shares set forth opposite such Stockholder’s name in the table set forth on Schedule 1 attached hereto free and clear of any and all Liens, other than those created by this Agreement and applicable securities laws, and (y) subject to Section 8.5, has sole voting power over and right to consent with respect to all of such Shares, and (b) neither such Stockholder nor any of its Affiliates Beneficially Owns any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such Shares set forth opposite such Stockholder’s or any of its Affiliates’ names in the table set forth on Schedule 1 attached hereto or, in the case of clause (b), any preemptive rights and right of first refusal granted to such Stockholder pursuant to Section 2.6 of the Company Investors’ Rights Agreement and Section 2.1 of the Company First Refusal Agreement.
8.5 Except as contemplated by this Agreement and the Company Voting Agreement, and other than as set forth in Section 3.6(b) of the Company Disclosure Schedules, such Stockholder has not entered into any tender, voting or other agreement or arrangement with respect to any Shares or entered into any other contract relating to the voting of any Shares. Other than as set forth in Section 3.6(b) of the Company Disclosure Schedules, any and all proxies in respect of the Shares are revocable, and with respect to the subject matter of this Agreement, such proxies either have been revoked prior to the date hereof or are hereby revoked.
8.6 As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.
9. Additional Covenants of each Stockholder. Each Stockholder hereby further covenants and agrees as follows:
9.1 From the date hereof until the Expiration Time, such Stockholder shall not, and shall cause such Stockholder’s controlled Affiliates and such Stockholder’s and their respective officers, directors, employees, representatives and agents not to, directly or indirectly, solicit, knowingly encourage or knowingly facilitate inquiries or proposals for, or enter into any agreement with respect to, or initiate, continue or conduct any negotiations or discussions with any Person concerning, an Acquisition Proposal, or furnish any confidential information to any Person contacting them or making an inquiry with respect to a potential Acquisition Proposal.
9.2 Such Stockholder agrees, from the date hereof until the Expiration Time, to promptly (and in any event within two (2) Business Days) notify Parent of any new shares of Company Capital Stock,

any other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, if any, acquired by such Stockholder or any of its Affiliates after the date hereof, including the number and other terms in respect thereof.
9.3 Such Stockholder hereby (a) authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement that Parent and the Company reasonably determines to be necessary or advisable, including the Consent Solicitation Statement and the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement; provided that to the extent practicable such Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such announcement or disclosure, and (b) agrees that such Stockholder shall promptly (x) furnish to Parent and the Company any information that Parent or the Company may reasonably request for the preparation of any such announcement or disclosure and (y) notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
9.4 Such Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the transactions contemplated by the Merger Agreement, including the Mergers, that such Stockholder may have by virtue of, or with respect to, any Shares owned by such Stockholder (including all rights under Section 262 of the General Corporation Law of the State of Delaware or otherwise).
9.5 Such Stockholder agrees, and agrees to cause its Affiliates, promptly following the date hereof and in any event prior to the First Effective Time, to take (or cause to be taken) all actions necessary to terminate all Affiliate Agreements to which such Stockholder or such Affiliate is a party (including, but not limited to, any management rights letters, VCOC letters, investors’ rights agreements, voting agreements or other similar agreements with the Company or its Subsidiaries, including the Company Investors’ Rights Agreement, the Company First Refusal Agreement and the Company Voting Agreement, but excluding any indemnification agreement set forth on Section 5.10(b) of the Company Disclosure Schedules or any Contract set forth on Section 5.13 of the Company Disclosure Schedules) (collectively, the “Terminated Agreements”) at or prior to the First Effective Time in a manner such that neither the Company nor any of its Affiliates (including, from and after the First Effective Time, Parent and its Subsidiaries) has any liability or obligation at or following the First Effective Time pursuant thereto; provided that, to the extent that such Stockholder is a party to any such Terminated Agreements, notwithstanding the termination of the such Terminated Agreements, such Stockholder hereby acknowledges and agrees that any undertakings by such Stockholder therein to keep confidential, or not to disclose or use, confidential information shall survive the termination contemplated by this Agreement.
9.6 Such Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to waive, if applicable to such Stockholder, (i) any rights under any agreement providing for redemption rights, put rights, purchase rights, preemptive rights, rights of first refusal, rights of first offer, rights to notice or other similar rights, in each case that would be triggered by virtue of consummation of the transactions contemplated by the Merger Agreement, including the Mergers, and (ii) subject to the occurrence of, and effective immediately prior to, the First Effective Time, any information rights, rights to consult with and advise management, inspection rights, Company Board observer rights or rights to receive information delivered to the Company Board.
9.7 Such Stockholder agrees to use the same degree of care as such Stockholder uses to protect its own confidential information for any proprietary or confidential information obtained pursuant to the Mergers or otherwise as a stockholder of the Company and such Stockholder acknowledges that he, she or it will not, unless otherwise required by law, regulation or the rules of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the

Company (or, after the First Effective Time, Parent) except such information that (a) was in the public domain prior to the time it was furnished to such Stockholder, (b) is or becomes (through no willful improper action or inaction by such Stockholder) generally available to the public, (c) was in such Stockholder’s possession or known by such Stockholder without restriction prior to receipt from the Company or Parent, as applicable, (d) was disclosed to such Stockholder on a non-confidential basis by a third party, provided that such source is not known to the Stockholder to be bound by any contractual or other obligation of confidentiality to the Company with respect to any of such information or (e) was independently developed without any use of the Company’s or Parent’s confidential information. Notwithstanding the foregoing, such Stockholder may disclose such proprietary or confidential information (1) if the Beneficial Owner of the Shares is a limited partnership or limited liability company, to any former partners or members who retained an economic interest in such Stockholder, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Stockholder (or any employee or representative of any of the foregoing) (each of the foregoing Persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Stockholder, in each case on a confidential basis and provided such Permitted Disclosee, legal counsel, accountant or representative is obligated to maintain the confidentiality of such information to the same extent as such Stockholder, (2) to the extent required in tax returns or financial statements of such Stockholder, (3) in connection with dispute resolution proceedings relating to the Merger Agreement and the transactions contemplated thereby to the courts involved in such proceedings and other persons (e.g., the Representative, attorneys, witnesses) involved in such proceedings, and (4) if required under applicable Law or in response to any request for information or documents made by a Governmental Authority of competent jurisdiction. Furthermore, without limiting any other agreement with the Company, Parent or any of their Affiliates to which such Stockholder or any Permitted Disclosee may be a party, nothing contained herein shall prevent such Stockholder or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or acquiring or engaging in investment or acquisition discussions with any other company (whether or not competitive with the Company), provided that such Stockholder or Permitted Disclosee does not, except as permitted in accordance herewith, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities or (ii) making any disclosures required by law, rule, regulation or court or other governmental order. This Section 9.7 shall survive the termination contemplated by this Agreement and continue for a period of two (2) years from the Closing; provided that the confidentiality obligations in this Section 9.7 shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms.
9.8. Such Stockholder, contingent and effective upon the First Effective Time, hereby irrevocably agrees to indemnify Parent, the Surviving Corporation, the Surviving Company, their Affiliates and each of their respective officers, directors, employees, agents and other representatives in accordance with the indemnification provisions (including the limitations) set forth in Article VI and Article IX of the Merger Agreement and hereby irrevocably agrees to be bound by the terms and conditions of Article VI and Article IX thereof as they pertain to the Company’s stockholders in all respects, and without limiting the foregoing further agrees that Sections 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 6.1, 6.5(d), 6.5(f), 6.5(g), 6.6, 6.7, 6.8, 6.9, Article IX (Survival of Representations; Indemnification), Article X (Representative of the Stockholders of the Company) and Article XI (Miscellaneous) of the Merger Agreement shall be binding upon such Stockholder, solely in his, her or its capacity as a holder of Company Securities, including in respect of any claims or liabilities that arise under this Agreement, the Stockholder Written Consent or any Transmittal Document as fully as though he, she or it were a signatory thereto, notwithstanding the fact that such Stockholder is not a direct signatory to the Merger Agreement (it being understood that the survival of representations and covenants provisions in Sections 6.7 and 9.1 of the Merger Agreement and the limitations on indemnification by the Company’s stockholders contained in Section 9.3(c) of the Merger Agreement shall apply to such Stockholder solely in his, her or its capacity as a holder of Company Securities and in respect of any claims or liabilities that arise under this Agreement, the Stockholder Written Consent or any Transmittal Document, as fully as though he, she or it were a signatory thereto, notwithstanding the fact that such Stockholder is not a direct signatory to the Merger Agreement), provided that the foregoing shall be subject to Section 11.6 of the Merger Agreement and the undersigned shall not acquire any additional rights under the Merger Agreement as a result of this Agreement. The indemnification obligations in this Section 9.8 shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms.
10. Termination. Other than Sections 5, 9.7 and 9.8, this Section 10 and Section 14, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any willful breach of this Agreement that occurred prior to such termination. For purposes of this Agreement, “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching Party knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.
11. Duties. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a Beneficial Owner of the Shares and nothing in this Agreement shall apply to any Person with respect to actions taken solely in such Person’s capacity as a director or officer of the Company.
12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each Stockholder, as applicable, and Parent shall not have the authority to direct such Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.
13. No Obligation to Exercise. No provision of this Agreement shall require any Stockholder to exercise any option, warrant, convertible security or other security or contract right convertible into shares of Company Capital Stock; provided, for the avoidance of doubt, that upon any such exercise, the shares of Company Capital Stock acquired by any Stockholder pursuant thereto shall be Shares for all purposes hereunder.
14. Miscellaneous.
14.1 Specific Performance. The parties agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages or posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
14.2 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that Parent may assign its rights (but not its obligations) under this Agreement to any Affiliate. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as expressly set forth herein, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors and permitted assigns, any legal or equitable right, remedy or claim hereunder.
14.3 Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by all parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
14.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day sent if delivered prior to 5:00 p.m., Pacific time (or the following day if delivered after such time), if delivered personally, or sent by electronic mail (provided no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, fees prepaid, or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(i)	if to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule 1 attached hereto with a copy (which shall not constitute notice) to:

Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, CA 94041
Attention:	Michael Esquivel Kris Withrow Stephen M. Fisher
Email:	MEsquivel@fenwick.com KWithrow@fenwick.com SFisher@fenwick.com

(ii)	if to Parent, to:

Adobe Inc. 345 Park Avenue San Jose, CA 95110
Attention:	Allison Blais
Email:	blais@adobe.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Edward D. Herlihy, Esq. Jacob A. Kling, Esq.
Email:	EDHerlihy@wlrk.com JAKling@wlrk.com
or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.
14.5 Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of Delaware, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.
14.6 Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or proceeding, of the United States District Court for the District of

Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent that they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 13.4, such service to become effective ten (10) days after such mailing.
14.7 WAIVER OF JURY TRIAL. EACH SIGNATORY TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE SIGNATORIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
14.8 Interpretation. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
14.9 Entire Agreement; No Other Representations. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.
14.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
14.11 Expenses. Regardless of whether the transactions provided for in this Agreement or the Merger Agreement are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission (including Adobe Sign), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.
14.13 No Recourse. Parent hereby agrees that no Stockholder, in his, her or its capacity as a Stockholder, will be liable for any damages, losses, liabilities, obligations, Taxes, interest or expenses, whether or not related to a Third Party Claim or otherwise (including reasonable and documented outside attorneys’ fees and expenses and reasonable fees and expenses of other outside professionals and experts and the out-of-pocket cost of pursuing any insurance providers) resulting from or related to the Merger Agreement or the Mergers, including the Company’s breach of the Merger Agreement, other than (i) in respect of such Stockholder’s Fraud with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement to which such Stockholder is a party, (ii) any liability for such matters solely to the extent arising under, and in accordance with the terms of, this Agreement, the Stockholder Written Consent or any Transmittal Document, or (iii) as expressly set forth in the Merger Agreement.
14.14 Several Liability. Notwithstanding any other provision of this Agreement, in no event will any Stockholder be liable for any other Stockholder’s breach of such other Stockholder’s representations, warranties, covenants, or agreements contained in this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.
ADOBE INC.

By:	/s/ Dan Durn
Name: Dan Durn
Title: Chief Financial Officer and Executive Vice President
DYLAN FIELD

/s/ Dylan Field
FIELD 2021 DESCENDANTS TRUST

By:	BRYN MAWR TRUST COMPANY OF DELAWARE, Trustee

By:	/s/ Ronald Templeton Jr.
Name: Ronald Templeton Jr.
Title: Authorized Signatory
LLL INVESTMENTS LLC

By:	/s/ Michael Anders
Name: Michael Anders
Title: Manager
GREYLOCK XIV-A LIMITED PARTNERSHIP

By:	Greylock XIV GP LLC, its General Partner or Manager

By:	/s/ Don Sullivan
Name: Don Sullivan
Title: Senior Managing Member
GREYLOCK XIV LIMITED PARTNERSHIP

By:	Greylock XIV GP LLC, its General Partner or Manager

By:	/s/ Don Sullivan
Name: Don Sullivan
Title: Senior Managing Member

GREYLOCK XIV PRINCIPALS LLC

By:	Greylock XIV GP LLC, its General Partner or Manager

By:	/s/ Don Sullivan
Name: Don Sullivan
Title: Senior Managing Member
INDEX VENTURES GROWTH IV(JERSEY), L.P.

By:	its Managing General Partner:Index Venture Growth Associates IV Limited

By:	/s/ Alex Clark Hutchison
Name: Alex Clark Hutchison
Title: Alternate Director
INDEX VENTURES GROWTH V(JERSEY), L.P.

By:	its Managing General Partner:Index Venture Growth Associates V Limited

By:	/s/ Alex Clark Hutchison
Name: Alex Clark Hutchison
Title: Alternate Director
INDEX VENTURES VI (JERSEY), L.P.

By:	its Managing General Partner:Index Venture Associates VI Limited

By:	/s/ Alex Clark Hutchison
Name: Alex Clark Hutchison
Title: Alternate Director
INDEX VENTURES VI PARALLEL ENTREPRENEUR FUND (JERSEY), L.P.

By: its Managing General Partner:Index Venture Associates VI Limited

By:	/s/ Alex Clark Hutchison
Name: Alex Clark Hutchison
Title: Alternate Director

YUCCA (JERSEY) SLP

By:	EFG Fund Administration Limited as Authorised Signatory of Yucca (Jersey) SLP in its capacity as administrator of the Index Ventures Growth IV Co-Investment Scheme

By:	/s/ Alex Clark Hutchison
Name: Alex Clark Hutchison
Title: Authorised Signatory – EFG Fund Administration Limited
YUCCA (JERSEY) SLP

By:	EFG Fund Administration Limited as Authorised Signatory of Yucca (Jersey) SLP in its capacity as administrator of the Index Ventures Growth V Co-Investment Scheme

By:	/s/ Alex Clark Hutchison
Name: Alex Clark Hutchison
Title: Authorised Signatory – EFG Fund Administration Limited
YUCCA (JERSEY) SLP

By:	Intertrust Employee Benefit Services Limited as Authorised Signatory of Yucca(Jersey) SLP in its capacity as administrator of the Index Co-Investment Scheme

By:	/s/ Luke Albert and Christopher Gottard
Name: Luke Albert and Christopher Gottard
Title: Authorised Signatory – Intertrust Employee Benefit Services Limited
KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Susan Biglieri
Name: Susan Biglieri
Title: Chief Financial Officer

Annex D
DGCL – Section 262
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity, and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex E
CCC – Chapter 13
§ 1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.
(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:
(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).
(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
§ 1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300,subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.
§ 1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
§ 1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
§ 1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
§ 1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
§ 1306.
o the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
§ 1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
§ 1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
§ 1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.
(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
§ 1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
§ 1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
§ 1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Item 20.	Indemnification of Directors and Officers
As permitted by Section 102(b)(7) of the DGCL, the Adobe certificate includes a provision that eliminates the personal liability of each of Adobe’s directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to Adobe or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the DGCL authorizing the further limitation or elimination of the liability of directors.
In addition, as permitted by Section 145 of the DGCL, the Adobe bylaws provide that:
(i)
Adobe is required to indemnify its directors and executive officers to the fullest extent permitted by Delaware law, provided however that Adobe may modify the extent of such indemnification in individual contracts with its directors and executive officers and provided further that Adobe shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by that person unless certain requirements are met;

(ii)
Adobe is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding once Adobe has received an undertaking by or on behalf of such director or executive officer to repay these expenses if it is ultimately determined that such director or executive officer was not entitled to be indemnified by Adobe; Adobe is not required to advance expenses to a director or executive officer if a majority of a quorum of the Adobe board or a quorum of disinterested directors votes, upon obtaining written opinion of independent legal counsel, that the facts clearly and convincingly demonstrate that such person acted in bad faith or in a manner that such person did not believe to be in Adobe’s best interests;

(iii)	Adobe has the power to indemnify its other officers, employees and other agents as set forth in Delaware law;
(iv)
the rights conferred in the Adobe bylaws are not exclusive and Adobe is authorized to enter into indemnification agreements with its directors, officers and employees to the fullest extent not prohibited by Delaware law;

(v)	Adobe may maintain director and officer liability insurance upon approval by the Adobe board; and
(vi)	Adobe may not retroactively amend the indemnification provisions in the Adobe bylaws, including in any way that would adversely affect its directors and officers.
Adobe has entered into indemnification agreements with its directors and a number of its officers containing provisions which provide for the full or partial indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law. The agreements also permit Adobe to assume the defense of these directors and officers, and require Adobe to advance expenses to them as permitted in the Adobe bylaws. In addition, unless otherwise approved by the Adobe board prior to a change of control of Adobe, Adobe is required to maintain directors’ and officers’ insurance under these agreements.
The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Adobe certificate and the Adobe bylaws.
Item 21.	Exhibits and Financial Statements
(a)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this consent solicitation statement/prospectus.

(b)	Exhibit Index
Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger, dated as of September 15, 2022, by and among Adobe Inc., Saratoga Merger Sub I, Inc., Saratoga Merger Sub II, LLC and Figma, Inc. (attached as Annex A to the consent solicitation statement/prospectus that forms a part of this registration statement).*

3.1	Restated Certificate of Incorporation of Adobe Inc. (incorporated by reference to Exhibit 3.3 to Adobe Inc.’s Current Report on Form 8-K filed on April 26, 2011).
3.2	Certificate of Amendment to Restated Certificate of Incorporation of Adobe Inc. (incorporated by reference to Exhibit 3.1 to Adobe Inc.’s Current Report on Form 8-K filed on October 19, 2018).
3.3	Amended and Restated Bylaws of Adobe Inc. (incorporated by reference to Exhibit 3.1 to Adobe Inc.’s Current Report on Form 8-K filed on January 18, 2022).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Adobe common stock being registered.†
10.1
Voting and Support Agreement, dated as of September 15, 2022, by and among Adobe Inc. and the stockholders of Figma, Inc. party thereto (attached as Annex C to the consent solicitation statement/prospectus that forms a part of this registration statement).*

23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included as part of the opinion filed as Exhibit 5.1 to this registration statement).†
24.1	Power of Attorney (included on the signature page to this registration statement).
99.1	Form of Written Consent for holders of Figma capital stock.
99.2	Form of Letter of Transmittal (attached as Annex B to the consent solicitation statement/prospectus that forms a part of this registration statement).
107	Filing Fee Table.
*
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Adobe agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

†	To be filed by amendment.
Item 22.	Undertakings
(a)	The undersigned registrant hereby undertakes as follows:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933, as amended, or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11)
Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 14, 2022.
Adobe Inc.

By:	/s/ Shantanu Narayen
Name:	Shantanu Narayen
Title:	Chairman of the Board of Directors and Chief Executive Officer

By:	/s/ Daniel Durn
Name:	Daniel Durn
Title:	Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Shantanu Narayen and Daniel Durn, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 14, 2022.
Signature	Title

/s/ Shantanu Narayen	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Shantanu Narayen

/s/ Daniel Durn	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Daniel Durn

/s/ Mark Garfield	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
Mark Garfield

/s/ Frank Calderoni	Director
Frank Calderoni

/s/ Amy Banse	Director
Amy Banse

/s/ Brett Biggs	Director
Brett Biggs

/s/ Melanie Boulden	Director
Melanie Boulden

Signature	Title

/s/ Laura Desmond	Director
Laura Desmond

/s/ Spencer Neumann	Director
Spencer Neumann

/s/ Kathleen Oberg	Director
Kathleen Oberg

/s/ Dheeraj Pandey	Director
Dheeraj Pandey

/s/ David Ricks	Director
David Ricks

/s/ Dan Rosensweig	Director
Dan Rosensweig

/s/ John Warnock	Director
John Warnock